As filed with the Securities and Exchange Commission on April 30, 2014

Registration No. 333-195140

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIQUID HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-3252142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 Third Avenue
38th Floor
New York, NY 10022
(212) 293-1836

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Brian Storms
Chief Executive Officer
Liquid Holdings Group, Inc.
800 Third Avenue
38th Floor
New York, NY 10022
(212) 293-1836

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Glenn R. Pollner Edwin M. O’Connor Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000 Fax: (212) 351-4035	Jose Ibietatorremendia General Counsel Liquid Holdings Group, Inc. 800 Third Avenue 38th Floor New York, NY 10022 Tel: (212) 293-1836 Fax: (212) 293-2472	Edward F. Petrosky James O’Connor Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Tel: (212) 839-5300 Fax: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	11,500,000	$3.97	$45,655,000	$5,880.37

(1)	Includes 1,500,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Registrant’s common stock as reported by The NASDAQ Global Market on April 23, 2014.
(3)	A filing fee of $5,152.00 was previously paid in connection with the initial filing of this Registration Statement on April 9, 2014. The aggregate filing fee of $5,880.37 is being offset by the $5,152.00 previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 30, 2014

10,000,000 Shares

Liquid Holdings Group, Inc.

Common Stock

We are offering 10,000,000 shares of our common stock.

Our common stock is listed on The NASDAQ Global Market under the symbol “LIQD.” On April 29, 2014, the closing price of our common stock on The NASDAQ Global Market was $4.26 per share.

Jay Bernstein, one of our directors, Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly the Vice Chairman of the Board and Head of Corporate Strategy, and Douglas Von Allmen, a beneficial owner of more than 10% of our common stock, have indicated an interest in purchasing an aggregate of up to $15 million of our shares of common stock in this offering at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, these stockholders may elect to purchase a different amount of shares or not to purchase any shares in this offering.

After the completion of this offering, our principal stockholders, executive officers and directors will hold 51% of the voting power of all outstanding shares of our common stock, or approximately 61% if Messrs. Bernstein, Ferdinand or Von Allmen purchase an aggregate of $15 million of our shares of common stock in this offering at an assumed public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and are eligible for certain reduced public company reporting requirements.

Investing in our common stock involves significant risks. You should carefully read and consider the risk factors described in this prospectus before making a decision to purchase our common stock. See “Risk Factors” beginning on page 13 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

In addition, we have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to 1,500,000 additional shares of our common stock at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock only in book-entry form through the facilities of The Depository Trust Company on or about            , 2014, subject to customary closing conditions.

JMP Securities
Craig-Hallum Capital Group	Sandler O’Neill + Partners, L.P.

Prospectus dated           , 2014

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize be delivered to you. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition, liquidity and results of operations may have changed since the date of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment decision, including the information presented under the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus.

Unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” “our,” “Liquid Holdings Group,” “LHG,” and “Company” refer to Liquid Holdings Group, Inc., including its subsidiaries and predecessor and acquired entities.

Our Company

Overview

Liquid Holdings Group, Inc. provides a next-generation proprietary cloud-based trading and portfolio management solution that seamlessly integrates order and execution management with real-time risk management, reporting, shadow accounting and managed services in a single platform for the financial services community. Our current and prospective customers include small to mid-sized hedge funds, asset managers, wealth management offices, family offices and financial institutions.

We deliver our technology efficiently, quickly and securely as a Software-as-a-Service, or “SaaS”, solution that provides our customers with a customizable and rapidly deployable platform. We believe that our platform’s comprehensive and integrated real-time approach provides a distinctive offering to our customers that creates efficiencies for our customers by reducing both the number of service provider relationships the customer needs to manage and maintain and the level of IT personnel necessary to support and integrate those multiple applications.

Liquid Holdings Group was founded to develop and provide a seamless securities trading and portfolio technology solution to meet a demonstrated need in the financial services community for real-time global market access, risk management and portfolio accounting and reporting services. During the financial crisis, with high rates of asset management redemptions and the unpredictable nature of financing markets, it was clear to the founders of our company that superior technology was needed to enable more informed decision making, manage risk better and provide broad access to liquidity in real-time. In addition, as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, many financial institutions have exited or plan to exit proprietary trading, which has caused many traders to leave institutions to establish small to mid-sized funds. All of these funds require a cost effective technological solution to meet their trade execution, risk management and shadow accounting and reporting needs.

The acquisition of a controlling equity interest in Green Mountain Analytics, LLC (or “GMA”, now known as Liquid Technology Services, LLC) by Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly the Vice Chairman of the Company’s Board of Directors and Head of Corporate Strategy, and Robert Keller, another one of our founders and a former member of our Board of Directors, provided the key element of our development as a technology company by establishing our trading technology and developing our shadow accounting, reporting and administration technologies. The acquisition of our risk management technology and its integration with our trading, shadow accounting, reporting and administration technologies gave us a comprehensive platform for our target market. Our cloud-based software platform utilizes a core technology framework shared among all of its components, which allows us to deliver an integrated, scalable and customizable subscription-based solution to participants in the financial services community.

We have been able to attract a seasoned executive management team and a Board of Directors with extensive industry experience. With our technology architecture and ability to scale to serve larger financial institutions, we believe Liquid Holdings Group has created the technology standard for trading, global risk management, and account management in terms of features, security, reliability, and cost for participants in the financial services community.

Our platform offers the following features and capabilities:

•	A Single, Real-Time Consolidated Portfolio View. We offer a single trade, order and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and foreign exchange markets (“FX”). Our customers can aggregate positions, exposures and risk metrics across all of their portfolios and asset classes on a single screen in real-time. With our platform there is no need to purchase or integrate several external programs to consolidate risk management, shadow accounting and reporting functions across asset classes;
•	Real-Time Portfolio Risk Management and Scenario Analysis. Our platform’s architecture enables our customers to perform highly complex computations of risk and project probabilistic scenarios using data feeds in real-time. This allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. It also enables users to calculate theoretical values instantly for over a dozen historic market events and crashes to simulate portfolio performance in times of market volatility. Our platform automatically routes trade data to our risk management system for real-time analysis. We believe most of our competitors offer this type of analysis only on an end-of-day or as-requested basis;
•	Real-Time Shadow Accounting and Reporting Management, Fee Management, and Transaction Cost Analysis. Our shadow accounting and reporting database was designed to reconcile a vast number of trades and their associated fees and transaction costs, giving traders and managers a clear and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, and brokerage and accounting adjustments in real-time. Our flexible and scalable architecture allows traders, operations personnel and senior management to view customized reports on an individual, group or enterprise wide basis;
•	Broker, Execution and Clearing Firm Agnostic. We provide our customers with the independence to select their preferred broker execution venues and clearing relationships. Our technology is able to connect our customers seamlessly to multiple prime brokers and over 100 liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs. We do not monetize, sell or take the opposing side of our customers’ order flow, nor do we act as a market maker. Our technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how the trade is sent to the market and which broker executes and clears the trade. We have established connectivity with some of the most recognized prime brokers and banking platforms in the world, offering our customers the ability to access these relationships for capital introduction and execution services globally; and
•	Managed Services. We provide managed services support for all customers which includes comprehensive trade reconciliation, corporate actions and dividend processing as well as start of day/end of day file processing and delivery between third parties and their clients as part of our overall solution. We believe that these services reduce our customers’ need to hire operations staff.

We have branded our trading platform as LiquidTradeSM, our risk metrics platform as LiquidMetrics® and our shadow accounting platform as LiquidViewSM, together constituting the Liquid platform.

We market our cloud-based platform to end-users and to institutional customers through our direct sales force and our strategic partner relationships. End-user sales are primarily focused on hedge funds and other asset managers who seek more effective and cost efficient trading, risk management, shadow accounting and reporting solutions, robust technology and automated middle- and back-office services. Institutional sales are focused on financial institutions seeking to reduce their technology, infrastructure, and support expenditure. Our revenue is primarily earned through subscription fees, integration and customization fees, and hosting and gateway fees.

We believe that asset managers need a comprehensive, real-time and cost effective way to manage their portfolios, trading activity and investor relations and reporting needs. The economics for hedge funds and other asset managers who currently use perpetual licensed and disparate technology offerings create a market opportunity for us. We believe that the costs to license, maintain, and integrate technology for all but the largest funds are daunting due to complexity and interconnectivity of marketplaces, the increasing mix of asset classes to trade, the demand from investors for increased transparency, and ever-changing regulatory requirements.

Larger financial institutions are facing similar economic and regulatory pressures. Many of these institutions are suffering from a decrease in trading volume, compressed commission margins, and technology sprawl due to new regulations and the need to connect and trade multiple asset classes. At the same time, we believe that technology budgets at large institutions are under pressure and many technology managers are being charged with reducing costs and headcount.

Because our platform can be securely delivered as a SaaS offering, the need for costly investment in infrastructure and connectivity can be significantly reduced or eliminated for both of these customer groups. In addition, our platform, by its already integrated nature, can obviate the need for additional support personnel, and the cadre of developers, project managers, and testers required for complex development and maintenance of integration software to tie together disparate technology offerings.

For the year ended December 31, 2013, we generated revenue of $4.8 million (of which $1.9 million related to over-the-counter brokerage operations which we ceased on June 1, 2013). As of December 31, 2013, we had 77 customers under contract (48 of which were generating GAAP revenue and the remainder of which had not yet generated GAAP revenue because the product had not yet been deployed) including proprietary traders, small to mid-sized hedge funds and risk managers utilizing an aggregate 656 units of our software product offerings (517 of which were for customers generating GAAP revenue). At that time, we had Annual Contract Value (“ACV”), representing the estimated contract value of subscription payments payable to us during the next twelve months (or, in the case of subscription contracts where the remaining contract term is less than twelve months, the remaining value of such contracts) pursuant to subscription contracts existing at December 31, 2013, of $4.520 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics” for additional information regarding ACV. For the year ended December 31, 2013, we incurred a net loss of $46.6 million.

Our Strengths

Our strengths include:

•	State of the Art Technology. Our technology platform utilizes a state of the art flexible and scalable framework-based technology architecture that integrates order, trade, execution, real-time risk and portfolio management functions as well as shadow accounting and reporting software for multiple asset classes on a single cloud-based platform. We are in the process of transitioning the Liquid platform from a SQL-based database platform to one that uses MongoDB, an open-source non-relational database architecture. Compared to SQL-based and other non-open source relational databases, MongoDB offers significantly greater scalability, enabling quicker real-time access to larger volumes of data, as well as reduced operating costs via lower licensing fees and database administration costs. Additionally, we expect that MongoDB’s nodal structure, compared to the array structure of a SQL-based database, will enable us to more efficiently expand our infrastructure footprint while providing for intrinsic disaster recovery protection across multiple, geographically diverse data centers. Our platform is highly customizable, allowing our customers to deploy our technology offerings individually or in any combination to match the use of our platform with their specific business processes and workflows, such as investment transparency. Additionally, we intend to launch an initiative, which we refer to as “Liquid Mobile,” to optimize our platform for use on mobile devices;
•	Cross-Asset, Multi-Currency, Broker, Execution and Clearing Firm Agnostic Platform. We have designed a cross-asset, multi-currency, broker, execution and clearing firm agnostic platform providing our customers with access to over 100 sources of liquidity, including connectivity to top-tier investment banks and prime brokers. Using industry standard protocols, our platform has the ability, following basic certification procedures, to connect to any prime broker, exchange, dark pool or institution globally. We are able to efficiently integrate and interconnect our platform with the existing infrastructure of these institutions;

•	SaaS Delivery. We deliver our solution to customers using a SaaS delivery model. Our SaaS delivery model increases efficiency, reduces customer infrastructure costs and accelerates deployment. This enables our customers to deploy our platform to their end-users within days or even hours of our completing the sales cycle. Our SaaS delivery model enables us to realize and provide efficiencies and economies of scale in deploying and supporting our software. We use industry standard security and encryption and host our core software in secure, industry standard data centers;
•	Strong Development Team with Deep Domain Experience. Our development team has been together since inception and has an average tenure of 15 years in their respective disciplines. Liquid’s product management team average tenure is 10 years and has been involved in the development of both buy-side and sell-side applications;
•	Strong and Experienced Management and Board of Directors. Our seasoned management team has decades of collective experience in delivering innovative technology platforms and offerings as well as working in the financial services community. Our senior management team includes the former Chairman and Chief Executive Officer of UBS Global Asset Management (Americas) Inc. and Marsh Inc. and the Chairman of our Board of Directors is the former Global Head of the Principal Strategic Investments Group at Goldman Sachs; and
•	Continued Innovation Through Collaborative Product Development. The majority of the features in our platform have been designed in collaboration with existing and prospective customers based on their specific functionality requests. Recent examples of this collaborative development effort include the implementation of a new-order generation and modification toolset that improves the efficiency of aggressive order flow models and a complex volatility-surface algorithm engine used to power “Greek” inputs.

Our Strategy

We position ourselves as a provider of cloud-based software solutions that integrate trading, real-time risk management, shadow accounting, reporting and administration tools for multiple asset classes on a single platform. We believe our unique software architecture allows us to deliver a comprehensive suite of products and services at a price point that is lower than that currently offered by our competitors for comparable products and services. The following are key elements of our strategy:

•	Bringing a combination of an integrated technology platform, competitive pricing and efficient product delivery that is disruptive to the current marketplace;
•	Providing a superior product and an economical solution to underserved segments of the financial services community such as small to mid-sized hedge funds, asset managers, wealth management offices and family offices;
•	Teaming up with strategic partners such as Global Prime Partners, ConvergEx and FIS Group, as well as through our relationship with QuantX Management, LLP, f/k/a Liquid Trading Int’l LLP (collectively with its affiliates, “QuantX”), a related party as a result of certain past or present relationships with Brian Ferdinand (one of our founders, a beneficial owner of more than 10% of our common stock and formerly the Vice Chairman of our Board of Directors and Head of Corporate Strategy), Robert Keller (one of our founders and a former member of our Board of Directors), Richard Schaeffer (one of our founders and a former Executive Chairman of our Board of Directors), Douglas J. Von Allmen (a holder of more than 10% of our common stock) and Michael Tew (a former consultant of the company), to augment the efforts of our internal sales team in distributing our technology;
•	Providing larger financial institutions with an attractive, cost-effective and integrated solution for internal use and use by their clients;
•	Growing our market share through the continued development of our software platform and selective acquisitions;

•	Increasing revenue per client by upselling existing products as well as new innovations to existing clients and scaling platform usage in line with their growth in assets under management (AUM).
•	Extending our global reach by teaming with strategic partners to enter into additional international and developing markets in which we believe there will be demand for our products and services; and
•	Leveraging relationships with asset allocators to accelerate the distribution of our technology.

Risks Affecting Us

Our business is subject to numerous significant risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. You should carefully read the section titled “Risk Factors” for a detailed explanation of these risks before investing in our common stock. These risks include, but are not limited to, the following:

•	We have a very limited operating history, which makes it difficult to evaluate our current business and future prospects, and may substantially increase the risk of an investment in our common stock;
•	We have generated very little revenue and have experienced significant net losses and negative cash flows from operations to date, and may not be able to generate meaningful revenue, operate profitably or generate positive cash flows on a consistent basis or at all;
•	Our actual operating results may differ significantly from any guidance or estimates we may provide;
•	Our failure to obtain the capital necessary to expand our operations and invest in new products and services could reduce our ability to compete, which could materially and adversely affect us and cause our stock price to decline significantly;
•	We face significant competition for customers from other providers of technology solutions to participants in the financial services community. If prospective customers are reluctant to switch from their existing service providers and adopt our products and services, our sales will not grow or may decline, we could be materially and adversely affected and our stock price could decline significantly;
•	If we do not accurately predict, prepare for and respond promptly to rapidly evolving technological and market developments and changing customer needs, our business and prospects may be negatively impacted, potentially materially;
•	We currently have a limited number of customers, most of which to date have been generated as a result of pre-existing relationships of these customers with our founders and entities related to them. We may not be successful in attracting new customers. In addition, the loss of or events affecting one or more of our customers could materially and adversely affect us and cause our stock price to decline significantly;
•	A systemic or systematic market event that impacts the various market participants with whom we interact could materially and adversely affect us and cause our stock price to decline significantly;
•	If we fail to remediate our material weaknesses and deficiencies in our internal control over financial reporting or we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, our reputation could be harmed and our stock price could decline significantly;
•	We depend on our senior management team and the loss of one or more key employees, the failure of new executive officers to integrate with our management team or our failure to attract and retain other highly qualified personnel in the future, could have a negative impact on our business;
•	Defects, errors or vulnerabilities in our products or services or the failure of our products or services to perform could materially and adversely affect us and cause our stock price to decline significantly;

•	We may be unable to obtain patent rights that effectively protect our integrated technology platform and our other intellectual property rights may not be sufficient to effectively protect our products and technology, which could subject us to increased competition that could negatively impact our business; and
•	Our current research and development efforts may not produce successful products and services or features that result in significant revenue, cost savings or other benefits in the near future, if at all, which could materially and adversely affect us and cause our stock price to decline significantly.

Ownership of our Principal Stockholders, Executive Officers and Directors

Immediately following the completion of this offering, our principal stockholders, executive officers and directors will, in the aggregate, hold approximately 51% of the voting power of all outstanding shares of our common stock, or approximately 61% if Messrs. Bernstein, Ferdinand or Von Allmen purchase an aggregate of $15 million of our shares of common stock in this offering at an assumed public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014.

Recent Developments

We are currently in the process of preparing our consolidated financial results for the quarter ended March 31, 2014 and, therefore, our actual results for that period are not yet available and are subject to change. Our estimates of certain financial information for the quarter ended March 31, 2014, discussed below, are preliminary, based on currently available information and management estimates, and subject to the completion of our financial closing process. Accordingly, actual results may be different from this preliminary information and the changes may be material. Our estimates included in this prospectus have been prepared by and are the responsibility of our management. KPMG LLP has not audited, reviewed or performed any procedures with respect to the accompanying financial information. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Revenue

We expect total revenues will increase from approximately $0.9 million in the fourth quarter of 2013 to between $1.1 million and $1.3 million in the first quarter of 2014. The expected increase in total revenues is primarily due to an increase in our GAAP revenue-generating customer base and units deployed. Included in estimated total revenue for the first quarter of 2014 is approximately $118,000 to $121,000 of market data revenue compared to approximately $48,000 for the fourth quarter of 2013. Market data is a pass-through cost for which no profit is earned by the Company.

Gross Margin

We expect gross margin to be between 50–53% for the period ending March 31, 2014 as compared to 49.5% for the quarter ended December 31, 2013.

Operating Expenses

We expect our total operating expenses will decrease in the first quarter of 2014 by between $0.7 million and $1.1 million to between a total of $8.7 million and $9.1 million as compared to approximately $9.8 million during the quarter ended December 31, 2013.

Net Loss

We expect to report a net loss of between $8.2 million and $8.4 million for the first quarter of 2014 as compared to a net loss of approximately $7.6 million for the three months ended December 31, 2013. This estimated increase in net loss is due primarily to a decrease in the approximately $1.8 million tax benefit recorded in the fourth quarter of 2013.

Balance Sheet Data

We expect to report that our net current assets decreased to between approximately $0.6 million and $0.8 million at March 31, 2014 as compared to approximately $5.8 million at December 31, 2013 and our stockholders’ equity decreased to between approximately $25.5 million and $25.7 million at March 31, 2014 as compared to approximately $32.5 million at December 31, 2013.

Annual Contract Value

We expect our annual contract value (ACV) will increase to between $5.0 million and $5.2 million at March 31, 2014 as compared to approximately $4.5 million at December 31, 2013, primarily due to an increase in our customer base.

ACV is an estimate and is not a financial measure calculated in accordance with U.S. GAAP and should not be considered as an alternative to revenue or any other financial measures so calculated. Our actual revenue may be lower or higher than ACV. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics” and “Special Note Regarding Forward-Looking Statements.”

Customers

We expect that our total number of customers will increase to between 110 and 120 at March 31, 2014 as compared to 77 at December 31, 2013. We expect that our total number of units will increase to between 740 and 760 at March 31, 2014 as compared to 656 at December 31, 2013. We expect our total number of GAAP revenue-generating customers will increase to between 70 and 75 at March 31, 2014 and total number of GAAP revenue-generating units will increase to between 620 and 630 at March 31, 2014 as compared to 48 and 517, respectively, at December 31, 2013.

The data presented above reflects our preliminary estimates based solely upon information available to us as of the date of this prospectus, and is not a comprehensive statement of our financial results or position as of or for the quarter ended March 31, 2014. Since we have not yet completed our closing procedures for the quarter ended March 31, 2014, these estimates are preliminary, are based on management’s internal estimates and are subject to further internal review by management and approval by our audit committee.

Our actual first quarter results will not be available until after this offering is completed, and may differ materially from our preliminary estimates. Accordingly, you should not place undue reliance upon our preliminary estimates. For example, during the course of closing our financial statements for the quarter ended March 31, 2014, additional items that would require material adjustments to be made to the preliminary estimated financial information presented above may be identified, including items that would require us to make adjustments that may be material to the results described above.

There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Special Note Regarding Forward-Looking Statements.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics” for additional information regarding ACV, customers, and units.

Corporate Information

We were formed as a Delaware limited liability company on January 17, 2012 with the intention of being the holding company to acquire and own a group of companies, and began operations on April 24, 2012. On July 24, 2013, we reorganized as a Delaware corporation and changed our name from Liquid Holdings Group, LLC to Liquid Holdings Group, Inc. In connection with this reorganization, all of our outstanding common units converted into shares of common stock of Liquid Holdings Group, Inc. Unless otherwise indicated or the context otherwise requires, all information in this prospectus is presented giving effect to this reorganization and the related conversion of our common units into shares of our common stock at a ratio of 10,606.81 shares of common stock for each common unit. In addition, at the time of its inception, Liquid Holdings Group, LLC’s limited liability company agreement authorized two classes of common units. On October 22, 2012, Liquid Holdings Group, LLC amended its LLC Agreement to redesignate all outstanding common units as one class. Unless otherwise indicated or the context otherwise requires, all common share amounts in this prospectus for dates prior to October 22, 2012 also retroactively reflect the redesignation of all issuances as common units.

Our website address is www.liquidholdings.com. Information contained on, or that can be accessed through, our website is not a part of, nor incorporated into, this prospectus.

“Liquid Holdings Group,” ,“LiquidTrade,” “LiquidMetrics” and “LiquidView” are service marks of Liquid Holdings Group, Inc. This prospectus also contains trademarks, service marks and tradenames of other companies.

We are the successor control entity of the Liquid Predecessor Companies (alternatively, the “Predecessor Company”). The Liquid Predecessor Companies are not a legal entity but rather a combination of certain entities and operations formed to continue and expand our organization in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial services community. The Liquid Predecessor Companies are Liquid Prime Holdings LLC (“LPH”), Liquid Prime Services Inc. (“LPS”), Liquid Partners, LLC (“Liquid Partners”) and Liquid Trading Holdings Limited (“Guernsey”). See the section titled “Certain Relationships and Related Party Transactions — Formation Transactions” for more information on these transactions.

Our headquarters are located at 800 Third Avenue, 38th Floor, New York, New York 10022, and our telephone number at that address is (212) 293-1836.

The Offering

Common stock offered by us
10,000,000 shares
Over-allotment option
We have granted the underwriters a 30-day option to purchase up to 1,500,000 additional shares of our common stock at the same price, and on the same terms, solely to cover over-allotments, if any.
Common stock to be outstanding after this offering
34,842,093 shares (or 36,342,093 shares, if the underwriters exercise their over-allotment option in full).
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $38.4 million, or approximately $44.4 million if the underwriters exercise their over-allotment option in full, at an assumed public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014, after deducting the underwriting discount and estimated offering expenses payable by us.
We intend to use a portion of the net proceeds from this offering for investments in our technology and our sales and marketing functions, and for working capital and general corporate purposes, which may include acquisitions of complementary businesses, products or technologies.
Dividends on the common stock
We have not declared or paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future.
NASDAQ Global Market symbol
“LIQD”

Jay Bernstein, one of our directors, Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly the Vice Chairman of the Board and Head of Corporate Strategy, and Douglas Von Allmen, a beneficial owner of more than 10% of our common stock, have indicated an interest in purchasing an aggregate of up to $15 million of our shares of common stock in this offering at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, these stockholders may elect to purchase a different amount of shares or not to purchase any shares in this offering.

In this prospectus, unless otherwise indicated or the context otherwise requires, the number of shares of common stock outstanding and the other information based thereon does not reflect:

•	any exercise by the underwriters of their over-allotment option to purchase up to 1,500,000 additional shares of common stock from us;
•	1,146,002 additional shares of common stock issuable under outstanding but unvested restricted stock units (“RSUs”) as of March 31, 2014;
•	107,911 additional shares of common stock issuable under vested RSUs as of March 31, 2014;
•	420,505 additional shares of common stock underlying options granted to our employees as of March 31, 2014; and
•	1,078,667 additional shares of common stock reserved for future issuance under our 2012 Amended and Restated Stock Incentive Plan, or Stock Incentive Plan as of March 31, 2014.

Summary Financial Data

The following tables set forth summary financial data on a pro forma and historical basis for Liquid Holdings Group, Inc.

You should read the following summary historical and pro forma financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma condensed consolidated financial statements and related notes, the consolidated financial statements and the accompanying notes of Liquid Holdings Group, Inc., the combined financial statements and accompanying notes of the Liquid Predecessor Companies and the historical financial statements of certain other entities previously acquired by us, included elsewhere in this prospectus.

We have presented the condensed consolidated balance sheet data as of December 31, 2013 and the condensed consolidated statement of operations and comprehensive loss data for the year ended December 31, 2013 and for the period from April 24, 2012 to December 31, 2012 based on the consolidated financial statements and accompanying notes of Liquid Holdings Group, Inc. included elsewhere in this prospectus. We have presented the condensed consolidated statement of operations and comprehensive loss data for the period from January 1, 2012 to April 24, 2012 based on the combined financial statements of the Liquid Predecessor Companies as described in Note 1 to the combined financial statements included elsewhere in this prospectus. The as adjusted condensed consolidated balance sheet data as of December 31, 2013 gives effect to the issuance and sale of 10,000,000 shares of common stock in this offering, at an assumed offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014 and assuming no exercise of the underwriters’ over-allotment option and after deducting the underwriting discount and estimated offering expenses payable by us.

	Liquid Holdings Group, Inc.			Liquid Predecessor Companies
	For the Fiscal Year Ended December 31, 2013	From Inception (April 24, 2012) to December 31, 2012	Pro forma For the Fiscal Year Ended December 31, 2013(1)	Period From January 1, 2012 to April 24, 2012
Condensed Consolidated Statement of Operations and Comprehensive Loss Data:
Revenues:
Software services	$2,925,650	$1,032,534	$2,925,650	$—
Brokerage activities	1,872,647	1,295,248	—	—
Total revenues	4,798,297	2,327,782	2,925,650	—
Cost of revenues (exclusive of items shown separately below):
Software services	1,452,801	388,860	1,452,801	—
Brokerage activities	1,248,192	817,559	—	—
Total cost of revenues	2,700,993	1,206,419	1,452,801	—
Gross margin	2,097,304	1,121,363	1,472,849	—
Operating expenses:
Compensation	18,885,418	28,285,420	18,885,418	73,494
Consulting fees	12,727,112	3,081,002	12,727,112	—
Depreciation and amortization	7,407,062	2,761,703	7,407,062	6,912
Other	9,797,831	3,485,427	9,667,591	284,333
Impairment of goodwill and intangible assets	—	1,550,652	—	3,300,000
Total operating expenses	48,817,423	39,164,204	48,687,183	3,664,739
Loss from operations	(46,720,119)	(38,042,841)	(47,214,334)	(3,664,739)
Non-operating income (expenses):
Registration rights penalty expense	—	(1,674,704)	—	—
Unrealized gain (loss) on contingent consideration payable	—	129,000	—	—
Gain (loss) on settlement of contingent consideration payable	(649,688)	1,545,000	(649,688)	3,300,000
Interest and other, net	60,500	(306,659)	60,500	—
Total non-operating expenses, net	(589,188)	(307,363)	(589,188)	3,300,000
Loss before income taxes	(47,309,307)	(38,350,204)	(47,803,522)	(364,739)
Income tax benefit	(697,260)	(104,340)	(697,260)	—
Net loss	(46,612,047)	(38,245,864)	(47,106,262)	(364,739)
Other comprehensive losses:
Foreign currency translation	(92,648)	(18,073)	(92,648)	—
Total comprehensive loss	$(46,704,695)	$(38,263,937)	$(47,198,910)	$(364,379)
Basic and diluted loss per common share:	$(2.10)	$(2.46)	$(2.12)	$—
Weighted average common shares outstanding during the period, basic and diluted	22,230,943	15,517,444	22,230,943	—

	At December 31, 2013	At December 31, 2013 As Adjusted for this Offering(2)
Condensed Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$8,473,847	$46,891,847
Other intangible assets, net of amortization	11,505,853	11,505,853
Goodwill	13,182,936	13,182,936
Other assets	2,881,249	2,881,249
Total assets	$36,043,885	$74,461,885
Liabilities and equity:
Accounts payable and accrued expenses	$3,503,590	$3,503,590
Other liabilities	24,886	24,886
Total liabilities	3,528,476	3,528,476
Equity	32,515,409	70,933,409
Total liabilities and equity	$36,043,885	$74,461,885

(1)	The pro forma December 31, 2013 column reflects the elimination of the over-the-counter brokerage operations of LPS and Liquid Futures, LLC (“Futures”), as if such operations ceased effective January 1, 2013.
(2)	The as adjusted for this offering column gives effect to the issuance of 10,000,000 shares of common stock in this offering at an assumed offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014 and the receipt of estimated net proceeds therefrom, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the use of such proceeds as outlined in the section titled “Use of Proceeds”.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the historical and pro forma financial statements and the related notes contained elsewhere in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition, results of operations, liquidity, cash flows and prospects could be materially and adversely affected. As a result, the price of our common stock could decline significantly and you could lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risk Related to Our Business and Our Industry

We have a very limited operating history, which makes it difficult to evaluate our current business and future prospects, and may substantially increase the risk of an investment in our common stock.

We were formed on January 17, 2012 and commenced operations on April 24, 2012. We have a very limited history of selling our products and services to third parties. Our limited operating history makes it difficult to evaluate our business and future prospects. This difficulty may be further exacerbated by the limited historical financial information and other financial and operating data available with respect to our business. Among other things, our historical financial statements primarily reflect our start-up operations, and may not be reflective of our business going forward. We have encountered and will continue to encounter risks and difficulties frequently experienced by new and rapidly growing companies in evolving industries, including the risks described in this prospectus and in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we do not address and manage these risks successfully, our business could be materially and adversely affected and our stock price could decline significantly.

We have generated very little revenue and have experienced significant net losses and negative cash flows from operations to date, and may not be able to generate meaningful revenue, operate profitably or generate positive cash flows on a consistent basis or at all.

We have generated very little revenue to date. From April 24, 2012, the date on which we commenced operations, through December 31, 2012, we generated revenue of $2.3 million (of which $1.3 million related to the over-the-counter brokerage operations of certain of our subsidiaries which we ceased on June 1, 2013 and only $1.0 million related to software subscription fees, which included revenue of $365,606 related to messaging services which we terminated on December 31, 2012), incurred a net loss of $38.2 million and had negative cash flows from operations of $6.4 million. For the year ended December 31, 2013, we generated revenue of $4.8 million (of which $1.9 million related to over-the-counter brokerage operations), incurred a net loss of $46.6 million and had negative cash flows from operations of $13.9 million. Our total revenues decreased from approximately $1.4 million in the second quarter of 2013 to approximately $0.7 million in the third quarter of 2013. We had revenues of approximately $0.9 million in the fourth quarter of 2013. During the second quarter of 2013, we exited the over-the-counter brokerage business and, as a result, recognized no brokerage revenue during the six months ended December 31, 2013. We incurred a net loss of approximately $7.6 million for the fourth quarter of 2013. Although our financial results for the quarter ended March 31, 2014 are not yet available, we currently expect that our total revenues excluding pass-through market data revenue will be between $1.0 million and $1.2 million for the quarter and we currently expect to report a net loss of between $8.2 million and $8.4 million for the quarter. We anticipate that our operating expenses will increase for the foreseeable future as we continue to enhance our product and service offerings, broaden our customer base, expand our operations, hire additional employees, continue to develop our technology and operate as a publicly traded company. Our expenses may be greater than we currently anticipate, and we may not succeed in generating sufficient revenues to offset these higher expenses. We incurred non-cash expense charges of approximately $21.1 million for the year ended December 31, 2013, related to transactions in our equity. Our revenue growth may slow or our revenue could decline for a number of reasons, including less demand for our products or services than we anticipate, competition, our failure to capitalize on growth opportunities or other factors. If we are unable to meaningfully increase our revenue, we may not be able to operate profitably or generate positive cash flows on a consistent basis, or at all. If we are unable to effectively address these risks and challenges as we encounter them, we could be materially and adversely affected and our stock price could decline significantly.

Our actual operating results may differ significantly from any guidance or estimates we may provide.

From time to time, we may release guidance estimates in our quarterly and annual earnings releases, quarterly and annual earnings conference calls, or otherwise, regarding our future performance that represents our management’s estimates as of the date of release. Although we believe that any such guidance or estimates would provide investors and analysts with a better understanding of management’s expectations for the future and could be useful to our stockholders and potential stockholders, such guidance or estimates would consist of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Guidance and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the guidance or estimates may not materialize or may vary significantly from actual results. Our actual results may not always be in line with or exceed any guidance or estimates we may provide, especially in times of economic uncertainty. If our financial results for a particular period do not meet our guidance or estimates or the expectations of investors or research analysts, or if we reduce our guidance or estimates for future periods, the market price of our common stock may decline. In light of the foregoing, investors are urged not to unduly rely upon any guidance or estimates in making an investment decision regarding our common stock.

Our failure to obtain the capital necessary to expand our operations and invest in new products and services could reduce our ability to compete, which could materially and adversely affect us and cause our stock price to decline significantly.

Although we expect that our existing cash and cash equivalents, together with the net proceeds from this offering and cash generated from our operations and savings generated by reductions in expenses, will be sufficient to meet our anticipated operating cash needs for at least the next twelve months, we cannot assure investors that we will not need to raise additional funds to finance the growth of our business, make acquisitions or for other reasons. We may not be able to obtain additional equity or debt financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, our leverage would increase and the holders of debt would have priority in the event of our bankruptcy or liquidation over the holders of our common stock. Furthermore, we may become subject to covenants that restrict our ability to incur additional indebtedness or operate our business in the manner we desire. We may also be required to take or become subject to other actions that are in the interests of the debt holders and to the detriment of the holders of our common stock, such as a foreclosure pursuant to secured debt or a requirement that we maintain specified liquidity or satisfy other financial ratios or covenants. Any of these restrictions or requirements could prevent us from expanding our operations and investing in new products and services, which could reduce our ability to compete, materially and adversely affect us and cause our stock price to decline significantly.

We face significant competition for customers from other providers of technology solutions to participants in the financial services community. If prospective customers are reluctant to switch from their existing service providers and adopt our products and services, our sales will not grow or may decline, we could be materially and adversely affected and our stock price could decline significantly.

Many of our potential customers have invested substantial personnel and financial resources to design and operate their existing trading, risk management, accounting, reporting and administration systems and technologies, and have established relationships with other providers. This may make them reluctant to add new components to their networks, particularly from other vendors such as us. We have only recently started selling our products and services to third parties and marketplace acceptance of our products and services is uncertain. Potential customers that use legacy products and services for their trading, risk management, accounting, reporting and administration needs may believe that these products and services sufficiently achieve their purpose. In addition, an organization’s existing vendors or new vendors with broad product and service offerings may be able to offer concessions to our potential customers that we are not able to match.

Accordingly, organizations may continue allocating their resources and information technology budgets for legacy products and services and may not switch to our products and services. If our products and services do not find widespread marketplace acceptance, then our sales may not grow or may decline, which could materially and adversely affect us and cause our stock price to decline significantly.

We face significant competition for the types of products and services that we offer and may be unable to compete effectively for market share.

Our success depends significantly upon our ability to increase our market share, to increase our revenues from new and existing customers and to sell additional products and product enhancements to new and existing customers. The market for the types of products and services that we offer is intensely competitive. Our current and potential future competition principally comes from:

•	software development firms and vendors who create global trading networks and risk management, accounting, reporting and administrative tools and make them available to brokers, hedge funds, and other investment management customers and financial institutions;
•	fund administrators who provide accounting and administration software and services to brokers, hedge funds and other investment management customers and financial institutions; and
•	broker-dealers who, in an effort to satisfy the demands of their customers for hands-on electronic trading facilities, universal access to markets, smart routing, better trading tools and lower commissions and financing rates, provide such facilities and product enhancements to their hedge fund and other investment management customers.

Our competitors may develop products that are superior to our platform in terms of quality, ease of use, security, reliability or cost or may achieve greater market acceptance. Our competitors or potential competitors may have significantly greater financial, technical and marketing resources and access to capital than we do. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer demands, or to devote greater resources to the development, promotion and sale of their products and services than we can. We may be unable to compete successfully against current or future competitors, which could materially and adversely affect us and cause our stock price to decline significantly.

If functionality similar or superior to that offered by our products and services is developed by competitors, it could materially and adversely affect us and cause our stock price to decline significantly.

Large, well-established providers of trading, risk management, accounting, reporting and administration technologies may introduce features that compete with our platform, either in stand-alone products or as additional features to their existing technologies. In addition, other companies may emerge that offer products and services that compete with those we offer. The introduction by competitors of products and services, or the announcement of an intent to offer products and services, that include functionality perceived to be similar or superior to that offered by our platform may adversely affect our ability to market and sell our products and services, which could materially and adversely affect us and cause our stock price to decline significantly. Furthermore, even if the functionality offered by these providers is more limited than our products and services, a significant number of organizations may nevertheless subscribe to such limited functionality offered by other providers instead of our products and services, whether because they do not wish to add an additional vendor such as us, for cost reasons, for relationship reasons or otherwise.

We depend on our proprietary technology. Any inability by us to maintain a technological advantage over our competitors could materially and adversely affect us and cause our stock price to decline significantly.

Our success depends on our proprietary technology, which has taken several years to develop and which we believe provides us with a competitive advantage. If our technology becomes more widely adopted in the marketplace, competitors may seek to develop similar or competing technologies, which could adversely affect our business. We have filed an omnibus utility patent application with the U.S. Patent and Trademark Office, or USPTO, containing claims directed to our integrated technology platform. We are in the process of addressing certain issues and prior art references raised by the USPTO in a PTO non-final office action in connection with our patent application. We also have filed an international patent application under the Patent

Cooperation Treaty containing claims that are similar to those contained in the patent application filed with the USPTO, and we will similarly need to address certain issues raised by the International Searching Authority to which our international patent application was assigned before any foreign patents can be issued. We cannot assure you that we will succeed in overcoming any of the issues raised by the USPTO or the International Searching Authority, or that any U.S. or foreign patents will ever issue in respect of these or any other patent applications we may file. Adoption or development by competitors of similar or more advanced technologies may require that we devote substantial resources to the development of more advanced or different technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we believe we are at the forefront of these developments, we may not be able to keep up with changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future, any of which could materially and adversely affect us and cause our stock price to decline significantly.

If we do not accurately predict, prepare for and respond promptly to rapidly evolving technological and market developments and changing customer needs, our business and prospects may be negatively impacted, potentially materially.

We expect the market for our products and services to continue to evolve rapidly. As a result, our success will continue to depend upon our ability to develop new products or product enhancements that address the needs of our customers and to respond to changing market standards and practices. The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business and prospects could be negatively impacted, potentially materially. We may be required to commit significant resources to developing new products and services before knowing whether our investments will result in products or services that will achieve marketplace acceptance.

The success of new products and services depends on several factors, including appropriate new product definition, timely completion and introduction of these products and services, differentiation of new products from those of our competitors, and marketplace acceptance of these products and services. There can be no assurance that we will successfully identify new sales opportunities, develop and bring new products and services to market in a timely manner, or achieve marketplace acceptance of our products and services, or that products, services and technologies developed by others will not render our products, services or technologies obsolete or noncompetitive.

We currently have a limited number of customers, most of which to date have been generated as a result of pre-existing relationships of these customers with our founders and entities related to them. We may not be successful in attracting new customers. In addition, the loss of or events affecting one or more of our customers could materially and adversely affect us and cause our stock price to decline significantly.

Because we are a new company, our current customer base is relatively small. For the period from April 24, 2012, the date we commenced operations, through December 31, 2012, a single customer, QuantX, a multi-strategy principal-only trading firm that is a related party as a result of certain past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew, represented 34% of our total revenues and 75% of our software services revenues. In addition, for the period from April 24, 2012 through December 31, 2012, all related parties, including QuantX, represented 38% of total revenues and 86% of our software services revenues. For the fiscal year ended December 31, 2013, QuantX represented 44% of our total revenues and 72% of our software services revenues. In addition, all related parties, including QuantX, represented 51% of total revenues and 83% of our software services revenues for the fiscal year ended December 31, 2013. To date, most of our customers have been sourced through relationships with our founders and their respective affiliated or acquired entities. We cannot assure you that we will be successful in developing a material customer base that is sourced from other channels such as our sales force or strategic partnerships. Furthermore, our customers operate in the volatile global financial markets and are influenced by a number of factors outside of their control, including rising interest rates, inflation, the availability of credit, issues with sovereign and large institutional obligors, changes in laws and regulations, terrorism and political unrest or uncertainty, among others. As a result, any of our customers may go out of business unexpectedly. In addition, these customers may decide to no longer use our products and services for other reasons which may be out of our control. The loss of or events affecting any one or more of these customers could materially and adversely affect us and cause our stock price to decline significantly.

A systemic or systematic market event that impacts the various market participants with whom we interact could materially and adversely affect us and cause our stock price to decline significantly.

There has been significant disruption and volatility in the global financial markets over the last several years, and many countries, including the United States, have experienced an economic slowdown during this time. Increased risk aversion brought about by the financial crisis of 2008 and the resulting global recession, ongoing concerns over sovereign debt levels and the U.S. “flash crash” in May 2010 resulted in the curtailing of trading activity. The global market and economic climate may remain stagnant or continue to deteriorate because of the aforementioned factors as well as other factors beyond our control, including rising interest rates, inflation, a lack of credit, credit issues with sovereign and large institutional obligors, changes in laws or regulations, terrorism or political unrest or uncertainty. In the event of deteriorating or stagnant market conditions, there could be a reduction in the types of financial instruments traded or a reduction in trading volumes of financial instruments globally. These factors could cause revenues from our customers to decrease, which could adversely affect our business and operating results, potentially materially. Our profitability may also be adversely affected by our fixed costs and the possibility that we may be unable to reduce other costs within a time frame sufficient to match any decreases in revenue relating to deteriorating conditions. Accordingly, deteriorating or stagnant market conditions could materially and adversely affect us and cause our stock price to decline significantly.

If we fail to remediate our material weaknesses and deficiencies in our internal control over financial reporting or we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, our reputation could be harmed and our stock price could decline significantly.

In connection with the preparation of our audited consolidated financial statements for the period from April 24, 2012 to December 31, 2012 as well as the year ended December 31, 2013, our independent registered public accounting firm identified and communicated three material weaknesses in our internal controls over financial reporting to our Board of Directors. A material weakness is a deficiency, or a combination of deficiencies, that creates a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. The three material weaknesses related to our lack of: (i) internal controls and sufficient personnel to identify, analyze, record and report the accounting effects of the terms of agreements and contracts in accordance with accounting principles generally accepted in the United States, or U.S. GAAP; (ii) internal controls to safeguard and archive records to support amounts recorded in the financial statements; and (iii) policies, procedures and controls to identify, authorize, approve, monitor and account for and disclose related party transactions and arrangements, including those transactions outside the normal course of business, in the financial statements in accordance with U.S. GAAP. These material weaknesses resulted in adjustments to our financial statements that were identified by our independent registered public accounting firm.

We have begun taking steps and plan to take additional steps to remediate the underlying causes of our material weaknesses, primarily through the development and implementation of formal policies, improved processes, upgraded financial accounting systems and documented procedures, as well as the hiring of additional finance personnel. We hired a Chief Financial Officer in September 2012, an accounting manager and a General Counsel in March 2013, and a controller in April 2013, with appropriate knowledge, experience and ability to fulfill our obligations to comply with the accounting, reporting and other requirements applicable to public companies. In addition, we are in the process of implementing a new general ledger system that we expect will become operational in 2014, which we believe will enhance our internal controls and reporting capabilities once fully utilized. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating these material weaknesses.

In light of the identified material weaknesses discussed above and the fact that these identified material weaknesses are still in the process of being remediated, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2013 to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

If we fail to effectively remediate the current deficiencies in our control environment or are unable to implement and maintain effective internal control over financial reporting to meet the demands to which we are subject as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, we may be unable to accurately report our financial results or report them within the timeframes required by law or exchange regulations.

Even if we are able to report our financial statements accurately and in a timely manner, the existence of material weaknesses or the continued disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

We have not performed an evaluation of our internal control over financial reporting, as contemplated by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies, including additional material weaknesses and significant deficiencies, may have been identified. In addition, the JOBS Act provides that, so long as we qualify as an “emerging growth company,” we will be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. We may take advantage of this exemption so long as we qualify as an “emerging growth company.”

If we do not manage our growth effectively, our operating results may be materially and adversely affected and our stock price could decline significantly.

The growth and expansion of our business and product and service offerings have placed and will continue to place a significant strain on our management, operational and financial resources. To manage our growth effectively, we will need to continue to increase our staffing levels and continue to expand and improve our infrastructure, our operating, accounting, financial and administrative systems and our procedures, controls and processes, including, without limitation:

•	significantly enhancing our internal controls to ensure timely and accurate reporting of all of our operations and financial results, and hiring additional personnel in areas such as accounting, finance, regulatory compliance and other important areas;
•	expanding and improving our key business applications, processes and IT infrastructure, including without limitation those relating to accounting and financial reporting, to support our business needs;
•	enhancing information and communication systems to ensure that our employees and officers are well-coordinated and can effectively communicate with each other and our growing customer base; and
•	appropriately documenting our IT systems and our business processes.

These improvements may require significant capital expenditures and allocation of valuable management and employee resources. Our failure to make these improvements or hire any additional necessary personnel, or the failure of our systems, procedures, controls and processes to operate in the intended manner, may result in our inability: to manage our expected growth, which could materially and adversely affect our operating results; to accurately report or forecast our revenue, expenses and earnings; or to prevent certain losses.

Failures in our compliance systems could subject us to significant legal and regulatory costs. Furthermore, if our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

Our ability to comply with all applicable laws and regulations is largely dependent on our establishment and maintenance of compliance, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance, audit and risk management personnel. These systems and procedures may not be fully effective. We face the risk of intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of actual or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in penalties or civil lawsuits for damages, which can be substantial. Any failure to comply with applicable laws and regulations could adversely affect our business, reputation, financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

Our sales cycle can be long and unpredictable, which may result in increased costs and delays in generating revenue from new customers.

The timing of our sales is difficult to predict. Our sales efforts involve educating prospective customers about the use, technical capabilities and benefits of our products and services. Prospective customers often undertake a prolonged product-evaluation process. We may face significant costs, long sales cycles and inherent unpredictability in completing customer sales. A prospective customer’s decision to purchase our products and services may be an enterprise-wide decision and, if so, may require us to educate a significant number of people within the prospective customer’s organization regarding the use and benefits of our products and services. In addition, prospective customers may require customized features and functions unique to their business process and may require acceptance testing related to those unique features. As a result of these factors, we may be required to devote greater sales support and professional services resources to a number of individual prospective customers, increasing costs and time required to complete sales and diverting our sales and professional services resources to a smaller number of customers, while delaying revenues from other potential new customers until the sales cycle has been completed and the criteria for revenue recognition have been met.

We depend on our senior management team and the loss of one or more key employees, the failure of new executive officers to integrate with our management team or our failure to attract and retain other highly qualified personnel in the future, could have a negative impact on our business.

Our success depends largely on the efforts and abilities of the key members of our senior management team, including our Chief Executive Officer, Brian Storms, and our Chief Financial Officer, Kenneth Shifrin, as well as our Chairman of the Board, Victor Simone, Jr. Because each member of our senior management team has a different area of specialization, the departure of any one of these individuals could create a deficiency in one of the core aspects of our business. We are also dependent on the efforts of our team of technology professionals, and on our ability to recruit and retain highly skilled and often specialized personnel, particularly in light of the rapid pace of technological advances. The level of competition in the technology industry for individuals with this level of experience or these skills is intense. Significant losses of key personnel, particularly to competitors, could make it difficult for us to compete successfully. In addition, we may be unable to attract and retain qualified management and personnel in the future, including in relation to any diversification of our product and service offerings into new asset classes and/or new geographic locations.

We use third-party service providers located in Romania, India and the United Kingdom to perform certain research and development. If these service providers do not perform effectively, if there is misconduct by our service providers or if other risks inherent in foreign operations occur, our business may be negatively impacted.

We use third-party service providers located in Romania, India and the United Kingdom to perform certain technology research and development in order to achieve cost savings and efficiencies. Managing research and development operations that are remote from our U.S. headquarters is difficult and we may not be able to manage these remote third-party service providers successfully. If these service providers do not perform effectively, we may not be able to achieve any cost savings or efficiencies. Additionally, while we believe our contracts with these providers protect our intellectual property rights, misconduct by our service providers could result in infringement or misappropriation of our intellectual property. Further, using foreign service providers increases our exposure to fluctuations in currency exchange rates, difficulties in foreign regulatory compliance and exposure to economic, security and political conditions in the foreign countries where our service providers are located. Any of these difficulties, risks or exposures could adversely affect our business, financial condition, liquidity and results of operations.

Our financial and other operating results may vary significantly from period to period and may be unpredictable, which could cause our stock price to decline significantly.

Our financial and other operating results may vary significantly from period to period as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	our ability to attract and retain new customers and the time it takes to onboard these customers and realize revenue from them;
•	the budgeting cycles and purchasing practices of our existing and potential customers;
•	changes in customer requirements or market needs;
•	a general market volume contraction that leads to decreased activity;
•	technological changes;
•	changes in the growth rate of the market for technology service solutions supporting the financial services industry;
•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape of our industry, including consolidation among our competitors or customers;
•	our ability to successfully expand our business domestically and internationally;
•	decisions by potential customers to purchase technology service solutions from larger, more established trading, risk management, accounting, reporting and administration technology vendors;
•	price competition;
•	customer attrition and changes in renewal rates for our products and services;
•	the cost and potential outcomes of current or future litigation, which could materially and adversely affect us and cause our stock price to decline significantly;
•	future accounting pronouncements, changes in our accounting policies, the failure to remediate all material weakness and deficiencies in a timely manner or the occurrence or perception of accounting irregularities; and
•	general economic conditions, both domestically and internationally.

Any one of the factors above or the cumulative effect of some or all of the factors referred to above may result in significant volatility in our financial and other operating results. This variability and unpredictability could result in our failure to meet our revenue or other operating results expectations or those of securities analysts or investors for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, our stock price could decline significantly and we could face costly lawsuits, including securities class action suits.

We rely on revenue from subscription fees. Because we will recognize revenue from subscription fees over the term of the relevant service period, downturns or upturns in sales may impact our future operating results.

For the years ended December 31, 2012 and December 31, 2013, 56% and 39%, respectively, of our revenues were attributable to commissions and fees from broker-dealer operations, while 44% and 61%, respectively, came from subscription fees, primarily from QuantX, a related party as a result of past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew. Prospectively, however, we expect to be more dependent on subscription fees in light of the nature of our business and in light of our cessation of the over-the-counter brokerage operations of LPS and Futures on June 1, 2013. Sales of new or renewal subscription contracts may decline and fluctuate as a result of a number of factors, including customer satisfaction with our products and services, the price of our products and services, the quality, ease of use and prices of products and services offered by our competitors and reductions in our customers’ or potential customers’ spending levels. Furthermore, our customers generally have no contractual obligation to renew their contracts after the initial contract term. We have limited historical data with respect to rates of customer renewals, so we may not be able to accurately predict future renewal trends. If our sales of new or renewal subscription contracts decline, our future revenue and revenue growth may decline and our business may suffer.

Additional impairment of goodwill or intangible assets in our financial statements could adversely affect our financial position and results of operations.

As of December 31, 2012 and December 31, 2013, we had goodwill of $13.2 million as of both dates and intangible assets of $18.7 million and $11.5 million, respectively, which together represented 76% and 68%, respectively, of our total assets as of such date. We do not amortize goodwill and intangible assets with indefinite useful lives; rather, such assets are required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that the assets may be impaired. During the period ended December 31, 2012, we recognized $1.6 million of goodwill and intangible asset impairments as a result of valuations to determine the fair value of Liquid Partners. With respect to the LiquidTradeSM software, certain negative events could occur which could result in an impairment loss. Such potential negative events could relate to: (1) revenue generated and the acceptance of the software in the marketplace, (2) the research and development expenses required to maintain and develop future versions of the software, (3) the life cycle of the software becoming shorter or longer than anticipated based on changing market and competitive conditions, and (4) changes to the expected cash flow due to macroeconomic and industry factors. Significant revenue growth resulting in a significant increase in cash flows will be necessary to support the recoverability of the carrying value of the LiquidTradeSM software. If there is not a significant increase in cash flows related to the LiquidTradeSM software, an impairment charge is reasonably likely. In the future, we may be required to take additional charges to our operating results if we experience further impairments, which would adversely affect our financial position and our results of operations. Since our growth strategy will likely involve the acquisition of other businesses, assets or technologies, we may record additional goodwill and intangible assets in the future. The possible write-off of this goodwill and intangible assets could harm our financial position and results of operations.

Defects, errors or vulnerabilities in our products or services or the failure of our products or services to perform could materially and adversely affect us and cause our stock price to decline significantly.

Because our products and services are complex, they may contain design defects or errors, such as defects related to performance and scalability, which may not be detected until after their commercial release and deployment to our customers. Our platform may experience technical failures and delays or may fail to meet the requirements of our customers, either of which could temporarily or permanently disrupt our customers’ operations and could cause them significant financial and reputational harm.

Any defects, errors or vulnerabilities in our products and services could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work around defects or errors or to address and eliminate vulnerabilities;
•	loss of existing or potential customers;
•	delayed or lost revenue;
•	delay or failure to attain market acceptance;
•	litigation; and
•	negative publicity and reputational harm to us.

Any of the foregoing could materially and adversely affect us and cause our stock price to decline significantly.

We rely on a third-party service provider, Equinix, to host some of our platform and any interruptions or delays in services from this third party could interrupt the delivery of our products and services and negatively impact our business.

We currently outsource our data center hosting services to Equinix, a third-party service provider. We do not control the operation of the third-party service provider’s facilities. These facilities may be vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunications failures and similar events. They may also be subject to cyber-terrorism, human error, break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of any of these events, a decision by our third-party service provider to close one or more of its facilities without adequate notice to us or other unanticipated events which may be out of our control could result in lengthy interruptions in our service and could negatively impact our business.

Our customers’ inability to access the Internet or connect with a prime broker or liquidity destination, network or software failures, security breaches and other interruptions in technology could impair the delivery of our products and services and negatively impact our business.

The availability of our platform and our customers’ ability to execute transactions could be interrupted by a number of factors, including our customers’ inability to access the Internet or inability to connect with a prime broker or liquidity destination, the failure of our network or software systems due to human or other error, security breaches or ability of the infrastructure to handle spikes in customer usage. Furthermore, our ability to collect and report data may be interrupted by a number of other factors, including our ability to access the Internet, the failure of our network or software systems or variability in user traffic on customer websites. In addition, cyber-terrorism, break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct may negatively impact our platform or cause us to lose data, and any of these occurrences could expose us to system disruptions, negative publicity, reputational harm or litigation, which could negatively affect our business. If we are required to indemnify or are otherwise liable to customers or third parties for damages that may occur resulting from these events, we could be materially and adversely affected and our stock price could decline significantly.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our products and services may be perceived as not being secure, we may lose sales and customers and we may incur significant liabilities.

Our products and services involve the storage and transmission of our customers’ proprietary information and security breaches could expose us to a risk of loss or unauthorized disclosure of this information, litigation and possible liability, as well as damage to our relationships with our customers. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, during the transfer of data to additional data centers or at any other time, and, as a result, someone obtains unauthorized access to our data or our customers’ data, our reputation could be damaged, our business may suffer and we could incur significant liability.

Techniques used to obtain unauthorized access or to sabotage technology systems change frequently and generally are not discovered or recognized until a security breach has occurred. As a result, we may be unable to anticipate these threats or to implement adequate preventative measures. If an actual or perceived security breach occurs, the market perception of our security measures could be damaged and our business could be negatively impacted. Any violations of data privacy could result in the loss of business, litigation and regulatory investigations and penalties that could damage our reputation and adversely affect us. Moreover, if a security breach occurs with respect to one of our competitors, our customers and potential customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing customers or attract new customers.

Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our data or our customers’ data, which could result in significant legal and financial exposure and a loss of confidence in the security of our service and could ultimately negatively impact our business and future business prospects. A party who is able to compromise the security of our facilities could misappropriate either our proprietary information or the personal or proprietary information of our customers, or cause interruptions or malfunctions in our operations. We may be required to expend significant capital and financial resources to protect against such threats or to alleviate problems caused by breaches in security. Litigation brought against us regarding security breaches or unauthorized access to customer information could be costly, could divert management’s attention and may result in significant liability.

Our employees may engage in misconduct or other improper activities which could materially and adversely affect us and cause our stock price to decline significantly.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include the misappropriation of funds, intellectual property, or our customers’ proprietary information. Employee misconduct is not always possible to deter or prevent, and any precautions we may take to prevent and detect this activity may not be effective in all cases. We may incur negative publicity and reputational harm as a result of any improper activities by our employees. In addition, any employee fraud or misconduct may give rise to litigation, which could be time-consuming to our management team, costly and could have a material adverse effect on us and cause our stock price to decline significantly.

Our business is subject to the risks of warranty claims, service credits, product liability, product defects and network defects.

Despite testing prior to their release, software products frequently contain undetected errors, defects or security vulnerabilities, especially when initially introduced or when new versions are released. Errors in our platform could affect the ability of our platform to work with other hardware or software products, impact functionality and delay the development or release of new software or new versions of software and adversely affect market acceptance of our platform. Any such errors or delays in releasing new products or new versions of products, or allegations of unsatisfactory performance, could cause us to lose revenue or market share, increase our service costs through service credits, cause us to incur substantial costs in redesigning our products and services, cause us to lose significant customers, subject us to liability for damages and divert our resources from other tasks, any one of which could materially and adversely affect us. To work effectively, our platform must successfully interoperate with products and services from other vendors. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. The occurrence of any such problems could materially and adversely affect us and cause our stock price to decline significantly.

Although we have limitation of liability provisions in our standard form of customer contract, such provisions may not fully or effectively protect us from warranty claims as a result of federal, state or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries. The sale and support of our products and services also entail the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products and services, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation, divert management’s time and other resources and harm our reputation.

We may be unable to obtain patent rights that effectively protect our integrated technology platform and our other intellectual property rights may not be sufficient to effectively protect our products and technology, which could subject us to increased competition that could negatively impact our business.

To date, we have not been issued any patents in respect of our technology platform. We rely, and expect to continue to rely, on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our products and technology. We have filed and are currently pursuing a utility patent application with the USPTO containing claims that covers certain aspects of our integrated technology platform, and we have also filed international patent application under the Patent Cooperation Treaty containing claims similar to those contained in the patent application filed with the USPTO. However, before any patent can issue in respect of our U.S. patent application, we will need to, among other things, address certain issues and prior art references raised by the USPTO in a PTO non-final office action. While we believe that the prior art claims are distinguishable, we cannot be certain that we were the first to make the inventions claimed in our pending U.S. patent application or that we were the first to file for patent protection. We will similarly need to address certain issues raised by the International Searching Authority before any foreign patents can be issued. We cannot assure you that we will succeed in overcoming any of the issues raised by the USPTO or the International Searching Authority, or that any U.S. or foreign patents will ever issue in respect of our pending U.S. and international patent applications or any other patent applications we may file. We will continue to evaluate our technology to identify patentable inventions and, if appropriate, file patent applications to cover such inventions. Even if we are successful in obtaining patents in respect of our technology platform, we cannot assure investors that the claims allowed on any patent that does issue will be sufficiently broad to effectively protect our technology platform. Any patent that issues on our pending applications and any other issued patents that we may obtain may be challenged, invalidated or circumvented, and any rights granted under any patent we may obtain may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the United States are typically not published until 18 months after filing, or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. If we are unable to show that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection, a patent may not issue on our pending patent applications or any patent that does issue may be invalidated following issuance. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to continue pursuing our pending patent application (or any future patent applications that we may file) at a reasonable cost or in a timely manner. In addition, recent changes to the patent laws in the United States may bring into question the validity of certain categories of software patents. As a result, we may not be able to obtain adequate patent protection for our software or effectively enforce any patents that issue in the future that cover our software.

In addition to seeking patent protection for certain aspects of our integrated technology platform, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. We generally enter into confidentiality or license agreements with our employees, consultants, vendors, and customers, and generally limit access to, and use or distribution of, our proprietary information. However, we cannot assure investors that we have entered into such agreements with all parties who may have or have had access to our confidential information or that the agreements we have entered into will not be breached or, if breached, we will be able secure effective remedies for the breach. We also cannot assure investors that any of the measures we have taken will prevent misappropriation or infringement of our technology. In addition, the intellectual property laws of some foreign countries are less protective than those of the United States, and we may be unable to effectively enforce any intellectual property rights we may have in many foreign countries.

Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us. If we obtain any issued patents in the future, this could result in a holding by the USPTO or any foreign patent agency that invalidates or narrows the scope of these issued patents, in whole or in part. If we are unable to obtain intellectual property rights that effectively protect our integrated technology platform and our products (including intellectual property other than patent rights), we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time, and effort required to create our innovative products and services. Any of these events, individually or in the aggregate, could materially and adversely affect us and cause our stock price to decline significantly.

If we infringe the intellectual property rights of others, we may incur additional costs or be prevented from providing certain products and services to our customers, which could materially and adversely affect us and cause our stock price to decline significantly.

We cannot be certain that our products or services do not infringe the intellectual property rights of others and we may be subject to litigation and claims, including claims of misappropriation of trade secrets or infringement of patents, copyrights and other intellectual property rights of third parties. If any of these claims were to be brought, they would be time-consuming and costly to resolve and may lead to unfavorable judgments or settlements. If we were to discover that our products or services infringe the intellectual property rights of third parties, we could be required to make substantial changes to our products or services or obtain licenses from such third parties. We may not be able to obtain such licenses on favorable terms or at all, and we may be unable to change our products or services so that they provide the required functionality without infringing the third party’s intellectual property rights or to make the requisite changes in a timely or cost-effective manner. Failure to resolve an infringement matter successfully or in a timely manner may damage our reputation and force us to incur significant costs, including payment of damages to the owner of the intellectual property rights that are infringed, costs of developing modified or replacement technology or products, and diversion of management’s attention, as well as prevent us from providing certain products or services, which could materially and adversely affect us and cause our stock price to decline significantly.

We may become involved in lawsuits to protect or enforce any patents we obtain or other intellectual property rights, which could be expensive and time-consuming.

Competitors may infringe on our intellectual property. From time to time, we may need to take legal action to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This can be expensive, particularly for a company of our size, and time-consuming. In addition, if we obtain a patent in the future and bring an action against an infringer of the patent, the court in the action may decide that the patent is not valid or is unenforceable, or may refuse to stop the other party from using the patent at issue on the grounds that our patent claims do not cover the other party’s technology or products. An adverse determination in any litigation or defense proceedings could put one or more of any future patents we may obtain at risk of being invalidated or interpreted narrowly and could put our patent application at risk of not issuing. Proceedings brought before the USPTO may be necessary to determine the priority of inventions with respect to our pending patent application. The results of infringement litigation or interference proceedings may be adverse and, even if successful, the litigation or proceedings may result in substantial costs to our business and distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as the laws of the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this type of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, our stock price could decline.

Our current research and development efforts may not produce successful products and services or features that result in significant revenue, cost savings or other benefits in the near future, if at all, which could materially and adversely affect us and cause our stock price to decline significantly.

Developing our products and services and related enhancements is expensive. Our investments in research and development may not result in significant design improvements, marketable products and services or features or may result in products and services that are more expensive than anticipated. Additionally, we may not achieve the cost savings or the anticipated performance improvements we expect, and we may take longer to generate revenue, or generate less revenue, than we anticipate. Our future plans include significant investments in research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenue, cost savings or other benefits from these investments in the near future, if at all, which could materially and adversely affect us and cause our stock price to decline significantly.

Our ability to sell our products is dependent in part on the quality of our technical support services, and our inability to offer high quality technical support services could adversely affect our customers’ satisfaction with our products and services and could materially and adversely affect us and cause our stock price to decline significantly.

Our customers depend on our technical support services to resolve issues relating to our service offerings. If we do not effectively onboard our customers, succeed in helping our customers quickly resolve post-onboarding issues and provide effective ongoing support, our ability to sell additional products and services to existing customers would be adversely affected and our reputation with potential new customers could be damaged. If we fail to meet the requirements of our customers, it may be more difficult to execute on our strategy to retain these customers. Our failure to maintain quality technical support services could materially and adversely affect us and cause our stock price to decline significantly.

We may acquire other businesses, assets or technologies, which could require significant management attention, disrupt our business, dilute the value of our common stock and adversely affect our operating results.

As part of our business strategy, we have historically made a number of acquisitions and may continue to acquire or make investments in other companies, assets or technologies which we believe are complementary to our business. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, investors and securities analysts. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses and we may be unable to profitably operate our expanded company. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition or investment, and we cannot assure investors that we will have sufficient liquidity to fund such transaction from internal funds or have access to sufficient capital on favorable terms, if at all. Any such funding could adversely affect our financial condition and liquidity or the value of our common stock. The sale of equity securities or incurrence of debt to finance any such acquisitions or investments could result in dilution to our stockholders or increase our leverage, as the case may be. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations and may require collateral that would be subject to foreclosure upon any default.

We are subject to litigation risk, which could adversely affect our reputation, and could materially and adversely affect us and cause our stock price to decline significantly.

Many aspects of our business involve risks that expose us to liability under U.S. federal and state laws, as well as the rules and enforcement efforts of our regulators and self-regulatory organizations worldwide. These risks include, among others, disputes over trade terms with customers and other market participants, customer losses resulting from system delay or failure, customer claims that we or our employees executed unauthorized transactions or made materially false or misleading statements and claims by employees against us. For more information, including information regarding certain settled and asserted claims against us, see the section titled “Business — Legal Proceedings” in this prospectus. We may also be subject to regulatory investigation and enforcement actions seeking to impose significant fines or other sanctions, which in turn could trigger civil litigation for our operations that may be deemed to have violated applicable rules and regulations in various jurisdictions.

The volume of claims and the amount of damages and fines claimed in litigation and regulatory proceedings against financial services firms have been increasing, particularly in the current environment of heightened scrutiny of financial institutions. Dissatisfied customers may make claims against us regarding the quality of trade execution, improperly settled trades, mismanagement or even fraud, and the number or likelihood of claims may increase as our business expands.

Even if we prevail in any litigation or regulatory proceedings against us, we could incur significant legal expenses defending against such claims, even those without merit. Moreover, because even claims without merit can damage our reputation or raise concerns among our existing customers or potential customers, we may feel compelled to settle claims at a significant cost. The initiation of any claim, proceeding or investigation against us, or an adverse resolution of any such claim, proceeding or investigation, could adversely affect our reputation and materially and adversely affect us and cause our stock price to decline significantly.

Failure to comply with governmental laws and regulations could harm our business, materially and adversely affect us and cause our stock price to decline significantly.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, revocation of required licenses, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, we could be materially and adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in legal and professional costs and expenses. We provide passive communication technology to institutional investors, such as money managers and hedge funds, that enables such investors to communicate with executing brokers, prime brokers and clearing firms with respect to securities orders that such investors may place with third party brokers through our platform. We do not conduct our technology business in or through our broker-dealers. As such, we must ensure that our technology activities and our compensation structure therefor would not result in our acting as an unregistered broker-dealer or investment adviser that could subject us to, among other things, regulatory enforcement actions, monetary fines, restrictions on the conduct of our technology business and rescission/damages claims by customers who use our technology. Our failure to comply with any laws or regulations, or the costs associated with defending any action alleging our noncompliance with any laws or regulations, could materially and adversely affect us and cause our stock price to decline significantly.

Extensive regulation of certain of our subsidiaries results in our exposure to the potential for penalties and fines and our failure to comply with such regulation could materially and adversely affect us and cause our stock price to decline significantly.

Companies in the financial services industry, including certain of our businesses, have experienced increased scrutiny in recent years and penalties and fines sought by regulatory authorities, including the SEC, the Financial Industry Regulatory Authority, Inc. (“FINRA”), the U.S. Commodity Futures Trading Commission (the “CFTC”), the National Futures Association (the “NFA”), state securities commissions, state attorneys general and the U.K. Financial Conduct Authority (the “FCA”), have increased accordingly. This regulatory and enforcement environment may create uncertainty.

Certain of our subsidiaries are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which they operate. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fines, the issuance of cease-and-desist orders or suspension or expulsion. In addition, we are subject to control person liability with respect to our regulated subsidiaries, which could impose liability on us for certain violations of those subsidiaries. “Associated persons” of ours may, in the future, be subject to investigations that may result in disciplinary actions by the SEC, self-regulatory organizations and state securities administrators. Self-regulatory organizations such as FINRA and the NFA, along with statutory bodies such as the SEC and the FCA, require strict compliance with their rules and regulations. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us and our regulated subsidiaries.

Future legislation and/or regulation, and uncertainties resulting from the possibility of legislation and/or regulation, could adversely impact our business. Failure to comply with any of these laws, rules or regulations could result in fines, limitations on business activity, or suspension or expulsion from the industry, any of which could materially and adversely affect us and cause our stock price to decline significantly.

We are required to maintain mandated levels of capital, which could constrain our growth and subject us to regulatory sanctions.

The SEC, CFTC, NFA, FINRA, FCA and other U.S. and non-U.S. regulators have stringent rules requiring that we maintain specific minimum levels of regulatory capital in our broker-dealer and independent introducing broker subsidiaries. As of December 31, 2013, on a separate company basis, we were required to maintain minimum net capital in the aggregate across all jurisdictions of approximately $214,000. Regulators continue to evaluate and modify minimum capital requirements from time to time in response to market events and to improve the stability of the international financial system. For example, the FCA recently increased capital requirements in the United Kingdom and may do so again in the future. Additional revisions to this framework or new capital adequacy rules applicable to us may be proposed and ultimately adopted, which could further increase our minimum capital requirements in the future.

Even if regulators do not change existing regulations or adopt new ones, our minimum capital requirements will generally increase in proportion to the size of our business conducted by our regulated subsidiaries. As a result, we will need to increase our regulatory capital in order to expand our operations and increase our revenue, and our inability to increase our capital on a cost-efficient basis could constrain our growth. In addition, in many cases, we are not permitted to withdraw regulatory capital maintained by our subsidiaries without prior regulatory approval or notice, which could constrain our ability to allocate our capital resources most efficiently throughout our operations. In particular, these restrictions could limit our ability to pay dividends or make other distributions on our common stock if our Board of Directors determines, in its sole discretion, to declare and pay dividends on our common stock in the future and, in some cases, could adversely affect our ability to withdraw funds needed to satisfy our ongoing operating expenses, debt service and other cash needs.

Regulators monitor our levels of capital closely. We are required to report the amount of regulatory capital we maintain to our regulators on a regular basis, and to report any deficiencies or material declines promptly. While we expect that our current amount of regulatory capital will be sufficient to meet anticipated short-term increases in requirements, any failure to maintain the required levels of regulatory capital or to report any capital deficiencies or material declines in capital could result in severe sanctions, including fines.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, which could result in a significant decline in our stock price.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to share-based compensation, business combinations and recoverability of intangible assets. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors and result in a significant decline in our stock price.

We currently conduct a portion of our business outside of the United States and our long-term success depends, in part, on our ability to expand our sales to customers outside the United States. As a result, our business is susceptible to risks associated with international operations.

Our customer base is primarily in the United States and Europe. As we continue to expand the sale of our products and services to customers located outside the United States, our business will be increasingly susceptible to risks associated with international operations. Our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to particular challenges of supporting a rapidly growing business in an environment of diverse cultures, languages, customs, business practices, legal systems, alternate dispute systems and regulatory systems. The risks and challenges associated with international expansion include:

•	continued localization of our products and services, including translation into foreign languages and associated expenses;

•	laws and business practices favoring local competitors;
•	compliance with multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;
•	compliance with anti-bribery laws, including compliance with the Foreign Corrupt Practices Act;
•	regional data privacy laws that apply to the transmission of our customers’ data across international borders;
•	ability to provide local data hosting services;
•	different pricing environments, including invoicing and collecting payment in foreign currencies and associated foreign currency exposure;
•	exposure to adverse movements in foreign currency exchange rates;
•	difficulties in staffing and managing foreign operations and the increased travel, infrastructure and legal and compliance costs associated with international operations;
•	different or lesser protection of our intellectual property rights;
•	difficulties in enforcing contracts and collecting accounts receivable, longer payment cycles and other collection difficulties; and
•	regional economic and political conditions.

If we are unable to successfully manage the challenges of international operations and expansion, our growth could be limited, and we could be materially and adversely affected.

Our insurance coverage may be inadequate to cover all potential liability which could materially and adversely affect us and cause our stock price to decline significantly.

We maintain a number of insurance policies, including with respect to director and officer liability; technology errors and omissions; and information security and privacy, but such insurance may be inadequate or may not be available in the future on acceptable terms, or at all. If we do not have adequate insurance to cover our liability, we could be materially and adversely affected and our stock price could decline significantly.

Being a public company has made it more expensive for us to obtain director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and human resources and compensation committee, and qualified executive officers.

Risks Related to this Offering, Our Common Stock and Our Organizational Structure

The price of our common stock may be volatile and the value of an investor’s investment could decline.

Technology stocks have historically experienced high levels of volatility. The trading price of our stock price has been, and is likely to continue to be, volatile. After shares of our common stock were sold in our initial public offering in July 2013 at a price of $9.00 per share, the sales price of our stock has ranged from a high of $10.30 to a low of $3.68 through April 29, 2014. In addition to the factors discussed in this prospectus, the trading price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in our stock price include the following:

•	market acceptance and performance of our products and services;
•	defects and errors in our products or services;
•	system failures and disruptions;
•	the loss of executives or other key employees and our failure to recruit and retain qualified personnel;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;
•	competition from firms with greater financial, technical and marketing resources and access to capital than we have and related competitive pressures;
•	issuances or sales of common stock by us or members of our management team or our Board of Directors or our other significant stockholders;
•	securities analyst recommendations or earnings estimates, and changes in securities analyst recommendations or estimates, regarding our common stock, other comparable companies or our industry generally;
•	actual or anticipated fluctuations in our operating results or future prospects;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	significant customer or contract losses; and
•	our ability to raise additional capital as needed and the terms on which such capital may be raised.

Issuances or sales of substantial amounts of our common stock in the public markets, or the perception that additional issuances or sales of our common stock might occur, could reduce the price of our common stock and may dilute an investor’s voting power and its ownership interest in us.

Any future issuances or sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these issuances or sales could occur, could adversely affect our stock price and may make it more difficult for an investor to sell common stock at a time and price that such investor deems appropriate. As of April 29, 2014, we had 24,842,093 outstanding shares of common stock, and upon the closing of this offering, we will have approximately 34,842,093 outstanding shares of common stock (approximately 36,342,093 if the underwriters exercise their over-allotment option in full).

All of the shares of common stock sold in this offering will be freely tradable and transferable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares held by any “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act.

Subject to certain exceptions described under the caption “Underwriting” we and all of our directors and executive officers and certain of our stockholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of the underwriters for a period of 90 days from the date of this prospectus. When the lock-up period expires, we, our directors and officers and our locked-up stockholders will be able to sell our shares in the public market (subject to any legal limitation on sales by affiliates and any other legal restrictions). In addition, the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the lock-up period. See the section titled “Shares Eligible for Future Sale” for more information.

Persons who may be affiliates of ours and who may be deemed to beneficially own 13,867,380, or approximately 56%, of the outstanding shares of our common stock as of April 29, 2014 (and without giving effect to this offering or any purchase by Messrs. Bernstein, Ferdinand or Von Allmen in this offering), are parties to a registration rights agreement, under which they have the right, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. In addition, from time to time we may add additional parties to this registration rights agreement or enter into additional registration rights agreements. All shares of our common stock held by our stockholders at the time of our initial public offering were “restricted securities” as defined in Rule 144. These restricted securities were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. At this time, we estimate that all of these shares (other than 361,880 shares that may have been transferred in a manner whereby the recipient received restricted securities) may be sold in the public market pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act, subject in certain cases to our continuing compliance with the current public information requirements of Rule 144 and, in the case of our affiliates, subject to volume limitations, manner of sale restrictions and other limitations applicable to such sales. We have also registered on two registration statements on Form S-8 the offer and sale or resale of the shares of common stock that we may issue or have issued under our equity compensation plan.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will beneficially own approximately 51% of the outstanding shares of our common stock immediately after this offering, or approximately 61% if Messrs. Bernstein, Ferdinand or Von Allmen purchase an aggregate of $15 million of our shares of common stock in this offering at an assumed public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014. As a result, these stockholders will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately adversely affect the market price of our common stock.

We cannot assure investors that an active or liquid trading market will develop or be sustained for our common stock or the market price at which our common stock will trade.

Although our common stock is listed on The NASDAQ Global Market, we cannot assure investors that an active or liquid trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Since our initial public offering in July 2013, the volume of trading in our common stock has been very limited. We cannot predict the prices at which our common stock will trade or the liquidity of the market for our common stock.

Messrs. Bernstein, Ferdinand and Von Allmen have indicated an interest in purchasing an aggregate of up to $15 million of our shares of common stock in this offering at the public offering price. To the extent these existing stockholders are allocated and purchase shares in this offering, such purchases would reduce the available public float for our shares because these stockholders will be restricted from selling their shares under applicable securities laws and the lock-up agreements described in the sections titled “Shares Eligible for Future Sale” and “Underwriting.” As a result, the liquidity of our common stock could be reduced from what it would have been if these shares had been purchased by investors that were not affiliated with us.

We have broad discretion in the use of the net proceeds that we received from our initial public offering and this offering.

We have broad discretion in the application of the net proceeds of our initial public offering in July 2013 and this offering. Stockholders may not agree with such uses and the net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that may lose value. Our failure to apply the net proceeds effectively could affect our ability to continue to develop and sell our products and services and grow our business, which could cause our stock price to decline.

The requirements of being a public company place significant demands on our resources and management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the listing requirements of The NASDAQ Global Market and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming or costly, and increases demand on our systems and resources, which effects will become more significant after we no longer qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business and operating results may be harmed.

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenue is less than $1.0 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;
•	the last day of its fiscal year in which it has annual gross revenue of $1.0 billion or more;
•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and
•	the date on which it is deemed to be a “large accelerated filer,” which will occur at the time the company (a) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) has filed at least one annual report pursuant to the Exchange Act.

Under this definition, we are an “emerging growth company” and we could remain an emerging growth company until as late as December 31, 2018.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;
•	be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers), the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation;
•	be permitted to delay compliance with new or revised financial accounting standards available under Section 102(b) of the JOBS Act; and
•	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

Our qualification as an “emerging growth company” means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide investors with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our stock price may be adversely affected.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and NASDAQ regarding our internal control over financial reporting. We may not complete needed improvements to our internal control over financial reporting in a timely manner, or our internal control over financial reporting may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and NASDAQ. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. As of December 31, 2012 and 2013, material weaknesses existed in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, that creates a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. See the information under the heading “— If we fail to remediate our material weaknesses and deficiencies in our internal control over financial reporting or we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, our reputation could be harmed and our stock price could decline significantly.”

Reporting obligations as a public company are likely to continue placing a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. In addition, as a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal controls over financial reporting by the time our annual report for the year ending December 31, 2014 is due and thereafter, which is requiring us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time that we cease to be an “emerging growth company,” as defined in the JOBS Act, although, as described in the preceding risk factor, we could potentially qualify as an “emerging growth company” until December 31, 2018. As a result, we will be required to improve our financial and managerial controls, reporting systems and procedures, to incur substantial expenses to test our systems and to make such improvements and to hire additional personnel. If our management is unable to certify the effectiveness of our internal control over financial reporting or if our independent registered public accounting firm cannot deliver (at such time as it is required to do so) a report attesting to the effectiveness of our internal control over financial reporting, or if we identify or fail to remediate material weaknesses in our internal control over financial reporting, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our reputation and the market price of our common stock. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could materially and adversely affect us and cause our stock price to decline significantly.

Because the public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock, new investors will experience immediate and substantial dilution.

The public offering price is substantially higher than the pro forma net tangible book value per share of our common stock as of December 31, 2013, after giving effect to the issuance of shares of our common stock in this offering, based on the total value of our pro forma tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate dilution of $2.92 per share, the difference between the assumed price per share to be paid for our common stock in this offering and its pro forma net tangible book value per share as of December 31, 2013, after giving effect to the issuance of shares of our common stock in this offering. See the section titled “Dilution” for more information.

If securities or industry analysts do not publish research or reports about us, or publish inaccurate or unfavorable research or reports about us, our stock price and trading volume could decline.

The trading market for our common stock depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If research analysts do not publish research or reports about us, or if one or more of the analysts who cover us should downgrade our stock or change their opinion of our stock, our stock price would likely decline. If one or more of these analysts should cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We do not anticipate paying any cash dividends on our common stock for the foreseeable future.

We have not declared or paid any cash dividends since our formation and do not anticipate paying any cash dividends on our common stock for the foreseeable future. Because we do not intend to pay any dividends for the foreseeable future, an investor may need to sell its shares of common stock to realize a return on its investment, and an investor may not be able to sell its shares at or above the price the investor paid for them. Any determination to pay dividends in the future will be at the sole discretion of our Board of Directors. Accordingly, we may never pay dividends on the shares of our common stock. In addition, our ability to pay any dividends to our stockholders depends in part on the performance of our subsidiaries and their ability to distribute cash to us through distributions and dividends. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our and our subsidiaries’ strategic plans, financial results and conditions, liquidity, contractual, legal, financial and regulatory prohibitions and other restrictions on distribution and dividends, capital requirements and business prospects and such other factors as considered to be relevant to such determination.

Our organizational documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our certificate of incorporation and bylaws contain provisions that could prevent, delay or deter a change in control of our company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our Board of Directors or take other corporate actions, including effecting changes in our management. These provisions include:

•	a classified Board of Directors with three-year staggered terms and directors can only be removed for cause, which could delay the ability of stockholders to change the membership of a majority of our Board of Directors;

•	the ability of our Board of Directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of our Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•	the requirement that a special meeting of stockholders may be called only by the Chairman of the Board, the Vice Chairman of the Company’s Board of Directors, our Chief Executive Officer, or a majority vote of our Board of Directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•	the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our certificate of incorporation and bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt; and
•	a provision that certain litigation against us can only be brought in the Court of Chancery of the State of Delaware.

In addition, as a Delaware corporation, we have not opted out of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “continue,” “potential,” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of investments by us in our business and capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity and annual contract value (ACV).

Forward-looking statements are not guarantees of performance. These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for and our ability to market our products and services, the expansion of product offerings through new applications or geographically, the timing and cost of investments by us in our business and planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	market acceptance and performance of our products and services;
•	our ability to obtain the capital necessary to expand our operations and invest in new products and services;
•	general economic conditions in the markets where we operate;
•	industry competition;
•	competition from firms with greater financial, technical and marketing resources than us and related competitive pressures;
•	failure to protect or enforce our intellectual property rights in our proprietary technology;
•	intellectual property claims and challenges;
•	defects and errors in our products or services;
•	growth and maintenance of our customer base and customer contacts;
•	credit quality and payment history of our customers;
•	changes in the market demand for our products and services;
•	our ability to keep up with rapid technological change;
•	system failures and disruptions;
•	non-performance of third-party vendors;
•	the loss of key executives and failure to recruit and retain qualified personnel;
•	the risks associated with the expansion of our business;
•	our possible inability to integrate any businesses we acquire;
•	compliance with laws and regulations, including those relating to the securities industry;
•	cancellation or breach of customer contracts;
•	our ability to fulfill, or to generate revenues by fulfilling, customer contracts; and
•	other factors discussed in the section titled “Risk Factors” or elsewhere in this prospectus.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after we distribute this prospectus. Potential investors should not place undue reliance on our forward-looking statements. Before you make a decision to invest in our common stock, you should be aware that the occurrence of any of the events described in the section titled “Risk Factors” and elsewhere in this prospectus could harm our business, prospects, results of operations, liquidity and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations about our industry, market position, market opportunity and market size, is based on data from various sources including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources and on our assumptions based on that data and other similar sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management’s understanding of industry conditions. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by us.

USE OF PROCEEDS

Our net proceeds from this offering are expected to be approximately $38.4 million (or approximately $44.4 million if the underwriters exercise in full their over-allotment option to purchase up to 1,500,000 additional shares of our common stock), based on an assumed public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use a portion of the net proceeds from this offering for investments in our technology and our sales and marketing functions, and for working capital and general corporate purposes, which may also include acquisitions of complementary businesses, products or technologies. While we routinely engage in discussions with third parties regarding potential acquisitions in the ordinary course of our business, we do not have any current arrangements, definitive agreements or commitments with respect to any potential acquisitions, as of the date of this prospectus in which proceeds of the offering would be used.

Except as otherwise set forth above, we cannot specify with certainty all of the particular uses of the net proceeds that we will receive from this offering. Accordingly, our management will have broad discretion over the use of the net proceeds from this offering. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, the status of our business and product development, the level of our sales and marketing activities and our investments and acquisitions.

Pending specific application of the net proceeds from this offering, we expect to invest the net proceeds from this offering primarily in short-term, interest bearing, investment grade securities, certificates of deposit or government securities.

We may increase or decrease the number of shares we are offering and the public offering price per share may not equal the assumed public offering price per share set forth in this preliminary prospectus. An increase (decrease) of 500,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, by approximately $2.0 million, assuming the assumed public offering price per share remains the same. In addition, each $0.25 increase (decrease) in the public offering price per share would increase (decrease) the net proceeds to us from the offering, after deducting the underwriting discount and estimated offering expenses payable by us, by approximately $2.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this preliminary prospectus, remains the same. We do not expect that a change in the public offering price per share or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering.

DIVIDEND POLICY

We have not declared or paid any cash distributions since our formation and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Because we do not intend to pay any dividends for the foreseeable future, you may need to sell your shares of common stock to realize your return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Any determination by us to pay dividends in the future will be at the sole discretion of our Board of Directors. As a holding company, our ability to pay dividends is subject to the ability of our subsidiaries to provide cash to us through distributions and dividends. Any distributions or dividends to us by our subsidiaries, and the declaration and payment of any future dividends by us, will depend on our and our subsidiaries’ strategic plans, financial results and condition, liquidity, contractual, legal, financial and regulatory prohibitions and other restrictions on distributions and dividends, capital requirements, business prospects and such other factors as considered to be relevant to such determination.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2013 (i) on an actual basis and (ii) as adjusted for this offering (assuming a public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014). The as adjusted for this offering information also gives effect to the receipt of the net proceeds of this offering as outlined in the section titled “Use of Proceeds.” You should also read the following table in conjunction with the sections titled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2013	As adjusted for this offering
Assets:
Cash and cash equivalents	$8,473,847	$46,891,847
Stockholders’ Equity:
Preferred Stock, $0.0001 par value; 10,000,000 shares authorized and no shares issued and outstanding	$—	$—
Common Stock, $0.0001 par value; 200,000,000 shares authorized, 24,486,388 shares issued and outstanding historical, and 34,486,388 shares issued and outstanding as adjusted for the offering	2,448	3,448
Additional paid-in capital	118,510,671	156,927,671
Accumulated deficit	(84,857,911)	(84,857,911)
Treasury stock; 121,674 shares at December 31, 2013	(1,029,078)	(1,029,078)
Accumulated other comprehensive loss	(110,721)	(110,721)
Total Capitalization	$32,515,409	$70,933,409

The number of shares of our common stock to be outstanding after this offering is based on 24,486,388 shares outstanding as of December 31, 2013. The number of shares of common stock outstanding does not reflect:

•	any exercise by the underwriters of their over-allotment option to purchase up to 1,500,000 additional shares of common stock from us;
•	1,231,754 additional shares of common stock issuable under outstanding but unvested RSUs as of December 31, 2013;
•	307,599 additional shares of common stock issuable under vested RSUs as of December 31, 2013;
•	420,505 additional shares of common stock underlying options granted to our employees as of December 31, 2013; and
•	1,078,667 additional shares of common stock reserved for future issuance under our 2012 Amended and Restated Stock Incentive Plan, or Stock Incentive Plan as of December 31, 2013.

A $0.25 increase (or decrease) in the assumed public offering price of $4.26 per share would increase (or decrease) each of cash and cash equivalents and total capitalization by $2,325,000, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount and estimated offering expenses.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

Our historical net tangible book value as of December 31, 2013 was $7.8 million, or $0.32 per share of our common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 24,486,388 shares of our common stock outstanding.

After giving effect to the sale of 10,000,000 shares of common stock by us, at an assumed public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014, less the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2013 would have been $46.2 million, or $1.34 per share. This represents an immediate increase in pro forma net tangible book value per share of $1.02 to existing stockholders and immediate dilution of $2.92 in pro forma net tangible book value per share to new investors purchasing common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis.

Assumed public offering price per share		$4.26
Net tangible book value per share as of December 31, 2013	$0.32
Increase in net tangible book value per share attributable to new investors	1.02
Pro forma net tangible book value per share after this offering		1.34
Dilution per share to new investors		$2.92

If the underwriters exercise their option to purchase additional shares or if any additional shares are issued in connection with outstanding options, you will experience further dilution.

The number of shares of common stock outstanding does not reflect:

•	any exercise by the underwriters of their over-allotment option to purchase up to 1,500,000 additional shares of common stock from us;
•	1,231,754 additional shares of common stock issuable under outstanding but unvested RSUs as of December 31, 2013;
•	307,599 additional shares of common stock issuable under vested RSUs as of December 31, 2013;
•	420,505 additional shares of common stock underlying options granted to our employees as of December 31, 2013; and
•	1,078,667 additional shares of common stock reserved for future issuance under our 2012 Amended and Restated Stock Incentive Plan, or Stock Incentive Plan as of December 31, 2013.

A $0.25 increase (or decrease) in the assumed public offering price of $4.26 per share, which is equal to the closing price of our common stock on The NASDAQ Global Market on April 29, 2014, would increase (or decrease) the total consideration paid by new investors in this offering and by all investors by $2,500,000, and would increase (or decrease) the average price per share paid by, and dilution to, new investors by $0.25, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on The NASDAQ Global Market under the symbol “LIQD” since July 26, 2013. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on The NASDAQ Global Market:

	High	Low
2013
Third Quarter (from July 26, 2013)	$10.30	$6.16
Fourth Quarter	$9.05	$6.21
2014
First Quarter	$7.59	$3.68
Second Quarter (through April 29, 2014)	$4.58	$3.79

On April 29, 2014, the closing price of our common stock on The NASDAQ Global Market was $4.26 per share.

As of April 28, 2014, we had 73 holders of record of our common stock. The actual number of stockholders is greater than these numbers of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and accompanying notes of Liquid Holdings Group, Inc., the combined financial statements of the Liquid Predecessor Companies, the historical financial statements of certain other entities acquired by us, and the unaudited pro forma condensed consolidated financial statements and related notes, included elsewhere in this prospectus.

We have presented the condensed consolidated balance sheet data as of December 31, 2013 and 2012 and the condensed consolidated statement of operations and comprehensive loss data for the year ended December 31, 2013 and for the period from April 24, 2012 (commencement of operations) to December 31, 2012 on a historical basis based on the consolidated financial statements and the accompanying notes of Liquid Holdings Group, Inc. included in this prospectus. We have presented the condensed consolidated balance sheet data as of April 24, 2012 and the condensed consolidated statement of operations and comprehensive loss data for the period from January 1, 2012 to April 24, 2012 based on the combined financial statements of the Liquid Predecessor Companies included elsewhere in this prospectus.

The following tables set forth selected financial data on a historical basis for Liquid Holdings Group, Inc. and the Liquid Predecessor Companies.

	Liquid Holdings Group, Inc.		Liquid Predecessor Companies
	For the Fiscal Year Ended December 31, 2013	From Inception (April 24, 2012) to December 31, 2012	Period From January 1, 2012 to April 24, 2012
Condensed Consolidated Statement of Operations and Comprehensive Loss Data:
Revenues:
Software services	$2,925,650	$1,032,534	$—
Brokerage activities	1,872,647	1,295,248	—
Total revenues	4,798,297	2,327,782	—
Cost of revenues (exclusive of items shown separately below):
Software services	1,452,801	388,860	—
Brokerage activities	1,248,192	817,559	—
Total cost of revenues	2,700,993	1,206,419	—
Gross margin	2,097,304	1,121,363	—
Operating expenses:
Compensation	18,885,418	28,285,420	73,494
Consulting fees	12,727,112	3,081,002	—
Depreciation and amortization	7,407,062	2,761,703	6,912
Other	9,797,831	3,485,427	284,333
Impairment of goodwill and intangible assets	—	1,550,652	3,300,000
Total operating expenses	48,817,423	39,164,204	3,664,739
Loss from operations	(46,720,119)	(38,042,841)	(3,664,739)
Non-operating income (expenses):
Registration rights penalty expense	—	(1,674,704)	—
Unrealized gain (loss) on contingent consideration payable	—	129,000	—
Gain (loss) on settlement of contingent consideration payable	(649,688)	1,545,000	3,300,000
Interest and other, net	60,500	(306,659)	—
Total non-operating expenses, net	(589,188)	(307,363)	3,300,000
Loss before income taxes	(47,309,307)	(38,350,204)	(364,739)
Income tax benefit	(697,260)	(104,340)	—
Net loss	(46,612,047)	(38,245,864)	(364,739)
Other comprehensive losses:
Foreign currency translation	(92,648)	(18,073)	—
Total comprehensive loss	$(46,704,695)	$(38,263,937)	$(364,379)
Basic and diluted loss per common share:	$(2.10)	$(2.46)	$—
Weighted average common shares outstanding during the period, basic and diluted	22,230,943	15,517,444	—

	At December 31, 2013	At December 31, 2012	Liquid Predecessor Companies at April 24, 2012
Condensed Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$8,473,847	$1,380,078	$121,550
Note receivable from related party – QuantX	—	2,250,000	—
Other intangible assets, net of amortization	11,505,853	18,740,125	2,108,000
Goodwill	13,182,936	13,182,936	8,392,402
Other assets	2,881,249	6,395,492	784,324
Total assets	$36,043,885	$41,948,631	$11,406,276
Liabilities and equity:
Accounts payable and accrued expenses	$3,503,590	$3,199,869	$117,765
Contingent consideration payable	—	1,561,000	1,973,000
Future obligation with IPO	—	—	8,327,000
Other liabilities	24,886	812,533	1,079,180
Total liabilities	3,528,476	5,573,402	11,496,945
Equity	32,515,409	36,375,229	(90,669)
Total liabilities and equity	$36,043,885	$41,948,631	$11,406,276

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2013 gives effect to the elimination of the over-the-counter brokerage operations of LPS and Futures, as if such operations ceased effective January 1, 2013.

The unaudited pro forma condensed consolidated statement of operations and comprehensive loss should be read in conjunction with the consolidated financial statements of Liquid Holdings Group and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated statement of operations and comprehensive loss are not necessarily indicative of what the actual results of operations of the Company would have been assuming the over-the-counter brokerage operations ceased effective as of January 1, 2013, nor are they indicative of the results of operations of future periods. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions the Company believes are reasonable.

LIQUID HOLDINGS GROUP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2013

	Liquid Holdings Group, Inc.	Liquid Futures, LLC	Liquid Prime Services, Inc.	Pro forma
		(A)	(B)
Revenues:
Software services	$2,925,650	$—	$—	$2,925,650
Brokerage activities	1,872,647	(708,343)	(1,164,304)	—
Total revenues	4,798,297	(708,343)	(1,164,304)	2,925,650
Cost of revenues (exclusive of items shown separately below):
Software services	1,452,801	—	—	1,452,801
Brokerage activities	1,248,192	(446,136)	(802,056)	—
Total cost of revenues	2,700,993	(446,136)	(802,056)	1,452,801
Gross profit	2,097,304	(262,207)	(362,248)	1,472,849
Operating expenses:
Compensation	18,885,418	—	—	18,885,418
Consulting fees	12,727,112	—	—	12,727,112
Depreciation and amortization	7,407,062	—	—	7,407,062
Other	9,797,831	(92,571)	(37,669)	9,667,591
Total operating expenses	48,817,423	(92,571)	(37,669)	48,687,183
Loss from operations	(46,720,119)	(169,636)	(324,579)	(47,214,334)
Non-operating income (expenses):
Loss on settlement of contingent consideration payable	(649,688)	—	—	(649,688)
Interest and other, net	60,500	—	—	60,500
Total non-operating income (expense)	(589,188)	—	—	(589,188)
Loss before income taxes	(47,309,307)	(169,636)	(324,579)	(47,803,522)
Income tax benefit	(697,260)	—	—	(697,260)
Net loss	(46,612,047)	(169,636)	(324,579)	(47,106,262)
Other comprehensive loss:
Foreign currency translation	(92,648)	—	—	(92,648)
Total comprehensive loss	$(46,704,695)	$(169,636)	$(324,579)	$(47,198,910)

NOTES AND MANAGEMENT’S ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(1)	Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations and comprehensive loss was prepared for illustrative purposes only in accordance with the assumptions set forth below.

Until June 1, 2013, we generated a portion of our revenue through commissions generated by brokers executing transactions on behalf of our customers and by the mark-up generated by brokers executing transactions on a riskless principal basis. On June 1, 2013, the Company ceased the over-the-counter brokerage operations of LPS and Futures.

Going forward, LPS will continue to be a component of the Company’s business strategy by facilitating the introduction of our customers’ assets to custody banking relationships. LPS will remain a regulated entity with oversight from FINRA, the SEC, the NFA and CFTC. As complementary service providers to the Company’s technology platform customers, LPS and Futures will no longer generate any significant transaction or other revenue, but will continue to incur, at decreased levels, salary, regulatory, accounting, legal and administrative expenses. The accompanying pro forma condensed consolidated statement of operations and comprehensive loss reflects the results of operations of the Company assuming the over-the-counter brokerage operations ceased effective as of January 1, 2013.

(2)	Adjustments to the Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

The adjustments to the pro forma condensed consolidated statement of operations and comprehensive are as follows:

(A), (B)	To eliminate the over-the-counter brokerage operations of LPS and Futures, as if such operations ceased effective January 1, 2013 and only administrative functions of both companies continued during the year ended December 31, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the section titled “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. You should read the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Liquid Holdings Group, Inc. provides a next-generation proprietary cloud-based trading and portfolio management solution that seamlessly integrates order and execution management with real-time risk management, reporting, shadow accounting and managed services in a single platform for the financial services community. Our current and prospective customers include small to mid-sized hedge funds, asset managers, wealth management offices, family offices and financial institutions.

We deliver our technology efficiently, quickly and securely as a SaaS solution that provides our customers with a customizable and rapidly deployable platform. We believe that our platform’s comprehensive and integrated real-time approach provides a distinctive offering to our customers that creates efficiencies for our customers by reducing both the number of service provider relationships the customer needs to manage and maintain and the level of IT personnel necessary to support and integrate those multiple applications.

Our platform offers the following features and capabilities:

•	A Single, Real-Time Consolidated Portfolio View. We offer a single trade, order and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and FX. Our customers can aggregate positions, exposures and risk metrics across all of their portfolios and asset classes on a single screen in real-time. With our platform there is no need to purchase or integrate several external programs to consolidate risk management, shadow accounting and reporting functions across asset classes;
•	Real-Time Portfolio Risk Management and Scenario Analysis. Our platform’s architecture enables our customers to perform highly complex computations of risk and project probabilistic scenarios using data feeds in real-time. This allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. It also enables users to calculate theoretical values instantly for over a dozen historic market events and crashes to simulate portfolio performance in times of market volatility. Our platform automatically routes trade data to our risk management system for real-time analysis. We believe most of our competitors offer this type of analysis only on an end-of-day or as-requested basis;
•	Real-Time Shadow Accounting and Reporting Management, Fee Management, and Transaction Cost Analysis. Our shadow accounting and reporting database was designed to reconcile a vast number of trades and their associated fees and transaction costs, giving traders and managers a clear and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, and brokerage and accounting adjustments in real-time. Our flexible and scalable architecture allows traders, operations personnel and senior management to view customized reports on an individual, group or enterprise wide basis;
•	Broker, Execution and Clearing Firm Agnostic. We provide our customers with the independence to select their preferred broker execution venues and clearing relationships. Our technology is able to connect our customers seamlessly to multiple prime brokers and over 100 liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs. We do not monetize, sell or take the opposing side of our customers’ order flow, nor do we act as a market maker. Our technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how the trade is sent to the market and which broker executes and clears the trade. We have established connectivity with some of the most recognized prime brokers and banking platforms in the world, offering our customers the ability to access these relationships for capital introduction and execution services globally; and
•	Managed Services. We provide managed services support for all customers which includes comprehensive trade reconciliation, corporate actions and dividend processing as well as start of day/end of day file processing and delivery between third parties and their clients as part of our overall solution. We believe that these services reduce our customers’ need to hire operations staff.

We have branded our trading platform as LiquidTradeSM, our risk metrics platform as LiquidMetrics® and our shadow accounting platform as LiquidViewSM, together constituting the Liquid platform.

Key Operating Metrics

In addition to the U.S. GAAP metrics that we regularly monitor, we also monitor the following metrics to evaluate our business, measure our performance, identify trends affecting our business and make strategic decisions:

Key Operating Metric	As of December 31, 2012(1)	As of March 31, 2013(1)	As of June 30, 2013	As of September 30, 2013	As of December 31, 2013
Contracts – Contributing to Current Revenue
Number of Customers	20	25	23	27	48
Number of Units	327	351	385	455	517
Number of Units – QuantX(2)	274	290	304	378	421
Contracts – Expected to Contribute to Future Revenue(3)
Number of Customers	N/A	N/A	7	21	29
Number of Units	N/A	N/A	35	110	139
Number of Units – QuantX(2)	N/A	N/A	8	13	14
Contracts – Total
Number of Customers	20	25	30	48	77
Number of Units	327	351	420	565	656
Number of Units – QuantX(2)	274	290	312	391	435
Annual Contract Value (in millions)	N/A	N/A	$1.707	$3.158	$4.520

(1)	As of December 31, 2012 and March 31, 2013, our customers were contracted on a month-to-month subscription basis. As such, we did not have customers or units relating to contracts expected to contribute to future revenue, nor Annual Contract Value, as key operating metrics for these periods. Currently, most of our revenues are generated from subscription contracts, which are paid monthly and typically have a minimum term of one year, with revenues recognized ratably over the term of the subscription contract.
(2)	Represents units, included in “Number of Units,” that are being used by QuantX, a related party as a result of certain past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew, or paid for by QuantX on behalf of its own customers.
(3)	Represents contracts that have been signed but are not yet generating revenue because our product has not yet been deployed to the customer.

Number of Customers.  We believe that our ability to expand our customer base is an indicator of our market penetration and the growth of our business as we continue to invest in our direct sales and marketing teams.

Number of Units.  Since our customers generally pay fees based on the number of units of our platform being used within their organizations, we believe the total number of units is an indicator of the growth of the business. Each unit represents an individual element of the Liquid platform such as LiquidTradeSM, LiquidMetrics® or LiquidViewSM.

Annual Contract Value.  ACV represents, as of the end of any quarter for which ACV is reported, the estimated contract value of subscription payments payable to us during the next twelve months (or, in the case of subscription contracts where the remaining contract term is less than twelve months, the remaining value of such contracts) pursuant to subscription contracts existing at the end of the quarter for which Annual Contract Value is reported, including contracts pursuant to which we are currently generating no revenue because our product has not yet been deployed to the customer.

ACV is not a financial measure calculated and presented in accordance with U.S GAAP and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is a helpful indicator of potential future revenue. However, we caution investors that our presentation of this measure may not be comparable to similar measures as disclosed by other issuers, because other companies may calculate these measures differently. Additionally, our actual revenue may be lower or higher than ACV. ACV is a forward-looking estimate. See “Special Note Regarding Forward-Looking Statements.”

Factors Affecting Our Performance

The Pace of Financial Services Innovation.  The financial services industry has faced substantial pressure to innovate over the last decade. Following the implementation of decimalization in financial market pricing in 2001, new technologies were needed to accommodate the need to execute, value and evaluate risk for securities trading. Today, the industry innovates rapidly as technology adapts to the demands of both regulatory changes and changes in investor preferences. We believe our products and services compete favorably, and that our flexible architecture will allow us to innovate and scale new product releases quickly. However, we may not be able to keep up with evolving industry standards and changing trading systems, practices and techniques. Continued demand for advanced technology resources in the financial services industry is important to future demand for our products.

Revenue Growth.  We believe the key driver to improve our financial performance will be revenue growth. We believe demand for our products will increase as key industry trends drive innovation. We plan to add resources in an effort to gain market share and increase revenue from existing and new customers. While revenue growth may fail to increase or may decline for a number of reasons, including significant competition and lack of market acceptance of our technology and platform, we seek to generate revenue growth from, among other things, the execution of new customer contracts as we increasingly penetrate the marketplace. Our ability to achieve sufficient revenue to generate net income and to fully fund operations will require continued significant near-term investments in technology development, sales, marketing and customer support personnel. We expect these investments to negatively impact current net income and cash balances, but also to set the framework for improving financial performance in the near-and long-term as we scale up our business.

The hedge fund industry has continued to grow and stabilize since the market correction of 2008. Current forecasts indicate continued growth through 2014 and 2015, with continued new fund start-ups and spinoffs. Institutional investors look to enhance and diversify their investment portfolios, through alternative asset managers and emerging mandates from large investors, in order to continue to show health and growth. Emerging hedge funds, those with assets under management of $100 million to $500 million, with three-year track records are investing in technology to manage increased activity and required regulatory and operational oversight. This market segment, once penetrated, could have a positive impact to our future revenues. Additionally, the focus and emphasis on risk analytics as a mission critical application, and market acceptance of LiquidMetrics® as a best of breed risk system, could have a significant impact to our revenues along with the broad acceptance of LiquidMetrics® as a compelling risk tool for sell side and managed accounts. Traditional registered investment advisors and high net worth investment manager segments are also looking to offer alternative investments and can benefit from the Liquid platform. The ability to advertise hedge funds may generate more interest than is currently anticipated and would further drive focus on technology for investor reporting distribution.

Potential negative impacts could come in the form of unexpected market corrections that dramatically reduce available asset flows into hedge funds, as well as closure of hedge funds or decline in the opening of new hedge funds. Additionally, a retraction of the broad adoption of “cloud deployment” would require Liquid to modify its distribution method and could slow growth.

Delivery of New Product Releases.  Customer demands in the financial services industry are becoming increasingly complex. If we fail to accurately predict customers’ changing needs and emerging technology trends, our business could be negatively affected. It is important for us to have a robust development pipeline and to deliver new releases on time and within budget. We believe our flexible platform allows us the ability to develop and deliver customized solutions for particular customer needs. Members of our core technology development team have worked together for over a decade, first at Web Quote SRL, then at GMA, now known as Liquid Technology Services, LLC, from 2002 until we acquired GMA in 2012. As a result, we are able to develop new modules in a flexible and continuous manner. We believe the maintenance of our core development team’s continuity and its ability to produce new product versions on time is important to the future growth of our company.

Organizational Resources.  While we intend to increase personnel, funding and capital expenditures devoted to our sales force and the research and development of new and advanced technologies, if we fail to hire additional necessary personnel or to improve our key business applications, processes and IT infrastructure, we may not be able to achieve or manage our expected growth. These plans will require a significant investment in managerial talent, human resources, information systems, processes and controls to ensure maintenance of efficient and economic operations. These investments are critical to our ability to increase revenue, to generate net income and to fully fund operations.

International Expansion.  Our future growth will depend, in part, on our ability to continue to increase sales of our platform internationally. Historically, a significant portion of our revenues and billings have been generated from outside the United States, with the substantial portion of this revenue coming from QuantX, our largest customer and a related party as a result of certain past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew. We intend to pursue new customers internationally which may increase operating expenses in the near term and may not result in revenues until future periods, if at all. International expansion may also increase the risk associated with our business.

Financial Overview

Revenues

Our revenues consist of the following:

Software services.  We market our software to end-users and to institutional customers through our direct sales force and through our strategic partner relationships. End-user customer revenue is generated through subscription fees. Institutional revenue is generated through subscription fees, integration and customization fees and hosting and gateway fees. In addition, on December 1, 2013, we started charging customers for market data services. Market data is trade-related data for a financial instrument reported by a trading venue, such as a stock exchange, which allows traders and investors to know the latest price and see historical trends for that financial instrument. We are not charging a profit on market data, but rather we are passing on the cost we incur from the market data provider, which has contracted with us to provide such data, to the customer. These pass-through charges for market data services are included in our software services revenues. Prior to December 31, 2012, our software services revenues also included messaging fees. Messaging fees are an additional technology fee of a fixed cost per message to those who utilize our infrastructure. Each time an order is created, sent or cancelled a message must be sent to a counterparty who will in kind return a message of confirmation. These fees were exclusively charged to our customer QuantX, but ceased for periods after December 31, 2012 and, therefore, messaging fees are no longer included in our software services revenues. We generally recognize software services revenue at the time the software is made available to the customer, provided all other revenue recognition criteria have been met. To date, the majority of our software services revenue has been attributable to related parties, including QuantX. We expect our software services revenue to increase in absolute dollars as we continue to add new hedge funds, other asset managers and financial institutions to our customer base.

Brokerage activities.  Until June 1, 2013, we generated a portion of our revenue through commissions generated by brokers executing transactions on behalf of our customers and by the mark-up generated by brokers executing transactions on a riskless principal basis. On June 1, 2013, we ceased over-the-counter brokerage operations by LPS and Futures. Effective February 12, 2014, we received regulatory approval to consolidate LPS and Futures, with LPS remaining as the surviving entity. This consolidation will enable LPS and Futures to streamline their regulatory costs and consolidate their net capital, permit our customers to sign a single account agreement to conduct both futures and securities trading and permit the consolidated entity to enter into a single clearing agreement to facilitate both futures and securities trades. Going forward, LPS will continue to be a component of our business strategy by facilitating the introduction of our customers’ assets to custody banking relationships. LPS will remain a regulated entity with oversight from FINRA, the SEC, the NFA and CFTC. We do not expect the cessation of the over-the-counter brokerage operations of LPS and Futures to negatively and significantly affect our ability to facilitate the introduction of our customers’ assets to custody banking relationships. As complementary service providers to our technology platform customers, LPS and Futures will no longer generate any significant transaction or other revenue, but will continue to incur, at decreased levels, salary, regulatory, accounting, legal and administrative expenses.

Cost of Revenues

Our cost of revenues in connection with software services includes all direct costs to distribute and support our software, including data center and support personnel, salaries and benefits. These costs also include market data fees we incur on behalf of our customers and pass on to them.

Our cost of revenues associated with brokerage activities included payments to brokers who received a percentage of commissions generated by brokers executing transactions on behalf of customers and the mark-up generated by brokers executing transactions on a riskless principal basis. Regulatory fees are also included in cost of revenues associated with brokerage activities. We expect our cost of revenues associated with brokerage activities to decline in future periods. Since we ceased over-the-counter brokerage operations for LPS and Futures on June 1, 2013, we have not received revenues associated with brokerage activities.

We expect that our cost of revenues will increase in the future as we grow our business, add new customers and increase services to existing customers, and need to support the implementation, hosting and support of those new customers and increased services. We also expect that our cost of revenues as a percentage of total revenues could fluctuate from period to period depending on the growth of our business and any associated costs relating to the delivery of services, and the timing of significant expenditures. We intend to continue to invest additional resources in expanding the delivery capability of our software and other services. The timing of these additional expenses could affect our cost of revenues, both in terms of absolute dollars and as a percentage of total revenues, in any particular quarterly or annual period.

Operating Expenses

Compensation.  Compensation expense consists of wages and benefits for our employees as well as share-based compensation. Wages and benefits are expensed in the period in which they are earned. Share-based compensation is measured at fair value on the grant date of each award, based on the estimated number of awards that are expected to vest, resulting in a charge to operations over the requisite service period. For awards with graded vesting, we recognize share-based compensation on a straight-line basis over the service period for each separately vesting portion of the award. We expect total compensation expense to decrease in 2014 because a significant portion of this expense in 2013 was for share-based compensation awarded to our founders and our board members as consideration for agreeing to serve on our board, and other transactions in our equity prior to or in connection with our initial public offering (“IPO”), which closed on July 31, 2013. We expect compensation expense, excluding share-based compensation, to increase as we increase our headcount in an effort to grow our business and comply with the rules and regulations applicable to public companies.

Consulting fees.  Consulting fees consist of services we are currently outsourcing such as market research, investor/public relations and human resources functions. Consulting fees are expensed in the period in which they are incurred. The majority of our consulting fees, from inception to date, have been for share-based compensation relating to equity transactions with consultants, in which the consideration paid to the consultants was below the fair value of the equity they received The amount by which the consideration is below fair market value is considered share-based compensation. In addition, the sale of our stock to strategic partners and consultants at below fair value also resulted in charges to share-based compensation.

Professional fees.  Professional fees consist primarily of legal, accounting and tax services. Professional fees are expensed in the period in which they are earned. The majority of our professional fees from inception to date have been for legal fees related to the start up of our business as well as certain litigation we have been a part of as disclosed in the notes to the accompanying condensed consolidated financial statements. We anticipate that we will continue to incur professional fees as we grow our business. Whereas certain legal fees pertaining to the start up of our business will cease, other costs such as audit fees, recorded prior to our IPO as a deferred offering cost, will continue and be recorded in professional fees on our consolidated statements of operations. As noted in “Risk Factors — Risks Related to this Offering, Our Common Stock and Our Organizational Structure — The requirements of being a public company places significant demands on our resources and management’s attention,” compliance with the rules and regulations applicable to public companies is increasing our legal and financial compliance costs.

Computer related and software development.  Computer related and software development costs consist primarily of research and development costs. Research and development costs are expensed in the period in which they are incurred. Research and development costs include product management, product development, quality assurance and technology operations all with the goal of continuously refining and enhancing our automated and integrated, real-time systems for trading, risk management, accounting, reporting and administration.

Other.  Other expenses consist primarily of travel and entertainment, advertising and communication costs. These costs are expensed in the period in which they are earned. We anticipate that we will continue to incur these costs, at an increased level, due to travel and advertising in our efforts to increase and broaden our customer base.

Gain (Loss) on Settlement of Contingency Consideration Payable

The gain (loss) on settlement of contingent consideration payable represents the gain or loss realized in connection with acquisitions we made in which a contingent consideration payable was recorded upon acquisition. The details of these transactions can be found in Note 10 of our consolidated financial statements.

Income Taxes

On July 24, 2013, the Company reorganized as a Delaware corporation from a limited liability company. The change in tax status required us to revalue our deferred tax assets and liabilities at the current corporate federal and state income tax rates. As a result, we recorded a change in our deferred tax assets and liabilities to income tax provision.

Prior to July 24, 2013, the Company, as a limited liability company, was treated as a partnership for federal and state income tax purposes. Accordingly, no provision was made for federal and state income taxes during that period since all items of income or loss were required to be reported on the income tax returns of the members, who were responsible for any taxes thereon. The Company was, however, subject to the New York City Unincorporated Business Tax of 4%. We may be subject to state taxes in certain states that may assess capital taxes or taxes based on gross receipts. We also have subsidiaries in foreign jurisdictions, which are subject to local income taxes.

Results of Operations

We were formed on January 17, 2012. We commenced operations on April 24, 2012, and we had no operations during any period prior to that date. As a result, we are not able to present financial results for any periods prior to April 24, 2012. The audited combined historical financial statements of the Predecessor Company are summarized in “Selected Financial Data” and are discussed further below. However, the Predecessor Company is not comparable to our current business or our business as conducted in the period from our commencement of operations on April 24, 2012 to December 31, 2012. Because any direct comparison of our financial results to the financial results of the Predecessor Company would not be meaningful, we have not presented a comparison of our results to the financial results of the Predecessor Company in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Further, because the discussion of our results below for the period from April 24, 2012 to December 31, 2012 reflects our operations during the period in which we were starting up our operations and includes the results of acquired businesses only from the respective dates of acquisition, they should not be considered indicative of our anticipated results of operations on a going forward basis.

Liquid Holdings Group, Inc.

Year Ended December 31, 2013 compared to the Period from April 24, 2012 to December 31, 2012

	Year Ended December 31, 2013	Period from April 24, 2012 to December 31, 2012	Change
Revenues:
Software services	$2,925,650	$1,032,534	$1,893,116
Brokerage activities	1,872,647	1,295,248	577,399
	4,798,297	2,327,782	2,470,515
Cost of revenues (exclusive of items shown below):
Software services	1,452,801	388,860	1,063,941
Brokerage activities	1,248,192	817,559	430,633
	2,700,993	1,206,419	1,494,574
Gross profit:
Software services	1,472,849	643,674	829,175
Brokerage activities	624,455	477,689	146,766
	2,097,304	1,121,363	975,941
Operating expenses:
Compensation(1)	18,885,418	28,285,420	(9,400,002)
Consulting fees(2)	12,727,112	3,081,002	9,646,110
Depreciation and amortization	7,407,062	2,761,703	4,645,359
Professional fees	3,676,863	1,651,232	2,025,631
Rent	1,211,693	629,400	582,293
Computer related and software development	2,472,539	414,048	2,058,491
Other	2,436,736	790,747	1,645,989
Impairment of goodwill and intangible assets	—	1,550,652	(1,550,652)
Total operating expenses	48,817,423	39,164,204	9,653,219
Loss from operations	(46,720,119)	(38,042,841)	(8,677,278)
Non-operating income (expense):
Registration rights penalty	—	(1,674,704)	1,674,704
Unrealized gain on contingent consideration payable	—	129,000	(129,000)
Gain (loss) on settlement of contingent consideration payable	(649,688)	1,545,000	(2,194,688)
Interest and other, net	60,500	(306,659)	367,159
Total non-operating income (expense)	(589,188)	(307,363)	(281,825)
Loss before income taxes	(47,309,307)	(38,350,204)	(8,959,103
Income tax benefit	(697,260)	(104,340)	(592,920)
Net loss	$(46,612,047)	$(38,245,864)	$(8,336,183)

(1) Share-based compensation included in compensation	$9,425,684	$26,974,828	17,549,144
(2) Share-based compensation included in consulting fees	$11,649,693	$2,404,992	9,244,701

Revenues

Software services revenue was $2.9 million during 2013, an increase of $1.9 million from $1.0 million in the prior period. The increase was due to primarily to an increase in the number of customers and units during 2013. Customers and units contributing to software services totaled 48 and 517, respectively, at December 31, 2013 compared to 20 and 327, respectively, at December 31, 2012. For the year ended December 31, 2013, QuantX and our affiliated customers accounted for 82% of our software services revenue, and as of December 31, 2013, QuantX and our affiliated customers accounted for 10% of our customers and 83% of our units. During the fourth quarter of 2013, we entered into a $1.0 million annual contract with QuantX for an enhanced version of our LiquidMetrics® platform, and we started charging customers for their use of market data services, both of which added to the increase in software services revenue during 2013. In addition, 2013 included a full-year of revenue compared to approximately eight months in the prior year.

Brokerage activities revenue was $1.9 million during 2013, an increase of $0.6 million from $1.3 million in the prior period. The increase was due primarily to an increase in customer transactions for which commissions were earned. On June 1, 2013, the Company ceased the over-the-counter brokerage operations of LPS and Futures. As a result, we are not currently generating brokerage revenue.

Cost of Revenues, Gross Profit and Gross Margin

Cost of revenues for software services was $1.5 million during 2013, an increase of $1.1 million from $0.4 million in the prior period. The increase was directly attributable to the increase in our revenue, as the need to grow our company in order to support the implementation of new customers and the continued support of existing customers led to increases in payroll and consulting costs. Additionally, costs related to market data, a service that we started charging customers for in the fourth quarter of 2013, contributed to the overall increase in cost of revenues for software services but were offset in full by recognition of software services revenue in the same amount. Gross profit and gross margin related to software services revenue during 2013 was $1.5 million and 50.3%, respectively, compared to $0.6 million and 62.3%, respectively, in the prior period.

Cost of revenues for brokerage activities was $1.2 million during 2013, an increase of $0.4 million from $0.8 million in the prior period. The increase is directly related to the increase in brokerage activity revenue as payments to brokers were based on increased customer transactions during 2013. The gross profit and gross margin related to brokerage activities during 2013 was $0.6 million and 33.3%, respectively, compared to $0.5 million and 36.9%, respectively, in the prior period.

Operating Expenses

Total operating expenses were $48.8 million during 2013, an increase of $9.6 million from $39.2 million in the prior period. The increase was due primarily to increases in consulting fees, depreciation and amortization, professional fees and computer related and software development costs offset, in part, by a decrease in compensation and an impairment charge that occurred in the prior period.

Compensation expense was $18.9 million during 2013, a decrease of $9.4 million from $28.3 million in the prior period. Excluding share-based compensation, compensation expense was $9.5 million, an increase of $8.2 million from $1.3 million in the prior period. The increase was due primarily to 2013 having a full-year of expenses compared to approximately eight months in the prior period, the increase in overall headcount from the prior period, and $1.1 million in payments made to our founders in 2013 that were contingent upon the completion of our IPO. Share-based compensation included in compensation expense was $9.4 million during 2013 compared to $27.0 million in the prior period. The prior period amount was comprised predominantly of share-based compensation awarded to our founders, our board members as consideration for agreeing to serve as a member of our board, and other transactions in our equity prior to our IPO.

Consulting fees were $12.7 million during 2013, an increase of $9.6 million from $3.1 million in the prior period. Excluding share-based compensation, consulting fees were $1.1 million, an increase $0.4 million from $0.7 million in the prior period. The increase was due primarily to 2013 having a full-year of expenses compared to approximately eight months in the prior period. Share-based compensation included in consulting fees was $11.6 million during 2013 compared to $2.4 million in the prior period. Share-based compensation for both 2013 and the prior period was for equity we granted to consultants as payment for services rendered to us. In addition, the sale of our stock to strategic partners and consultants at below fair value also resulted in charges to share-based compensation. The Company does not expect to incur, nor has it incurred, any share-based compensation to consultants after the date of its IPO. We also anticipate an eventual decline in our use of consulting services as we hire employees to handle these functions internally.

Depreciation and amortization was $7.4 million during 2013, an increase of $4.6 million from $2.8 million in the prior period. The increase was due primarily to the acquisition of Green Mountain Analytics, LLC on August 27, 2012, which resulted in $16.3 million of acquired intangible assets that are being amortized over 36 months. Our results of operations for 2013 include a full-year of amortization on this intangible asset compared to only four months of amortization in the prior period.

Professional fees were $3.7 million during 2013, an increase of $2.0 million from $1.7 million in the prior period. The increase was due primarily to costs incurred in connection with our company being publicly traded as of July 2013, costs incurred in strengthening our infrastructure, and marketing fees to enhance our brand recognition. Additionally, 2013 included a full-year of expenses compared to approximately eight months in the prior year.

Rent expense was $1.2 million during 2013, an increase of $0.6 million from $0.6 million in the prior period. 2013 included a full-year of expenses compared to approximately eight months in the prior period. Additionally, effective October 1, 2013, the Company has been sub-leasing additional space for certain back office operations that also contributed to the 2013 increase.

Computer related and software development costs were $2.5 million during 2013, an increase of $2.1 million from $0.4 million in the prior period. The increase was due primarily to research and development costs for our software which totaled $1.8 million during 2013 compared to $0.3 million in the prior period. Additionally, 2013 included a full-year of expenses compared to approximately eight months in the prior period.

Other expenses were $2.4 million during 2013, an increase of $1.6 million from $0.8 million in the prior period. The increase was due to higher travel and advertising costs incurred by our sales and marketing team in an effort to increase our customer base. Additionally, 2013 included a full-year of expenses compared to approximately eight months in the prior period.

During the prior year period, we performed an analysis to determine the fair value of Liquid Partners and concluded that the carrying amount of goodwill exceeded its fair value and, as a result, recognized an impairment charge of $1.5 million.

Non-Operating Income (Expense)

Total non-operating expense was $0.6 million during 2013 compared to an expense of $0.3 million in the prior period. 2013 includes a loss of $0.6 million related to the settlement of a contingent consideration payable on our July 31, 2012 acquisition of Fundsolve. The prior period included a $1.5 million gain related to the remeasurement of a contingent consideration payable on our May 11, 2012 acquisition of Liquid Partners offset by a $1.7 million registration rights penalty the Company paid to a significant stockholder as a result of our IPO not occurring prior to December 24, 2012.

Income Tax Benefit

The income tax benefit during 2013 was $0.7 million compared to a benefit of $0.1 million in the prior period. As previously noted, on July 24, 2013, we reorganized as a corporation from a limited liability company and are now subject to federal and state taxes. During the prior period, and up to the date of reorganization, we were only subject to the New York City Unincorporated Business Tax.

Predecessor Company

The results discussed below reflect the revenue and expenses of the Predecessor Company for the period from January 1, 2012 to April 24, 2012. The individual entities that comprised the Predecessor Company during this period were LPS, LPH, Guernsey and Centurion Capital Group, LLC (“Centurion”).

The following discussion does not incorporate the financial results of certain subsidiaries, including Futures, Liquid Trading Institutional LLP (“Institutional”), Fundsolve, LHG Technology Services Ltd., GMA or LTI, LLC (“LTI”). Further, all significant intercompany accounts and transactions have been eliminated in the historical financial statements of the Predecessor Company for the period from January 1, 2012 to April 24, 2012. For these and other reasons, the results of operations of the Predecessor Company are not comparable to our results of operations for the period from April 24, 2012 through December 31, 2012 or any other period, nor should they be considered indicative of our results on a going forward basis.

Period from January 1, 2012 to April 24, 2012

Revenues and Cost of Revenues

The Predecessor Company generated no revenue and had no cost of revenues during the period from January 1, 2012 to April 24, 2012 as it was not engaged in any brokerage activity. At such time, the Predecessor Company’s efforts were focused on developing future business strategies.

Operating Expenses

Operating expenses were $3,664,739 during the period from January 1, 2012 through April 24, 2012, which included an impairment of goodwill and intangibles charge of $3,300,000 in connection with the acquisition of Centurion. In addition, operating expenses included professional fees of $33,756, rent expense of $153,081, depreciation and amortization of $6,912, compensation of $73,494 and other expenses of $97,496. These fees and expenses related to the support of existing operations and the pursuit of ongoing business opportunities.

Non-Operating Income (Expense)

In May 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under a membership purchase agreement, for its purchase of Centurion, to the Company. As a result of this assignment, Guernsey eliminated prior liabilities due to the selling members of Centurion and recorded a gain on the settlement of contingent consideration payable in the amount of $3.3 million.

Net Loss

During the period from January 1, 2012 through April 24, 2012, the Predecessor Company incurred a net loss of $364,739.

Liquidity and Capital Resources

Overview

At December 31, 2013 and 2012, our cash and cash equivalents of approximately $8.5 million and $1.4 million, respectively, were held for working capital purposes. Our operations have historically been financed through private sales of our equity securities and, more recently, proceeds from our IPO. On July 31, 2013, we closed our IPO in which we sold 3,175,000 shares of our common stock at a public offering price of $9.00 per share. We received net proceeds in the IPO of approximately $17.3 million after deducting underwriting discounts and commissions of approximately $2.6 million and offering related expenses of approximately $8.7 million.

We have had significant operating losses during the period from our inception on April 24, 2012, through the year ended December 31, 2013. We have financed our operations during this time primarily through capital markets transactions. We anticipate that our existing capital resources, including existing cash and cash equivalents, cash flows from operations, and cost reduction initiatives, together with the net proceeds to us from this offering, will be adequate to satisfy our liquidity requirements through at least the next 24 months. However, our future liquidity requirements will depend on many factors, including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products and services offerings, and the continuing market acceptance of our software. If available liquidity is not sufficient to meet our obligations as they come due and execute our business strategy, management’s plans include pursuing alternative financing arrangements or further reducing expenditures as necessary to meet the Company’s cash requirements. There is, however, no assurance that, if required, we will be able to raise additional capital, obtain additional alternative financing, or reduce discretionary spending to provide the required liquidity for us to meet our obligations and execute our business strategy. If we are unable to raise additional capital, obtain additional alternative financing, or reduce discretionary spending when desired or needed, our business, operating results, liquidity and financial condition would likely be materially and adversely affected.

The following table sets forth a summary of our cash flows for the year ended December 31, 2013 and the period from April 24, 2012 to December 31, 2012:

	Year Ended December 31, 2013	Period from April 24, 2012 to December 31, 2012
Net cash used in operating activities	$(13,916,751)	$(6,420,083)
Net cash provided by (used in) investing activities	1,511,367	(3,539,494)
Net cash provided by financing activities	19,558,810	11,340,645
Effect of exchange rate changes on cash and cash equivalents	(59,657)	(990)
Net increase in cash and cash equivalents	$7,093,769	$1,380,078

Cash Flows from Operating Activities

Net cash used in operating activities totaled $13.9 million during the year ended December 31, 2013. The net cash used resulted from our net loss of $46.6 million offset, in part, by non-cash charges of $28.4 million and a positive net change in our operating assets and liabilities of $4.3 million. The net loss was the result of significant expenses we continued to incur as a startup business and in our preparation of becoming a public company which occurred in July 2013. Included in non-cash charges was $21.1 million in share-based compensation expense and equity grants to consultants, of which $15.7 million was from the sale or transfer of common shares by the Company, its founders and certain employees that were below fair value or for no monetary consideration and which are non-recurring due to us now being a publicly traded company. The net change in our operating assets and liabilities was due primarily to $3.5 million of direct costs for the year ended December 31, 2013 relating to our IPO that were charged to stockholders’ equity from deferred offering costs upon the completion of our IPO. The increase in net cash used in operating activities was due primarily to an increased spend in compensation (excluding non-cash, share-based compensation), professional fees, and research and development costs. Partially offsetting the increase was a decrease in consulting fees during 2013, as the ramp up in our headcount reduced the need for certain consulting services.

Net cash used in operating activities totaled $6.4 million during the period from April 24, 2012 to December 31, 2012. The net cash used resulted from our net loss of $38.2 million and a negative net change in our operating assets and liabilities of $1.8 million offset, in part, by non-cash charges of $33.6 million. The net loss was the result of significant expenses we incurred as a startup business and in our preparation of becoming a public company. Included in non-cash charges was $29.4 million in share-based compensation expense and equity grants to consultants, all of which were from the sale or transfer of common shares by the Company, its founders and certain employees that were below fair value or for no monetary consideration. The net change in our operating assets and liabilities was comprised primarily of $3.5 million in direct offering costs for the period from April 24, 2012 to December 31, 2012 relating to our IPO and a $1.1 million increase in prepaid expenses and other current assets offset, in part, by an increase of $2.8 million in accounts payable and accrued expenses incurred in support of start-up activity, which included general operating expenses and costs incurred in the pursuit of ongoing business opportunities.

Cash Flows from Investing Activities

Net cash provided by investing activities totaled $1.5 million during the year ended December 31, 2013 and was due to the repayment of the principal balance of $2.2 million on a note due from QuantX offset, in part, by the purchase of property and equipment of $0.7 million.

Net cash used in investing activities totaled $3.5 million during the period from April 24, 2012 to December 31, 2012 and was the result of $1.5 million used to purchase intangible assets, primarily consisting of developed technology used in our platform, net cash used for a loan to QuantX in the amount of $2.2 million and contributions made in advance of regulatory approval in the amount of $2.2 million. This was offset, in part, by cash received in connection with acquisitions of $2.4 million.

Cash Flows from Financing Activities

Net cash provided by financing activities totaled $19.6 million during the year ended December 31, 2013 and was due primarily to $26.0 million of net proceeds from our IPO less direct costs of $8.7 million. Additionally, $3.3 million of proceeds were received from the private sales of our common shares. Lastly, we used $1.0 million to purchase shares of our stock that are now held as treasury stock.

Net cash provided by financing activities totaled $11.3 million during the period from April 24, 2012 to December 31, 2012 and was the result of proceeds from the private sale of our equity securities.

Regulatory Capital

The SEC, CFTC, NFA, FINRA, FCA and other U.S. and non-U.S. regulators have stringent rules requiring that we maintain specific minimum levels of regulatory capital in our broker-dealer subsidiaries; limit certain types of indebtedness; finance operations only with certain “qualifying” debt if to be counted as acceptable capital; and, in certain instances, restrict, limit or otherwise prohibit the ability of owners of broker-dealers to withdraw capital from a broker-dealer, or for a broker-dealer to pay a dividend or make an unsecured advance or loan to a parent, affiliate or stockholder, or to effect any similar distribution or transaction, or to transfer or sell assets or transfer business lines/revenue streams to an affiliate.

SEC Rule 15c3-1 requires that certain SEC registered broker-dealers who do not hold funds or securities for, or owe money or securities to, customers but who engage in dealer activities maintain a net capital of at least $100,000. The $100,000 net capital requirement is only a minimum or floor and LPS will generally be required to maintain net capital in excess of $100,000. Determining the amount of net capital that LPS must maintain involves, in part, a leverage/ratio limit of the broker-dealer’s “aggregate indebtedness” (total money liabilities arising from securities transactions, subject to certain exceptions) to ensure that aggregate indebtedness does not exceed 15 times the broker-dealer’s net capital. Certain broker-dealers are subject to net capital requirements imposed by FINRA that are higher than those required under SEC Rule 15c3-1. With the foregoing in mind, LPS, our SEC registered broker-dealer subsidiary, which does not hold funds or securities for customers, is required to maintain a net capital of at least $100,000. As of December 31, 2013 and 2012, LPS maintained a net capital of approximately $292,000 and $799,000, respectively.

CFTC Regulation 1.17 requires independent introducing brokers and FCMs to maintain an adjusted net capital of at least $45,000 and $1,000,000, respectively, or some greater amount as determined under CFTC Regulation 1.17(a)(1)(i), respectively. Prior to March 26, 2013, Futures operated as a non-clearing FCM and was required to maintain at least $1,000,000 of net capital. Futures is now an independent introducing broker and is required to maintain $45,000 of net capital. As of December 31, 2013 and 2012, Futures maintained a net capital of approximately $85,000 and $1.1 million, respectively. Effective February 12, 2014, Futures was merged into LPS, with LPS remaining as the surviving entity and, as a result, Futures is no longer subject to minimum net capital requirements.

FCA regulations require broker-dealers to maintain minimum regulatory capital of €50,000. As an FCA regulated broker-dealer, Institutional, our U.K. subsidiary, is required to maintain €50,000 of minimum regulatory capital, which is reported to the FCA in British Pounds. As of December 31, 2013 and 2012, Institutional maintained regulatory capital of approximately $204,000 and $200,000, respectively (or approximately €148,000 and €153,000, respectively). We intend to wind up the business of Institutional.

With respect to capital contributions, our broker-dealer subsidiaries are permitted, subject to FINRA approval, to finance operations and satisfy regulatory capital requirements by using the proceeds from loans subject to agreements in accordance with SEC Rule 15c3-1d by which, among other things, the lenders subordinate their claims for repayment of the loan to the claims of the broker-dealer and other creditors of the broker-dealer (a subordinated loan agreement). The proceeds for such loans are cash or, in the case of a secured demand note, are collateralized by either cash and/or securities that are freely transferable and may be publicly offered and sold without registration under the Securities Act. If a broker-dealer subsidiary enters into such a satisfactory subordination loan agreement in accordance with SEC Rule 15c3-1d (with respect to LPS) and CFTC Regulation 1.17(h) (with respect to Futures), the broker-dealer may be restricted or limited in its ability to repay any such subordinated loan. Subordinated loans must generally remain outstanding (and, thus, not be repaid) for at least one year from the time of borrowing, and in certain cases require the approval of

FINRA to be repaid prior to maturity, which FINRA may withhold. In addition, broker-dealers are generally limited in the amount of their capital that may be financed through satisfactory subordinated loans.

With respect to capital withdrawals, regulations (including, but not limited to, SEC Rule 15c3-1 for SEC registered broker-dealers, CFTC Regulation 1.17 (g) for CFTC registered brokers and FINRA Rule 4110 for FINRA member broker-dealers, such as LPS) are in place which limit or, in some cases, prohibit the ability of owners of broker-dealers to withdraw capital from a broker-dealer or for a broker-dealer to pay a dividend or make an unsecured advance or loan to a parent, affiliate or stockholder or to effect any similar distribution or transaction.

The SEC, FINRA, CFTC and certain state securities regulators have adopted an “early warning” notification system to help detect broker-dealers that may be in financial difficulty. Therefore, a broker-dealer whose net capital falls below certain levels, which may be above its regulatory minimum requirement, as described above, is subject to “early warning” to such regulators. Early warning reporting by a broker-dealer may have further implications. For example, under FINRA rules, a broker-dealer whose net capital falls below, or whose aggregate indebtedness exceeds, certain levels may be required to restrict business expansions and/or may be required to reduce its current business activities.

Pursuant to Section 15(i)(1) of the Exchange Act, the various state securities regulators are not permitted to impose, among other things, capital requirements that differ from, or are in addition to, the requirements established under SEC Rule 15c3-1 for SEC registered broker-dealers. Section 2(a) of the Commodity Exchange Act (the “CEA”), gives the CFTC “exclusive jurisdiction” over most of the activities it regulates thereby restricting state securities regulators from imposing capital requirements on CFTC registrants.

Regulators continue to evaluate and modify minimum capital requirements from time to time in response to market events and to improve the stability of the international financial system. Consequently, the net capital requirements of our subsidiaries are subject to change.

Contractual Obligations and Commitments

Primary contractual obligations at December 31, 2013 are payments under operating leases and a consulting agreement. The following summarizes our material contractual obligations and commitments at December 31, 2013 (in thousands):

	Payments Due By Period
	Total	Less Than 1 Year	Years 1 – 3	Years 4 – 5	More Than 5 Years
Operating leases(1)	$12,057	$1,141	$2,339	$2,486	$6,091
Consulting agreement(2)	63	63	—	—	—
	$12,120	$1,204	$2,339	$2,486	$6,091

(1)	Consists of contractual obligations from non-cancellable office space under operating leases. In March 2014, we entered into a five-year lease for office space located in Hoboken, New Jersey with an effective commencement date of February 1, 2014. The future minimum rent payments under this lease total $1.4 million. As long as we have no instances of default under the terms of this lease, the base rent will be waived for the period from February 1, 2014 to June 30, 2014. The future minimum rental commitments under this lease are not included in the above table as the lease had not commenced as of December 31, 2013.
(2)	Represents a twelve-month consulting agreement with Mr. Richard Schaeffer, effective June 3, 2013, whereby Mr. Schaeffer will provide relationship management and sales and marketing services to us.

Clearing Agreement

On October 8, 2013, LPS entered into a Clearing Agreement with Goldman Sachs Execution & Clearing, L.P. (“GSEC”). Under this agreement, GSEC will execute and settle transactions for accounts of LPS and of the customers introduced by LPS to GSEC. In addition, GSEC will provide transaction execution and clearing services and related carrying services on a fully disclosed basis for these accounts. On or before the establishment of any such accounts, LPS will deposit cash, securities, or a combination of both, having a market value of $1.0 million with GSEC. As of the date of this prospectus, no accounts have been established at GSEC and, therefore, LPS has not been required to make the $1.0 million deposit.

Revolving Promissory Notes

On February 26, 2014, we executed a Revolving Promissory Note with each of our two largest stockholders, Brian Ferdinand (also one of our founders and formerly the Vice Chairman of our Board of Directors and Head of Corporate Strategy) and Douglas J. Von Allmen (each, a “Note” and collectively, the “Notes”). Under each Note, we may borrow, and the lender has committed to lend, up to a principal amount of $3,750,000 on a revolving basis ($7,500,000 in the aggregate under the Notes), with interest payable quarterly on any amounts borrowed at a rate of 4% per annum. Any amounts borrowed under the Notes are repayable at maturity on April 30, 2015 and are optionally repayable at any time without the payment of any premium or penalty. We agreed to pay a commitment fee on any undrawn amounts at a rate per annum equal to 0.50%, payable quarterly. The Notes contain certain customary covenants, including covenants relating to our ability to incur indebtedness and make restricted payments, and provide for certain customary events of default. We may terminate the commitment under the Notes at any time.

On March 6, 2014, Douglas J. Von Allmen executed a Personal Guaranty Agreement (the “Personal Guaranty”) with us whereby Mr. Von Allmen will guarantee the funding of loans pursuant to the $3,750,000 Note entered into between Brian Ferdinand and us (see above). If Mr. Ferdinand fails to fund any obligation when due, Mr. Von Allmen agrees to promptly pay the unpaid obligation to us based on the terms and conditions of the Note. In turn, Mr. Von Allmen shall take by subrogation all of Mr. Ferdinand’s rights under the Note with respect to any amounts funded by Mr. Von Allmen. As consideration for the Personal Guaranty, we agreed to pay Mr. Von Allmen a fee equal to 0.50% per annum on the guaranteed amount of $3,750,000.

Loans Payable — Related Parties

On June 13, 2013, Richard Schaeffer, one of our founders and then a member of our Board of Directors, loaned us $250,000 to be payable in full on December 13, 2013. The loan bore interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or December 13, 2013. The proceeds of the loan were used for our general working capital requirements. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $1,370.

On July 1, 2013, Ferdinand Holdings, LLC, a Delaware limited liability company of which Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly the Vice Chairman of our Board of Directors and the Company’s Head of Corporate Strategy, is the managing member, loaned us $250,000 to be payable in full on December 31, 2013. The loan bore interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or December 31, 2013. The proceeds of the loan were used for our general working capital requirements. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $877.

On July 11, 2013, Thomas Ross, a member of our Board of Directors, loaned us $250,000 to be payable in full on January 10, 2014. The loan bore interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or January 10, 2014. The proceeds of the loan were used for our general working capital requirements. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $603.

Employment Agreements

We have entered into employment agreements with certain executive officers as follows:

On February 26, 2013, we entered into an offer letter with Robert O’Boyle, providing that he will serve as our Executive Vice President, Director of Sales and Marketing. The agreement provides for a base salary of $350,000, a one-time cash bonus of $82,000 payable in June 2013 and a guaranteed bonus of $150,000 for the first full year of employment. We have agreed to a guaranteed bonus of $100,000 for the second full year of employment. The offer letter provides for an award of a 0.5% interest in the Company in the form of stock options in accordance with the 2012 Amended Incentive Plan. Additionally, the offer letter provides for RSUs equivalent to 0.25% of the common shares outstanding and another 0.25% upon the Company reaching a market capitalization of $300 million following the IPO. On June 17, 2013, we entered into a letter agreement amending Mr. O’Boyle’s offer letter. Pursuant to that letter agreement, the award of RSUs following the IPO is amended to include a time-based maintenance requirement. Under the amended provision, the RSUs will be granted upon the Company reaching a market capitalization of $300 million or more over a consecutive sixty (60) day period.

On March 13, 2013, we entered into an offer letter with Jose Ibietatorremendia, providing that he will serve as our General Counsel. The agreement provides for a base salary of $300,000, a one-time cash bonus of $30,000 payable on June 1, 2013 and a guaranteed bonus of $100,000 payable at the end of the first full year of employment. In addition, the offer letter provides for RSUs equivalent to 0.25% of common shares outstanding and 0.25% in the form of stock options in accordance with the 2012 Amended Incentive Plan.

On April 9, 2013, we entered into an offer letter with James Lee, providing that he will serve as our Chief Administrative Officer. The agreement provides for a base salary of $300,000 and a guaranteed cash bonus of $100,000 payable for Mr. Lee’s first full year of employment, payable in three equal installments. In addition, the offer letter provides for stock options with a grant date Black-Scholes value of $500,000 in accordance with the 2012 Amended Incentive Plan.

On May 1, 2013, we entered into a separation agreement with Robert Keller, one of our founders, to end Mr. Keller’s employment agreement. Pursuant to this agreement, we paid Mr. Keller a one-time cash bonus upon the completion of our IPO totaling $254,247 on August 1, 2013.

On May 15, 2013, we entered into an amended employment agreement with Brian Storms, providing that he continue to serve as our Chief Executive Officer. This amended agreement provides for a base salary of $600,000. Mr. Storms’ previous employment agreement with us was effective from December 1, 2012 until May 15, 2013. The previous employment agreement provided for an initial base salary of $250,000 that would increase to $500,000 upon the earlier of (a) the completion of our IPO and (b) April 1, 2013, eligibility to receive an annual performance bonus and participation in any equity-based compensation plans and benefits as are generally provided to our other executives. Additionally, under the previous employment agreement, Mr. Storms received a grant of 760,033 RSUs of which 253,346 vested on January 1, 2013 and 253,344 vested on December 1 2013, with the remaining 253,343 RSUs vesting on December 1, 2014 (the “December 2014 Grant”).

Our human resources and compensation committee has decided to recommend to the independent directors of the board that they revise the vesting date of Mr. Storms’ December 2014 Grant to March 1, 2015, with an increase in amount from 253,343 RSUs to 259,737 RSUs and no retention of that grant in the event that he is terminated for cause or he leaves without good reason (as defined in his amended and restated employment agreement). In addition, they intend to also recommend that he be granted an additional 519,474 RSUs vesting in two equal tranches on December 1, 2016 and December 1, 2017. Mr. Storms’ termination without cause or resignation for good reason would result in accelerated vesting of the tranche vesting December 1, 2016. In the interest of reinforcing the retentive objective of the impending grant and minimizing undue shareholder dilution, the committee will recommend that Mr. Storms’ termination without cause or resignation with good reason would not result in accelerated vesting of the tranche vesting December 1, 2017.

On June 3, 2013, we entered into a separation agreement with Mr. Schaeffer to terminate Mr. Schaeffer’s employment agreement. Pursuant to this agreement, we paid Mr. Schaeffer a one-time cash bonus upon the completion of our IPO totaling $410,502 on August 1, 2013. In addition, under this agreement, we have agreed to pay Mr. Schaeffer additional amounts to cover the cost of continuing his health care benefits until the earlier of November 30, 2014 and the date that he enrolls in a different group health coverage plan. We also entered into a consulting agreement with Mr. Schaeffer, effective as of June 3, 2013, whereby Mr. Schaeffer will provide relationship management and sales and marketing services on a consultancy basis to us for a twelve-month term. The consulting agreement provides for $12,500 per month as compensation for his services. In addition to the fees provided under the June 3, 2013 consulting agreement, Mr. Schaeffer was entitled to receive any fees for his service as a director of the Company. On December 23, 2013, Mr. Schaeffer resigned as a member of our Board of Directors.

On June 11, 2013, we entered into an employment agreement with Brian Ferdinand, which provided that he would serve as the Vice Chairman of the Company’s Board of Directors and Head of Corporate Strategy. The agreement provided for a base salary of $450,000 and a one-time cash bonus upon the completion of our

IPO, which totaled $417,551 and was paid on August 1, 2013. Mr. Ferdinand was also eligible to receive an annual performance bonus and participate in any equity-based compensation plans and benefits as are generally provided to our other executives. In addition, the agreement also provided a grant of 341,274 RSUs, one-half of which were scheduled to vest on May 15, 2014 and one-half of which were scheduled to vest on May 15, 2015. Under the terms of his employment agreement, Mr. Ferdinand was entitled to retain his unvested RSUs upon his termination of employment.

Other

We agreed to purchase 105,000 shares of our common stock from Mr. Storms at a price of $8.415 per share in connection with the consummation of our IPO. On August 2, 2013, we purchased the 105,000 shares from Mr. Storms at a total cost of $883,575. The price per share paid by us in respect of these shares was equal to the public offering price per share received by us in the IPO, less an amount equal to the underwriting discount payable per share to the underwriter in the IPO.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent liabilities at the date of our financial statements. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis.

Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

As a result of the factors described below, our revenues and earnings are subject to substantial fluctuation from period to period based on a variety of circumstances, many of which are beyond our control. Accordingly, results for any historical period are not necessarily indicative of similar results for any future period.

Our significant accounting policies are presented in the notes to our audited consolidated financial statements for the year ended December 31, 2013. The significant accounting policies that are most critical and aid in fully understanding and evaluating the reported financial results include the following:

Revenue Recognition

Software Services

We derive revenue from providing software-as-a-service for an online trading platform. There is no downloadable software, distribution or technology delivered to customers. Software is provided under a hosting arrangement. Revenue is accounted for as software-as-a-service arrangement since the customer does not have the contractual right to take possession of the software at any time during the hosting period. We recognize revenue for these software subscriptions when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

Brokerage Activities

On June 1, 2013, we ceased the over-the-counter brokerage operations of LPS and Futures. LPS will continue to be a component of our business strategy by facilitating the introduction of customer assets to custody banking relationships.

Prior to June 1, 2013, transactions in securities, commissions and fees, and related expenses were recorded on a trade date basis. Commissions and fees were derived primarily from facilitating securities transactions on behalf of customers. LPS derived revenue from (1) the mark-up generated by brokers executing fixed income and equity transactions on a riskless principal basis and (2) commissions generated by brokers executing equity trades on behalf of customers, which were settled with the customer’s clearing firm. Futures derived revenue from commissions generated by (1) facilitating over-the-counter agency transactions on behalf of customers and (2) by brokers executing exchange traded futures and options transactions on behalf of customers.

Business Combinations

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets acquired and liabilities assumed. Both direct (e.g., legal and professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The consolidated financial statements and results of operations reflect an acquired business from the date of acquisition.

The judgments that are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. Traditional approaches used to determine fair value include the income, cost and market approaches. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach or combination of approaches ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill and Other Intangibles

Goodwill is the excess of the purchase price paid over identified intangible and tangible net assets acquired in a business combination. Intangible assets consist of trademarks, intellectual property, non-compete agreements, customer relationships and acquired technology.

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually, on July 31, or whenever events or changes in circumstances indicate the fair value of a reporting unit is less than its carrying amount. In evaluating goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If it is determined through the qualitative assessment that a reporting unit's fair value is more likely than not greater than its carrying value, the remaining impairment steps would not be necessary. If however it is determined through the qualitative assessment that a reporting unit's fair value is more likely than not less than its carrying value, we will perform a quantitative assessment and compare the fair value of the reporting unit to its carrying value. The quantitative assessment of goodwill impairment is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e., capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged). Other intangible assets with definite lives are amortized over their expected useful lives. Other intangible assets with indefinite lives are assessed at least annually for impairment. In evaluating indefinite-lived intangible assets for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If it is determined through the qualitative assessment that an asset is impaired, then a quantitative impairment test is required to be performed. An impairment loss is calculated as the amount by which the carrying value of the intangible asset exceeds its estimated fair value.

Share-based Compensation

We account for share-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest resulting in a charge to operations over the requisite service period. For awards with graded vesting, we recognize stock-based compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.

We accounted for equity-based transactions with nonemployees in accordance with ASC Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees. All transactions with nonemployees in which goods or services were received in exchange for equity-based instruments were accounted for based on the fair value of the consideration received or the fair value of the equity-based instruments issued, whichever was more reliably measurable. We generally based the fair value on the equity-based instruments issued. We measured the fair value of the equity-based instruments issued in exchange for goods or services at the earlier of the date on which the counterparty completed the performance obligation or the date on which a performance commitment was reached. A performance commitment existed at the date of grant if it was probable that the counterparty would perform under the contract because the counterparty was subject to disincentives in the event of nonperformance that were sufficiently large to make performance probable at that date.

Prior to our common stock being publicly traded, the fair values of the common stock were estimated by our management, with consideration given in certain cases to valuation analyses performed by an unrelated third party specialist. We believe that our management had the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market for our common stock and in accordance with the American Institute of Certified Public Accountants’ Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, at certain dates we considered various objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	lack of marketability of our common stock;
•	sales of common stock in arm’s-length transactions;
•	acquisitions needed for the development of our trading platform;
•	funding; and
•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition given prevailing market conditions.

We valued the arm’s length transactions at a value equal to the consideration paid by the relevant third party in the transaction. For these transactions, we used this valuation approach because it was not possible to utilize other valuation approaches. It was not possible to use other valuation approaches because there were no reliable projections as of the different valuation dates. Thus, an income approach methodology was not possible and we had little revenue and no earnings to use as the basis of a guideline public company methodology. Therefore, it was not possible for an unrelated third party valuation specialist to value our enterprise as a whole using these approaches. With respect to the fair values of the other transactions that were determined not to be arm’s length, we used the values of the arm’s length transactions as signposts and then applied straight-line interpolation to arrive at the fair values. The value determined by this approach was discounted for lack of marketability based on the estimated time remaining to the projected liquidity event.

We did not apply any alternative valuation methodologies or use any weightings in our analysis.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

GMA Software

Over the life of the GMA software, certain events will be monitored to identify any impairment. We will monitor revenue generated and the acceptance of the software in the marketplace. To date, our revenues have been substantially dependent on related parties. Our management believes there is a high degree of uncertainty associated with this factor. We will also monitor the research and development expenses required to maintain and develop future versions of the software. Our management believes there is a moderate degree of uncertainty associated with this factor. The life cycle of the software can become shorter or longer than anticipated based on changing market and competitive conditions. Our management believes there is a low degree of uncertainty associated with this factor. Changes to the expected cash flow due to macroeconomic and industry factors will also be monitored. Our management believes there is a moderate degree of uncertainty associated with this factor. Circumstances that could reasonably be expected to negatively affect the key assumptions include, but are not limited to:

•	a decrease in the acceptance of the software in the marketplace;
•	increased costs to maintain the software;
•	obsolescence of the software;
•	increase in competition; and
•	decline in the markets we participate in, including the financial services industry.

Significant revenue growth resulting in a significant increase in cash flows will be necessary to support the recoverability of the carrying value of the GMA software. If cash flows do not significantly increase, an impairment charge is reasonably likely. In addition, to the extent that one of the four events described above occurs and causes a negative event, we will assess the recoverability of the software as prescribed in ASC Topic 360, which could result in an impairment charge.

JOBS Act

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

Recently Issued Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), which is effective prospectively for public companies for reporting periods beginning after December 15, 2012. This new accounting standard improves the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”) by requiring an entity to report the effect of significant reclassifications out of AOCI on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss,

or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 requires an entity to present an unrecognized tax benefit and an NOL carryforward, a similar tax loss, or a tax credit carryforward on a net basis as part of a deferred tax asset, unless the unrecognized tax benefit is not available to reduce the deferred tax asset component or would not be utilized for that purpose, in which case a liability would be recognized. ASU 2013-11 will be effective for fiscal periods beginning after December 15, 2013, with early adoption permitted. The Company has evaluated the impact of the adoption of this pronouncement and determined that it will not have a material impact on its consolidated financial statements.

Transactions with Related and Certain Other Parties

Investment by Douglas J. Von Allmen.  On April 5, 2013, we issued an additional 720,498 common shares to an entity controlled by Mr. Von Allmen pursuant to a subscription agreement into which we entered with him on that date. On May 14, 2013, an entity controlled by Mr. Keller; Mr. Storms and three employees transferred a total of 104,431 shares to an entity controlled by Mr. Von Allmen pursuant to share transfer agreements. On May 15, 2013, an entity controlled by Mr. Schaeffer sold 191,616 shares to an entity controlled by Mr. Von Allmen pursuant to a share transfer agreement.

Legal Representation.  We retain the law firm of Fish & Richardson, of which David Francescani, one of our directors, is Counsel, to perform legal services from time to time. We have paid Fish & Richardson $83,703 for legal services rendered during 2013, and as of April 29, 2014 have an unpaid balance of $11,716.

Transactions with QuantX.  QuantX, a related party as a result of certain past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew, which is not a part of and is not consolidated under Liquid Holdings Group, operates as a principal-only trading firm domiciled in the United Kingdom trading solely for its own account. QuantX is a customer of our technology platform, which it then markets to its own members, thereby providing us with a source of customer referrals. For the year ended December 31, 2013, a total of $2,119,720 in software services revenues were recognized by us from QuantX.

Transactions with Directors.  In 2013, we and/or certain of our founders sold common stock to certain of our directors at prices below fair value; as such we have recorded these sales as share-based payments. We have described below the sale of shares in which the difference between the purchase price and the fair value of the shares is in excess of $120,000. We note that this information has been reported as director compensation for 2013.

On January 15, 2013, SHAF Holdings LLC, of which Mr. Schaeffer, one of our founders and a former Executive Chairman, is the managing member, sold to our director Tom Ross a 0.5% ownership interest for an aggregate purchase price of $375,000. We estimated the fair value of the shares sold at $702,622. As a result of this sale below fair value, we recorded a 2013 share-based compensation expense of $327,622.

On May 10, 2013, CMK Keller Holdings, LLC, of which our former director Mr. Keller is the managing member, transferred to Mr. Ferdinand 191,616 shares for no monetary consideration. We estimated the fair value of the shares transferred at $1,445,000. As a result of this transfer below fair value, we recorded a share-based compensation expense in the second quarter of 2013.

On May 14, 2013, CMK Keller Holdings, LLC sold Mr. Storms 766,466 shares for $5,000,000. We estimated the fair value of the shares sold at $5,780,000. As a result of this sale below fair value, we recorded a 2013 share-based compensation expense in the second quarter of 2013.

On June 20, 2013, CMK Keller Holdings, LLC, of which our former director Mr. Keller is the managing member, transferred to LT World Limited LLC, an entity controlled by Mr. Ferdinand, 191,558 shares for no monetary consideration. We estimated the fair value of the shares transferred at $1,445,000. As a result of this transfer below fair value, we recorded a share-based compensation expense in the second quarter of 2013.

On June 3, 2013, we entered into a consulting agreement with Mr. Schaeffer, one of our founders and a member of our Board of Directors, pursuant to which Mr. Schaeffer will provide relationship management and sales and marketing consulting services to the Company for a twelve-month term. The consulting agreement provides for $12,500 per month as compensation for his services. In addition to the fees provided under the June 3, 3013 consulting agreement, Mr. Schaeffer received fees for his service as a director of the Company.

On June 13, 2013, Mr. Schaeffer loaned us $250,000 to be payable in full on December 13, 2013. The loan bears interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or December 13, 2013, after which time any amount of unpaid principal or interest will bear interest at a rate of 6% per annum. The proceeds of the loan were used for general working capital requirements of the company. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $1,370.

On July 1, 2013, Ferdinand Holdings, LLC loaned us $250,000 to be payable in full on December 31, 2013. The loan bears interest on the unpaid balance at a rate of 4% per annum until the earlier of payment in full or December 31, 2013, after which any amount of unpaid principal or interest will bear interest at a rate of 6% per annum. The proceeds of the loan were used for general working capital requirements of the company. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $877.

On July 11, 2013, Mr. Ross loaned us $250,000 to be payable in full on January 10, 2014. The loan bears interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or January 10, 2014, after which any amount of unpaid principal or interest will bear interest at a rate of 6% per annum. The proceeds of the loan were used for general working capital requirements of the company. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $603.

We purchased 105,000 shares of our common stock from Mr. Storms, our CEO and a Director, at a price of $8.415 per share in connection with the consummation of our initial public offering. The price per share equaled the public offering price per share received by us in the offering, less an amount equal to the underwriting discount paid per share to the underwriter in the offering.

Transaction with David Solimine.  On May 1, 2013, entities controlled by Messrs. Ferdinand, Keller, Schaeffer and David Solimine entered into an agreement to transfer Mr. Solimine 2.75% of our common shares outstanding as of the date of the agreement. Pursuant to an anti-dilution provision to maintain Mr. Solimine’s 2.75% ownership interest in the Company, that agreement provides that Messrs. Ferdinand, Keller and Schaeffer may owe Mr. Solimine common shares if we issue additional shares during the period beginning May 1, 2013 and ending on the earliest of immediately prior to the consummation of our initial public offering and January 1, 2015. We agreed that if any of Messrs. Ferdinand, Keller and Schaeffer did not deliver those shares, the Company would be obligated to issue anti-dilution shares to Mr. Solimine. The shares were delivered by the stockholders as required and the Company is no longer subject to this obligation.

Bonus to Robert Keller.  On May 1, 2013, we entered into a letter agreement with Mr. Keller ending his employment as senior managing director with the Company. Pursuant to that agreement, we agreed that if our initial public offering were consummated prior to December 1, 2014, we would pay Mr. Keller a cash bonus equal to the difference between (i) $275,000 times the number of days between May 15, 2012 and the date of the consummation of our initial public offering divided by 365 and (ii) $75,000. Pursuant to this agreement, we paid to Mr. Keller $254,247 on August 1, 2013.

Transaction with Solomon Yakoby.  On June 24, 2013, entities controlled by Messrs. Ferdinand, Schaeffer and Solomon Yakoby entered into an agreement to transfer to Mr. Yakoby 67,035 common shares.

Participation in Initial Public Offering.  Brian Ferdinand, one of our founders, and Douglas Von Allmen, a beneficial owner of more than 10% of our common stock, purchased an aggregate of $16.2 million of shares of our common stock in our initial public offering at the initial public offering price per share. The shares purchased by Mr. Ferdinand were purchased from us directly at $9 per share, and not from the underwriter, and no underwriting discount was payable by us or by Mr. Ferdinand on such shares. We did, however, pay a fee on such shares to the underwriter, which fee was in the same amount as the underwriting discount. The shares purchased by Mr. Ferdinand reduced the aggregate number of shares offered to investors generally in the underwritten offering.

Sub-lease of Hoboken Office from APX, Inc.  On October 1, 2013, we entered into a four-month sublease agreement (the “Hoboken Sublease”) at a monthly rate of $23,247 for approximately 7,200 square feet of office space in Hoboken, New Jersey to be used for certain back-office operations. The Hoboken Sublease included a transfer to the company of the existing equipment located in the space and an agreement to allow the sublessor to use a portion of the space not being used by us for up to nine months. It was entered into with APX, Inc., an entity in which Mr. Storms and Mr. Ibietatorremendia have an interest in and on the board of which they serve as members. In March 2014 we entered into a new five-year lease for the same office space.

Entry into Lock-up Agreements.  In connection with sales of 954,085 shares in the aggregate of our common stock by certain of our stockholders, including Messrs. Keller and Schaeffer, each of whom owns more than 5% of our issued and outstanding common stock, entered into lock-up agreements with us in respect of their remaining shares of common stock. Pursuant to the terms of the lock-up agreements, the selling stockholders have agreed with the Company that, without the prior written consent of the Company and in each case subject to certain exceptions: (i) during the period beginning on January 30, 2014 through and including July 30, 2014, certain of the selling stockholders other than Messrs. Keller and Schaeffer will not sell 476,956 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; (ii) during the period beginning on January 30, 2014 through and including July 30, 2014, certain of the selling stockholders other than Messrs. Keller and Schaeffer will not sell 237,814 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; (iii) during the period beginning on January 29, 2014 through and including October 29, 2014, Mr. Keller will not sell 2,081,351 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; and (iv) during the period beginning on January 29, 2014 through and including January 29, 2015, Mr. Schaeffer will not sell 2,161,739 shares of common stock or securities convertible into or exchangeable or exercisable for common stock. Subsequently, we agreed to release 492,462 and 441,147 shares from the lock-up agreement entered into by Mr. Keller and Mr. Schaeffer, respectively, in connection with their private transfers of shares to D&L Partners, LP, an entity controlled by Douglas J. Von Allmen, a holder of more than 10% of our common stock.

Von Allmen & Ferdinand Promissory Notes and Guaranty.  On February 26, 2014, we executed a Revolving Promissory Note with each of our two largest stockholders, Brian Ferdinand and Douglas J. Von Allmen. Under each Note, we are able to borrow, and the lender has committed to lend, up to a principal amount of $3,750,000 on a revolving basis ($7,500,000 in the aggregate under the Notes), with interest payable quarterly on any amounts borrowed at a rate of 4% per annum. Any amounts borrowed under the Notes are repayable at maturity on April 30, 2015 and are optionally repayable at any time without the payment of any premium or penalty. We will pay a commitment fee on any undrawn amounts at a rate per annum equal to 0.50%, payable quarterly. The Notes contain certain customary covenants, including covenants relating to our ability to incur indebtedness and make restricted payments, and provide for certain customary events of default. The company may terminate the commitment under the Notes at any time, and intends to do so upon completion of this offering. Subsequent to the execution of the Notes, Mr. Von Allmen delivered a personal guaranty (the “Von Allmen Guaranty”) of Mr. Ferdinand’s funding obligations under the Note entered into by him and the Company. We will pay Mr. Von Allmen a guaranty fee equal to the commitment fee paid to Mr. Ferdinand in respect of his Note.

Stock Transfers to Douglas J. Von Allmen and Others.  In late February of 2014, entities controlled by two of our founders, Brian Ferdinand and Robert Keller, transferred 732,292 shares of our common stock to an entity controlled by Douglas J. Von Allmen and certain other pre-IPO stockholders without the payment of any cash consideration.

Consulting Agreement with Ferdinand Trading, LLC.  In connection with the cessation of Brian Ferdinand’s employment, Mr. Ferdinand and the Company have agreed to enter into a two-year consulting agreement (the “Consulting Agreement”) with an entity controlled by Mr. Ferdinand, Ferdinand Trading, LLC. Pursuant to the Consulting Agreement, Ferdinand Trading will make Mr. Ferdinand available to the Company to provide the services requested of him, which are expected to include assisting with business development efforts; developing strategy for product development, marketing, partnerships and mergers and acquisitions; and providing support to the sales and marketing team, including client introduction. The Company will pay a fee of $450,000 per year.

Also in connection with Mr. Ferdinand’s resignation as a director and employee, Mr. Ferdinand and a number of entities controlled by him have entered into a lock-up agreement with the Company in respect of their shares of the Company’s common stock. Pursuant to the terms of that agreement, Mr. Ferdinand and the these entities have agreed with the Company that, without the Company’s prior written consent and in each case subject to certain exceptions, during the period beginning on April 18, 2014 through and including April 17, 2015, they will not sell the 5,214,647 shares of the Company’s common stock that they own, representing approximately 21% of the Company’s issued and outstanding common stock.

Participation in Offering.  Jay Bernstein, one of our directors, Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly our Vice Chairman of the Board and Head of Corporate Strategy, and Douglas Von Allmen, a beneficial owner of more than 10% of our common stock, have indicated an interest in purchasing an aggregate of up to $15 million of our shares of common stock in this offering at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, these stockholders may elect to purchase a different amount of shares or not to purchase any shares in this offering.

INDUSTRY

Market-Size Overview

We believe that the investment management industry has substantially recovered from the 2008 financial crisis and the industry continues to expand, driven in part by demand for investments in alternative asset classes.

•	Hedge Funds: Hedge funds were forecasted to spend $2.4 billion on technology and services in 2013, according to Citi Prime Finance 2012 Hedge Fund Expense Survey. According to Hedge Fund Research, Inc.’s Year End 2013 HFR Global Hedge Fund Industry Report, alternative asset managers’ assets under management, or AUM, reached an all-time record of $2.63 trillion at the end of 2013, representing growth of 87% since 2008. Hedge Fund Research, Inc. reports that there were $64 billion net inflows to hedge funds in 2013. We believe investors have been seeking innovative, alternative investment styles to include in their overall portfolio. This development has led to an increase in the number of small to medium-sized investment managers as well as growth in demand for diversification into new asset classes. Hedge Fund Research, Inc. also reports that, while the level of new hedge fund launches declined in 2013, there was an average of 1,093 new fund launches per annum from 2011 to 2013 and a total of 8,190 single-manager hedge funds as of year-end 2013. As of year-end 2013, approximately 90% of hedge funds are small to medium-sized with $500 million or less in AUM. According to Aite Group, total hedge funds are expected to reach 11,000 by 2017 with AUM to reach $3.1 trillion by 2017.

Distribution of Hedge Funds
by Fund AUM Tier

•	Financial Institutions: We believe that we offer financial institutions an attractive, cost effective and integrated solution to displace multiple legacy systems for internal use within their trading operations. It is estimated that the financial services sector will spend $28.1 billion in 2014 and $31.8 billion in 2015 on technology and services to address risk management, according to Chartis Research Ltd’s report entitled Financial Institutions Global Risk IT Expenditure 2014–15. We also offer subscriptions to our platform to these same financial institutions for use by their institutional clients, for example in their capacity as a prime broker that licenses and services to its hedge fund clients. According to Hedge Fund

Research, Inc., a small number of prime brokerage firms account for the majority of alternative assets under management. By targeting this section of the market, we believe we could service the majority of the hedge fund/family office community who utilize these prime brokers for custody and other services.

Industry Challenges Driving Demand

Many factors influence the demand for cost effective technology products and services supporting the financial services community. Some of these factors include:

•	the increase in allocation of alternative assets in investing portfolios;
•	the proliferation of trading venues and exchanges, which creates complexity of connectivity as managers seek access to these fragmented marketplaces;
•	increased market regulation and scrutiny across global markets, which has raised the compliance cost burden as well as the need for data security;
•	increased demand by end investors for portfolio transparency, institutional credibility, and liquidity through managed account investment allocations; and
•	increased pressure on performance based fee structures which has created a need for cost structure improvements.

The increase in allocation of alternative assets in investing portfolios:  Investment managers, in the aggregate, offer services to their clients that enable them to trade virtually every asset class available. While the World Federation of Exchanges reports the number of electronic order book global equity trades to have increased by 7% in 2013 over 2012 to 10.4 billion, trading in other asset classes has risen as well. According to the Futures Industry Association’s 2013 Annual Volume Survey, global listed derivative contracts traded in 2013 totaled greater than 21 billion across 84 exchanges, up 2.1% from the previous year (but below the 2011 peak of almost 25 billion). The 2011 World Federation of Exchanges Derivatives Market Survey indicates that significant growth was observed as the number of exchange-traded currency options and futures traded worldwide exhibited a compounded annual growth rate of 63% between 2004 and 2011, and exchange-traded commodity options and futures traded worldwide increased by more than four times over the same period. Between June 2010 and June 2013, the notional amount outstanding of OTC derivatives increased from over $582 trillion to $693 trillion, as reported by the Bank for International Settlements. We believe that this increase in trading of alternative asset classes is driving investment managers to seek out products and services that allow them to facilitate their business in a cost effective manner.

Trading liquidity has been dispersed due to the proliferation of trading venues and exchanges, thus creating complexity of connectivity for managers seeking access to fragmenting marketplaces:  Trade execution has become increasingly complex as a result of new trading platforms and fragmentation of liquidity. Central marketplaces have become less dominant in the U.S. According to the BATS Global Markets Market Volume Survey, in January 2014, BATS handled approximately 10.2%, while Direct Edge handled approximately 10.4%, of the U.S. monthly average equity trade volume, indicating considerable migration of liquidity from more traditional stock exchanges like NYSE and NASDAQ. We believe that efficient global market connectivity across all asset classes has become a critical component of competitiveness for service providers to the trading/asset management industry.

Increased market regulation and scrutiny across global markets has raised the compliance cost burden and the need for data integrity:  The evolving requirements of increased regulation, such as the Dodd-Frank Act, have increased the regulatory burden on the financial services community. The Dodd-Frank Act eliminated the exemption from investment adviser registration that previously applied to private fund advisers and instituted detailed reporting requirements about their trades and portfolios. In addition to the Dodd-Frank Act, the SEC has increased its focus on how investment management firms are assuring effective oversight of their activities. We believe that these increased regulatory requirements will affect the investor relations, compliance, reporting and legal functions across the investment management industry. As reported in PricewaterhouseCoopers’ 2012 report, “Top issues facing asset managers,” this heightened regulatory environment is expected to continue for the foreseeable future, putting an additional cost burden on investment managers — both traditional and alternative.

Increased demand by end investors for portfolio transparency and liquidity through managed account investment allocations:  Since the financial crisis, end investors have increased allocations to investment managers through the use of separately managed account structures. These structures allow end investors to keep custody of their assets (rather than invest in an intermediary vehicle with other investors) and specify precise guidelines for investing the account, including transparency and liquidity constraints. End investors are increasing the reporting burden by demanding real-time position reporting across multiple managers and asset classes in order to assess overall portfolio risk and to reveal unusual concentration exposures.

Increased pressure on performance based fee structures causing revenue compression:  There is a need in the financial services community for products and services that span the transaction lifecycle, from data delivery to pre-trade analytics, trade execution and post-trade operations. We believe most investment managers currently use a combination of independent technology vendors, in-house technology departments, large broker/dealers and exchanges to meet their infrastructure and disparate market connectivity requirements. Reports indicate that pressure from investors is causing fee compression in the hedge fund industry. According to a September 9, 2013 Wall Street Journal article entitled “Hedge Funds Cut Back on Fees”, the average hedge fund now charges an annual management fee of approximately 1.6% of assets. In addition, the asset management industry has experienced profit margin erosion over the past few years. According to an October 2012 McKinsey & Company publication titled “The Asset Management Industry: Outcomes Are the New Alpha,” operating profit margins for asset managers in McKinsey & Company’s 2012 Asset Management Benchmarking Survey have dropped 20% from 2007 to 2011, with 35% of total expenses for asset managers attributed to operations, technology, and administrative functions. As a result, we believe that demand has increased for cost-effective and robust products and services for the asset management community that can help them effectively address the foregoing challenges and maximize profitability.

BUSINESS

Overview

Liquid Holdings Group, Inc. provides a next-generation proprietary cloud-based trading and portfolio management solution that seamlessly integrates order and execution management with real-time risk management, reporting, shadow accounting and managed services in a single platform for the financial services community. Our current and prospective customers include small to mid-sized hedge funds, asset managers, wealth management offices, family offices and financial institutions.

We deliver our technology efficiently, quickly and securely as a SaaS solution that provides our customers with a customizable and rapidly deployable platform. We believe that our platform’s comprehensive and integrated real-time approach provides a distinctive offering to our customers that creates efficiencies for our customers by reducing both the number of service provider relationships the customer needs to manage and maintain and the level of IT personnel necessary to support and integrate those multiple applications.

Liquid Holdings Group was founded to develop and provide a seamless securities trading and portfolio technology solution to meet a demonstrated need in the financial services community for real-time global market access, risk management and portfolio accounting and reporting services. During the financial crisis, with high rates of asset management redemptions and the unpredictable nature of financing markets, it was clear to the founders of our company that superior technology was needed to enable more informed decision making, manage risk better and provide broad access to liquidity in real-time. In addition, as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, many financial institutions have exited or plan to exit proprietary trading, which has caused many traders to leave institutions to establish small to mid-sized funds. All of these funds require a cost effective technological solution to meet their trade execution, risk management and shadow accounting and reporting needs.

The acquisition of a controlling equity interest in GMA, now known as Liquid Technology Services, LLC, by Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly the Vice Chairman of the Company’s Board of Directors and Head of Corporate Strategy, and Robert Keller, another one of our founders and a former member of our Board of Directors, provided the key element of our development as a technology company by establishing our trading technology and developing our shadow accounting, reporting and administration technologies. The acquisition of our risk management technology and its integration with our trading, shadow accounting, reporting and administration technologies gave us a comprehensive platform for our target market. Our cloud-based software platform utilizes a core technology framework shared among all of its components, which allows us to deliver an integrated, scalable and customizable subscription-based solution to participants in the financial services community.

We have been able to attract a seasoned executive management team and a Board of Directors with extensive industry experience. With our technology architecture and ability to scale to serve larger financial institutions, we believe Liquid Holdings Group has created the technology standard for trading, global risk management, and account management in terms of features, security, reliability, and cost for participants in the financial services community.

Our platform offers the following features and capabilities:

•	A Single, Real-Time Consolidated Portfolio View. We offer a single trade, order and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and FX. Our customers can aggregate positions, exposures and risk metrics across all of their portfolios and asset classes on a single screen in real-time. With our platform there is no need to purchase or integrate several external programs to consolidate risk management, shadow accounting and reporting functions across asset classes;
•	Real-Time Portfolio Risk Management and Scenario Analysis. Our platform’s architecture enables our customers to perform highly complex computations of risk and project probabilistic scenarios using data feeds in real-time. This allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. It also enables users to calculate theoretical values instantly for over a dozen historic market events and crashes to simulate portfolio performance in times of market volatility. Our platform automatically routes trade data to our risk management system for real-time analysis. We believe most of our competitors offer this type of analysis only on an end-of-day or as-requested basis;
•	Real-Time Shadow Accounting and Reporting Management, Fee Management, and Transaction Cost Analysis. Our shadow accounting and reporting database was designed to reconcile a vast number of trades and their associated fees and transaction costs, giving traders and managers a clear and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, and brokerage and accounting adjustments in real-time. Our flexible and scalable architecture allows traders, operations personnel and senior management to view customized reports on an individual, group or enterprise wide basis;
•	Broker, Execution and Clearing Firm Agnostic. We provide our customers with the independence to select their preferred broker execution venues and clearing relationships. Our technology is able to connect our customers seamlessly to multiple prime brokers and over 100 liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs. We do not monetize, sell or take the opposing side of our customers’ order flow, nor do we act as a market maker. Our technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how the trade is sent to the market and which broker executes and clears the trade. We have established connectivity with some of the most recognized prime brokers and banking platforms in the world, offering our customers the ability to access these relationships for capital introduction and execution services globally; and
•	Managed Services. We provide managed services support for all customers which includes comprehensive trade reconciliation, corporate actions and dividend processing as well as start of day/end of day file processing and delivery between third parties and their clients as part of our overall solution. We believe that these services reduce our customers’ need to hire operations staff.

We have branded our trading platform as LiquidTradeSM, our risk metrics platform as LiquidMetrics® and our shadow accounting platform as LiquidViewSM, together constituting the Liquid platform.

We market our cloud-based platform to end-users and to institutional customers through our direct sales force and our strategic partner relationships. End-user sales are primarily focused on hedge funds and other asset managers who seek more effective and cost efficient trading, risk management, shadow accounting and reporting solutions, robust technology and automated middle- and back-office services. Institutional sales are focused on financial institutions seeking to reduce their technology, infrastructure, and support expenditure. Our revenue is primarily earned through subscription fees, integration and customization fees, and hosting and gateway fees.

We believe that asset managers need a comprehensive, real-time and cost effective way to manage their portfolios, trading activity and investor relations and reporting needs. The economics for hedge funds and other asset managers who currently use perpetual licensed and disparate technology offerings create a market opportunity for us. We believe that the costs to license, maintain, and integrate technology for all but the largest funds are daunting due to complexity and interconnectivity of marketplaces, the increasing mix of asset classes to trade, the demand from investors for increased transparency, and ever-changing regulatory requirements.

Larger financial institutions are facing similar economic and regulatory pressures. Many of these institutions are suffering from a decrease in trading volume, compressed commission margins, and technology sprawl due to new regulations and the need to connect and trade multiple asset classes. At the same time, we believe that technology budgets at large institutions are under pressure and many technology managers are being charged with reducing costs and headcount.

Because our platform can be securely delivered as a SaaS offering, the need for costly investment in infrastructure and connectivity can be significantly reduced or eliminated for both of these customer groups. In addition, our platform, by its already integrated nature, can obviate the need for additional support personnel, and the cadre of developers, project managers, and testers required for complex development and maintenance of integration software to tie together disparate technology offerings.

For the year ended December 31, 2013, we generated revenue of $4.8 million (of which $1.9 million related to over-the-counter brokerage operations which we ceased on June 1, 2013). As of December 31, 2013, we had 77 customers under contract (48 of which were generating GAAP revenue and the remainder of which had not yet generated GAAP revenue because the product had not yet been deployed) including proprietary traders, small to mid-sized hedge funds and risk managers utilizing an aggregate 656 units of our software product offerings (517 of which were for customers generating GAAP revenue). At that time, we had ACV, representing the estimated contract value of subscription payments payable to us during the next twelve months (or, in the case of subscription contracts where the remaining contract term is less than twelve months, the remaining value of such contracts) pursuant to subscription contracts existing at December 31, 2013, of $4.520 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics” for additional information regarding ACV. For the year ended December 31, 2013, we incurred a net loss of $46.6 million.

Our Strengths

Our strengths include:

•	State of the Art Technology. Our technology platform utilizes a state of the art flexible and scalable framework-based technology architecture that integrates order, trade, execution, real-time risk and portfolio management functions as well as shadow accounting and reporting software for multiple asset classes on a single cloud-based platform. We are in the process of transitioning the Liquid platform from a SQL-based database platform to one that uses MongoDB, an open-source non-relational database architecture. Compared to SQL-based and other non-open source relational databases, MongoDB offers significantly greater scalability, enabling quicker real-time access to larger volumes of data, as well as reduced operating costs via lower licensing fees and database administration costs. Additionally, we expect that MongoDB’s nodal structure, compared to the array structure of a SQL-based database, will enable us to more efficiently expand our infrastructure footprint while providing for intrinsic disaster recovery protection across multiple, geographically diverse data centers. Our platform is highly customizable, allowing our customers to deploy our technology offerings individually or in any combination to match the use of our platform with their specific business processes and workflows, such as investment transparency. Additionally, we intend to launch an initiative, which we refer to as “Liquid Mobile,” to optimize our platform for use on mobile devices;
•	Cross-Asset, Multi-Currency, Broker, Execution and Clearing Firm Agnostic Platform. We have designed a cross-asset, multi-currency, broker, execution and clearing firm agnostic platform providing our customers with access to over 100 sources of liquidity, including connectivity to top-tier investment banks and prime brokers. Using industry standard protocols, our platform has the ability, following basic certification procedures, to connect to any prime broker, exchange, dark pool or institution globally. We are able to efficiently integrate and interconnect our platform with the existing infrastructure of these institutions;
•	SaaS Delivery. We deliver our solution to customers using a SaaS delivery model. Our SaaS delivery model increases efficiency, reduces customer infrastructure costs and accelerates deployment. This enables our customers to deploy our platform to their end-users within days or even hours of our completing the sales cycle. Our SaaS delivery model enables us to realize and provide efficiencies and economies of scale in deploying and supporting our software. We use industry standard security and encryption and host our core software in secure, industry standard data centers;

•	Strong Development Team with Deep Domain Experience. Our development team has been together since inception and has an average tenure of 15 years in their respective disciplines. Liquid’s product management team average tenure is 10 years and has been involved in the development of both buy-side and sell-side applications;
•	Strong and Experienced Management and Board of Directors. Our seasoned management team has decades of collective experience in delivering innovative technology platforms and offerings as well as working in the financial services community. Our senior management team includes the former Chairman and Chief Executive Officer of UBS Global Asset Management (Americas) Inc. and Marsh Inc. and the Chairman of our Board of Directors is the former Global Head of the Principal Strategic Investments Group at Goldman Sachs; and
•	Continued Innovation Through Collaborative Product Development. The majority of the features in our platform have been designed in collaboration with existing and prospective customers based on their specific functionality requests. Recent examples of this collaborative development effort include the implementation of a new-order generation and modification toolset that improves the efficiency of aggressive order flow models and a complex volatility-surface algorithm engine used to power “Greek” inputs.

Our Strategy

We position ourselves as a provider of cloud-based software solutions that integrate trading, real-time risk management, shadow accounting, reporting and administration tools for multiple asset classes on a single platform. We believe our unique software architecture allows us to deliver a comprehensive suite of products and services at a price point that is lower than that currently offered by our competitors for comparable products and services. The following are key elements of our strategy:

•	Bringing a combination of an integrated technology platform, competitive pricing and efficient product delivery that is disruptive to the current marketplace;
•	Providing a superior product and an economical solution to underserved segments of the financial services community such as small to mid-sized hedge funds, asset managers, wealth management offices and family offices;
•	Teaming up with strategic partners such as Global Prime Partners, ConvergEx and FIS Group, as well as through our relationship with QuantX, a related party as a result of certain past or present relationships with Brian Ferdinand, Robert Keller, Richard Schaeffer (one of our founders and a former Executive Chairman of our Board of Directors), Douglas J. Von Allmen (a holder of more than 10% of our common stock) and Michael Tew (a former consultant of the company), to augment the efforts of our internal sales team in distributing our technology;
•	Providing larger financial institutions with an attractive, cost-effective and integrated solution for internal use and use by their clients;
•	Growing our market share through the continued development of our software platform and selective acquisitions;
•	Increasing revenue per client by upselling existing products as well as new innovations to existing clients and scaling platform usage in line with their growth in assets under management (AUM);
•	Extending our global reach by teaming with strategic partners to enter into additional international and developing markets in which we believe there will be demand for our products and services; and
•	Leveraging relationships with asset allocators to accelerate the distribution of our technology.

Our Products and Services

Our proprietary cloud-based technology platform offers professionals in the financial services community a comprehensive, interactive solution for seamlessly integrating trading, real-time risk management, shadow accounting, reporting and administration tools. This platform allows our customers to automate and coordinate front-office trading functions, middle-office risk management and reporting functions, and back-office accounting functions. We believe our platform enables our customers to focus on core operations, to better monitor and manage investment performance and risk, to improve operating efficiency and to make more informed decisions and reduce operating costs. Our platform’s SaaS delivery allows our customers to deploy products to their employees and other end-users anywhere, anytime, which creates flexibility in how, when and where our technology can be used. Our product also offers a fully customizable interface that enables users to tailor the execution system to the local user environment.

Trading Technology.  Our proprietary trading technology, LiquidTradeSM, is a cross-asset, multi-currency anonymous execution trading solution. It has connectivity to over 100 sources of liquidity, venues where buyers meet sellers, where bids and offers are provided and where trades are executed. This includes current connectivity with multiple prime brokers, multiple dark pools and market makers. Our trading technology enables a single trade, order, and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and FX. It is designed to be broker, execution, and clearing firm agnostic, which allows our customers to choose any broker-dealer to execute and/or clear their trades.

Our trading technology provides extensive functionality and is accessible through a user-friendly and fully customizable interface. This customizable trader interface features dynamic window tabbing, custom visual filter alerts, user-created lists and symbol groups, window linking, extensive color and font selections, data refresh rate settings, alerts regarding securities that are difficult to borrow and multi sorting capabilities. Using a core framework for profiles and layouts, our trading technology provides traders the unique ability to access their saved elements from anywhere. Our proprietary sharing mechanism also enables instant circulation of trader-based objects across multiple users.

The trading technology’s blotter window, the screen a trader uses to manage positions, is a powerful tool with custom grouping, filtering and subtotaling capabilities for accurate real-time profit and loss (P&L), monitoring and risk management across multiple accounts and users. The blotter window enables our customers to review all positions and risk metrics in a combined format. There is no need for filters, add-ons, or external programs to consolidate risk or P&L positions. By allowing our customers to set custom grouping characteristics, both traders and managers can accurately gauge their true cumulative market exposure in real-time. In addition, traders can enter, view, and modify live orders across multiple accounts directly from the blotter window, providing them an efficient, centralized trade management mechanism. Our trading solution can be used on a standalone basis or as part of our fully integrated platform which includes our shadow accounting, reporting and risk management tools.

Risk Management Technology.  Our proprietary risk management technology, LiquidMetrics®, was built and designed for continuous, on-demand risk management calculations. While most of our competitors’ solutions generally only offer this type of analysis on an end-of-day or as-requested basis, our technology is designed to perform highly complex computations of risk and project probabilistic scenarios in real-time. Our risk management solution’s capabilities include end-to-end risk, portfolio, and volatility management as well as value-at-risk stress and scenario tests. This technology enables users to calculate theoretical values instantly for over a dozen historic market shocks and crashes in order to simulate portfolio performance in times of market volatility. It also allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. Our risk management technology can be used on a standalone basis or as part of our fully integrated platform which includes our trading, shadow accounting, reporting and administration tools.

Shadow Accounting and Reporting Technology.  Our proprietary shadow accounting, reporting, fee management and transaction cost analysis database, LiquidViewSM, is designed to reconcile vast amounts of trades and their associated fees in real-time. The database gives traders and managers a transparent and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, brokerage and accounting adjustments. Its multi-platform delivery capability to platforms such as Windows, Mac, iPad, iPhone, and Android provides our customers with significant flexibility. Our shadow accounting and reporting technology can be used on a standalone basis or as part of our fully integrated platform which includes our trading and risk management tools.

Customer Support.  We offer full-time multi-tier support services to all of our customers to assist in the successful implementation of our platform and to optimize our customers’ use of our platform during the terms of their subscription contracts. Our internal logging system tracks requests for support from the time they are reported through their resolution, ensuring quality and consistency of service. We utilize remote access, system diagnostic and network traffic analyzing tools to quickly pinpoint and resolve support requests allowing our staff to diagnose issues remotely and economically. On an ongoing and as-needed basis, we plan to expand and update our technical support documentation using manuals, online videos and FAQ/Wiki pages. Typical methods of communication from and to customers include: traditional voice (telephone) as well as instant messaging (IM), email, text (SMS) messages, and broadcast messages within the software. Once we are notified of a support issue, it is logged into our tracking system and assigned a severity level. Efficient resolution is accomplished by routing workflow through “tiers” of support. If a timely resolution to an issue cannot be reached, it is escalated to the next Tier. Tier 1 Support Staff constantly monitor phone, email and IM for any incoming requests. Upon discovery or notification, all incidents and bugs are entered into our internal management tracking tool and routed to the correct department for resolution. If a support issue cannot be resolved within the Tier 1 parameters, it will be escalated to Tier 2 or Tier 3 to more experienced and senior staff for notification and resolution. Once a particular trader’s operation is impacted to a greater level of severity, an escalation process is implemented and senior management at the Company are immediately notified and kept informed regarding problems and time-to-resolution estimates.

Broker-dealers and Independent Introducing Broker.  LPS, our U.S. broker dealer and independent introducing broker, and Liquid Trading Institutional, our U.K. brokerage company, enable us to facilitate ancillary execution services for our customers as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing agency or introductory brokerage services in order to pass on savings for execution services through lower commission rates to our customers. These entities do not handle customer funds or provide clearing services. They do not risk our capital or participate in any proprietary trading ventures. They are, however, generally required to indemnify the clearing firms and prime brokers for certain liabilities arising from our customers’ failure to satisfy their obligations to the clearing firms and prime brokers, where we have made the introduction. We intend to wind up the business of Liquid Trading Institutional.

On June 1, 2013 we ceased over-the-counter brokerage operations for LPS and Futures (the entity that then operated as an independent introducing broker and which has since been merged with and into LPS). Going forward, LPS will continue to be a component of our business strategy by facilitating the introduction of customer assets to custody banking relationships. LPS will remain a regulated entity with oversight from FINRA, the SEC, the NFA, and the CFTC. We do not expect the cessation of the over-the-counter brokerage operations of LPS to impact our ability to facilitate the introduction of customer assets to custody banking relationships. As a complementary service provider to our technology platform customers, LPS will no longer generate any significant transaction or other revenue, but will continue to incur salary, regulatory, accounting, legal and administrative expenses.

Our Technology

We believe that our cloud-based platform provides a real-time intuitive and customizable solution that facilitates high levels of adoption with limited need for training. Our technology platform is developed in a proprietary manner, with its core written in Java, a widely used programming language. We are in the process of transitioning the Liquid platform from a SQL-based database platform to one that uses MongoDB, an open-source non-relational database architecture. Compared to SQL-based and other non-open source relational databases, MongoDB offers significantly greater scalability, enabling quicker real-time access to larger volumes of data, as well as reduced operating costs via lower licensing fees and database administration costs. Additionally, we expect that MongoDB’s nodal structure, compared to the array structure of a SQL-based database, will enable us to more efficiently expand our infrastructure footprint while providing for intrinsic disaster recovery protection across multiple, geographically diverse data centers. We have designed our cloud-based platform with a thin-client architecture, which does not require our customers to install large, complex software on their own computers and is accessible via a standard web browser, providing powerful and secure capabilities in an enterprise solution. Our proprietary technology platform stores all of our customers’ trading information for analytics. Our infrastructure is sound, with several layers of redundancy built into both the software and our network. By utilizing Equinix, a carrier neutral data center, we believe that we provide our customers with low latency and optimized connectivity. We use industry standard security and encryption and host our core software in secure, industry standard data centers. These data centers are the principal data centers for a very large percentage of the financial institutions and vendors serving the financial services sector. All connectivity between data centers and offices has multiple geographically diverse pathways provided by different carriers to reduce specific vendor risk.

Trading.  The core technology of our trading platform, LiquidTradeSM, is comprised of a framework that offers an application programming interface, or API, for accessing components and services. Strong adherence to modern programming paradigms and use of patterns make the framework very flexible and provide a host of deployment options. Most of the services can reside on different machines. Our trading technology also offers a unique and flexible architecture built around loosely coupled services and set on an easily expandable core infrastructure. Since our trading technology is data provider neutral, the interface exposed by the services allows applications to request specific data regardless of the provider. An example of such a service is our Quote Management System, which can be powered by a number of plug-ins for different data vendors at the same time.

Our trading technology can also accept order generation via automated trading strategies through its exposed API, and is capable of receiving reports for executions done on another venue. This feature allows traders the ability to both automate their order flow, and also monitor, manage, and exit their positions with all the benefits of a “screen based” platform. These features are especially useful for a growing segment in the marketplace where the speed and sophistication of automation is essential, but powerful tools for portfolio and position management are also critical.

Some of the application features include:

•	multiple brokers and multiple accounts capabilities;
•	data provider neutral;
•	real-time analytics and P&L with various filtering and grouping displays;
•	risk management tools;
•	advanced order types and simulated order types;
•	basket trading and symbol grouping;
•	powerful user management with levels of access, subordination and cross-accounts monitoring; and
•	profile management system with sharing capabilities.

Risk Management.  Our risk management platform, LiquidMetrics®, extrapolates data from the core database and channels that data into our risk management mechanism which provides real-time income statement, fund performance, stress testing and risk analysis in a user-friendly format. These reports are calculated on a five second time delay, and output is generated in a portable document. The intuitive interface and output mechanism make this additional layer of risk management a useful tool for our customers, particularly due to its intuitive interface and output mechanism. These reports can be distributed several ways, including automated email attachment, mobile (iPad, iPhone and Android devices) and web-based HTML5 format.

Shadow Accounting and Reporting.  The integrated database of our shadow accounting and reporting platform, LiquidViewSM, incorporates a proprietary solution for monitoring trade data, reconciling accounts, trades, and income statement management. This administrative technology aggregates trade data across brokers, clearing firms and accounts into a reporting format for administration and shadow accounting, in real-time. These reports can also be distributed several ways, including automated email attachment, mobile (iPad, iPhone and Android devices) and web-based HTML5 format.

Research and Development

The responsibilities of our research and development department include product management, product development, quality assurance and technology operations. Our research and development department is located primarily in our Aventura, Florida office, supported by developers operating on a contract basis located in Romania, India, the United States and the United Kingdom.

Parts of our core software technology were developed by entities which we acquired. Our team has integrated these technologies into one integrated, cloud-based platform, creating a differentiated solution for our customers. To achieve optimal performance from our systems, we are continuously rewriting and upgrading our software. Use of the latest technology not only improves our performance but also helps us attract and retain talented developers. We are continuously refining our automated and integrated, real-time systems for trading, risk management, shadow accounting, reporting and administration. In addition, we supplement our own research and development by using third-party service providers to perform certain research and development projects. We retain all intellectual property rights to any technology developed by our third-party service providers. The standards and policies of our research and development department set firm guidelines for build development, and ensure not only high reliability and performance, but also future scalability. As of April 28, 2014, we had seven full-time employees in research and development, supported by 26 third-party contractors. During the year ended December 31, 2013 and the period from April 24, 2012 to December 31, 2012, we spent approximately $1,750,000 and $319,000, respectively, on company-sponsored research and development activities. We rely significantly on approximately 16 contractors located in Romania under an exclusive arrangement for programming for new product builds and we intend to expand this relationship in the future.

Customers

Our current and prospective customers are primarily small to mid-sized hedge funds, asset managers, wealth management offices, family offices and financial institutions. Our technology platform is available to our customers via subscription as an integrated platform or customers can subscribe to individual products. As of December 31, 2013, we had 77 customers under contract (48 of which were generating GAAP revenue and the remainder of which had not yet generated GAAP revenue because the product had not yet been deployed) including proprietary traders, small to mid-sized hedge funds and risk managers utilizing an aggregate 656 units of our software product offerings (517 of which were for customers generating GAAP revenue). Each unit represents an individual element of the Liquid platform such as LiquidTradeSM, LiquidMetrics® or LiquidViewSM. While our initial customers contracted on a month-to-month basis, our typical customer contract now has a one-year term, billed monthly and renewing automatically for successive one-year terms, unless notice of termination is given at least 60 days prior to the contract’s expiration date. Our customers are, based on their respective billing addresses, located in the United States and Europe, with U.S. customers representing 53% of our total revenue and customers outside of the United States (primarily QuantX) representing 47% of our total revenue for the year ended December 31, 2013. During this same period, a single customer, QuantX, a related party as a result of certain past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew, represented 44% of our total revenues and 72% of our software services revenues. In addition, for the year ended December 31, 2013, all related parties, including QuantX, represented 51% of total revenues and 83% of our software services revenues.

Sales and Marketing

We market our platform through our direct sales force primarily to end-users such as hedge funds, asset managers, and wealth management offices, who generally seek more effective and cost efficient trading, risk management, shadow accounting and reporting solutions with robust execution and automated middle- and back-office services. We also offer to institutional customers, such as hedge funds and larger broker-dealers, seeking to reduce their technology and infrastructure costs by outsourcing software development related to trade execution, risk management, shadow accounting and reporting, both internally and to their customers.

We also seek to develop strategic partner relationships to expand our ability to reach our target markets. We have initiated three such relationships, one with Global Prime Partners, Ltd., a London-based prime broker; another with ConvergEx Prime Services, LLC, a New York-based prime broker and another with FIS Group, a full-service investment management firm. We plan to deepen these relationships as part of our sales efforts, as well as enter into additional strategic partnerships as the opportunities present themselves.

We develop sales pipelines and enhance brand awareness through our marketing initiatives. Our marketing programs target industry executives, technology professionals and senior business leaders. Our principal marketing initiatives include: lead identification, conference attendance and networking events, direct sales through industry contacts, partnerships, joint marketing efforts, white papers and leveraging our strong relationships with third party asset allocators.

As of April 28, 2014, we had fifteen employees in sales and marketing, 7 of whom are senior, quota bearing sales representatives. We intend to continue to invest in our sales and marketing function to drive long-term growth. Our sales team is organized with staff in our New York office and remotely in California, Massachusetts and Texas. Our senior management contributes significantly to the sales effort because of their knowledge of the Company’s product and services offerings and their extensive network in the target customer bases.

Competition

The software and services market for asset management and financial institutions software is a fragmented, highly competitive and rapidly evolving space. This market is subject to changing technology, shifting customer needs and frequent introductions of new products and services. Competitors vary in size, scope of services offered and geographic presence.

There are three categories where we face significant competition:

•	Trading Technology: Since we support multiple asset classes, we compete with numerous technology vendors who provide order and execution management software. These include The Abernathy MacGregor Group, Bloomberg L.P., The Bank of New York Mellon Corporation, or BNY Mellon, Charles River Systems, Inc., Eze Castle Software, Inc., Fidessa Group PLC, ION Trading, Inc., Investment Technology Group, Inc., or ITG, LineData Services S.A., Orc Software Inc., RealTick LLC, RediPlus, NeoVest, Inc., SunGard Data Systems Inc., or SunGard, and Trading Technologies International, Inc.
•	Accounting and Administration: Due to the comprehensive nature of our post-trade services, we compete with several major and small administrators that provide accounting and administration software and services, including BNY Mellon, The Citco Group Limited, Cogency Software, Inc., Northern Trust Corp., SEI Investments Co., SS&C Technologies Holdings, Inc., or SS&C, State Street Corporation, Fortis Bank NV/SA and BAML Capital Access Funds.
•	Risk and Portfolio Management Solutions: There are numerous risk management solutions software providers in the market. We compete with Calypso Technology, Inc., ConceptONE LLC, Investor Analytics LLC, Imagine Software Inc., Numerix LLC, OminHedge (a product of Delta Hedge Systems), Statpro Group plc, Risk Metrics and Barra (products of MSCI Inc.), Thomson Reuters and a number of smaller consulting firms providing risk management and risk monitoring services.

In addition to technology companies, we also compete against certain broker-dealers who provide trading software similar to ours. These competitors include BTIG LLC, Goldman, Sachs & Co., Interactive Brokers LLC, Jones Trading Institutional Services LLC, Lightspeed Financial, Inc. through its Lightspeed Trader platform and Wells Fargo Securities, Inc. through its Merlin Securities business. We also compete with full services (suite) providers such as Advent Software, Inc., Agio International Company, LTD, Athena Investment Systems LLC, Asset Control Systems Inc., Hazel Tree Fund Services, LLC, MIK Group, Misys-Sophis, Nirvana Financial Solutions, Investcloud LLC, Paladyne Systems Inc., Saxis Group, LLC and Sungard through its Hedge360 service, SS&C.

We believe we compete favorably in each of these areas based on our cloud-based platform, comprehensive approach, ease of use, scalability and flexibility, integration, security, reliability, liquidity available through the platform, speed of execution, asset class coverage and risk management capabilities. We also believe our broker, execution and clearing firm neutrality is attractive to many prospective customers. We believe our ability to offer customers a single integrated platform to access all the above mentioned services desired by participants in the financial services community is an important competitive advantage. Our competitive position is also bolstered by the breadth of workflow functionalities we offer across the entire transaction lifecycle, including pre-trade, trade and post-trade services.

Intellectual Property

To protect our integrated technology platform and our products, we rely primarily on trademark, copyright and trade secret law and are seeking to obtain patent protection pursuant to the two pending patent applications we have filed. We have filed an omnibus utility patent application with the USPTO and an international patent application under the Patent Cooperation Treaty containing claims similar to those contained in the patent application fled with the USPTO, directed to our integrated technology platform with trade execution, risk management, shadow accounting and reporting capabilities. Our patent application that is pending in the USPTO is subject to a non-final USPTO office action raising certain issues and prior art references with respect to our U.S. patent application. If we are not successful in addressing these or other issues raised by the USPTO, we may not be successful in having a patent issue in respect of this patent application. Similarly, we will need to address certain issues raised by the International Searching Authority with respect to the international patent application we filed under the Patent Cooperation Treaty, before any foreign patents can be issued. We cannot assure you that we will succeed in overcoming any of the issues raised by the USPTO or the International Searching Authority, or that any U.S. or foreign patents will ever issue in respect of these or any other patent applications we may file. We have not been issued any other patents covering our technology platform or filed other patent applications that are currently pending. We have registered “Liquid Holdings Group” and “LiquidMetrics” as service marks with the USPTO and have filed with the USPTO applications for registration of and “LiquidView” as service marks. We have developed and own proprietary software to operate our integrated technology platform that is protected under copyright law and trade secret law and have also licensed certain commercially available software.

As part of our strategy to protect our proprietary technologies and products and our intellectual property rights from unauthorized parties that may attempt to copy aspects of our products or obtain and use our trade secrets or other confidential information, we generally enter into confidentiality agreements with our employees, consultants and end-user customers, and generally limit access to and the right to use and distribute our proprietary information and proprietary technology.

“Liquid Holdings Group,” , “LiquidTrade,” “LiquidMetrics” and “LiquidView” are service marks of Liquid Holdings Group, Inc. This prospectus also contains trademarks, service marks and tradenames of other companies.

Regulation

Our securities and futures businesses are subject to substantial regulation by U.S. federal and state regulatory agencies and derivatives, futures and securities exchanges and self-regulatory organizations, which can result in, among other things, substantial compliance costs. There are a number of proposals pending before federal, state, and foreign legislative and regulatory bodies (including changes in interpretation or enforcement) that could subject some or all of our businesses to increased regulation and/or additional regulatory and/or compliance costs.

These existing and proposed laws and regulations can be costly to comply with and can increase our operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices. Additionally, their constant fluctuation also presents us with certain uncertainties as to whether we may be exempted or may otherwise seek certain safe harbors from these regulations. As a global service provider to participants in the financial markets, to the extent that different regulatory regimes impose inconsistent or iterative requirements on the conduct of our business, we will face complexity and additional costs in our compliance efforts.

With respect to our technology business, we provide passive communication technology to our customers, such as money managers, hedge funds, and broker-dealers (who, in the instance of a broker-dealer, include the customers of the broker-dealer that are the ultimate end users). The technology provides these customers with the independence to select their preferred broker execution venues, prime broker and clearing relationships on a trade-by-trade basis. Our technology has the ability to connect our customers to multiple prime brokers and liquidity destinations via broker-dealers, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs.

Our passive communication technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how it is sent to a market center, who executes and clears the trade, and who provides financing for a trade (if applicable), as well as who carries the position for the customer after a trade has settled. Consequently, while our technology permits customers to transmit trade specifics to broker-dealers, the technology does not have any part, or role, in the structure or execution of securities transactions/trades, nor does our technology regulate the manner in which customers select whom to enter into such transactions with or any of the terms of those transactions. Thus, our passive communication technology does not perform any brokerage functions for customers, but merely provides a platform or forum for third party broker-dealers and customers to communicate with each other, at their sole discretion and initiation, regarding potential securities transactions between the parties.

In this regard, our passive communication technology is not involved in the taking of orders for opening, closing, administration or other maintenance of brokerage accounts, the solicitation, processing or facilitation of securities transactions, the purchase or sale of securities, the matching of bids to purchase and sell securities, or otherwise effecting securities transactions in securities or route orders among broker-dealers through the establishment of system priorities and we do not otherwise automate order flow among broker-dealers. Our passive communication technology does not enable us to provide or arrange credit/financing to customers. Our technology does not permit us to participate or oversee the sale or purchase of securities nor does it permit us to establish the parameters for any such transaction or trade. In addition, our passive communication technology does not cause us to have access to or handle customer funds or securities, recommend or endorse specific securities or otherwise, directly or indirectly, make any statement about, or endorsement or recommendation of any kind of, any broker-dealer to any customer, or otherwise become involved (other than by routing or communicating messages) with the financial services offered by broker-dealers.

Moreover, we do not receive compensation for the operation of our passive communication technology that is based, directly or indirectly, on the size, value, or occurrence of securities transactions (nor does our compensation for the operation of our technology vary depending on whether an order results in an executed trade), and our technology does not facilitate the sharing or splitting of commissions by participating broker-dealers, nor does it acquire, store, or report information with respect to such activity. While we have broker-dealer subsidiaries that use our passive communication technology, we do not conduct our passive communication technology business in or through our regulated broker-dealers.

Overview of U.S. Regulation

Our wholly owned subsidiary LPS is subject to the rules and regulations of the Securities and Exchange Act of 1934 and rules promulgated there under by the SEC, as well as the laws, rules and regulations of certain states. As an independent introducing broker, LPS is also subject to the CEA and rules promulgated thereunder by the CFTC. Additionally, LPS is subject to the requirements of FINRA and the NFA as self-regulatory organizations with respect to its broker-dealer and introducing broker activities, respectively. Our foreign subsidiary Liquid Trading Institutional LLP is similarly regulated under the laws and institutional framework of the United Kingdom. We intend to wind up the business of Liquid Trading Institutional LLP.

U.S. broker-dealers and introducing brokers are generally subject to laws, rules and regulations that cover all aspects of the securities and derivatives business, including:

•	Sales methods and trade practices;
•	Use and safekeeping of customers’ funds and securities;
•	Capital structure and use of margin;
•	Recordkeeping;
•	Privacy of confidential customer information;
•	Financing of customers’ purchases;
•	Conduct of directors, officers, and other employees; and
•	Periodic audits of brokerage firms for adherence to the foregoing.

In addition, the businesses that we may conduct are limited by our agreements with FINRA and NFA. These self-regulatory organizations examine their members’ entry into new businesses, and each requires advance notice and, in most circumstances, an application to be filed and approved before the Company’s business operations can be expanded. This process can be time-consuming, costly, and may not be successful. Likewise, participation in new business lines, including trading of new products or participation on new exchanges or in new countries often requires governmental and/or exchange approvals, which may take significant time and resources. As a result, we may be prevented from entering new businesses that may be profitable in a timely manner, or at all.

Broker-Dealer Regulation

LPS is registered as a broker-dealer with the SEC and in the states of California, Connecticut, Illinois, Massachusetts and New York and is a member of FINRA (CRD # 127818), with FINRA serving as its designated examining authority, or DEA. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales and trading practices, public offerings, publication of research reports, use of customers’ funds and securities, capital structure, record keeping and the conduct of directors, managers, officers and employees, and are also regulated by securities administrators in those states where they do business. Violations of regulations governing a broker-dealer’s actions could result in censure, fine, the issuance of cease-and-desist orders, the suspension or expulsion from the securities industry of a broker-dealer or its officers or employees, or other similar consequences.

LPS is also subject to FINRA approval with respect to changes in the broker-dealer’s equity ownership that results in one person or entity, directly or indirectly, owning or controlling 25% or more of such equity ownership. Such FINRA approval would be triggered upon a change in the indirect ownership at the 25% or greater level occurring with respect to LPS whether or not there is a change in beneficial ownership or control, such as through the imposition of a new intermediate holding company of the broker-dealer. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by FINRA. FINRA approval would also be required with respect to the direct or indirect acquisitions or transfers of 25% or more in the aggregate of the broker-dealer’s assets or any asset, business or line of operations that generates revenues comprising 25% or more in the aggregate of the broker-dealer’s earnings measured on a rolling 36-month basis. In addition, FINRA approval would be required in respect of any “material change in business operations” by LPS, including but not limited to, acting as an underwriter or market maker, or engaging in a new business activity that would require LPS to maintain a higher minimum level of net capital under the SEC’s net capital rule. In addition, increasing the number of offices or registered personnel in any one-year period could constitute a “material change in operations” that could require FINRA approval.

LPS is subject to “early warning” notifications to the SEC, FINRA and certain states in the event that its net capital falls below certain levels, or it fails to maintain required books and records, or it becomes subject to a material inadequacy or weakness in its financial reporting, among other things. In addition, LPS could become subject to risk assessment reporting to the SEC that would require it to disclose certain ownership positions and other information with respect to certain of its affiliates.

The foregoing is not intended to represent an exhaustive discussion of the extensive broker-dealer regulation to which LPS is subject, but rather is intended to highlight certain regulatory issues that could, or would, impact LPS.

The Dodd-Frank Act

The enactment of the Dodd-Frank Act also introduced regulatory uncertainty that may impact LPS’s business and result in additional regulation by the CFTC, the SEC, FINRA, NFA, and other regulatory organizations. The legislation calls for the imposition of expanded standards of care by market participants in dealing with clients and customers, including providing the SEC with authority to adopt rules establishing fiduciary duties for broker-dealers and directing the SEC to examine and improve sales practices and disclosure by broker-dealers. The Dodd-Frank Act also contains provisions designed to increase transparency in over-the-counter derivatives markets, including requiring the registration of all swap dealers and security-based swap dealers, and the clearing and execution of swaps through regulated facilities (subject to limited exceptions, including swaps with non-financial end-users and swaps that are not cleared by a clearing agency), in accordance with CFTC and SEC rulemaking.

The implications of the Dodd-Frank Act on our businesses will depend to a large extent on the final rules that will be adopted by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, the CFTC and other agencies to implement the legislation, as well as the development of market practices and structures under the regime established by the legislation and the implementing rules. Similar reforms are being considered by other regulators and policy makers worldwide. LPS does not currently trade in swaps or security swaps to an extent that would require further registration and regulation under the Dodd-Frank Act. Although the implications of the Dodd-Frank Act on us are currently limited, we will continue to assess our business, risk management, and compliance practices to conform to developments in the regulatory environment.

Sarbanes Oxley Act of 2002

As a public company, we are subject to the requirements of the Sarbanes-Oxley Act. We expect that we will need to incur significant expenditures in the near term to continue to develop systems and hire and train personnel to comply with the requirements associated with the Sarbanes-Oxley Act.

Foreign Regulation

Our international subsidiaries are subject to regulation in the various jurisdictions where they have operations. The most significant of our international subsidiaries is currently Liquid Trading Institutional LLP, registered to do business in the U.K. as a brokerage company. However, we intend to wind up the business of Liquid Trading Institutional LLP. As with LPS, the ability of Liquid Trading Institutional, which is regulated by the FCA, to pay dividends or make capital distributions may be impaired due to applicable capital requirements. Liquid Trading Institutional is also subject to regulations regarding changes in control. Under the rules and regulations of the FCA, regulated entities must obtain prior approval for any transaction resulting in a change in control of a regulated entity, with control being broadly defined by the FCA as a 10% interest in the regulated entity or its parent or otherwise exercising significant influence over the management of the regulated entity. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by the FCA.

Over-the-Counter Derivatives, Central Counterparties and Trade Repositories

In September 2010, the European Commission adopted new rules relating to over-the-counter derivatives, central counterparties and trade repositories. The new rules introduce a reporting obligation for over-the-counter derivatives, a clearing obligation for eligible over-the-counter derivatives, measures to reduce counterparty credit and operation risk for bilateral over-the-counter derivatives, common rules for central counterparties, and for trade repositories, and rules on the establishment of interoperability between central counterparties.

Formation and Form of Organization

Liquid Holdings Group, Inc. was formed as a Delaware limited liability company, Liquid Holdings Group, LLC, on January 17, 2012. In connection with our initial public offering, we converted to a Delaware corporation on July 24, 2013.

Employees

As of April 28, 2014, we had a total of 52 full-time employees supported by 26 full-time developers at our third-party service providers. None of our employees are covered by collective bargaining agreements. We consider our employee relations to be good.

Properties

Our company headquarters are located in New York, NY, with other U.S. offices in Aventura, Florida and Hoboken, NJ. We lease each of these facilities and do not own any real property. We believe we have adequate office space or will be able to find additional space on reasonable commercial terms to meet our expected growth. Outside the United States, our third-party service provider has a facility in Timişoara, Romania.

Legal Proceedings

We may from time to time be involved in litigation and claims incidental to the conduct of our business, including but not limited to intellectual property claims, and other legal proceedings.

In November 2012, a former employee of the Company filed a complaint in the United States District Court for the Southern District of New York against the Company, Brian Ferdinand, Richard Schaeffer and entities controlled by Mr. Schaeffer. Among other claims, the complaint alleged breach of contract, breach of fiduciary duty and workplace violations. On April 30, 2013, a Settlement Agreement and Release (the “Settlement Agreement”) was executed between all parties. Pursuant to the terms of the Settlement Agreement, the Company and Mr. Schaeffer paid the plaintiff $250,000 and $750,000, respectively.

The Company is a defendant in an action filed on July 23, 2013 in the Supreme Court of The State of New York by two individuals (the “OTC Parties”) who were involved in the establishment and operation of the over-the-counter brokerage operations of LPS and Futures, which ceased on June 1, 2013. Also named as defendants are one of the Company’s subsidiaries and Mr. Ferdinand (collectively with the Company, the “Liquid Defendants”). The complaint alleges fraudulent inducement, breach of contract and unjust enrichment and seeks specified damages of up to $3.0 million and other compensatory and punitive damages in an amount to be determined at trial, as well as such other further relief as the court deems just, proper and equitable under the circumstances. On September 13, 2013, the Liquid Defendants filed a motion to dismiss the complaint against all of the defendants on a number of grounds. Oral argument on the motion was held on March 5, 2014 and a decision is pending. On October 3, 2013, the Company filed suit against the OTC Parties on the grounds that that their use of the name “LPS Partners Inc.” for their new company is improper and will confuse LPS’s customers. The OTC Parties have denied the allegations set forth in the complaint.

The Company believes that the claims alleged by the OTC Parties are without merit and intends to defend such claims vigorously. At this point, the Company is unable to develop a meaningful estimate of reasonably possible loss in connection with these claims due to a number of factors, including (i) the early stage of the matter, (ii) the uncertainty as to the outcome of the pending motion to dismiss, and (iii) the presence of significant factual issues that would need to be resolved. Legal proceedings are inherently uncertain, and we cannot assure you that an adverse decision in this dispute would not have a material adverse effect on the Company’s business, financial condition, liquidity or results of operations. Furthermore, we do not expect the Company’s directors’ and officers’ insurance carrier to compensate the Company for losses relating to this dispute.

On March 11, 2014, the Company received a letter from counsel for a former employee claiming that the Company and certain other parties were responsible for paying the former employee stock compensation in the amount of $500,000 in consideration for services provided to one of the Company’s subsidiaries, Liquid Partners (then known as Centurion Capital Group, LLC). The time period when these purported services were provided is prior to both the Company’s acquisition of Liquid Partners as well as the actual period of the former employee’s employment by the Company. The Company believes that the claims alleged by this former employee are without merit and intends to defend such claims vigorously. In addition, the Company believes that it would be entitled to indemnification from the parties from whom the Company acquired its interests in Liquid Partners for any losses with respect to such former employee’s claims.

The Company is not currently subject to any other pending or, to its knowledge, threatened legal proceedings that it expects could have a material adverse impact on its consolidated financial statements, liquidity or results of operations.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s) Held
Victor Simone, Jr.	59	Chairman of the Board
Brian Storms	59	Chief Executive Officer and Director
Kenneth Shifrin	56	Chief Financial Officer
Robert O’Boyle	47	Executive Vice President and Head of Sales and Marketing
Jose Ibietatorremendia	45	General Counsel and Secretary
James Lee	45	Chief Administrative Officer
Jay Bernstein	65	Director
Darren Davy	47	Director
David Francescani	71	Director
Walter Raquet	69	Director
Thomas Ross	57	Director
Dennis Suskind	71	Director
Allan Zavarro	68	Director

Set forth below is a description of the backgrounds of our directors and executive officers. There are no family relationships among any of our directors or executive officers.

Victor Simone, Jr. has served as a director of our company since March 2013 and as Chairman of the Board since December 2013. From 2006 until his retirement in 2009, Mr. Simone served as Global Head of the Principal Strategic Investments Group at Goldman Sachs Group, Inc., an investment banking firm. During his tenure at Goldman Sachs, Mr. Simone led the firm’s Global eBusiness Group, its Institutional Client Services Group, its Private Client Services Fixed Income Group, and also served as Chairman of the firm’s Innovation Committee and the Fixed Income Industry Groups. He joined Goldman Sachs in 1981 after working in the corporate banking department of the Chase Bank, and he was named a managing director at Goldman Sachs in 1997. He has served as chairman of the Boards of a number of financial technology companies, including Tradeweb Markets LLC, as well as in a variety of other board positions. He served as a director of Interactive Data Corporation from 2009 to 2010, served on the GETCO Advisory Board from 2010 to 2011, and served as a senior industry executive of Welsh, Carson, Anderson & Stowe from 2011 to 2012. He is currently a director of the Boston College Wall Street Executive Council, the Boston College Financial Advisory Board and the New York Fellowship. Mr. Simone received his bachelor’s degree from Boston College and his Masters of Business Administration from New York University.

Mr. Simone was selected to serve on our Board of Directors due to his extensive capital markets experience as a result of nearly three decades of senior management roles at Goldman Sachs.

Brian Storms has served as Chief Executive Officer of our company since December 2012, as a director of our company since November 2012 and as Chairman of the Board from July 2013 until December 2013. He was previously Chairman and Chief Executive Officer of NYSE Blue, a global exchange company focused on environmental and sustainable energy markets that formed through the 2011 merger of APX, Inc., or APX, and BlueNext, S.A. Prior to the merger, since 2007 Mr. Storms was the Chairman and Chief Executive Officer of APX, a provider of market infrastructure for the environmental and energy markets. Mr. Storms has served on the board of directors of APX since 2007. Mr. Storms is the former Chairman and Chief Executive Officer of Marsh Inc., Mercer Human Resource Consulting S.A., and UBS Global Asset Management (Americas) Inc. Mr. Storms has previously held positions including President and Chief Operating Officer of Mitchell Hutchins Asset Management Inc.; President of the Prudential Investments mutual fund and annuity complex; Managing Director of the International Retirement Group of Fidelity Investments Institutional Services Company, Inc., or Fidelity; Senior Vice President and Director of Fidelity’s Banking Division; Chief Executive Officer and President of Financial Services Advisors, Inc., a subsidiary of J.K. Schofield & Co.; and Senior Vice President for IFSA Corporation. Mr. Storms received his bachelor’s degree from the State University of New York at Stony Brook.

Mr. Storms was selected to serve on our Board of Directors due to his extensive experience in the financial services industry and in the development and implementation of companies’ growth strategies.

Kenneth Shifrin has served as Chief Financial Officer of our company since September 2012. Prior to joining our company, Mr. Shifrin was the President of Essex Financial Services, Inc. from November 2008 until September 2012. Mr. Shifrin served as Chief Financial Officer of NYMEX, from 2006 to 2008. During his tenure at NYMEX Mr. Shifrin also served as Senior Vice President in 2006 and as Vice President and Controller from 2004 to 2005. Prior to his time at NYMEX, Mr. Shifrin served as Global Controller of Electronic Broking Systems. Mr. Shifrin has held several senior financial roles, including Chief Financial Officer of Gateway Logistics, Corp., and Chief Financial Officer and Vice President of Finance for Hirsch International, Corp. Mr. Shifrin received his bachelor’s degree in economics from Stony Brook University, his Masters of Business Administration from Adelphi University and is a Certified Public Accountant.

Robert O’Boyle has served as Executive Vice President and Director of Sales and Marketing of our company since March 2013. Mr. O’Boyle brings over twenty years of business development and marketing leadership experience in the financial services industry. From 2002 until joining our company, he held several senior roles at Advent Software, Inc., including Vice President of Solutions Marketing, Business Development and Sales for Advent’s Asset Management Group. As Vice President of Product Marketing and Product Management of Advent’s Global Accounts Division, Mr. O’Boyle oversaw product strategy and positioning of Advent’s global asset management and hedge fund accounting system. Previously, he led software and service development at Transcentive, Inc. (now known as Solium Transcentive LLC). Mr. O’Boyle received his bachelor’s degree from the University of Connecticut.

Jose Ibietatorremendia has served as General Counsel and Secretary of our company since March 2013. From 2009 until joining our company, Mr. Ibietatorremendia served as Managing Director, General Counsel and Chief Compliance Officer of NYSE Blue and APX and continues to serve as Secretary of APX. He has also served on the board of directors of APX since May 2013 and he served as a director of BlueNext from 2011 to 2012. He served in senior legal positions at Goldman, Sachs & Co. from 2006 to 2009 and at GE Capital prior to 2006. Mr. Ibietatorremendia began his career in private practice in 1994 at the law firm of Sullivan & Cromwell, which he joined after serving as a law clerk to the Hon. Eduardo C. Robreno of the U.S. District Court for the Eastern District of Pennsylvania. Mr. Ibietatorremendia received his bachelor’s degree from the Wharton School, University of Pennsylvania, and his law degree from the University of Pennsylvania Law School.

James Lee has served as Chief Administrative Officer of our company since May 2013. Prior to joining our company, Mr. Lee was Chief Information Officer of Endurance Specialty Insurance from 2012 to 2013 and with Marsh & McLennan Companies from 2006 to 2011. From 2001 to 2006, he was Executive Director, Chief Information Officer — Americas and Head of Managed Accounts Operations — Americas for UBS Global Asset Management. Mr. Lee started his career in management consulting with the IBM Business Consulting Services division. Mr. Lee received his bachelor’s degree from Adelphi University.

Jay Bernstein has served as a director of our company since November 2012. Since 1988, Mr. Bernstein has been Chairman and Chief Executive Officer of NIC Holding Corp, a privately owned company principally engaged in the business of trading petroleum on futures exchanges and spot markets in the Atlantic basin. He has also served as the President of Petroterminal de Panama S.A., a private company in Panama City, Panama. Mr. Bernstein is a member of the Chairman’s Council for the Long Island Philharmonic and the National Council for the Aspen Art Museum. He is a board member of Island Harvest and the Israel Museum in Jerusalem and serves on the Board of Trustees of the Washington Institute for Near East Policy. He received his bachelor’s degree from the University of Pennsylvania and graduate degrees from the American University Washington College of Law and Harvard Law School.

Mr. Bernstein was selected to serve on our Board of Directors due to his extensive experience and knowledge of futures trading and his extensive investment career.

Darren Davy has served as a director of our company since November 2012. Mr. Davy is a founding partner of Davy Capital Management LLC, a registered investment advisory firm, a position he has held since 2009. Mr. Davy has over twenty-six years of experience as a trader and hedge fund manager. Having managed capital for Soros Fund Management, Brevan Howard Asset Management and Omega Advisors, Mr. Davy has extensive experience trading a broad range of financial instruments: fixed income, foreign exchange, commodities, options and futures. In addition to his skills as an investor, Mr. Davy has expertise in designing and building out risk management and risk analytic systems. Managing risk using many of his own proprietary tools and models has been an integral part of Mr. Davy’s success in preserving capital during periods of market turbulence. Mr. Davy began his investment career in January 1987 as a proprietary trader with Gerrard National Holdings in London, gained further experience in arbitrage trading at BNP Capital Markets in London, and went on to join Ross Capital in the early 1990s.

Mr. Davy was selected to serve on our Board of Directors due to his extensive investment career and demonstrated experience making investments in financial services companies.

David Francescani has served as a director of our company since November 2012. As of the beginning of 2014, Mr. Francescani is Counsel to the New York office of Fish & Richardson, a leading intellectual property law firm in the U.S. Prior to that he was a principal at the firm, serving as Managing Principal of the New York office from 2004 to 2012 and on the firm’s Compensation Committee from 2002 to 2006. Mr. Francescani joined Fish & Richardson in 2001. Prior to that, he was a partner at Darby & Darby, another intellectual property law firm, from 1969 to 1986 and 1992 to 1998. From 1986 to 1992, Mr. Francescani was General Counsel and an Executive Vice President at J.J. Kenny Co., Inc., a financial services company specializing in municipal bonds. His legal practice involves intellectual property litigation in the fields of computers, software, telecommunications, financial exchanges and proprietary trading systems. He has practiced in the field of intellectual property law for over 45 years and is registered to practice before the U.S. Patent and Trademark Office. Mr. Francescani received his bachelor’s degree from the University of Notre Dame and his law degree from the Notre Dame School of Law.

Mr. Francescani was selected to serve on our Board of Directors due to his extensive experience and knowledge of intellectual property law.

Walter Raquet has served as a director of our company since May 2013. Mr. Raquet is currently Chairman of Bolton LLC, an investment management company, which position he has held since 2012. Since 2012 he has served on the board of directors of Green Earth Technologies, Inc. From 2004 to 2011 he was Chairman of WR Platform Advisors LP, a technology platform and service provider of managed accounts for hedge fund investments. Mr. Raquet was a co-founder of Knight Capital Group, Inc., or Knight, where he served as Chief Operating Officer from its inception in 1995 until 2000 and as its Executive Vice President from 1998 through 2002. During that period he also served as a member of Knight’s board of directors. Prior to 2002, Mr. Raquet was a Senior Vice President with Spear, Leeds & Kellogg L.P./Troster Singer Corporation and a Partner at Herzog Heine & Geduld, LLC, where he directed the firm’s technology and marketing efforts. Mr. Raquet has also served previously as Corporate Controller for PaineWebber Group Inc., Executive Vice President of Cantor Fitzgerald, L.P. and Controller for Weeden & Co. L.P. Mr. Raquet is a certified public accountant and practiced at the accounting firm of PriceWaterhouseCoopers LLP. Mr. Raquet received his bachelor’s degree in accounting from New York University.

Mr. Raquet was selected to serve on our Board of Directors due to his extensive background and experience in the financial services industry and with corporate finance matters.

Thomas Ross has served as a director of our company since November 2012. Mr. Ross is an energy trading professional and the former head of trading at BP North America. With over 30 years of experience in trading and risk management, his career spans London, New York and Chicago. Since 2009, Mr. Ross has been the owner of Carradale Partners LLC, an energy consulting firm. From 2006 to 2009, Mr. Ross oversaw BP’s North American crude and product trading operations, including offices in Calgary, Long Beach, Houston and Chicago with activities in exploration and production, refining and entrepreneurial trading in North and South America. He has been a member of the ICE Board of Directors and an active member of the NYMEX advisory committee.

Mr. Ross was selected to serve on our Board of Directors because he brings more than 30 years of background in trading and risk management.

Dennis Suskind has served as a director of our company since November 2012. Mr. Suskind held the title of general partner of Goldman Sachs until his retirement in 1991. Mr. Suskind currently serves on the board of the Chicago Mercantile Exchange, a position he has held since 2008. He also serves on the board of the Bridgehampton National Bank, where he is Vice Chairman, and as a trustee of the Marymount School in New York City. Mr. Suskind was among those elected as an inaugural member to the Futures Industry Association’s Hall of Fame in 2005. He previously served as Vice Chairman of NYMEX, Vice Chairman of COMEX, a member of the board of directors the Futures Industry Association, and a member of the board of International Precious Metals Institute. Mr. Suskind was President of the board of directors of the Arthur Ashe Institute for Urban Health at its inception and has served as a Member of the President’s Council of the Peconic Land Trust, President of Brown University’s Parents’ Council, Founding Member of Mt. Sinai’s Hospital Associates, the board of directors of the Nature Conservancy, and as a board member of the Collegiate School. From 2001 to 2004, Mr. Suskind held a Town Council seat in the Town of Southampton, New York. The Preservation League of New York State presented Mr. Suskind with its 2005 Pillar of New York Award.

Mr. Suskind was selected to serve on our Board of Directors due to his extensive knowledge of the industry and his significant corporate governance experience as a result of his service on the Board of Directors of numerous mercantile exchanges and industry groups.

Allan Zavarro has served as a director of our company since March 2013. Mr. Zavarro is currently the president of A. Zavarro and Co. Inc., a provider of merger and acquisition consulting services for companies involved in the exchange clearing space, a position he has held since 2006. From 1997 to 2006 he was Chief Executive Officer of the Global Futures business at ABN AMRO. From 1992 until joining ABN AMRO, Mr. Zavarro worked for Citicorp as President and Chief Executive Officer of Citicorp Futures Corporation. Mr. Zavarro served as Account Executive, Branch Manager, Marketing Manager and Chief Executive of Merrill Lynch’s wholesale securities business, Broadcort Capital Corp., and Chief Executive of Merrill Lynch Futures Inc. He has previously served on the boards of Merrill Lynch Futures Inc., Broadcort Capital Corp., Citicorp Futures Corp., Citicorp Commodities Corp., Citicorp Global Asset Management, CM Capital Markets and the Futures Industry Association and has been a member of the NYSE, Chicago Mercantile Exchange, Chicago Board of Trade, and the NYMEX. Mr. Zavarro attended Southern Illinois University and the New York Institute of Finance and completed the Merrill Lynch Advanced Management Program in 1988.

Mr. Zavarro was selected to serve on our Board of Directors due to his extensive knowledge of the futures trading industry and his significant corporate governance experience due to service on many boards of directors.

Board Composition

Our Board of Directors consists of nine directors, including our Chief Executive Officer. Our certificate of incorporation provides that our Board of Directors consists of such number of directors as is determined from time to time by resolution adopted by a majority of the directors then in office, with any additional directorships resulting from an increase in the authorized number of directors or other vacancies filled by the directors then in office. Until the resignation of Mr. Richard Schaeffer from the Board in December 2013, the Board had consisted of eleven directors. Subsequent to Mr. Schaeffer’s resignation, the nominating and governance committee of the Board recommended that the size of the Board be reduced to ten, a recommendation that the full Board adopted. Mr. Brian Ferdinand resigned as Vice Chairman of the Board and our Head of Corporate Strategy on April 18, 2014, but will remain a strategic advisor to the Company. The Board, acting on the recommendation of the nominating and governance committee, expects to conduct a search for an individual with a strong software technology background to fill the board vacancy.

Mr. Brian Ferdinand resigned as Vice Chairman of the Board and our Head of Corporate Strategy on April 18, 2014, but will remain a strategic advisor to the Company. The Board, acting on the recommendation of the nominating and governance committee, expects to conduct a search for an individual with a strong software technology background to fill the board vacancy.

Our Board of Directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Messrs. Ross, Simone and Storms are Class I directors with an initial term expiring in 2014. Messrs. Bernstein, Francescani and Zavarro are Class II

directors with an initial term expiring in 2015. Messrs. Davy, Raquet and Suskind are Class III directors with an initial term expiring in 2016. Any change in the number of directorships resulting from an increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The division of our Board of Directors into three classes with staggered three-year terms may have the effect of delaying, deterring or preventing a change of our management or a change in control of us.

Board Meetings

During fiscal 2013, our Board of Directors held six meetings and each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by the committees of the Board on which such director served (held during the period that he served). Directors are also expected to attend annual meetings of the stockholders of Liquid Holdings Group absent unusual circumstances. We did not hold an Annual Meeting of Stockholders in fiscal 2013.

The independent members of the Board of Directors also meet in regularly scheduled executive sessions without management present at least quarterly.

Director Independence

Our Board of Directors has determined that Messrs. Bernstein, Davy, Francescani, Raquet, Ross, Simone, Suskind and Zavarro are “independent” under the standards of The NASDAQ Global Market.

Corporate Governance and Committees of the Board of Directors

We and our Board of Directors regularly review and evaluate our corporate governance practices. The Board has adopted Principles of Corporate Governance that address the composition of and policies applicable to the Board of Directors. The Principles are available on our website at http://ir.liquidholdings.com/governance.cfm.

Our Board of Directors has established standing executive, audit, human resources and compensation, and nominating and governance committees. The composition, duties and responsibilities of these committees are set forth below. Copies of the charters of these committees are available on our website at http://ir.liquidholdings.com/governance.cfm.

Executive Committee

Our Board of Directors has established an executive committee which is responsible for exercising all of the powers of our Board during intervals between meetings, except for those powers delegated to other Board committees and powers that may not be delegated to a committee of our Board under Delaware law, NASDAQ rules and regulations, or our Certificate of Incorporation or Bylaws.

Our executive committee consists of Messrs. Ross, Simone and Storms, with Mr. Storms serving as chairman. Our executive committee did not meet in 2013.

Audit Committee

Our Board of Directors has established an audit committee which is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from us; (3) reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our internal controls, disclosure controls and procedures and compliance with legal and regulatory requirements; (7) reviewing and discussing our practices with respect to risk assessment and risk management; and (8) establishing and overseeing procedures for handling reports of potential misconduct.

Our audit committee consists of Messrs. Raquet, Suskind and Zavarro, with Mr. Zavarro serving as chairman. Rule 10A-3 of the Exchange Act and NASDAQ Global Market rules require us to have one independent audit committee member upon the listing of our common stock on The NASDAQ Global

Market, a majority of independent directors within 90 days of the date of that date and all independent audit committee members within one year of that date. Our Board of Directors has affirmatively determined that each of Messrs. Raquet, Suskind and Zavarro meets the standards of independence for purposes of serving on an audit committee under Rule 10A-3 and the rules of The NASDAQ Global Market, and we intend to comply with the other independence requirements within the time periods specified. Our Board of Directors has also determined that each of Messrs. Raquet, Suskind and Zavarro qualifies as an “audit committee financial expert,” as such term is defined in SEC rules. Our audit committee met four times in 2013.

Human Resources and Compensation Committee

Our Board of Directors has established a human resources and compensation committee which is responsible for, among other matters: (1) reviewing officer and executive compensation goals, policies, plans and programs; (2) reviewing and approving or recommending to the Board or the independent directors, as applicable, the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; (4) appointing and overseeing any compensation consultants; and (5) reviewing and monitoring management succession planning and development.

Our human resources and compensation committee consists of Messrs. Bernstein, Ross and Simone, with Mr. Ross serving as chairman. The composition of our human resources and compensation committee meets the standards for independence applicable to directors and compensation committee members under the rules of The NASDAQ Global Market. Each member of the human resources and compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended, or the Code. Our human resources and compensation committee met three times in 2013.

Nominating and Governance Committee

Our Board of Directors has established a nominating and governance committee which is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; (3) developing and recommending to our Board of Directors a set of corporate governance principles; and (4) reviewing and approving related person transactions pursuant to our Related Person Transaction Policies and Procedures.

Our nominating and governance committee consists of Messrs. Francescani, Raquet and Simone, with Mr. Francescani serving as chairman. The composition of our nominating and governance committee meets the requirements for independence under current rules and regulations of the SEC and The NASDAQ Global Market. Our nominating and governance committee met once in 2013.

Board’s Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight. This oversight is conducted primarily through the Board’s audit and human resources and compensation committees, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees, with each committee chair reporting to the Board on the committee’s considerations and actions. The audit committee oversees risks associated with our financial statements, financial reporting and accounting policies and the human resources and compensation committee considers the risks related to the Company’s compensation policies and programs applicable to officers and employees. The committees receive regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Nominee Selection and Evaluation

Our nominating and governance committee uses a variety of methods for identifying and evaluating director nominees. The committee regularly assesses the appropriate size, composition and needs of the Board of Directors and its respective committees and the qualifications of candidates in light of these needs. In fulfilling its responsibility to identify and evaluate director nominees, the nominating and governance committee evaluates such nominees against the criteria it deems appropriate as well as the qualifications set out in our Principles of Corporate Governance and determined by the Board. The nominating and governance committee assesses the effectiveness of these criteria as part of the director selection and nomination process. These criteria include the following:

1.	Directors should be of the highest ethical character and share the Company’s values reflected in the Company’s Code of Business Conduct.
2.	Directors should have reputations, both personal and professional, consistent with the image and reputation of the Company.
3.	Directors should be highly accomplished in their respective fields, with superior credentials and recognition.
4.	Each director should have relevant expertise and experience, as well as a commitment to representing the long-term interests of the stockholders, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise, experience and commitment.
5.	All outside directors on the Board should be and remain “independent,” not only as that term may be legally defined in relevant SEC and NASDAQ Global Market rules and regulations, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all stockholders of the Company.
6.	Each director should have the ability to exercise sound business judgment, with the willingness to take appropriate risks.
7.	Each director should have the time required for preparation, participation and attendance at meetings of the Board of Directors and, if relevant, the Board’s committees.
8.	Consideration should be given to developing a Board of Directors that is a diverse body, with diversity reflecting gender, ethnic background and professional experience.

Candidates may come to the attention of our nominating and corporate governance committee through directors, stockholders (as described below) or management. If the nominating and governance committee believes that the Board of Directors requires additional candidates for nomination, the nominating and governance committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The evaluation of these candidates may be based solely upon information provided to the nominating and governance committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the nominating and governance committee deems appropriate, including the use of third parties to review candidates.

Stockholders may recommend director candidates for consideration by our nominating and governance committee. Recommendations must be submitted to Liquid Holdings Group, Inc., 800 Third Avenue, 38th Floor, New York, NY 10022, Attention: Corporate Secretary, and must include:

1.	The name and address of the stockholder making the recommendation;
2.	A representation that the stockholder is a holder of the company’s common stock;
3.	Sufficient biographical information about the individual recommended in order to allow the committee to assess such individual’s qualifications and independence; and
4.	Any other information the stockholder believes would be helpful to the committee in evaluating the individual recommended.

The nominating and governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Director Compensation

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on the Board of Directors and committees of the Board of Directors during fiscal 2013:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay Bernstein	33,982	95,943	—	129,925
Darren Davy	62,328	95,943	—	158,271
David Francescani	48,520	95,943	—	144,463
Walter Raquet	36,525	95,943	—	132,468
Tom Ross	75,414	95,943	327,622	498,979
Richard Schaeffer(5)	20,347	95,943	—	116,290
Victor R. Simone, Jr.	37,255	95,943	—	133,198
Dennis Suskind	50,702	95,943	48,750	195,395
Allan Zavarro	44,885	95,943	40,250	181,078

(1)	Former directors Edward Feigeles, Robert Keller and Nigel Kneafsey did not receive any compensation for service as a member of the Board of Directors in 2013.
(2)	In lieu of receiving a cash retainer with respect to service during the fourth quarter of 2013, each director other than Mr. Schaeffer will receive restricted stock units in 2014 with a grant date fair value equal to $10,000. This column also includes RSUs granted on October 4, 2013 in lieu of a cash retainer with respect to service during the period up to and including September 30, 2013, which RSUs will vest on the earlier of (a) one year from the grant date and (b) the day before the next annual meeting of our stockholders. Each restricted stock unit represents a right to receive one common share as of the date of vesting. The shares of common stock underlying the restricted stock units will be delivered to the person on the date that is six months following his separation from service as a member of the Board of Directors.
(3)	This column includes the value of RSU awards awarded to certain directors during 2013 and which vested immediately, based upon the grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). The assumptions used to calculate the valuation of the awards for fiscal 2013 are set forth in Note 8 to the Liquid Holdings Group Consolidated Financial Statements for the year ended December 31, 2013. The shares of common stock underlying the restricted stock units will be delivered to the person on the date that is six months following his separation from service as a member of the Board of Directors. As of December 31, 2013, the following number of director stock awards were outstanding: 15,277 shares for Mr. Bernstein, 18,888 shares for Mr. Davy, 17,129 shares for Mr. Francescani, 15,601 shares for Mr. Raquet, 20,555 shares for Mr. Ross, 14,814 shares for Mr. Schaeffer, 15,694 shares for Mr. Simone, 17,407 shares for Mr. Suskind and 16,666 shares for Mr. Zavarro. As of December 31, 2013, no director stock options were outstanding.
(4)	This column includes sales of shares by our founders to certain of our directors at prices below fair value.
(5)	Mr. Schaeffer resigned from the Board of Directors on December 23, 2013.

Narrative to Director Compensation Table

We did not pay any compensation to our directors in 2013 other than the stock awards described above, including the restricted stock units awards given in October 2013 in lieu of a cash retainer with respect to the service of the directors during 2012 and 2013 and the restricted stock unit awards earned but not yet paid with respect to the service of the directors during the fourth quarter of 2013. We believe that attracting and retaining qualified non-employee directors is critical to our future growth. Our non-employee directors receive compensation that is commensurate with the compensation that is offered to directors of companies that are similar to ours. We have not compensated, and do not expect to compensate, directors that are our employees for their service on our Board of Directors. Our policy is to reimburse our directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors, in accordance with our general expense reimbursement policies.

The Board of Directors periodically evaluates the compensation of our non-employee directors, including with input from Lyons, Benenson & Company Inc., the human resources and compensation committee’s compensation consultant, and upon the recommendation of such committee. The human resources and compensation committee has reviewed its relationship with Lyons, Benenson & Company Inc., taking into consideration its independence and the existence of any potential conflicts of interest, and has determined that the engagement of the firm did not raise any conflict of interest.

Compensation Committee Interlocks

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC and The NASDAQ Global Market an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically file those reports on their behalf. Based solely on a review of the copies of such forms in our possession and written representations that no other reports were required, we believe that during fiscal year 2013 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that a Form 4 filed by Mr. Shifrin reporting shares of our common stock withheld by us to cover taxes associated with settlement of restricted stock units that vested was inadvertently filed late.

Code of Business Conduct

Our Board of Directors has adopted a code of business conduct applicable to our employees, directors and officers, including our principal executive, financial and accounting officers, or persons performing similar functions, in accordance with applicable U.S. federal securities laws and the corporate governance rules of The NASDAQ Global Market. The full text of our code is published on our corporate governance website located at http://ir.liquidholdings.com/governance.cfm. We intend to disclose future amendments to certain provisions of our code, or waivers of such provisions granted by our Board of Directors to executive officers and directors, on the website within four business days following the date of such amendment or waiver.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our principal executive officer, our two most highly compensated executive officers other than our principal executive officer and two additional individuals, if any, who would have qualified under one of the foregoing designations but were not employees as of December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brian Storms Director and Chief Executive Officer	2013	510,663	—	—	—	—	—	—	510,663
	2012	20,833	—	5,731,873	—	—	—	318,397	6,071,103
Brian Ferdinand Vice Chairman and Head of Corporate Strategy(2)	2013	291,666	417,551	2,528,750	—	—	—	38,377	3,276,344
	2012	135,833	—	8,598,593	—	—	—	250,000	8,984,426
Kenneth Shifrin Chief Financial Officer	2013	291,961	—	722,500	—	—	—	—	1,014,461

(1)	This column includes the value of common units, incentive units and RSUs awarded to our named executive officers based upon the grant date fair value, as determined in accordance with FASB Topic 718. The assumptions used to calculate the valuation of the awards for fiscal 2013 are set forth in Note 8 to the Consolidated Financial Statements of the Company for the year ended December 31, 2013.
(2)	Mr. Ferdinand resigned from the Company on April 18, 2014. He held the positions of Vice Chairman and Head of Corporate Strategy from April 2013 until his resignation.

Employment Agreements

We entered into employment agreements with certain of our executive officers in 2012 and 2013. The terms of these agreements are described below.

Brian Storms.  Under his employment agreement as amended and currently in effect, Mr. Storms is serving as our Chief Executive Officer for a two-year term that began on May 15, 2013 which will be automatically renewable for successive one-year terms unless either we or Mr. Storms provides written notice not less than sixty days prior to the expiration of such term. Under this agreement, Mr. Storms will receive a base annual salary of $600,000. In the event that Mr. Storms is terminated by us without cause or terminates his employment with us for good reason, each as defined in the agreement, upon the execution of a general release, he will be entitled to continuation of his base salary and continuation of the other benefits generally provided to other executives for the greater of one year from the date of the termination or the remainder of the initial term of employment.

Mr. Storms’ previous employment agreement with the Company was effective from December 1, 2012 until May 15, 2013. Under the previous employment agreement, he served as our Chief Executive Officer and a member of the Board of Directors and executive committee for a two year initial term of employment that was automatically renewable for successive one-year terms unless either party provided written notice not less than sixty days prior to the expiration of any such term. The previous employment agreement provided for an initial base salary of $250,000, increasing to $500,000 upon the earlier of (a) the completion of our initial public offering and (b) April 1, 2013, eligibility to receive an annual performance bonus and participation in any equity-based compensation plans and benefits as are generally provided to our other executives. Additionally, under the previous employment agreement, Mr. Storms received a grant of RSUs as described below under the heading “Equity Incentive Plans.” The previous employment agreement provided that in the event Mr. Storms was terminated due to death or disability, he would be entitled to continuation of his base salary for two months. The previous employment agreement provided that in the event Mr. Storms was terminated by us without cause or he terminated his employment with us for good reason, each as defined in the previous agreement, upon the execution of a general release, he would be entitled to continuation of his base salary and continuation of the other benefits generally provided to other executives for sixty days.

Our human resources and compensation committee has decided to recommend to the independent directors of the board for their consideration a modification of Mr. Storms’ RSU grant, as described below under the heading “Equity Incentive Plans.” If approved by the independent directors, Mr. Storms’ employment agreement would be further amended.

Brian Ferdinand.  Mr. Ferdinand resigned from the Company on April 18, 2014. Prior to his resignation his employment agreement with the Company, effective as of May 15, 2013, provided that he would serve as Vice Chairman and Head of Corporate Strategy and a member of the Board of Directors for the term of the agreement. The employment agreement provided for a two-year initial term that began on May 15, 2013 and was automatically renewable for successive one-year terms unless either party provided written notice not less than sixty days prior to the expiration of such term. The employment agreement provided for an initial base annual salary of $450,000 and a one-time cash bonus upon the completion of our initial public offering equal to the difference between any salary received from us for the period of time between May 15, 2012 and the date of our initial public offering and an effective annual salary of $500,000 for the period of time between May 15, 2012 and the date of our initial public offering. Mr. Ferdinand received $417,551 in respect of that one-time bonus. Mr. Ferdinand was eligible to receive an annual performance bonus and participate in any equity-based compensation plans and benefits as are generally provided to our other executives. The employment agreement also provided for a grant of 341,274 RSUs, one-half of which were scheduled to vest on May 15, 2014 and one-half of which were scheduled to vest on May 15, 2015. Under the terms of his employment agreement, Mr. Ferdinand was entitled to retain his unvested RSUs upon his termination of employment.

Mr. Ferdinand’s previous employment agreement with the Company was effective from December 1, 2012 until May 15, 2013. Under the previous employment agreement, he served as our President and a member of the Board of Directors for a one year term of employment that was automatically renewable for successive one year terms unless either party provided written notice not less than sixty days prior to the expiration of any such term. The previous employment agreement provided for an initial base salary of $250,000 increasing to $500,000 upon the completion of our initial public offering, eligibility to receive an annual performance bonus and participation in any equity-based compensation plans and benefits as are generally provided to our other executives. Additionally, under the previous employment agreement, Mr. Ferdinand was entitled to a cash bonus upon the completion of our initial public offering equal to the difference between his initial base salary and an effective base salary of $500,000, prorated for the amount of time between May 15, 2012 and the date of our initial public offering. The previous employment agreement provided that in the event Mr. Ferdinand was terminated due to death or disability, he would be entitled to continuation of his base salary for two months. The previous employment agreement provided that in the event Mr. Ferdinand was terminated by us without cause or he terminated his employment with us for good reason, each as defined in the previous agreement, upon the execution of a general release, he would be entitled to continuation of his base salary and continuation of the other benefits generally provided to other executives for six months.

In connection with the cessation of Mr. Ferdinand’s employment, the Company entered into a separation and release agreement with Mr. Ferdinand, terminating his employment agreement. The Company has also agreed to enter into a two-year consulting agreement (the “Consulting Agreement”) with an entity controlled by Mr. Ferdinand, Ferdinand Trading, LLC. Pursuant to the Consulting Agreement, Ferdinand Trading will make Mr. Ferdinand available to the Company to provide the services requested of him, which are expected to include assisting with business development efforts; developing strategy for product development, marketing, partnerships and mergers and acquisitions; and providing support to the sales and marketing team, including client introduction. The Company will pay a fee of $450,000 per year. Mr. Ferdinand also retains his previously issued restricted stock unit award, in accordance with its terms.

Also in connection with Mr. Ferdinand’s resignation as a director and employee, Mr. Ferdinand and a number of entities controlled by him have entered into a lock-up agreement with the Company in respect of their shares of the Company’s common stock. Pursuant to the terms of that agreement, Mr. Ferdinand and the these entities have agreed with the Company that, without the Company’s prior written consent and in each case subject to certain exceptions, during the period beginning on April 18, 2014 through and including April

17, 2015, they will not sell the 5,214,647 shares of the Company’s common stock that they own, representing approximately 21% of the Company’s issued and outstanding common stock.

Kenneth Shifrin.  We entered into an offer letter with Kenneth Shifrin dated as of August 23, 2012. Pursuant to the terms of the letter, Mr. Shifrin serves as our Chief Financial Officer and received an initial base salary of $250,000 that increased to $350,000 upon the completion of our initial public offering. The letter also provided for a one time signing bonus of $50,000. Mr. Shifrin is eligible to participate in any bonus and equity-based compensation programs and receive benefits as are generally provided to our other executives. If Mr. Shifrin’s employment is terminated during his first year of employment for reasons other than “for cause” (as defined in the letter), he will receive a cash payment of $150,000. After his first year of employment, he will only be entitled to payments upon a termination in accordance with the severance policies, if any, maintained by the Company.

Equity Incentive Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term interests of our employees and directors with the financial interest of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees. We currently maintain the 2012 Amended and Restated Stock Incentive Plan (the “2012 Plan”) pursuant to which we may grant equity compensation awards to employees (including our named executive officers), directors and advisors of the Company.

The terms of the equity grants we have made to our named executive officers are described below.

Pursuant to the terms of his employment agreement, we issued to Mr. Storms an award under our 2012 Plan of 760,033 RSUs on December 1, 2012 which was equal to 4% of the outstanding common units of the Company as of the date of the grant, immediately after giving effect to such grant. Approximately one-third of these RSUs vested on January 1, 2013, approximately one-third vested on December 1, 2013 and approximately one-third will vest on December 1, 2014. Upon termination, Mr. Storms will retain all unvested RSUs unless terminated for cause (as defined in his employment agreement), in which case all unvested RSUs will be forfeited.

Our human resources and compensation committee has decided to recommend to the independent directors of the board that they revise the vesting date of Mr. Storms’ December 2014 Grant to March 1, 2015, with an increase in amount from 253,343 RSUs to 259,737 RSUs and no retention of that grant in the event that he is terminated for cause or he leaves without good reason (as defined in his amended and restated employment agreement). In addition, they intend to also recommend that he be granted an additional 519,474 RSUs vesting in two equal tranches on December 1, 2016 and December 1, 2017. Mr. Storms’ termination without cause or resignation for good reason would result in accelerated vesting of the tranche vesting December 1, 2016. In the interest of reinforcing the retentive objective of the impending grant and minimizing undue shareholder dilution, the committee will recommend that Mr. Storms’ termination without cause or resignation with good reason would not result in accelerated vesting of the tranche vesting December 1, 2017.

We issued Mr. Shifrin an award under our 2012 Plan and a Restricted Stock Unit Agreement of 96,288 RSUs on May 3, 2013. One-third of these RSUs vested on September 18, 2013, one-third will vest on each of September 18, 2014 and September 18, 2015. Upon termination, all unvested RSUs will immediately and automatically be terminated and forfeited back to the Company, unless Mr. Shifrin is terminated without cause or resigns for good reason, in which case all unvested RSUs will automatically vest.

We issued Mr. Ferdinand an award under our 2012 Plan and a Restricted Stock Unit Agreement of 341,274 RSUs on May 15, 2013. One-half of these RSUs will vest on each of May 15, 2014 and May 15, 2015. Mr. Ferdinand was entitled to retain all of his unvested RSUs following his resignation.

Securities authorized for issuance under equity compensation plans

Equity compensation plan information as of December 31, 2013 follows:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:(1)
Options	420,505	(2)	$9.00
Restricted Stock Units (RSUs)	1,837,593	(3)	N/A
TOTAL				1,078,667
Equity compensation plans not approved by security holders:
NONE

(1)	The 2012 Plan provides for awards of incentive stock options, non-qualified incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and incentive bonuses key employees, officers, directors and consultants, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Human Resources and Compensation Committee of the Board of Directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan.
(2)	The table does not reflect the 48,015 options that would vest in three equal annual increments commencing on the date that our market capitalization reached $300 million or more over a consecutive one hundred twenty (120) day period at the then-current market price.
(3)	The table does not reflect the 45,566 RSUs that would be granted and immediately vest in the event that our market capitalization reached $300 million or more over a consecutive sixty (60) day period.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on the current holdings of equity awards of each named executive officer as of December 31, 2013.

Name	Number of Shares or Units of Stock that have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Brian Ferdinand	341,274	$2,368,442
Brian Storms	253,343	$1,758,200
Kenneth Shifrin	64,192	$445,492

(1)	The vesting schedule for each outstanding award appears in the discussion above under the title “Equity Incentive Plans.”
(2)	Calculated using the December 31, 2013 closing price on The NASDAQ Global Market of $6.94.

PRINCIPAL STOCKHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our capital stock as of April 29, 2014 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes below, based on information supplied to us by or on behalf of the stockholders, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 24,842,093 common shares outstanding as of April 29, 2014. Unless otherwise indicated in the footnotes to the table, the address of each beneficial owner listed in the table below is c/o Liquid Holdings Group, Inc., 800 Third Avenue, 38th Floor, New York, NY 10022.

Messrs. Bernstein, Ferdinand and Von Allmen have indicated an interest in purchasing an aggregate of up to $15 million of our shares of common stock in this offering at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, these stockholders may elect to purchase a different amount or not to purchase any shares in this offering. The following table does not reflect any such potential purchases by these existing principal stockholders or their affiliated entities. However, if any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering by these stockholders will increase from that set forth in the table below.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Brian Storms(1)	1,268,202	5.11%
Kenneth Shifrin(1)	*	—
Robert O’Boyle(2)	*	—
Jose Ibietatorremendia(1)(3)	*	—
James Lee(4)	*	—
Jay Bernstein(1)(5)	444,274	1.79%
Darren Davy(1)	271,920	1.09%
David Francescani(1)	*	*
Walter Raquet(1)	*	—
Thomas Ross(1)(6)	316,507	1.27%
Victor R. Simone, Jr.(1)	*	*
Dennis Suskind(1)	*	*
Allan Zavarro(1)	*	*
All Directors and Executive Officers as a Group (13 persons)	2,712,810	10.92%
Other 5% Stockholders:
Douglas J. Von Allmen(7)	6,531,455	26.29%
Brian Ferdinand(8)	5,214,647	20.99%
Richard Schaeffer(1)(9)	1,720,592	6.93%
Robert Keller(10)	1,588,889	6.40%

*	Less than 1%.

(1)	These individuals hold restricted stock units in the following amounts, each RSU representing a right to receive one common share subject to vesting or other delivery conditions not expected to occur within 60 days of April 29, 2014: Mr. Bernstein — 15,277 RSUs; Mr. Davy — 18,888 RSUs; Mr. Francescani — 17,129 RSUs; Mr. Ibietatorremendia — 30,802 RSUs; Mr. O’Boyle — 30,377 RSUs; Mr. Raquet — 15,601 RSUs; Mr. Ross — 20,555 RSUs; Mr. Schaeffer — 14,814 RSUs; Mr. Shifrin — 64,192 RSUs; Mr. Simone — 15,694 RSUs; Mr. Storms — 253,343 RSUs; Mr. Suskind — 17,407 RSUs; Mr. Zavarro — 16,666 RSUs. Such RSUs are not reflected in the above table.
(2)	In addition to shares of common stock underlying options reflected in the above table, Mr. O’Boyle, our Executive Vice President of Sales and Marketing, has been granted options to acquire 60,946 shares of common stock, which options are subject to vesting conditions not expected to occur within 60 days of April 29, 2014. In addition, the table does not reflect the 45,566 RSUs that would be granted and immediately vest in the event that our market capitalization reached $300 million or more over a consecutive sixty (60) day period.
(3)	In addition to shares of common stock underlying options reflected in the above table, Mr. Ibietatorremendia, our General Counsel and Secretary, has been granted options to acquire 30,802 shares of common stock, which options are subject to vesting conditions not expected to occur within 60 days of April 29, 2014.
(4)	In addition to shares of common stock underlying options reflected in the above table, Mr. Lee, our Chief Administrative Officer, has been granted options to acquire 76,000 shares of common stock, which options are subject to vesting conditions not expected to occur within 60 days of April 29, 2014.
(5)	Consists of (a) 270,607 common shares held by Mr. Bernstein and (b) 173,667 common shares held by a trust for which Mr. Bernstein’s spouse shares voting and investment power. Mr. Bernstein disclaims beneficial ownership of the shares held by the trust. The columns under the heading Shares Beneficially Owned After this Offering do not give effect to the potential purchase by Mr. Bernstein of shares of common stock in this offering.
(6)	Consists of (a) 222,743 common shares held by the Thomas R. Ross Irrevocable Trust dated December 20, 2012 and (b) 93,764 common shares held by Mr. Ross. Mr. Ross disclaims beneficial ownership of the shares held by the trust.
(7)	Consists of (a) 5,511,141 common shares held by D&L Partners, L.P., (b) 219,556 common shares held by Von Allmen Partners, L.P., (c) 110,258 common shares held by NGNG, Inc. and (d) 690,500 common shares held by Von Allmen Dynasty Trust (the “Trust”). Mr. Von Allmen’s spouse is the Trustee of the Trust and each of she and the Trust have sole power to vote or direct the vote of and to dispose or direct the disposition of the 690,500 shares of Common Stock held by the Trust. The address of each of these stockholders is 9 Isla Bahia Drive, Ft. Lauderdale, FL 33316. The columns under the heading Shares Beneficially Owned After this Offering do not give effect to the potential purchase by Mr. Von Allmen of shares of common stock in this offering.
(8)	Consists of (a) 170,637 vested restricted stock units, (b) 2,963,652 common shares held by Ferdinand Holdings, LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member, (c) 654,943 common shares held by Ferdinand Trading II LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member, (d) 259,953 common shares held by LT World Limited LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member, (e) 1,012,049 common shares held by Mr. Ferdinand directly, (f) 153,413 common shares held by LT World Partners LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member and (g) 170,637 RSUs held by Mr. Ferdinand directly. Mr. Ferdinand resigned as Vice Chairman of the Board and our Head of Corporate Strategy effective April 18, 2014. The columns under the heading Shares Beneficially Owned After this Offering do not give effect to the potential purchase by Mr. Ferdinand of shares of common stock in this offering.
(9)	Consists of (a) 797,699 common shares held by Mr. Schaeffer directly, (b) 296,085 common shares held by Schaeffer Holdings LLC, a Delaware limited liability company of which Mr. Schaeffer is the managing member and (c) 626,808 common shares held by Schaeffer Group LLC, a Delaware limited liability company of which Mr. Schaeffer is the managing member.
(10)	Consists of (a) 933,946 common shares held by CMK Keller Holdings, LLC, a Delaware limited liability company of which Mr. Keller is the managing member and (b) 654,943 common shares held by Ferris Ventures, LLC, a Delaware limited liability company of which Mr. Keller is the managing member.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In July 2013, our Board adopted our Related Person Transaction Policies and Procedures (the “Related Person Policy”), which are administered by the nominating and governance committee of the Board per its charter. Under the Related Person Policy, the committee will review the material facts of all “Interested Transactions” that require the Committee’s approval and either approve or disapprove of the entry into such transactions. “Interested Transactions” are defined as transactions in which we are a party, the amount involved exceeds $120,000, and any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

In determining whether to approve or ratify an Interested Transaction, the committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

In addition to the compensation arrangements discussed above in the sections titled “Director Compensation” and “Executive Compensation,” the following is a description of each related party transaction since January 1, 2013. Transactions occurring prior to our July 2013 conversion from a limited liability company to a corporation (and the adoption of our Related Person Policy) were approved by our Board of Managers and/or by the required vote of our members.

LLC Reorganization

On July 24, 2013, we effected a reorganization pursuant to which each holder of our outstanding common units contributed to us all of the right, title and interest in and to such outstanding common units in exchange for a proportionate number of shares of our common stock. Unless otherwise indicated, or the context otherwise requires, all information is presented giving effect to this reorganization and the related conversion of our common units into shares of our common stock at a ratio of 10,606.81 shares of common stock for each common unit.

Formation Transactions

In order to determine the fair value of our common stock for certain of the transactions described below, our management considered, among other factors, valuation analyses prepared by an unrelated third-party specialist.

Fundsolve.  On April 23, 2012, we entered into a share purchase agreement with Darren Davy, one of our directors, and Nicholas Bell, the COO of one of our subsidiaries, pursuant to which we agreed to acquire all of the outstanding shares of Fundsolve from Messrs. Davy and Bell. The acquisition was conditioned upon the successful integration of the Fundsolve and GMA software pursuant to a systems integration agreement, dated February 23, 2012, entered into by Messrs. Davy and Bell, Fundsolve and GMA. The integration was completed on July 31, 2012 and we acquired the shares from Messrs. Davy and Bell on such date. As consideration for our acquisition of Fundsolve, we agreed to issue to Messrs. Davy and Bell upon the closing of our initial public offering, an aggregate number of shares of our common stock equal to 1.0% (including 0.4% and 0.6% of the outstanding shares of our common stock to Messrs. Davy and Bell, respectively) of our outstanding shares of common stock immediately after giving effect to the shares being sold in our initial public offering, including any shares sold pursuant to the exercise of the underwriter’s over-allotment option. The approximate aggregate value at the time of issuance of the shares of common stock received by Messrs. Davy and Bell in connection with the acquisition was approximately $1.8 million (including $731,985 and $1,079,974 to Messrs. Davy and Bell, respectively).

Liquid Prime Holdings LLC.  On April 24, 2012, we entered into a contribution agreement with Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly our Vice Chairman of the Board and Head of Corporate Strategy, pursuant to which Mr. Ferdinand agreed to contribute to us all of the outstanding interests in LPH, which owns LPS. The contribution became effective upon receipt of regulatory approval on October 5, 2012.

Liquid Trading Institutional LLP.  On April 24, 2012, we entered into contribution agreements with entities controlled by Mr. Ferdinand and Robert Keller, one of our founders and a former member of our

Board of Directors, pursuant to which such entities agreed to contribute their membership interests in Liquid Trading Institutional to us. The contributions became effective upon receipt of regulatory approval in July 2012.

Liquid Futures, LLC.  On April 24, 2012, we entered into contribution agreements with entities controlled by Richard Schaeffer, one of our founders and a member of our Board of Directors, and Mr. Ferdinand, pursuant to which such entities agreed to contribute their membership interests in Liquid Futures to us. The contribution became effective upon receipt of regulatory approval in May 2012.

As consideration for the contributions of LPH, Liquid Trading Institutional and Liquid Futures, we issued 3,714,450, 3,280,645 and 2,984,229 common shares, to the entities controlled by Messrs. Ferdinand, Keller and Schaeffer, respectively. The approximate aggregate value of the interests received by the entities controlled by Messrs. Ferdinand, Keller and Schaeffer in connection with these contributions, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $123,446,000 (including $45,949,000, $40,582,000 and $36,915,000 to entities controlled by Messrs. Ferdinand, Keller and Schaeffer, respectively).

Tragara Alpha Partners.  On April 27, 2012, we entered into a contribution agreement with Tragara Alpha Partners owned by Samuel Gaer, our former CEO and a former member of our Board of Directors, pursuant to which we acquired certain intellectual property assets forming a component of our trading technology platform, including an algorithmic trading program. As consideration for this contribution, we issued 868,338 common shares to Mr. Gaer. The approximate value of the common stock received by Mr. Gaer in the acquisition, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $6,183,000.

This acquisition was accounted for in accordance with ASC Subtopic 845-10-S99 — Nonmonetary Transactions — SEC Staff Guidance. This guidance provides that nonmonetary assets exchanged by a shareholder or promoter for part of a company’s common stock just prior to a first-time public offering should be recorded at the transferor’s historical cost basis as determined under U.S. GAAP. The development of the intellectual property was not performed in connection with any existing entity, but rather was developed over time by the sole shareholder of Tragara. No record keeping was maintained to support the historical cost basis of the intellectual property and, as a result, the Company recorded no basis for this nonmonetary asset when exchanged for 5% of the Company’s common stock.

Liquid Partners, LLC.  Liquid Partners was originally formed as Centurion South, LLC, a Florida limited liability company, on May 11, 2010 by Joseph Gamberale and D&L Partners, LP (controlled by Douglas J. Von Allmen, a holder of more than 10% of our common stock). Centurion South, LLC changed its name to Centurion Capital Group, LLC on July 25, 2011, and changed its name to Liquid Partners and converted to a Delaware limited liability company on March 1, 2012. On September 15, 2011, Edward Feigeles and John Allen became members of Liquid Partners pursuant to the amended operating agreement. The ownership interests of the members under the amended operating agreement were as follows: 37.5% held by Mr. Gamberale; 37.5% held by D&L Partners, L.P.; 15% held by Mr. Feigeles; and 10% held by Mr. Allen.

On December 30, 2011, Liquid Trading Holdings Limited, a company incorporated under the laws of Guernsey with LTIH, LLC (controlled by Mr. Ferdinand) as its sole member, acquired Liquid Partners for a maximum purchase price of $13,600,000 pursuant to a membership unit purchase agreement entered into with the members of Liquid Partners. The members of Liquid Partners received $1,000 in cash and were to be paid the remainder of the purchase price in shares of Liquid Trading Holdings Limited or another holding company to be formed upon the earlier to occur of (i) the initial public offering of Liquid Trading Holdings Limited or such other holding company and (ii) January 1, 2014. On May 11, 2012, Liquid Trading Holdings Limited contributed its equity interests in Liquid Partners and its obligations under the membership interest purchase agreement to us. D&L Partners, L.P. assigned its rights under the membership interest purchase agreement to the Douglas J. Von Allmen Trust dated April 25, 1989. On July 21, 2012, we entered into an amendment to the membership unit purchase agreement, pursuant to which we issued to the former members of Liquid Partners 951,432 common shares in proportion to their ownership interest in Liquid Partners (including 356,787 common shares to an entity controlled by Mr. Von Allmen and 142,714 common shares to Mr. Feigeles, a former member of our Board of Directors). The approximate aggregate value of the interests received by the former members of Liquid Partners in this transaction, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $12,439,000 (including $4,665,000 to an entity controlled by Mr. Von Allmen and $1,866,000 to Mr. Feigeles).

LiquidView.  On July 30, 2012, we entered into an assignment agreement with Ferdinand Trading, LLC, Brian Ferdinand, Ferris Ventures, LLC, and Robert Keller, pursuant to which we acquired the LiquidView platform, our accounting and management technology. As consideration for our acquisition, we made payments of $1,000,000 and $500,000 to entities controlled by Messrs. Ferdinand and Keller, respectively.

Green Mountain Analytics, LLC.  On August 27, 2012, we acquired GMA pursuant to a contribution and exchange agreement entered into with the members of GMA, including entities controlled by Messrs. Ferdinand and Keller. Pursuant to this exchange transaction, we issued to the members of GMA 2,038,857 common shares (including 654,943 common shares each to entities controlled by Messrs. Ferdinand and Keller, respectively). The approximate aggregate value of the interests received by the members of GMA in the exchange transaction, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $19,973,000 (including $6,411,000 and $6,411,000 to entities controlled by Messrs. Ferdinand and Keller, respectively).

LTI, LLC.  We acquired LTI on September 30, 2012, pursuant to a contribution and exchange agreement with LTI’s equity holders, including Mr. Feigeles, and QuantX, a related party as a result of certain past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew. Pursuant to the contribution agreement, each of the members transferred to us all of the outstanding interest in LTI held by them. As consideration for these contributions, we issued to the members of LTI 495,821 common shares (including 174,995 common shares to Mr. Feigeles). The approximate aggregate value of the interests received by the former members of LTI in this transaction, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $5,079,000 (including $1,792,000 to Mr. Feigeles). We did not issue any common stock to QuantX in connection with its contribution.

Transactions with Related and Certain Other Parties

Investment by Douglas J. Von Allmen.  In July 2012, we entered into a subscription agreement with HA Investment III, an entity controlled by Mr. Von Allmen, pursuant to which we issued 1,239,986 common shares for a purchase price of $12.5 million. This investment was made pursuant to a term sheet that we and HA Investment III signed in April 2012. Prior to December 25, 2012, we issued an additional 242,020 common shares to Mr. Von Allmen pursuant to the terms of the subscription agreement, which required additional shares to be issued to Mr. Von Allmen in the event our initial public offering was not consummated on or before October 24, 2012. On April 5, 2013, we issued an additional 720,498 common shares to an entity controlled by Mr. Von Allmen pursuant to a subscription agreement into which we entered with him on that date. On May 14, 2013, an entity controlled by Mr. Keller; Mr. Storms and three employees transferred a total of 104,431 shares to an entity controlled by Mr. Von Allmen pursuant to share transfer agreements. On May 15, 2013, an entity controlled by Mr. Schaeffer sold 191,616 shares to an entity controlled by Mr. Von Allmen pursuant to a share transfer agreement.

Legal Representation.  We retain the law firm of Fish & Richardson, of which David Francescani, one of our directors, is Counsel, to perform legal services from time to time. We have paid Fish & Richardson $36,545 and $83,703 for legal services rendered during 2012 and 2013, respectively, and as of April 29, 2014 have an unpaid balance of $11,716.

Transactions among Liquid Holdings Group, LTI, LLC, Liquid Futures and Liquid Prime Services Inc. LTI was an entity formed for the purpose of capitalizing the Company’s predecessor companies. Brian Ferdinand, or entities he controlled, and Liquid Holdings Group provided an aggregate of $4,263,000 in order to capitalize Liquid Futures and LPS. The capital was funded initially to or by Mr. Ferdinand or entities he controlled and Mr. Ferdinand directed those allocations to Liquid Futures or Liquid Prime. Shortly thereafter, Liquid Prime, Liquid Futures and LTI were all consolidated into Liquid Holdings Group.

From the period beginning November 9, 2011 through March 28, 2012, Mr. Ferdinand funded an aggregate of $1,425,000 on behalf of LTI, all of which was put into Liquid Futures.

From the period beginning October 27, 2011 through May 21, 2012, Mr. Ferdinand advanced $133,000 to LPH for the acquisition of Liquid Prime and an aggregate of $2,705,000 to Liquid Prime for the entity to meet its regulatory capital requirements and working capital needs.

In April 2012 each of LPH, which owns LPS, and Liquid Futures was contributed to Liquid Holdings Group, LLC subject to regulatory approval, which regulatory approval was received on October 5, 2012 and May 9, 2012, respectively. On September 30, 2012, LTI was contributed to Liquid Holdings Group, LLC in exchange for 495,821 common shares at the time of such issuance, such that the owners of LTI received an indirect interest in each of Liquid Futures and Liquid Prime. See the sections titled “— Formation Transactions” and “Prospectus Summary — Corporate Information” above.

Transactions with QuantX.  QuantX, a related party as a result of certain past or present relationships with Messrs. Ferdinand, Keller, Schaeffer, Von Allmen and Tew, which is not a part of and is not consolidated under Liquid Holdings Group, operates as a principal-only trading firm domiciled in the United Kingdom trading solely for its own account. QuantX is a customer of our technology platform, which it then markets to its own members, thereby providing us with a source of customer referrals. For the year ended December 31, 2013, a total of $2,119,720 in software services revenues were recognized by us from QuantX.

In June 2012, we loaned QuantX $5,000,000 pursuant to a promissory note payable upon demand, but in any event no later than May 31, 2013, for the purpose of providing QuantX the necessary funds to test our technology platform with Credit Suisse AG. This note bears interest at a rate of 3.0% per annum. As of December 31, 2012, the outstanding principle balance was $2,250,000, which was repaid in two payments with the first payment of $95,000 on January 18, 2013 and the final payment of $2,155,000 on February 22, 2013.

Transactions with Directors.  Between April 2012 and the date of this prospectus, we and/or certain of our founders sold common stock to certain of our directors at prices below fair value; as such we have recorded these sales as share-based payments. We have described below the sale of shares in which the difference between the purchase price and the fair value of the shares is in excess of $120,000. We note that this information has been reported as director compensation for 2012 and 2013.

In October 2012, our founders sold to Jay Bernstein 260,501 shares for an aggregate purchase price of $1.5 million. We estimated the fair value of the shares sold at $2,117,858. As a result of this sale below fair value, we recorded share-based compensation expense of $617,858.

In October 2012, our founders sold to David Francescani 34,733 shares for an aggregate purchase price of $250,000. We estimated the fair value of the shares sold at $280,825. As a result of this sale below fair value, we recorded share-based compensation expense of $30,825.

On January 15, 2013, SHAF Holdings LLC, of which Mr. Schaeffer, one of our founders and a former Executive Chairman, is the managing member, sold to our director Tom Ross a 0.5% ownership interest for an aggregate purchase price of $375,000. We estimated the fair value of the shares sold at $702,622. As a result of this sale below fair value, we recorded a 2013 share-based compensation expense of $327,622.

On May 10, 2013, CMK Keller Holdings, LLC, of which our former director Mr. Keller is the managing member, transferred to Mr. Ferdinand 191,616 shares for no monetary consideration. We estimated the fair value of the shares transferred at $1,445,000. As a result of this transfer below fair value, we recorded a share-based compensation expense in the second quarter of 2013.

On May 14, 2013, CMK Keller Holdings, LLC sold Mr. Storms 766,466 shares for $5,000,000. We estimated the fair value of the shares sold at $5,780,000. As a result of this sale below fair value, we recorded a 2013 share-based compensation expense in the second quarter of 2013.

On June 20, 2013, CMK Keller Holdings, LLC, of which our former director Mr. Keller is the managing member, transferred to LT World Limited LLC, an entity controlled by Mr. Ferdinand, 191,558 shares for no monetary consideration. We estimated the fair value of the shares transferred at $1,445,000. As a result of this transfer below fair value, we recorded a share-based compensation expense in the second quarter of 2013.

On June 3, 2013, we entered into a consulting agreement with Mr. Schaeffer, one of our founders and a member of our Board of Directors, pursuant to which Mr. Schaeffer will provide relationship management and sales and marketing consulting services to the Company for a twelve-month term. The consulting agreement provides for $12,500 per month as compensation for his services. In addition to the fees provided under the June 3, 3013 consulting agreement, Mr. Schaeffer received fees for his service as a director of the Company.

On June 13, 2013, Mr. Schaeffer loaned us $250,000 to be payable in full on December 13, 2013. The loan bears interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or December 13, 2013, after which time any amount of unpaid principal or interest will bear interest at a rate of 6% per annum. The proceeds of the loan were used for general working capital requirements of the company. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $1,370.

On July 1, 2013, Ferdinand Holdings, LLC loaned us $250,000 to be payable in full on December 31, 2013. The loan bears interest on the unpaid balance at a rate of 4% per annum until the earlier of payment in full or December 31, 2013, after which any amount of unpaid principal or interest will bear interest at a rate of 6% per annum. The proceeds of the loan were used for general working capital requirements of the company. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $877.

On July 11, 2013, Mr. Ross loaned us $250,000 to be payable in full on January 10, 2014. The loan bears interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or January 10, 2014, after which any amount of unpaid principal or interest will bear interest at a rate of 6% per annum. The proceeds of the loan were used for general working capital requirements of the company. On August 1, 2013, we repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $603.

We purchased 105,000 shares of our common stock from Mr. Storms, our CEO and a Director, at a price of $8.415 per share in connection with the consummation of our initial public offering. The price per share equaled the public offering price per share received by us in the offering, less an amount equal to the underwriting discount paid per share to the underwriter in the offering.

Transaction with David Solimine.  On May 1, 2013, entities controlled by Messrs. Ferdinand, Keller, Schaeffer and David Solimine entered into an agreement to transfer Mr. Solimine 2.75% of our common shares outstanding as of the date of the agreement. Pursuant to an anti-dilution provision to maintain Mr. Solimine’s 2.75% ownership interest in the Company, that agreement provides that Messrs. Ferdinand, Keller and Schaeffer may owe Mr. Solimine common shares if we issue additional shares during the period beginning May 1, 2013 and ending on the earliest of immediately prior to the consummation of our initial public offering and January 1, 2015. We agreed that if any of Messrs. Ferdinand, Keller and Schaeffer did not deliver those shares, the Company would be obligated to issue anti-dilution shares to Mr. Solimine. The shares were delivered by the stockholders as required and the Company is no longer subject to this obligation.

Bonus to Robert Keller.  On May 1, 2013, we entered into a letter agreement with Mr. Keller ending his employment as senior managing director with the Company. Pursuant to that agreement, we agreed that if our initial public offering were consummated prior to December 1, 2014, we would pay Mr. Keller a cash bonus equal to the difference between (i) $275,000 times the number of days between May 15, 2012 and the date of the consummation of our initial public offering divided by 365 and (ii) $75,000. Pursuant to this agreement, we paid to Mr. Keller $254,247 on August 1, 2013.

Transaction with Solomon Yakoby.  On June 24, 2013, entities controlled by Messrs. Ferdinand, Schaeffer and Solomon Yakoby entered into an agreement to transfer to Mr. Yakoby 67,035 common shares.

Participation in Initial Public Offering.  Brian Ferdinand, one of our founders, and Douglas Von Allmen, a beneficial owner of more than 10% of our common stock, purchased an aggregate of $16.2 million of shares of our common stock in our initial public offering at the initial public offering price per share. The shares purchased by Mr. Ferdinand were purchased from us directly at $9 per share, and not from the underwriter, and no underwriting discount was payable by us or by Mr. Ferdinand on such shares. We did, however, pay a fee on such shares to the underwriter, which fee was in the same amount as the underwriting discount. The shares purchased by Mr. Ferdinand reduced the aggregate number of shares offered to investors generally in the underwritten offering.

Sub-lease of Hoboken Office from APX, Inc.  On October 1, 2013, we entered into a four-month sublease agreement at a monthly rate of $23,247 for approximately 7,200 square feet of office space in Hoboken, New Jersey to be used for certain back-office operations. The Hoboken Sublease included a transfer to the company of the existing equipment located in the space and an agreement to allow the sublessor to use a portion of the space not being used by us for up to nine months. It was entered into with APX, Inc., an entity in which Mr. Storms and Mr. Ibietatorremendia have an interest in and on the board of which they serve as members. In March 2014 we entered into a new five-year lease for the same office space.

Entry into Lock-up Agreements.  In connection with sales of 954,085 shares in the aggregate of our common stock by certain of our stockholders, including Messrs. Keller and Schaeffer, each of whom owns more than 5% of our issued and outstanding common stock, entered into lock-up agreements with us in respect of their remaining shares of common stock. Pursuant to the terms of the lock-up agreements, the selling stockholders have agreed with the Company that, without the prior written consent of the Company and in each case subject to certain exceptions: (i) during the period beginning on January 30, 2014 through and including July 30, 2014, certain of the selling stockholders other than Messrs. Keller and Schaeffer will not sell 476,956 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; (ii) during the period beginning on January 30, 2014 through and including July 30, 2014, certain of the selling stockholders other than Messrs. Keller and Schaeffer will not sell 237,814 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; (iii) during the period beginning on January 29, 2014 through and including October 29, 2014, Mr. Keller will not sell 2,081,351 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; and (iv) during the period beginning on January 29, 2014 through and including January 29, 2015, Mr. Schaeffer will not sell 2,161,739 shares of common stock or securities convertible into or exchangeable or exercisable for common stock. Subsequently, we agreed to release 492,462 shares and 441,147 shares from the lock-up agreement entered into by Mr. Keller and Mr. Schaeffer, respectively, in connection with their private transfers of shares to D&L Partners, LP, an entity controlled by Douglas J. Von Allmen, a holder of more than 10% of our common stock.

Von Allmen & Ferdinand Promissory Notes and Guaranty.  On February 26, 2014, we executed a Revolving Promissory Note with each of our two largest stockholders, Brian Ferdinand and Douglas J. Von Allmen. Under each Note, we are able to borrow, and the lender has committed to lend, up to a principal amount of $3,750,000 on a revolving basis ($7,500,000 in the aggregate under the Notes), with interest payable quarterly on any amounts borrowed at a rate of 4% per annum. Any amounts borrowed under the Notes are repayable at maturity on April 30, 2015 and are optionally repayable at any time without the payment of any premium or penalty. We will pay a commitment fee on any undrawn amounts at a rate per annum equal to 0.50%, payable quarterly. The Notes contain certain customary covenants, including covenants relating to our ability to incur indebtedness and make restricted payments, and provide for certain customary events of default. The company may terminate the commitment under the Notes at any time, and intends to do so upon completion of this offering. Subsequent to the execution of the Notes, Mr. Von Allmen delivered a personal guaranty of Mr. Ferdinand’s funding obligations under the Note entered into by him and the Company. We will pay Mr. Von Allmen a guaranty fee equal to the commitment fee paid to Mr. Ferdinand in respect of his Note.

Stock Transfers to Douglas J. Von Allmen and Others.  In late February of 2014, entities controlled by two of our founders, Brian Ferdinand and Robert Keller, transferred 732,292 shares of our common stock to an entity controlled by Douglas J. Von Allmen and certain other pre-IPO stockholders without the payment of any cash consideration.

Consulting Agreement with Ferdinand Trading, LLC.   In connection with the cessation of Brian Ferdinand’s employment, Mr. Ferdinand and the Company have agreed to enter into a two-year consulting agreement with an entity controlled by Mr. Ferdinand, Ferdinand Trading, LLC. Pursuant to the Consulting Agreement, Ferdinand Trading will make Mr. Ferdinand available to the Company to provide the services requested of him, which are expected to include assisting with business development efforts; developing strategy for product development, marketing, partnerships and mergers and acquisitions; and providing support to the sales and marketing team, including client introduction. The Company will pay a fee of $450,000 per year.

Also in connection with Mr. Ferdinand’s resignation as a director and employee, Mr. Ferdinand and a number of entities controlled by him have entered into a lock-up agreement with the Company in respect of their shares of the Company’s common stock. Pursuant to the terms of that agreement, Mr. Ferdinand and the these entities have agreed with the Company that, without the Company’s prior written consent and in each case subject to certain exceptions, during the period beginning on April 18, 2014 through and including April 17, 2015, they will not sell the 5,214,647 shares of the Company’s common stock that they own, representing approximately 21% of the Company’s issued and outstanding common stock.

Participation in Offering. Jay Bernstein, one of our directors, Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly our Vice Chairman of the Board and Head of Corporate Strategy, and Douglas Von Allmen, a beneficial owner of more than 10% of our common stock, have indicated an interest in purchasing an aggregate of up to $15 million of our shares of common stock in this offering at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, these stockholders may elect to purchase a different amount of shares or not to purchase any shares in this offering.

Registration Rights

We have entered into a registration rights agreement with certain of our existing stockholders pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock (and other securities convertible into or exchangeable or exercisable for shares of our common stock) otherwise held by them.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our nominating and governance committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Hoboken Sublease and the Von Allmen Guaranty were approved in accordance with the related person transaction policy and each of the other transactions described in this section either (i) occurred prior to the adoption of this policy, (ii) did not meet the thresholds of the policy or (iii) were approved by the full Board of Directors.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation and bylaws. We refer you to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

As of April 29, 2014, the authorized capital stock of Liquid Holdings Group, Inc. consists of 200,000,000 shares of common stock, $0.0001 par value per share, of which 24,842,093 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual prohibitions or other restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock do not have preferences or preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the number of shares, designation, voting powers (if any) and the preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of each series. The preferred stock, if issued, would have priority over the common stock with respect to dividends and/or distribution of our assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Registration Rights

We have entered into a registration rights agreement with certain of our existing stockholders that granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock held by them as of July 24, 2013 or any shares thereafter acquired. As of April 29, 2014 (and without giving effect to this offering or any purchase by Messrs. Bernstein, Ferdinand or Von Allmen in this offering), persons who may be affiliates of ours and who may be deemed to beneficially own 13,867,380, or approximately 56%, of the outstanding shares of our common stock are parties to the registration rights agreement. In addition, from time to time we may add additional parties to this registration rights agreement or enter into additional registration rights agreements. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

In any registration made pursuant to the registration rights agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all selling expenses, including estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. The registration rights under the registration rights agreement described below will remain in effect until an individual holder is able to sell all of its registrable shares without restriction pursuant to Rule 144 under the Securities Act during any three month period.

Demand Registration Rights

Stockholders who are party to the registration rights agreement are entitled to certain demand registration rights. The holders of at least 10% of these shares or of a number of shares with an aggregate value of at least $20 million can request that we register all or a portion of their shares. If our Board of Directors determines for any reason that such registration would not be advisable, we have the right to defer such registration, not more than twice in any period of 365 consecutive days, for a period of up to 90 days. The stockholders who are party to the registration rights agreement have waived any such rights in connection with this offering.

Piggyback Registration Rights

In the event that we propose to register the offer and sale of any of our securities under the Securities Act, either for our own account or for the account of other security holders, our existing stockholders who are party to the registration rights agreement are entitled to certain “piggyback” registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act with respect to our common stock, other than with respect to registration related to employee benefit plans on Form S-8 and corporate reorganizations or other transactions to be registered on Form S-4, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. The stockholders who are party to the registration rights agreement have waived any such rights in connection with this offering.

Forum

Our certificate of incorporation provides that, subject to certain exceptions, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws or (iv) any other action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provision. The enforceability of similar choice of forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Anti-takeover Effects of the Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Staggered Board.  We have a “staggered” Board of Directors consisting of three classes of directors. Directors of each class are elected for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2014, 2015 and 2016, respectively. We believe that classification of our Board of Directors helps to assure the continuity and stability of our business strategies and policies as determined by our Board of Directors.

Removal of Directors; Vacancies.  Our directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting power of the issued and outstanding stock entitled to vote generally in the election of directors. In addition, our certificate of incorporation and bylaws provide that any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting.  The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Authorized but Unissued Shares; Undesignated Preferred Stock.  The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board of Directors may authorize, without stockholder approval, undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our Board of Directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Stockholder Action by Written Consent.  The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. This provision may have the effect of precluding the consideration of certain business at a meeting of stockholders if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Calling of Special Meetings of Stockholders.  Our certificate of incorporation and bylaws preclude our stockholders from calling special meetings of stockholders or requiring the Board of Directors or any officer to call such a meeting or from proposing business at such a meeting. Our certificate of incorporation and bylaws provide that only the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board or the Chief Executive Officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot require stockholder consideration of a proposal by calling a special meeting of stockholders prior to the time the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board or the Chief Executive Officer believes the matter should be considered or until the next annual meeting if the requestor then meets the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Amendments; Vote Requirements.  The DGCL provides generally that, except as expressly provided in the certificate of incorporation, the affirmative vote of a majority of the outstanding shares of stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that our certificate of incorporation and bylaws may be amended only by the affirmative vote of holders of at least 66 2/3% of the outstanding voting power of the issued and outstanding stock entitled to vote thereon.

In addition, our certificate of incorporation grants our Board of Directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and
•	at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any person beneficially owning 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “LIQD.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that issuances or sales of shares of our common stock, or the availability of shares of our common stock for issuance or sale, will have on our stock price prevailing from time to time. Future issuances or sales of our common stock, or the availability of such shares for issuance or sale, could adversely affect our stock price prevailing from time to time and our ability to raise equity capital in the future.

Following the completion of this offering, we will have outstanding 34,842,093 shares of our common stock (or 36,342,093 shares, if the underwriters exercise their over-allotment option in full). Of the outstanding shares, all of the 10,000,000 shares sold in this offering by us will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by an “affiliate” (as that term is defined in Rule 144 promulgated under the Securities Act) of us may only be sold in compliance with the limitations described below.

All shares of our common stock held by our stockholders at the time of our initial public offering were “restricted securities” as defined in Rule 144. These restricted securities were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. At this time, we estimate that all of these shares (other than 361,880 shares that may have been transferred in a manner whereby the recipient received restricted securities) may be sold in the public market pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act, subject in certain cases to our continuing compliance with the current public information requirements of Rule 144 and, in the case of our affiliates, subject to volume limitations, manner of sale restrictions and other limitations applicable to such sales.

In addition, we have entered into a registration rights agreement with certain of our existing stockholders that will require us to register for sale under the Securities Act their shares of our common stock under certain circumstances. See the sections titled “— Registration Rights” and “Description of Capital Stock — Registration Rights.” Persons who may be affiliates of ours and who may be deemed to beneficially own 13,867,380, or approximately 56%, of the outstanding shares of our common stock as of April 29, 2014 (and without giving effect to this offering or any purchase by Messrs. Bernstein, Ferdinand or Von Allmen in this offering), are parties to a registration rights agreement, under which they have the right, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. In addition, from time to time we may add additional parties to this registration rights agreement or enter into additional registration rights agreements. We have also registered on two registration statements on Form S-8 the offer and sale or resale of the shares of common stock that we may issue or have issued under our equity compensation plan.

Registration Rights

We have entered into a registration rights agreement with certain of our existing stockholders pursuant to which we have granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock otherwise held by them. Shares registered under any such registration statement will be available for sale in the open market unless restrictions apply. See the section titled “Description of Capital Stock — Registration Rights.”

Lock-Up Agreements

We, our directors and executive officers and certain of our stockholders have entered into lock-up agreements not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for common stock, for a period of 90 days from the date of this prospectus, subject to certain exceptions and extensions, without the prior written consent of the underwriters. The underwriters may, in their sole discretion, at any time, waive any of the terms of the lock-up. Following the lock-up period, our directors and officers and locked-up stockholders will not be eligible to sell their shares in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 or 701 as described below or another exception from registration under the Securities Act is available. As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell their shares or are perceived by the market as intending to sell them. See the section titled “Underwriting.”

In connection with private sales of 954,085 shares in the aggregate of our common stock by certain of our stockholders in January 2014, certain of our stockholders, including Messrs. Keller and Schaeffer, each of whom owns more than 5% of our issued and outstanding common stock, entered into lock-up agreements with us in respect of their remaining shares of common stock. Pursuant to the terms of the lock-up agreements, the selling stockholders have agreed with the Company that, without the prior written consent of the Company and in each case subject to certain exceptions: (i) during the period beginning on January 29, 2014 through and including July 29, 2014, certain of the selling stockholders other than Messrs. Keller and Schaeffer will not sell 476,956 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; (ii) during the period beginning on January 30, 2014 through and including July 30, 2014, certain of the selling stockholders other than Messrs. Keller and Schaeffer will not sell 237,814 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; (iii) during the period beginning on January 29, 2014 through and including October 29, 2014, Mr. Keller will not sell 2,081,351 shares of common stock or securities convertible into or exchangeable or exercisable for common stock; and (iv) during the period beginning on January 29, 2014 through and including January 29, 2015, Mr. Schaeffer will not sell 2,161,739 shares of common stock or securities convertible into or exchangeable or exercisable for common stock. Subsequently, we agreed to release 492,462 shares and 441,147 shares from the lock-up agreement entered into by Mr. Keller and Mr. Schaeffer, respectively, in connection with their private transfers of shares to D&L Partners, LP, an entity controlled by Douglas J. Von Allmen, a holder of more than 10% of our common stock.

Rule 144

In general, under Rule 144 as currently in effect, because we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to our compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the other requirements of Rule 144.

In general, under Rule 144 as currently in effect, because we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, subject to any lock-up restrictions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 348,421 shares immediately after this offering; or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with public information, holding period, volume limitation or notice requirements. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Registration Statements on Form S-8

We have effective registration statements on Form S-8 under the Securities Act registering shares of common stock available for issuance pursuant to our 2012 Plan or the resale of certain shares we have issued under our 2012 Plan. Shares issued pursuant to our 2012 Plan are available for sale in the open market and, for our affiliates, are subject to the conditions and restrictions of Rule 144. Accordingly, shares registered under such registration statements are available for sale in the open market, subject to the lock-up agreements described above to the extent applicable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as capital assets (within the meaning of Section 1221 of the Code). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction.

This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;
•	partnerships or other pass-through entities;
•	tax-exempt organizations;
•	tax-qualified retirement plans;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and
•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. A “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or other entity treated as such for U.S. federal income tax purposes);
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we currently do not anticipate paying dividends on shares of our common stock in the foreseeable future. If, however, we make cash or other property distributions on shares of our common stock (other than certain pro rata distributions of shares of our common stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s adjusted tax basis in the shares of our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under the section titled “— Gain on Sale or Other Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder of shares of our common stock will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. A non-U.S. holder that claims exemption from withholding or the benefit of an applicable income tax treaty will generally be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

Gain on Sale or Other Disposition of Shares of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of shares of our common stock, unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;
•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or
•	we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for the shares of our common stock, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses realized during the same taxable year (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to distributions to a non-U.S. holder provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Accounts Tax Compliance Act (“FATCA”)

Under the provisions of the Code referred to as FATCA, U.S. withholding tax in addition to that described above may apply to certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. These rules are generally expected to apply to payments of dividends made after June 30, 2014, and to gross proceeds from the sale or other disposition of shares of our common stock after December 31, 2016. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated            , 2014, between JMP Securities LLC, Craig-Hallum Capital Group LLC and Sandler O’Neill & Partners, L.P., (collectively, the “underwriters”) and us, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below.

Underwriter	Number of Shares
JMP Securities LLC
Craig-Hallum Capital Group LLC
Sandler O’Neill & Partners, L.P.
Total	10,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and all of our agreements have been performed;
•	there is no material adverse change in the financial markets or in our business; and
•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus in this offering, if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until such option is exercised. The underwriters have advised us that the underwriters do not intend to make sales to discretionary accounts.

Over-Allotment Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 1,500,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. We will be obligated to sell these shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of our common stock offered by this prospectus.

Commissions and Expenses

The underwriters propose to offer the shares of our common stock in this offering directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $     per share. After the public offering of the shares of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares of our common stock from us in this offering.

	Per Share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$

We estimate that the total expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $1,200,000 (including up to $30,000 that we have agreed to reimburse the underwriters for certain FINRA-related expenses).

Financial Advisory Services

We have entered into a financial advisory agreement with Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) under which Sandler O’Neill has agreed to provide certain advisory services to us in connection with this offering, in addition to and separate from their acting as underwriter in this offering. In return we have agreed to pay Sandler O’Neill an advisory fee of $275,000, less the aggregate amount of underwriting fees received by Sandler O’Neill in connection with the offering.

NASDAQ Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “LIQD.”

Indemnity

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement

We, each of our executive officers and directors and certain of our stockholders have agreed, subject to certain exceptions, for the period beginning on and including the date of this prospectus through and including the date that is 90 days after the date of this prospectus, (i) not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock, any of our securities that are substantially similar to any of our common stock, or any of our securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, or (ii) publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of the underwriters. These restrictions are expressly agreed to preclude us, our executive officers and directors and certain of our stockholders, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. Notwithstanding the foregoing, if we cease to be an emerging growth company at any time prior to the completion of the 90-day restricted period referred to in this paragraph, then such 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90 day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, during the period beginning on and including the date of this prospectus and continuing through and including the date that is 90 days after the date of this prospectus, without the prior written consent of the underwriters, we will not, subject to certain exceptions, file or cause to become effective a registration statement under the Securities Act, relating to the offer and sale of any shares of our common stock or any of our other securities that are substantially similar to our common stock, or any of our securities that are convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive, the foregoing.

The underwriters may, in their sole discretion and at any time and from time to time, release all or any portion of the common shares or other securities referenced above from the foregoing restrictions.

Jay Bernstein, one of our directors, Brian Ferdinand, our Vice Chairman of the Board and Head of Corporate Strategy and one of our founders, and Douglas Von Allmen, a beneficial owner of more than 10% of our common stock, have indicated an interest in purchasing an aggregate of up to $15 million of our shares of common stock in this offering at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, these stockholders may elect to purchase a different amount or not to purchase any shares in this offering. Any shares purchased by these stockholders will be subject to the lock-up agreements contemplated in the immediately preceding paragraphs.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum and are made to prevent or slow down a decline in the market price of the common stock while this offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the we are offering. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution of this offering has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Our Relationship with the Underwriters

The underwriters, and some of their affiliates, have performed and may in the future perform financial advisory and investment banking services for us from time to time in the ordinary course of their business and may receive compensation for such services, including under the financial advisory agreement with Sandler O’Neill described above under “ — Financial Advisory Services”.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Sidley Austin LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Liquid Holdings Group, Inc. as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and for the period from April 24, 2012 (commencement of operations) through December 31, 2012, and the financial statements of Liquid Predecessor Companies for the period from January 1, 2012 to April 24, 2012, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm.

The combined financial statements of Liquid Predecessor Companies as of April 24, 2012 and December 31, 2011 and for the periods then ended, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm.

The consolidated financial statements of Liquid Prime Holdings LLC as of October 4, 2012 and for the period from April 25, 2012 to October 4, 2012, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm.

The financial statements of Liquid Futures, LLC as of December 31, 2011 and for the period from August 25, 2011 (date of formation) to December 31, 2011, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors.

The financial statements of LTI, LLC as of December 31, 2011 and for the period from August 22, 2011 (date of formation) to December 31, 2011, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors.

The consolidated financial statements of Centurion Capital Group, LLC as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors.

The financial statements of Green Mountain Analytics, LLC as of December 31, 2011 and 2010 and the for each of the years in the two-year period then ended, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors.

The financial statements of Fundsolve Limited as of March 31, 2012 and 2011 and for each of the years in the two-year period then ended, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors.

Such financial statements have each been included in this prospectus in reliance upon the reports of KPMG LLP, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC’s website at www.sec.gov. We are subject to the informational requirements of the Exchange Act and are required to file reports and other information. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also may obtain copies of these materials from the Public Reference Room of the SEC at the address noted above or inspect them without charge at the SEC’s website. We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page
Liquid Holdings Group, Inc.
Report of Independent Registered Public Accounting Firm	F-4
Consolidated balance sheets as of December 31, 2013 and 2012	F-5
Consolidated statements of operations and comprehensive loss for the year ended December 31, 2013 and for the period from April 24, 2012 (commencement of operations) to December 31, 2012	F-6
Consolidated statements of stockholders’ equity for the year ended December 31, 2013 and for the period from April 24, 2012 (commencement of operations) to December 31, 2012	F-9
Consolidated statements of cash flows for the year ended December 31, 2013 and for the period from April 24, 2012 (commencement of operations) to December 31, 2012	F-11
Notes to consolidated financial statements	F-13
Liquid Predecessor Companies:
Report of Independent Registered Public Accounting Firm	F-37
Combined balance sheets as of April 24, 2012 and December 31, 2011	F-38
Combined statement of operations for the period ended December 31, 2011 and January 1, 2012 to April 24, 2012	F-39
Combined statement of changes in owner’s equity for the period ended December 31, 2011 and January 1, 2012 to April 24, 2012	F-40
Combined statement of cash flows for the period ended December 31, 2011 and January 1, 2012 to April 24, 2012	F-41
Notes to combined financial statements	F-42
Liquid Prime Holdings LLC:
Report of Independent Registered Public Accounting Firm	F-60
Consolidated balance sheet as of October 4, 2012	F-61
Consolidated statement of operations for the period from April 25, 2012 to October 4, 2012	F-62
Consolidated statement of changes in member’s equity for the period from April 25, 2012 to October 4, 2012	F-63
Consolidated statement of cash flows for the period April 25, 2012 to October 4, 2012	F-64
Notes to consolidated financial statements	F-65
Financial Statements of Acquired Businesses:
Liquid Futures, LLC:
Independent Auditors’ Report	F-73
Balance sheet of as of December 31, 2011	F-74
Statement of operations and changes in members’ equity for the period from August 25, 2011 (date of formation) to December 31, 2011	F-75
Statement of cash flows for the period from August 25, 2011 (date of formation) to December 31, 2011	F-76
Notes to financial statements	F-77
Unaudited condensed statement of operations for the period from January 1, 2012 to March 31, 2012	F-79

Page
Unaudited condensed statement of changes in members’ equity for the period from January 1, 2012 to March 31, 2012	F-80
Unaudited condensed statement of cash flows for the period from January 1, 2012 to March 31, 2012	F-81
Notes to unaudited condensed financial statements	F-82
LTI, LLC:
Independent Auditors’ Report	F-85
Balance sheet as of December 31, 2011	F-86
Statement of operations for the period from August 22, 2011 (date of formation) to December 31, 2011	F-87
Statement of changes in members’ equity for the period from August 22, 2011 (date of formation) to December 31, 2011	F-88
Statement of cash flows for the period from August 22, 2011 (date of formation) to December 31, 2011	F-89
Notes to financial statements	F-90
Unaudited condensed statement of operations for the period from January 1, 2012 to September 30, 2012 and for the period from August 22, 2011 (date of formation) to September 30, 2011	F-94
Unaudited condensed statement of changes in members’ equity for the period from August 22, 2011 (date of formation) to September 30, 2012	F-95
Unaudited condensed statement of cash flows for the period from January 1, 2012 to September 30, 2012 and for the period from August 22, 2011 (date of formation) to September 30, 2011	F-96
Notes to unaudited condensed financial statements	F-97
Centurion Capital Group, LLC:
Independent Auditors’ Report	F-101
Consolidated balance sheets as of December 31, 2011 and 2010	F-102
Consolidated statements of operations and changes in members’ equity (deficit) for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010	F-103
Consolidated statements of cash flows for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010	F-104
Notes to consolidated financial statements	F-105
Green Mountain Analytics, LLC:
Independent Auditors’ Report	F-110
Balance sheets as of December 31, 2011 and 2010	F-111
Statements of operations for the years ended December 31, 2011 and 2010	F-112
Statements of changes in members’ equity (deficit) for the years ended December 31, 2011 and 2010	F-113
Statements of cash flows for the years ended December 31, 2011 and 2010	F-114
Notes to financial statements	F-115
Unaudited condensed statement of operations for the period from January 1, 2012 to June 30, 2012 and for the period from January 1, 2011 to June 30, 2011	F-121

Page
Unaudited condensed statement of changes in members’ equity (deficit) for the period from January 1, 2012 to June 30, 2012 and for the period from January 1, 2011 to June 30, 2011	F-122
Unaudited condensed statement of cash flows for the period from January 1, 2012 to June 30, 2012 and for the period from January 1, 2011 to June 30, 2011	F-123
Notes to unaudited condensed financial statements	F-124
Fundsolve Limited:
Independent Auditors’ Report	F-129
Balance sheets as of March 31, 2012 and 2011	F-130
Statements of operations and changes in shareholders’ equity (deficit) for the years ended March 31, 2012 and 2011	F-131
Statements of cash flows for the years ended March 31, 2012 and 2011	F-132
Notes to financial statements	F-133
Unaudited condensed statement of operations and changes in shareholders’ equity (deficit) for the period from April 1, 2012 to June 30, 2012 and for the period from April 1, 2011 to June 30, 2011	F-136
Unaudited condensed statement of cash flows for the period from April 1, 2012 to June 30, 2012 and for the period from April 1, 2011 to June 30, 2011	F-137
Notes to unaudited condensed financial statements	F-138

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liquid Holdings Group, Inc.:

We have audited the accompanying consolidated balance sheets of Liquid Holdings Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2013 and for the period from April 24, 2012 (commencement of operations) to December 31, 2012, and the statements of operations and comprehensive loss, stockholder’s equity, and cash flows for the period from January 1, 2012 to April 24, 2012 of Liquid Predecessor Companies. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liquid Holdings Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the year ended December 31, 2013 and for the period from April 24, 2012 (commencement of operations) to December 31, 2012, and the results of operations and cash flows for the period from January 1, 2012 to April 24, 2012 of Liquid Predecessor Companies, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
March 28, 2014

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor Company
	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$8,473,847	$1,380,078
Note receivable from related party – QuantX Management, LLP	—	2,250,000
Deferred offering costs	—	3,476,427
Accounts receivable, net of allowance for doubtful accounts of $5,814 and $0	425,196	467,507
Prepaid expenses and other current assets	388,612	1,288,985
Total current assets	9,287,655	8,862,997
Property and equipment, net	867,758	325,285
Other assets:
Due from related parties	659,030	359,030
Deposits	540,653	478,258
Other intangible assets, net of amortization of $9,976,790 and $2,742,518	11,505,853	18,740,125
Goodwill	13,182,936	13,182,936
Total other assets	25,888,472	32,760,349
TOTAL ASSETS	$36,043,885	$41,948,631
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,503,590	$3,199,869
Due to related parties	—	61,873
Deferred income	4,350	2,062
Deferred tax liability, net	—	268,160
Total current liabilities	3,507,940	3,531,964
Long-term liabilities:
Deferred rent	20,536	51,338
Contingent consideration payable on Fundsolve acquisition	—	1,561,000
Deferred tax liability, net	—	429,100
Total liabilities	3,528,476	5,573,402
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 24,486,388 and 17,791,284 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively)	2,448	1,779
Additional paid-in capital	118,510,671	74,637,387
Accumulated deficit	(84,857,911)	(38,245,864)
Treasury stock, at cost, 121,674 shares at December 31, 2013	(1,029,078)	—
Accumulated other comprehensive loss	(110,721)	(18,073)
Total stockholders’ equity	32,515,409	36,375,229
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,043,885	$41,948,631

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Successor Company		Predecessor Company
	Year Ended December 31, 2013	Period from April 24, 2012 to December 31, 2012	Period from January 1, 2012 to April 24, 2012
Revenues:
Software services	$2,925,650	$1,032,534	$—
Brokerage activities	1,872,647	1,295,248	—
	4,798,297	2,327,782	—
Cost of revenues (exclusive of items shown separately below):
Software services	1,452,801	388,860	—
Brokerage activities	1,248,192	817,559	—
	2,700,993	1,206,419	—
Gross profit	2,097,304	1,121,363	—
Operating expenses:
Compensation	18,885,418	28,285,420	73,494
Consulting fees	12,727,112	3,081,002	—
Depreciation and amortization	7,407,062	2,761,703	6,912
Professional fees	3,676,863	1,651,232	33,756
Rent	1,211,693	629,400	153,081
Computer related and software development	2,472,539	414,048	—
Other	2,436,736	790,747	97,496
Impairment of goodwill and intangible assets	—	1,550,652	3,300,000
Total operating expenses	48,817,423	39,164,204	3,664,739
Loss from operations	(46,720,119)	(38,042,841)	(3,664,739)
Non-operating income (expense):
Registration rights penalty	—	(1,674,704)	—
Unrealized gain on contingent consideration payable	—	129,000	—
Gain (loss) on settlement of contingent consideration payable	(649,688)	1,545,000	3,300,000
Interest and other, net	60,500	(306,659)	—
Total non-operating income (expense)	(589,188)	(307,363)	3,300,000
Loss before income taxes	(47,309,307)	(38,350,204)	(364,739)
Income tax benefit	(697,260)	(104,340)	—
Net loss	(46,612,047)	(38,245,864)	(364,739)
Other comprehensive loss:
Foreign currency translation	(92,648)	(18,073)	—
Total comprehensive loss	$(46,704,695)	$(38,263,937)	$(364,739)
Basic and diluted loss per share	$(2.10)	$(2.46)	$—
Weighted average number of common shares outstanding during the period – basic and diluted	22,230,943	15,517,444	—
Supplemental Information to the Consolidated Statements of Operations and Comprehensive Loss
Software services revenues from related parties	$2,387,825	$890,432	$—
Software services cost of revenues to related parties	$270,561	$154,900	$—
Share-based compensation included in compensation	$9,425,684	$26,974,828	$—
Share-based compensation included in consulting fees	$11,649,693	$2,404,992	$—

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM APRIL 24, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

	Common Stock			Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Successor Company	Shares	Amount
Balance at January 17, 2012 (inception)	—	$		$—	$—	$—	$—	$—	$—
Issuance of common units to Founders, April 2012	9,979,324		998	2,002,470	(2,003,468)	—	—	—	—
Issuance of common units in accordance with 2012 Equity Plan for consulting services and share-based compensation, April 2012	1,623,546		162	10,347,974	—	—	—	—	10,348,136
Capital contribution by Founder for sale of common units to director below market in connection with share-based compensation, April 2012	—			178,744	—	—	—	—	178,744
Issuance of common units for the purchase of proprietary software, April 2012	868,338		87	(87)	—	—	—	—	—
Founders contribution of Futures for satisfaction of subscription receivable in May 2012	—			(6,623)	1,385,330	—	—	—	1,378,707
Issuance of common units for the contribution of 2.5% interest of Liquid Trading Institutional, LLP, June 2012	169,453		17	408	—	—	—	—	425
Founders contribution of Liquid Trading Institutional, LLP 97.5% interest for satisfaction of subscription receivable in July 2012	—			—	16,575	—	—	—	16,575
Issuance of common units in connection with the acquisition of Liquid Partners, LLC, July 2012	951,432		95	8,754,905	—	—	—	—	8,755,000
Issuance of common units in connection with the unit sale, net of issuance cost of $1,250,000, July 2012	1,239,986		124	11,249,876	—	—	—	—	11,250,000
Issuance of common units in connection with the acquisition of Green Mountain Analytics in August 2012	2,038,857		204	19,973,170	—	—	—	—	19,973,374
Issuance of common units in connection with the acquisition of LTI, LLC in September 2012	495,821		50	5,078,538	—	—	—	—	5,078,588
Founders advances due to LTI, LLC, utilized in capital of Futures and Prime, deemed dividend distributions to Founders in October 2012	—		—	(2,395,000)	—	—	—	—	(2,395,000)
Founders advances due to LTI, LLC, utilized for predecessor Guernsey, deemed dividend distributions to Founders in October 2012	—		—	(589,713)	—	—	—	—	(589,713)
Founders contribution of Liquid Prime Holdings, LLC for satisfaction of subscription receivable in October 2012	—		—	(484,876)	601,563	—	—	—	116,687
Capital contribution by Founder for sale of common units to directors below market in connection with share-based compensation, October 2012	—		—	648,683	—	—	—	—	648,683
Capital contribution of common units by Founder, October 2012	(173,667)		(17)	1,399,985	—	—	—	(1,399,968)	—
Issuance of common units in accordance with 2012 Equity Plan for share-based compensation, October 2012	612,911		61	4,759,939	—	—	—	—	4,760,000
Issuance of incentive units in accordance with 2012 Equity Plan for share-based compensation, October 2012	—		—	2,484,274	—	—	—	—	2,484,274
Capital contribution by Founder for sale of common units to consultant below market in connection with share-based compensation, November 2012	—		—	132,368	—	—	—	—	132,368
Issuance of common units in accordance with 2012 Equity Plan for share-based compensation, December 2012	356,174		36	1,424,740	—	—	—	1,399,968	2,824,744
Capital contribution by Founders for sale of common units to officer below market in connection with share-based compensation, December 2012	—		—	318,397	—	—	—	—	318,397
Cancellation of common units received in equity grant for Incentive Common Units, December 2012	(612,911)		(61)	61	—	—	—	—	—

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY – (Continued)
FOR THE PERIOD FROM APRIL 24, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

	Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Successor Company	Shares	Amount
Restricted common units award accrued in accordance with 2012 Incentive Plan for share-based compensation, December 2012	—	—	1,910,624	—	—	—	—	1,910,624
Issuance of common units for registration rights penalty, October to December 2012	242,020	24	1,674,680	—	—	—	—	1,674,704
Issuance of incentive units in accordance with 2012 Equity Plan for share-based compensation, December 2012	—	—	5,773,849	—	—	—	—	5,773,849
Foreign currency translation	—	—	—	—	—	(18,073)	—	(18,073)
Net loss	—	—	—	—	(38,245,864)	—	—	(38,245,864)
Balance at December 31, 2012	17,791,284	$1,779	$74,637,387	$—	$(38,245,864)	$(18,073)	$—	$36,375,229

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2013

	Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Successor Company	Shares	Amount
Balance at December 31, 2012	17,791,284	$1,779	$74,637,387	$—	$(38,245,864)	$(18,073)	$—	$36,375,229
Capital contribution by Founder for sale of common shares to consultant below market in connection with share-based compensation, January 2013	—	—	38,102	—	—	—	—	38,102
Capital contribution by Founder for sale of common shares to director below market in connection with share-based compensation, January 2013	—	—	327,622	—	—	—	—	327,622
Issuance of common shares in connection with sales by the Company, January 2013	112,574	11	999,989	—	—	—	—	1,000,000
Issuance of common shares in connection with sales by the Company, February 2013	36,387	4	299,996	—	—	—	—	300,000
Capital contribution by Founders for sale of common shares to director below market in connection with share-based compensation, February 2013	—	—	40,250	—	—	—	—	40,250
Issuance of common shares in connection with sales by the Company, March 2013	245,136	25	1,999,975	—	—	—	—	2,000,000
Capital contribution by Founders for sale of common shares to consultant below market in connection with share-based compensation, March 2013	—	—	100,626	—	—	—	—	100,626
Capital contribution by Company for sale of common shares to consultant below market in connection with share-based compensation, April 2013	720,498	72	5,273,468	—	—	—	—	5,273,540
Issuance of common shares in accordance with anti-dilution provisions for certain March 2013 sales	2,402	—	—	—	—	—	—	—
Capital contribution by Founders for sale of common shares to consultants below market in connection with share-based compensation, May 2013	—	—	5,221,800	—	—	—	—	5,221,800
Capital contribution by Founder for sale of common shares to Founder below market in connection with share-based compensation, May 2013	—	—	1,445,000	—	—	—	—	1,445,000
Capital contribution by CEO and Employees for sale of common shares to consultant below market in connection with share-based compensation, May 2013	—	—	469,625	—	—	—	—	469,625
Capital contribution by Founder for sale of common shares to CEO below market in connection with share-based compensation, May 2013	—	—	780,000	—	—	—	—	780,000
Capital contribution by Founder for sale of common shares to director below market in connection with share-based compensation, May 2013	—	—	48,750	—	—	—	—	48,750
Capital contribution by Founder for sale of common shares to Founder below market in connection with share-based compensation, June 2013	—	—	1,445,000	—	—	—	—	1,445,000
Capital contribution by Founders for sale of common shares to consultant below market in connection with share-based compensation, June 2013	—	—	505,750	—	—	—	—	505,750
Issuance of common shares in accordance with 2012 Equity Plan for share-based compensation, June 2013	1,838,385	184	(184)	—	—	—	—	—
Issuance of common shares upon initial public offering, net of underwriting discount, July 2013	3,175,000	318	26,017,308	—	—	—	—	26,017,625
Issuance of common shares to Founder in accordance with anti-dilution provision	142,524	14	(14)	—	—	—	—	—
Issuance of common shares in connection with satisfaction of contingent consideration payable on Fundsolve acquisition, July 2013	245,632	25	2,210,663	—	—	—	—	2,210,688
Direct costs of initial public offering	—	—	(8,729,737)	—	—	—	—	(8,729,737)
Treasury stock acquired	(121,674)	(12)	12	—	—	—	(1,029,078)	(1,029,078)

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY – (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2013

	Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Successor Company	Shares	Amount
Issuance of common shares upon vesting of restricted stock units	298,240	30	(30)	—	—	—	—	—
Share-based compensation	—	—	5,379,312	—	—	—	—	5,379,312
Foreign currency translation	—	—	—	—	—	(92,648)	—	(92,648)
Net loss	—	—	—	—	(46,612,047)	—	—	(46,612,047)
Balance at December 31, 2013	24,486,388	$2,448	$118,510,671	$—	$(84,857,911)	$(110,721)	$(1,029,078)	$32,515,409

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2012 TO APRIL 24, 2012

	Common Stock			Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Predecessor Company	Shares	Amount
Balance at December 31, 2011	—	$		$620,100	$—	$(696,030)	$—	$—	$(75,930)
Owner’s contributions	—			350,000	—	—	—	—	350,000
Net loss	—			—	—	(364,739)	—	—	(364,739)
Balance at April 24, 2012	—		$—	$970,100	$—	$(1,060,769)	$—	$—	$(90,669)

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company		Predecessor Company
	Year Ended December 31, 2013	Period from April 24, 2012 to December 31, 2012	Period from January 1, 2012 to April 24, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(46,612,047)	$(38,245,864)	$(364,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Registration rights penalty	—	1,674,704	—
Impairment of goodwill and intangible assets	—	1,550,652	3,300,000
Unrealized (gain) loss on contingent consideration payable	—	(129,000)	—
(Gain) loss on settlement of contingent consideration payable	649,688	(1,545,000)	(3,300,000)
Depreciation and amortization expense	7,407,062	2,761,703	6,912
Share-based compensation	9,425,684	26,974,828	—
Share-based payments for consulting services	11,649,693	2,404,992	—
Other	(40,423)	(169,538)	—
Deferred taxes	(697,260)	104,340	—
Changes in operating assets and liabilities:
Accounts receivable	42,311	497,848	—
Deferred offering costs	3,476,427	(3,476,427)	—
Prepaid expense and other current assets	900,373	(1,137,946)	—
Due from related parties	(300,000)	—	—
Security deposit	(62,395)	(363,644)	—
Deposit with clearing organization	—	—	(250,000)
Accounts payable and accrued expenses	303,721	2,816,055	84,590
Due to related parties	(61,873)	(139,810)	—
Other current liabilities	2,288	2,024	—
NET CASH USED IN OPERATING ACTIVITIES	(13,916,751)	(6,420,083)	(523,237)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(738,633)	(89,399)	(241,236)
Aquisition of intangible assets	—	(1,536,544)	—
Cash acquired in acquisitions	—	2,424,347	—
Capital contributions in acquisitions in advance of regulatory approval	—	(2,150,000)	—
Advances to related parties	—	143,802	—
Note and interest receivable from related party – QuantX Management, LLP	—	(5,000,000)	—
Repayment of note from related party – QuantX Management, LLP	2,250,000	2,750,000	—
Repayment of loan – related party	—	(81,700)	—
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,511,367	(3,539,494)	(241,236)

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

	Successor Company		Predecessor Company
	Year Ended December 31, 2013	Period from April 24, 2012 to December 31, 2012	Period from January 1, 2012 to April 24, 2012
CASH FLOWS FROM FINANCING ACTIVITIES
Advance from QuantX Management, LLP	—	44,791	—
Advance from EchoTrade, LLC	—	45,854	—
Proceeds from initial public offering of common stock, net of underwriting discount	26,017,625	—	—
Direct costs of initial public offering	(8,729,737)	—	—
Purchase of treasury stock	(1,029,078)	—	—
Proceeds from sales of common shares, net of offering costs	3,300,000	11,250,000	—
Proceeds from loans from related parties	750,000	—	—
Repayment of loans from related parties	(750,000)	—	—
Due to related parties	—	—	107,766
Owner’s capital contributions	—	—	350,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	19,558,810	11,340,645	457,766
Effect of exchange rate changes on cash	(59,657)	(990)	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,093,769	1,380,078	(306,707)
CASH AND CASH EQUIVALENTS – Beginning	1,380,078	—	428,257
CASH AND CASH EQUIVALENTS – Ending	$8,473,847	$1,380,078	$121,550
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$4,068	$2,810	$—
Income taxes paid	$—	$—	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of contingent consideration on Fundsolve acquisition	$2,210,688	$—	$—
Founders contribution of Liquid Futures, LLC, May 2012	$—	$1,378,708	$—
Issuance of common shares for the contribution of Liquid Trading Institutional LLP, June 2012	$—	$17,000	$—
Capital contribution by Founders	$—	$1,511,969	$—
Issuance of common shares in connection with the acquisition of Liquid Partners LLC, July 2012	$—	$8,755,000	$—
Issuance of common shares in connection with the acquisition of Green Mountain Analytics, LLC, August 2012	$—	$19,973,374	$—
Issuance of common shares in connection with the acquisition of LTI, LLC, September 2012	$—	$5,078,588	$—
Contingent consideration on Fundsolve acquisition	$—	$1,561,000	$—
Founders distribution for Liquid Futures, LLC	$—	$1,425,000	$—
Founders distribution for Liquid Trading Holdings Limited	$—	$589,713	$—
Issuance of common shares for the future contribution of Liquid Prime Services, Inc.	$—	$116,687	$—
Founders distribution for Liquid Prime Services, Inc.	$—	$970,000	$—

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization

Organization

Liquid Holdings Group, Inc. (“LHG,” the “Company” or the “Successor Company”) was originally formed on January 17, 2012 as a Delaware limited liability company under the name Liquid Holdings Group, LLC with the intention of being the holding company to acquire and own a group of companies and ultimately pursue an initial public offering (“IPO”) in the United States. On July 24, 2013, the Company reorganized as a Delaware corporation and changed its name to Liquid Holdings Group, Inc. In connection with this reorganization, all of the outstanding common units of the Company were converted into shares of common stock of Liquid Holdings Group, Inc. at a ratio of 10,606.81 shares of common stock for each common unit. The accompanying financial statements have been revised to reflect the conversion of all common units and per unit amounts as if the conversion had occurred at the beginning of the periods presented. The Company’s Registration Statement, as filed with the Securities and Exchange Commission (“SEC”) on Form S-1, as amended (File No. 333-187859), became effective on July 25, 2013. On July 26, 2013, the Company’s common stock began trading on the NASDAQ Global Market under the ticker symbol “LIQD” in which 3,175,000 shares of its common stock were sold at a public offering price of $9.00 per share. The Company received net proceeds in the IPO of approximately $17.3 million after deducting underwriting discounts and commissions of approximately $2.6 million and offering related expenses of approximately $8.7 million.

The Company is the successor control entity of the Liquid Predecessor Companies (collectively, the “Predecessor Company”), which was not a legal entity, but rather a combination of certain entities and operations formed to continue and expand the Liquid organization in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial services community. The individual entities that comprise the Predecessor Company include:

•	Liquid Prime Holdings, LLC (“LPH”)
•	Liquid Prime Services, Inc. (“LPS”)
•	Liquid Trading Holdings Limited (“Guernsey”)
•	Centurion Capital Group, LLC (“Centurion”)

The Company’s subsidiaries that are included in the consolidation are:

•	Liquid Futures, LLC (“Futures”)
•	Liquid Trading Institutional LLP (“Institutional”)
•	Liquid Partners, LLC formerly known as Centurion Capital Group, LLC and Centurion Trading Partners, LLC (collectively “Centurion”)
•	Fundsolve Ltd. (“Fundsolve”)
•	LHG Technology Services Ltd. (“Technology”)
•	Liquid Prime Holdings, LLC (“LPH”)
•	Liquid Technology Services, LLC (“LTS”) formerly known as Green Mountain Analytics, LLC (“GMA”)
•	LTI, LLC (“LTI”)

The Company commenced operations on April 24, 2012, the date the founders signed a limited liability agreement of the Company and agreed to contribute certain entities owned or controlled by them to the Company.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization  – (continued)

The Company has had significant operating losses during the period from its inception on April 24, 2012, through the year ended December 31, 2013. The Company has managed its liquidity during this time through cost reduction initiatives and capital markets transactions. The Company anticipates that its existing capital resources, including availability under its $3.75 million Revolving Promissory Notes (see Note 16) from Brian Ferdinand, a director and one of the founders of the Company, and Douglas J. Von Allmen, a significant stockholder in the Company ($7.5 million in the aggregate), cash flows from operations, and cost reduction initiatives, will be adequate to satisfy its liquidity requirements through March 2015. If available liquidity is not sufficient to meet the Company’s operating obligations as they come due, management’s plans include pursuing alternative financing arrangements or further reducing expenditures as necessary to meet the Company’s cash requirements throughout March 2015. There is, however, no assurance that, if required, the Company will be able to raise additional capital, obtain additional alternative financing or reduce discretionary spending to provide the required liquidity.

(2) Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets, liabilities, revenues and expenses. These significant estimates and assumptions include estimates of fair value of goodwill and intangibles with indefinite lives for purposes of impairment testing, estimates of useful lives of assets, estimates of impairment of long-lived assets, estimates of fair values of share-based payment arrangements, estimates of valuation allowances related to deferred tax assets, and estimates of contingent liabilities related to business acquisitions. Due to the inherent uncertainty involved with estimates, actual results may differ.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company uses a three-level classification hierarchy of fair value measurements that establishes the quality of inputs used to measure fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of financial instruments is determined using various techniques that involve some level of estimation and judgment, the degree of which is dependent on the price transparency and the complexity of the instruments.

Concentration of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company maintains its cash accounts with high quality financial institutions. Although the Company currently believes that the financial institutions, with which it does business, will be able to fulfill their commitments to it, there is no assurance that those institutions will be able to continue to do so.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

Property and Equipment

Property and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (generally three to seven years). Leasehold improvements are carried at cost and are depreciated over the remaining term of the respective lease to which they relate.

Goodwill and Other Intangible Assets

Goodwill is the excess of the purchase price paid over identified intangible and tangible net assets acquired in a business combination. Intangible assets consist of trademarks, intellectual property, non-compete agreements, client relationships and acquired technology.

The Company uses either the income, cost or market approach to aid in its conclusions of such fair values and asset lives. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually, on July 31, or whenever events or changes in circumstances indicate the fair value of a reporting unit is less than its carrying amount. In evaluating goodwill for impairment, the Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would not be necessary. If however it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not less than its carrying value, the Company will perform a quantitative assessment and compare the fair value of the reporting unit to its carrying value. The quantitative assessment of goodwill impairment is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e., capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged). Other intangible assets with definite lives are amortized over their expected useful lives. Other intangible assets with indefinite lives are assessed at least annually for impairment. In evaluating indefinite-lived intangible assets for impairment, the Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If it is determined through the qualitative assessment that an asset is impaired, then a quantitative impairment test is required to be performed. An impairment loss is calculated as the amount by which the carrying value of the intangible asset exceeds its estimated fair value.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

Business Combinations

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets acquired and liabilities assumed. Both direct (e.g., legal and professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities may include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The consolidated financial statements and results of operations reflect an acquired business from the date of acquisition.

Deferred Offering Costs

Deferred offering costs consist principally of legal and accounting fees incurred through the balance sheet date that were directly related to the Company’s IPO. Upon the successful completion of the IPO, all deferred offering costs were charged to stockholders’ equity.

Revenue Recognition

Software Revenues

The Company derives revenue from providing software as a service for an online trading platform. There is no downloadable software, distribution or technology delivered to customers. Software is provided under a hosting arrangement. Revenue is accounted for as software as a service arrangement since the customer does not have the contractual right to take possession of the software at any time during the hosting period. The Company recognizes revenue for these software subscriptions when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

In addition, on December 1, 2013, the Company started charging customers for market data services. Market data is trade-related data for a financial instrument reported by a trading venue, such as a stock exchange, which allows traders and investors to know the latest price and see historical trends for that financial instrument. The Company is not charging a profit on market data, rather it is passing on the cost it incurs from the market data provider, that it has contracted with to provide such data, to the customer.

Brokerage Revenues

On June 1, 2013, the Company ceased the over-the-counter brokerage operations of LPS and Futures. LPS and Futures will continue to be a component of the Company’s business strategy by facilitating the introduction of client assets to custody banking relationships.

Prior to June 1, 2013, brokerage revenues were derived from LPS and Futures. LPS derived revenue from (1) the mark-up generated by brokers executing fixed income and equity transactions on a riskless principle basis, and (2) commissions generated by brokers executing equity trades on behalf of clients, which were settled with the client’s clearing firm. Futures derived revenue from commissions generated by (1) facilitating over-the-counter agency transactions on behalf of clients and (2) by broker’s executing exchange traded futures and options transactions on behalf of clients.

The Company has received regulatory approval to combine LPS and Futures into a single entity (see Note 16).

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest resulting in a charge to operations over the requisite service period. For awards with graded vesting, the Company recognizes share-based compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.

Income Taxes

The Company is treated as a corporation for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for the difference between the financial statement carrying value and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. A tax position that fails to meet a more-likely-than-not recognition threshold will result in either reduction of current or deferred tax assets and/or recording of current or deferred tax liabilities. Interest and penalties related to income taxes are recorded as income tax expense.

Foreign Currency Translation

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing at the balance sheet date, and revenues and expenses are translated at average rates of exchange during the fiscal year. Gains or losses on translation of the financial statements of a foreign operation, where the functional currency is other than the U.S. dollar, together with the after-tax effect of exchange rate changes on intercompany transactions of a long-term investment nature, are reflected as a component of accumulated other comprehensive loss within stockholders’ equity. Gains or losses on foreign currency transactions are included in other general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Revisions

Effective September 30, 2013, the Company corrected the presentation of certain expenses in its consolidated statements of operations and comprehensive loss. After analyzing costs related to its software services business, it was determined that certain of these costs originally reported in Cost of revenues, should have been reported in other expense line items for the period from April 24, 2012 to December 31, 2012. These revisions were retroactively applied as indicated in the table below:

	Period from April 24, 2012 to December 31, 2012
	As Reported	Adjustments	As Adjusted
Cost of revenues, software services	$690,190	$(301,330)	$388,860
Compensation	28,333,420	(48,000)	28,285,420
Professional fees	1,644,483	6,749	1,651,232
Computer related and software development	71,467	342,581	414,048

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

Effective September 30, 2013, the Company corrected the presentation of certain current assets in its consolidated balance sheets. Formerly, amounts for customer accounts receivable and short-term deposits were recorded in one account, Other receivable. The current classification records amounts for customer accounts receivable to a new account, Accounts receivable, while amounts for short-term deposits are recorded to Prepaid expenses and other current assets. This reclassification was retroactively applied to December 31, 2012 as indicated in the table below:

	December 31, 2012
	As Reported	Adjustments	As Adjusted
Other receivable	$1,637,075	$(1,637,075)	$—
Accounts receivable, net	—	467,507	467,507
Prepaid expenses and other current assets	119,417	1,169,568	1,288,985

Management believes that the current presentation is more transparent for the reader of its financial statements. Management does not believe that these revisions are material to the consolidated financial statements taken as a whole.

Recently Issued Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), which is effective prospectively for public companies for reporting periods beginning after December 15, 2012. This new accounting standard improves the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”) by requiring an entity to report the effect of significant reclassifications out of AOCI on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 requires an entity to present an unrecognized tax benefit and an NOL carryforward, a similar tax loss, or a tax credit carryforward on a net basis as part of a deferred tax asset, unless the unrecognized tax benefit is not available to reduce the deferred tax asset component or would not be utilized for that purpose, in which case a liability would be recognized. ASU 2013-11 will be effective for fiscal periods beginning after December 15, 2013, with early adoption permitted. The Company has evaluated the impact of the adoption of this pronouncement and determined that it will not have a material impact on its consolidated financial statements.

The Company has assessed the potential impact of other recently issued, but not yet effective, accounting standards and determined that the provisions are either not applicable to the Company, or are not anticipated to have a material impact on its consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Fair Value Measurements

Fair Value Hierarchy

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the Company at the measurement date.
•	Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to the Company’s management’s perceived risk of that asset or liability. Moreover, the methods used by management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized below.

Contingent Consideration Payable

The Company’s contingent consideration is classified as a liability, and was initially measured at fair value in accordance with FASB Accounting Standards Codification (“ASC”) Topic 805 — Business Combinations Paragraph 30-25-5. The contingent consideration was remeasured at fair value at the end of each reporting period until the contingency was resolved, which occurred upon the Company’s IPO, with any changes in fair value recognized in earnings. The Company utilized a market approach to determine fair value and relied on Level 3 inputs prior to the IPO. These fair value measurements were, therefore, considered Level 3 measurements. Unobservable inputs, prior to the IPO, consisted of valuations based upon transactions in the Company’s common units, the discount for lack of marketability, the cost of equity and estimates of the probability of an IPO occurring by a certain date. Subsequent to the IPO, the contingent consideration was valued using Level 1 measurements up to the date the liability was settled.

Intangible Assets

Intangible assets and long-lived assets held and used are measured at fair value in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment — Overall, if a step 2 test is required. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach(es) is (are) based on the specific attributes of the long-lived asset. Property, plant, and equipment is typically valued using a cost approach, while intangible assets are usually valued with an income approach. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are, therefore, considered

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Fair Value Measurements  – (continued)

Level 3 measurements. Unobservable inputs usually consist of discount rates, customer attrition rates, growth rates, royalty rates, contributory asset charges and profitability assumptions.

Goodwill

Goodwill is tested annually for impairment each July in accordance with ASC Topic 350 —  Intangibles-Goodwill and Other. Step 1 entails a comparison of the fair value of the recoverable amount of each reporting unit to its carrying amount. An income approach is used to derive the fair value of each reporting unit. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Unobservable inputs include discount rates, growth rates and prospective financial information.

Recurring Fair Value Measurements

The following table presents, for each level within the fair value hierarchy, the Company’s recurring fair value measurements for assets and liabilities:

	December 31, 2012	Fair Value Measurement Using
		Level 1	Level 2	Level 3
Contingent consideration payable	$1,561,000	$—	$—	$1,561,000

The Company had no recurring fair value measurements at December 31, 2013.

Non-Recurring Fair Value Measurements

The following table presents, for each level within the fair value hierarchy, the Company’s non-recurring fair value measurements:

	December 31, 2012	Fair Value Measurement Using
		Level 1	Level 2	Level 3
Other intangible assets	$18,740,125	$—	$—	$18,740,125
Goodwill	13,182,936	—	—	13,182,936
	$31,923,061	$—	$—	$31,923,061

The Company had no non-recurring fair value measurements at December 31, 2013.

Transfers between Level 1 and Level 2

There were no transfers of financial assets or liabilities between Level 1 and Level 2, or between Level 2 and Level 3 during the years ended December 31, 2013 and 2012.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Fair Value Measurements  – (continued)

Reconciliation of Recurring Fair Value Measurements within Level 3

The following table presents a summary of changes in the fair value of the Company’s Level 3 liabilities:

	Contingent Consideration Payable
	December 31, 2013	December 31, 2012
Opening Balance	$1,561,000	$—
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period included in earnings:
Realized (gains) losses	649,688	(1,545,000)
Unrealized (gains) losses	—	(129,000)
Purchases, issues, sales and settlements:
Purchases	—	—
Issues	—	11,990,000
Sales	—	—
Settlements	(2,210,688)	(8,755,000)
Closing balance	$—	$1,561,000
Change in unrealized gains and losses for the period included in earnings at period end	$—
Financial Assets and Financial Liabilities not Measured at Fair Value

The following table summarizes the carrying amount and estimated fair value of the Company’s financial assets that are not measured at fair value either on a recurring or nonrecurring basis:

	Carrying Amount	Estimated Fair Value
December 31, 2013		Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$8,473,847	$8,473,847	$—	$—	$8,473,847

	Carrying Amount	Estimated Fair Value
December 31, 2012		Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$1,380,078	$1,380,078	$—	$—	$1,380,078
Note receivable from related party	$2,250,000	$—	$—	$2,255,000	$2,255,000

The following is a description of the principal valuation methods used by the Company for those financial assets that are not measured at fair value either on a recurring or non-recurring basis:

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents approximates fair value.

Note Receivable from Related Party

In estimating the fair value of the note receivable from a related party, the Company used a discounted cash flow model. Fair value is estimated by discounting the anticipated cash flows from the loans, assuming future prepayments and using market interest rates for new loans with comparable credit risk.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Property and Equipment

The following is a summary of property and equipment:

	December 31, 2013	December 31, 2012
Computer equipment and software	$255,814	$11,198
Furniture and fixtures	229,618	276,416
Leasehold improvements	662,638	121,823
	1,148,070	409,437
Less: accumulated depreciation and amortization	(280,312)	(84,152)
Total	$867,758	$325,285

Depreciation expense was $205,171 for the year ended December 31, 2013 and $19,185 for the period from April 24, 2012 to December 31, 2012. Depreciation expense of the Predecessor Company was $6,912 for the period from January 1, 2012 to April 24, 2012.

(5) Goodwill and Other Intangible Assets

Acquired Intangible Assets

		December 31, 2013			December 31, 2012
	Amortization period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable Intangible Assets:
Software and trading platform	3 years	$19,374,098	$(8,735,318)	$10,638,780	$19,374,098	$(2,244,378)	$17,129,720
Customer relationships(1)	3 years	1,261,000	(595,472)	665,528	1,261,000	(175,140)	1,085,860
Non-compete agreements(1)	Life of agreement, 24 months	646,000	(646,000)	—	646,000	(323,000)	323,000
Total		$21,281,098	$(9,976,790)	$11,304,308	$21,281,098	$(2,742,518)	$18,538,580
Indefinite-Lived Intangible Assets:
Broker licenses	N/A	$163,000	$—	$163,000	$163,000	$—	$163,000
Patents pending	N/A	36,545	—	36,545	36,545	—	36,545
Trade names	N/A	2,000	—	2,000	2,000	—	2,000
Total		$201,545	$—	$201,545	$201,545	$—	$201,545

(1)	Gross and net carrying amounts were reduced by $86,000 in total due to impairment during the period from April 24, 2012 to December 31, 2012.

Total amortization expense for intangible assets was $7,201,891 for the year ended December 31, 2013 and $2,742,518 for the period from April 24, 2012 to December 31, 2012. As of December 31, 2013, the future estimated amortization expense related to amortizable intangible assets is expected to be as follows:

2014	6,866,252
2015	4,438,056
$11,304,308

There was no amortization expense of the Predecessor Company for the period from January 1, 2012 to April 24, 2012.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Goodwill and Other Intangible Assets  – (continued)

Goodwill

The Company performed its annual goodwill impairment test in July 2013. The Company performed a qualitative assessment of each reporting unit and determined that is was not more-likely-than-not that the fair value of each reporting unit was less than its carrying amount. As a result, the two-step goodwill impairment test was not required.

During the period from April 24, 2012 to December 31, 2012, the Company determined that it was necessary to evaluate the goodwill and related identifiable intangible assets of Partners, acquired on May 12, 2012, for impairment as a result of the decrease in the contingent consideration payable. The Company performed an analysis to determine the fair value of Partners in July 2012 and concluded that the carrying amount of goodwill exceeded its fair value and recognized an impairment charge of $1,464,652 in the consolidated statements of operations and comprehensive loss.

The changes in the carrying amount of goodwill for the year ended December 31, 2013 and the period ended December 31, 2012 are as follows:

	2013	2012
Balances as of January 1:
Gross goodwill	$14,647,588	$—
Accumulated impairment losses	(1,464,652)	—
Net goodwill as of January 1	13,182,936	—
Goodwill acquired during the year	—	14,647,588
Impairment loss	—	(1,464,652)
Balances as of December 31:
Gross goodwill	14,647,588	14,647,588
Accumulated impairment losses	(1,464,652)	(1,464,652)
Net goodwill as of December 31	$13,182,936	$13,182,936

(6) Certain Relationships and Related Party Transactions

Amounts recognized from transactions with related parties in the accompanying consolidated balance sheets are as follows:

	December 31, 2013	December 31, 2012
Assets:
Note receivable from QuantX Management, LLP	$—	$2,250,000
Due from QuantX Management, LLP	$243,030	$243,030
Due from Ferdinand Capital	116,000	116,000
Due from shareholder	300,000	—
Total due from related parties	$659,030	$359,030
Liabilities:
Due to related parties	$—	$61,873
Total due to related parties	$—	$61,873
Note Receivable from QuantX Management, LLP

In June 2012, the Company entered into a demand promissory note with Liquid Trading Int’l LLP, which changed its name to QuantX Management, LLP (“QuantX”) effective January 22, 2013. The note, in the principal amount of $5,000,000, was payable upon demand, but in no event no later than May 15, 2013. The

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Certain Relationships and Related Party Transactions  – (continued)

note bore interest at a rate of 3% per annum which was payable upon demand. At December 31, 2013 and 2012, there was no accrued interest receivable included in Prepaid expenses and other current assets in the accompanying consolidated balance sheets. QuantX repaid an aggregate of $2,750,000 of principal during the period from April 24, 2012 to December 31, 2012, with the remaining principal balance of $2,250,000 repaid during the first quarter of 2013. Total interest received over the life of the loan was $74,416. QuantX is a multi-strategy principal-only trading firm with which the founders of the Company are affiliated.

Due from QuantX Management, LLP

During 2012, the Company provided payments to GMA on behalf of QuantX in relation to the development of LiquidView, a software tool which forms a component of the Company’s accounting technology platform. In addition, Partners received payments from QuantX to facilitate the payment of operating expenses. LTI also advanced funds to QuantX for various expenses prior to being acquired by the Company. These payments netted to a total of $243,030, and are included in Due from related parties in the accompanying consolidated balance sheets at December 31, 2013 and 2012.

On March 15, 2014, the Company executed a three-year term note with QuantX Management, LLP in the principal amount of $243,030. The note bears interest at the rate of 4% per annum, with monthly payments of principal and interest totaling $7,175. The note shall be payable in full on March 15, 2017.

Due from Ferdinand Capital

LTI advanced $116,000 to Ferdinand Capital during 2011. This amount is included in Due from related parties in the accompanying consolidated balance sheets at December 31, 2013 and 2012. Ferdinand Capital is an entity owned by one of the founders of the Company.

On March 15, 2014, the Company executed a one-year term note with Ferdinand Capital in the principal amount of $116,000. The note bears interest at the rate of 4% per annum, with monthly payments of principal and interest totaling $9,877. The note shall be payable in full on March 15, 2015.

Due from Stockholder

A security deposit for office space that was leased by one of the entities acquired by the Company was inadvertently refunded to a stockholder of the Company who was also a principal of the acquired entity. The security deposit should have been refunded to the Company and, as such, a receivable has been recorded from the stockholder.

On March 15, 2014, the Company executed a five-year term note with the stockholder in the principal amount of $300,000. The note bears interest at the rate of 3% per annum, with monthly payments of principal and interest totaling $5,390. The note shall be payable in full on March 15, 2019.

Due to Related Parties

Partners and LHG incurred expenses that were paid by entities owned by one of the founders. These payments, net of any amounts repaid by the Company, totaled $0 and $61,873 at December 31, 2013 and 2012, respectively, and are included in Due to related parties in the accompanying consolidated balance sheets.

Loans Payable to Founders

On June 13, 2013, Richard Schaeffer, one of the founders and a former member of the Company’s Board of Directors, loaned the Company $250,000 to be payable in full on December 13, 2013. The loan bore interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or December 13, 2013. The proceeds of the loan were used for general working capital requirements of the Company. On August 1, 2013, the Company repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $1,370.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Certain Relationships and Related Party Transactions  – (continued)

On July 1, 2013, Ferdinand Holdings, LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member, loaned the Company $250,000 to be payable in full on December 31, 2013. The loan bore interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or December 31, 2013. The proceeds of the loan were used for general working capital requirements of the Company. On August 1, 2013, the Company repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $877.

Other Related Party Relationships

Certain officers and directors of the Company were also officers and directors of certain entities acquired by the Company or entities with which the Company has business relationships.

On July 11, 2013, Thomas Ross, a member of the Company’s Board of Directors, loaned the Company $250,000 to be payable in full on January 10, 2014. The loan bore interest on the unpaid principal balance at a rate of 4% per annum until the earlier of payment in full or January 10, 2014. The proceeds of the loan were used for general working capital requirements of the Company. On August 1, 2013, the Company repaid the principal balance of the loan in full. The amount of interest paid on the loan totaled $603.

On October 1, 2013, the Company entered into a four-month sublease agreement for office space in Hoboken, New Jersey which was subsequently converted to a five-year lease agreement, effective February 1, 2014. The sublease and lease agreements were entered into with an entity that the Company’s Chief Executive Officer and General Counsel have an interest in, and are members of that entity’s board of directors (see Note 7).

(7) Commitments and Contingencies

Legal Matters

The Company may periodically be involved in litigation and various legal matters, including proceedings relating to regulatory matters. Such matters are subject to many uncertainties and outcomes that are not predictable.

In November 2012, a former employee of the Company filed a complaint in the United States District Court for the Southern District of New York against the Company, Richard Schaeffer (a founder of the Company), Brian Ferdinand (a founder of the Company) and entities controlled by Mr. Schaeffer. Among other claims, the complaint alleged breach of contract, breach of fiduciary duty and workplace violations. On April 30, 2013, a Settlement Agreement and Release (the “Settlement Agreement”) was executed among all parties. The Settlement Agreement called for consideration in the amount of $1 million to be paid as follows: $250,000 at the time of execution of the Settlement Agreement and the remaining $750,000 paid within 90 days from said execution. On April 30, 2013, the Company paid $250,000, its apportionment of the settlement amount. On July 26, 2013, Mr. Schaeffer paid the remaining $750,000 in accordance with the Settlement Agreement.

The Company is a defendant in an action filed on July 23, 2013 in the Supreme Court of The State of New York by two individuals (the “OTC Parties”) who were involved in the establishment and operation of the over-the-counter brokerage operations of LPS and Futures, which ceased operating on June 1, 2013. Also named as defendants are one of the Company’s subsidiaries, LPH, and the Company’s Vice Chairman and Head of Corporate Strategy, Brian Ferdinand (together with the Company and LPH, the “Liquid Defendants”). The complaint alleges fraudulent inducement, breach of contract and unjust enrichment and seeks specified damages of up to $3 million and other compensatory and punitive damages in an amount to be determined at trial, as well as such other further relief as the court deems just, proper and equitable under the circumstances. On September 13, 2013, the Liquid Defendants filed a motion to dismiss the complaint against all of the defendants on a number of grounds. Oral argument on the motion is scheduled for March 2014. On October 3, 2013, the Company filed suit against the OTC Parties on the grounds that that their use of the

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Commitments and Contingencies  – (continued)

name “LPS Partners Inc.” for their new company is improper and will confuse LPS’s customers. The OTC Parties have answered the complaint and denied the allegations.

The Company believes that the claims alleged by the OTC Parties are without merit, and intends to defend any such claims vigorously. At this point, the Company is unable to develop a meaningful estimate of reasonably possible loss in connection with these claims due to a number of factors, including (i) the early stage of the matter, (ii) the uncertainty as to the outcome of the pending motion to dismiss, and (iii) the presence of significant factual issues that would need to be resolved. Legal proceedings are inherently uncertain, and we cannot assure you that an adverse decision in this dispute would not have a material adverse effect on the Company’s business, financial condition, liquidity or results of operations. Furthermore, the Company does not expect its directors’ and officers’ insurance carrier to compensate the Company for losses relating to this dispute.

The Company is not currently subject to any other pending or, to its knowledge, threatened legal proceedings that it expects could have a material impact on its consolidated financial statements.

Lease Commitments

The Company has entered into lease and sublease agreements with third parties for certain offices and equipment, which expire at various dates through December 2023. Rent expense of the Successor Company for the year ended December 31, 2013 and period from April 24, 2012 to December 31, 2012 was $1,211,693 and $629,400, respectively. Rent expense of the Predecessor Company for the period from January 1, 2012 to April 24, 2012 was $153,081. These amounts are recorded as Rent in the accompanying consolidated statements of operations.

The Company recognizes rent expense for escalation clauses, rent holidays, leasehold improvement incentives and other concessions using the straight-line method over the minimum lease term.

At December 31, 2013, minimum future rental commitments under non-cancellable operating leases are as follows:

Year Ending December 31,
2014	$1,141,353
2015	1,152,144
2016	1,186,939
2017	1,222,782
2018	1,263,047
Thereafter	6,090,443
Total	$12,056,708

On August 12, 2013, the Company, entered into a lease agreement (the “Lease”), effective December 6, 2013, for approximately 13,200 rentable square feet of office space located in New York. The Company is using a portion of the leased premises as its new corporate headquarters (the “HQ Space”), replacing the Company’s existing headquarters in the same building, and the remainder (the “BD/IB Space”) as offices for Prime and Futures, the Company’s broker dealer and introducing broker subsidiaries, respectively. The initial base rent under the Lease will be $85,364 per month, increasing at 3% per annum. In addition to the base rent, the Company will be responsible for certain costs and charges identified in the Lease, including certain utility expenses, real estate taxes, insurance and operating costs. The term of the Lease for the HQ Space and the BD/IB Space will end ten and six years after the effective date of the Lease, respectively.

On October 1, 2013, the Company entered into a four-month sublease agreement (the “Sublease”) at a monthly rate of $23,247 for approximately 7,200 square feet of office space in Hoboken, New Jersey to be used for certain back-office operations. The Sublease included a transfer to the Company of the existing

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Commitments and Contingencies  – (continued)

equipment located in the space and an agreement to allow the sublessor to use a portion of the space not being used by the Company for up to nine months. The Sublease was entered into with an entity that the Company’s Chief Executive Officer and General Counsel have an interest in, and are members of that entity’s board of directors. In March 2014, the Company entered into a new, five-year lease (the “Hoboken Lease”) for the same space with an effective commencement date of February 1, 2014. The initial base rent under the Hoboken Lease will be $23,550 per month increasing to $24,153 per month on August 1, 2016. In addition to the base rent, the Company will be responsible for certain costs and charges identified in the Hoboken Lease, including certain utility expenses, real estate taxes, insurance and operating costs. As long the Company has no instances of default under the terms of the Hoboken Lease, the base rent will be waived for the period from February 1, 2014 to June 30, 2014. The future minimum rental commitments under the Hoboken Lease are not included in the above table as the lease had not commenced as of December 31, 2013.

(8) Share-Based Compensation

On April 5, 2013, the Company’s Board of Directors approved the 2012 Amended and Restated Stock Incentive Plan (“2012 Amended Incentive Plan”). Subject to adjustment for certain dilutive or related events, the maximum number of shares that may be issued under this amended plan shall not exceed the number of shares equal to 15% of the total number of common shares of the Company outstanding as of April 5, 2013.

The Company currently intends to use authorized and unissued shares to satisfy share award exercises.

At December 31, 2013, there were 1,078,667 additional shares available for the Company to grant under the 2012 Amended Incentive Plan.

Restricted Stock Units

The Company recognizes compensation expense on restricted stock units (“RSUs”) based on the grant date fair value per share over the applicable vesting period. The Company determines the fair value of RSUs granted based on the closing market price of the shares underlying the awards on the grant date. Prior to the Company’s IPO, fair value was determined with consideration given to valuation analyses performed by an unrelated third party valuation specialist retrospectively, utilizing a market approach based on third party purchases of the Company’s shares.

The following table summarizes the activity of non-vested RSUs granted under the 2012 Amended Incentive Plan:

	Year Ended December 31, 2013		Period from April 24, 2012 to December 31, 2012
Non-vested shares	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Balance at beginning of period	760,033	$7.54	—	$—
Granted	1,077,560	7.82	760,033	7.54
Vested	(605,839)	7.57	—	—
Forfeited	—	—	—	—
Balance at end of period	1,231,754	$7.77	760,033	$7.54

At December 31, 2013, there was $7,288,219 of total unrecognized compensation costs related to non-vested RSUs granted under the 2012 Amended Incentive Plan. This cost is expected to be recognized during 2014 through 2016. The total fair value of shares vested during the year ended December 31, 2013 was $4,584,314.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Share-Based Compensation  – (continued)

Non-Qualified Stock Options

The Company recognizes compensation expense on non-qualified stock options (“NQSOs”) based on the grant date fair value per share over the applicable vesting period. The Company determines the fair value of NQSOs granted using the Black-Scholes valuation model measured at the grant date.

The Black-Scholes fair value of each NQSO grant was calculated using the following assumptions:

Dividend yield	0%
Expected volatility	50%
Risk-free interest rate	1.7%
Expected term (years)	6.0

The following table summarizes the activity of NQSOs granted under the 2012 Amended Incentive Plan:

	Year Ended December 31, 2013
	Shares	Weighted Average Exercise Price
Balance at beginning of period	—	$—
Granted	420,505	9.00
Exercised	—	—
Forfeited	—	—
Balance at end of period	420,505	$9.00
Exercisable at end of period	12,798	$9.00
Remaining weighted average contractual life of exercisable options (years)		9.6
Aggregate intrinsic value		$—

At December 31, 2013, there was $1,425,110 of total unrecognized compensation costs related to NQSOs granted under the 2012 Amended Incentive Plan. This cost is expected to be recognized during 2014 through 2016. The total fair value of shares vested during the year ended December 31, 2013 was $56,094.

(9) Registration Rights Penalty

On July 21, 2012, HA Investment, an entity controlled by Douglas J. Von Allmen, executed a subscription agreement in the amount of $12,500,000 in exchange for 1,239,986 common shares equal to 7.14% of the aggregate issued and outstanding common shares of the Company at such date. HA Investment wired the funds to the Company on April 24, 2012 (the “Wire Date”). The Company paid a finder’s fee associated with this capital contribution of 10% or $1,250,000, which was recorded as a reduction in capital contributed.

Pursuant to the agreement, in the event that an IPO of the Company’s shares had not been consummated prior to October 24, 2012, (the 6-month anniversary of the Wire Date), HA Investment was entitled to additional shares equal to 8.06%, 8.23% and 8.33% of the aggregate issued and outstanding common shares of the Company on October 24, November 24 and December 24, 2012, respectively. As a result of the IPO not occurring prior to December 24, 2012, the Company reflected the issuance of 242,020 additional common shares valued at $1,674,704 in the accompanying consolidated statements of stockholders’ equity at December 31, 2012 and a related charge to registration rights penalty in the accompanying consolidated statements of operations and comprehensive income (loss) for the period from April 24, 2012 to December 31, 2012.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Gain (Loss) on Settlement of Contingent Consideration Payable

In connection with the July 2012 acquisition of Fundsolve, the sellers of Fundsolve were to receive an aggregate of 1% of the issued equity capital of the Company upon (i) the IPO or admission to trading on any stock exchange of the Company or (ii) January 1, 2014. The Company recorded a contingent consideration payable in the amount of $1,690,000 representing the fair value of Fundsolve’s assets and liabilities on the acquisition date. At December 31, 2012, the contingent consideration payable was remeasured and, as a result, the Company recorded an unrealized gain of $129,000 in the accompanying consolidated statements of operations and comprehensive loss for the period from April 24, 2012 to December 31, 2012. Upon the IPO, the Company issued 245,632 common shares, valued at $2,210,688, to the sellers of Fundsolve as satisfaction of the contingent consideration payable and, as a result, recorded a realized loss of $649,688 in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2013.

Upon the acquisition of Liquid Partners, LLC, the Company recorded an obligation to the former members of Centurion in the amount of $8,331,000 for the future obligation payable upon IPO and $1,969,000 of contingent common shares payable, resulting in an aggregate liability of $10,300,000. On July 21, 2012, the acquisition agreement was amended to accelerate the share issuance contemplated in the original agreement. As a result, the Company issued 951,432 shares of common stock, equivalent to 7.60% of its aggregate issued and outstanding common stock at such date, to the selling members of Centurion for the purchase price and eliminated all prior purchase price measurements and the contingent consideration. The Company determined the fair value of the 951,432 common shares issued to be $8,775,000. As a result of this amendment, the Company eliminated the prior liabilities due to the selling members and recorded a gain on settlement of the contingent consideration payable of $1,545,000 in the accompanying consolidated statements of operations during the period from April 24, 2012 through December 31, 2012.

(11) Income Taxes

The Company is subject to federal, New York State, New York City and other state tax jurisdictions. The Company’s initial corporate tax returns will be filed for the year ended December 31, 2013.

As discussed in Note 1, on July 24, 2013 the Company reorganized as a Delaware corporation from a limited liability company in connection with its IPO. The change in tax status required the Company to revalue its deferred tax assets and liabilities at current corporate federal and state income tax rates. Prior to July 24, 2013, the Company, as a limited liability company, was treated as a partnership for federal and state income tax purposes. Accordingly, no provision had been made for Federal and state income taxes during this period, since all items of income or loss were required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company was, however, subject to the New York City Unincorporated Business Tax of 4%.

The loss before income taxes is as follows:

	Year Ended December 31, 2013	Period from April 12, 2012 to December 31, 2012
Loss before income taxes	$(47,309,307)	$(38,350,204)

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Income Taxes  – (continued)

The provision for current and deferred income taxes consists of the following:

	Year Ended December 31, 2013	Period from April 12, 2012 to December 31, 2012
Income tax provision:
Current:
U.S. federal	$—	$—
U.S. state and local	—	—
Total current income taxes	—	—
Deferred:
U.S. federal	(555,317)	—
U.S. state and local	(141,943)	(104,340)
Total deferred income taxes	(697,260)	(104,340)
Total provision for income taxes	$(697,260)	$(104,340)

A reconciliation of the statutory U.S. federal tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31, 2013	Period from April 12, 2012 to December 31, 2012
Statutory U.S. federal tax rate	35.00%	35.00%
Change in tax status	-26.29%	-35.00%
State and local taxes, net of U.S. federal tax effect	0.20%	4.00%
Permanent differences	-0.40%	-3.06%
Valuation allowance	-7.03%	-0.70%
Other, net	-0.01%	0.03%
Effective tax rate	1.47%	0.27%

The effects of temporary differences that gave rise to the Company’s deferred tax assets and liabilities were as follows:

	December 31, 2013	December 31, 2012
Current deferred tax assets:
Property and equipment	$87,970	$—
Share-based compensation	1,315,836	—
Deferred compensation	335,562	—
Deferred rent	9,040	—
Net operating loss carryforwards	1,057,135	267,000
Total current deferred tax assets	2,805,543	267,000
Less: Valuation allowance	(2,489)	(267,000)
Net current deferred tax assets	2,803,054	—
Current deferred tax liabilities:
Intangible amortization	(2,803,054)	(268,160)
Net current deferred tax liabilities	(2,803,054)	(268,160)
Net current deferred tax assets (liabilities)	$—	$(268,160)

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Income Taxes  – (continued)

	December 31, 2013	December 31, 2012
Non-current deferred tax assets:
Property and equipment	$16,224	$—
Share-based compensation	875,891	—
Net operating loss carryforwards	4,514,400	—
Total non-current deferred tax assets	5,406,515	—
Less: Valuation allowance	(3,589,656)	—
Net non-current deferred tax assets	1,816,859	—
Non-current deferred tax liabilities:
Intangible amortization	(1,816,859)	(420,323)
Property and equipment	—	(8,777)
Net non-current deferred tax liabilities	(1,816,859)	(429,100)
Net non-current deferred tax assets (liabilities)	$—	$(429,100)

The Company analyzed the recoverability of recorded deferred tax assets and established a valuation allowance of approximately $3.6 million. This represents a change in the valuation allowance of approximately $3.3 million.

As of December 31, 2013, the Company has a federal net operating loss carryover (“NOL”) of approximately $12.6 million. This NOL will expire in 2033.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

Management believes there are no tax positions requiring recognition or disclosure under ASC Topic 740-10 — Accounting for Uncertainty in Income Taxes.

The Company’s policy for recording interest and penalties associated with audits is to record such expenses as a component of income tax expense. There were no amounts accrued for interest or penalties for the year ended December 31, 2013 and the period from April 12, 2012 to December 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(12) Computation of Loss per Share

Basic loss per share (“LPS”) is computed by dividing net loss by the weighted average number of shares outstanding during the period. Diluted LPS is computed using the same method as basic LPS, however, the computation reflects the potential dilution that would occur if outstanding in-the-money share awards were exercised and converted into common shares.

	Year Ended December 31, 2013	Period from April 24, 2012 to December 31, 2013
Net loss	$(46,612,047)	$(38,245,864)
Loss applicable to common shares	$(46,612,047)	$(38,245,864)
Weighted average common shares outstanding	22,230,943	15,517,444
Basic and diluted loss per common share	$(2.10)	$(2.46)

The calculation of diluted LPS excludes the effect of RSUs and NQSOs because they were determined to be anti-dilutive and, therefore, diluted LPS is the same as basic LPS.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Stockholders’ Equity

Expenses Paid by Founders and Employees

On January 9, 2013, one of the founders of the Company sold 43,577 common shares to a strategic partner of the Company for a purchase price of $300,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $338,102.

On January 15, 2013, one of the founders of the Company sold 90,786 common shares to a member of the Company’s Board of Directors for a purchase price of $375,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $702,622.

On February 28, 2013, two of the founders of the Company sold 18,193 common shares to a consultant for a purchase price of $100,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $140,250.

On March 12, 2013, two of the founders of the Company sold 46,096 common shares to a consultant for a purchase price of $250,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $350,626.

On May 1, 2013, the founders of the Company transferred 541,901 common shares to David Solimine and Orca Trading LLC as consideration for his previous commitment to the development and growth of the Company. The Company estimated the fair value of the common shares transferred utilizing the market approach, which amounted to $3,973,750.

On May 10, 2013, a founder of the Company transferred 191,616 common shares to another founder of the Company for no monetary consideration. The Company estimated the fair value of the common shares transferred utilizing the market approach, which amounted to $1,445,000.

On May 13, 2013, a founder of the Company sold 61,317 common shares to a consultant for a purchase price of $400,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $462,400.

On May 14, 2013, a founder of the Company sold 766,466 common shares to Brian Storms, the Company’s CEO, for a purchase price of $5,000,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $5,780,000.

On May 14, 2013, a founder of the Company sold 47,904 common shares to a member of the Company’s Board of Directors for a purchase price of $312,500. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $361,250.

On May 14, 2013, a founder of the Company, Mr. Storms and three employees transferred 104,431 common shares to D&L Partners for no monetary consideration. The Company estimated the fair value of the common shares transferred utilizing the market approach, which amounted to $787,525.

On May 14, 2013, a founder of the Company sold 70,898 common shares to a consultant for a purchase price of $500,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $534,650.

On May 15, 2013, a founder of the Company sold 191,616 common shares to D&L Partners for a purchase price of $1,350,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $1,445,000.

On May 16, 2013, a founder of the Company sold 15,329 common shares to a consultant for a purchase price of $100,000. The Company estimated the fair value of the common shares sold utilizing the market approach, which amounted to $115,600.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Stockholders’ Equity  – (continued)

On May 29, 2013, two of the founders of the Company transferred 95,808 common shares to a consultant for no monetary consideration. The Company estimated the fair value of the common shares transferred utilizing the market approach, which amounted to $722,500.

On June 20, 2013, a founder of the Company transferred 191,558 common shares to another founder of the Company for no monetary consideration. The Company estimated the fair value of the common shares transferred utilizing the market approach, which amounted to $1,445,000.

On June 24, 2013, two of the founders of the Company transferred 67,035 shares to a consultant for no monetary consideration. The Company estimated the fair value of the common shares transferred utilizing the market approach, which amounted to $505,750.

As a result of these below market sales, the Company recorded share-based compensation expense of approximately $10.4 million during the year ended December 31, 2013, representing the difference between the aggregate fair value and the purchase price.

The foregoing transactions were accounted for in accordance with ASC Paragraph 225-10-S99-4, Presentation, Income Statement — Accounting for Expenses or Liabilities Paid by Principal Stockholder(s) and ASC Paragraph 718-10-15-4, Compensation — Stock Compensation. This guidance provides that share-based payments awarded to an employee of the reporting entity by a related party or other holder of an economic interest in the entity as compensation for services provided to the entity are share-based payment transactions unless the transfer is clearly for a purpose other than compensation for services to the reporting entity. The substance of such a transaction is that the economic interest holder makes a capital contribution to the reporting entity, and the reporting entity makes a share-based payment to its employee in exchange for services rendered. As such, the value of the shares transferred by the founders and employees were reflected as an expense in the Company’s consolidated statements of operations and comprehensive loss with a corresponding credit to contributed capital.

Private Placements

During the year ended December 31, 2013, the Company executed subscription agreements with private investors in the aggregate amount of $3,300,000 in exchange for 394,098 common shares of the Company. The capital raised is being used for operations and to fund the Company’s working capital.

On April 5, 2013, the Company issued to D&L Partners, LP (“D&L Partners”), an entity controlled by Douglas Von Allen, an additional 720,498 common shares of the Company in consideration of D&L Partners’ continued financial support and commitment to the development and growth of the Company. The Company estimated the fair value of the common shares issued utilizing the market approach, which amounted to approximately $5.3 million. The Company recorded a share-based payment charge of approximately $5.3 million during the year ended December 31, 2013 as a result of this transaction.

(14) Net Capital Requirement

Effective March 26, 2013, Futures changed its regulatory status from a non-clearing FCM to an introducing broker. This status change reduced the regulatory capital that Futures is required to maintain from $1,000,000 to $45,000.

Institutional must maintain regulatory net capital of at least €50,000 in accordance with Financial Conduct Authority regulations.

LPS is required to maintain a net capital of at least $100,000.

In the aggregate, the Company was required to maintain at least approximately $214,000 in net capital across all jurisdictions. Dividends or withdrawals of capital cannot be made if capital is needed to comply with regulatory minimum capital requirements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Net Capital Requirement  – (continued)

Net capital balances and the amounts in excess of required net capital at December 31, 2013 and 2012 are as follows:

	December 31, 2013		December 31, 2012
	Net Capital	Excess Net Capital	Net Capital	Excess Net Capital
Futures	$84,771	$39,771	$1,139,663	$139,663
Institutional	$204,451	$135,621	$200,297	$134,222
Prime	$291,791	$191,791	$798,941	$698,941

(15) Supplementary Financial Information (Unaudited)

Effective September 30, 2013, the Company corrected the presentation of certain expenses in its consolidated statements of operations. After analyzing costs related to its software services business, it was determined that certain of these costs originally reported in Cost of revenues, should have been reported in other expense line items.

These revisions were retroactively applied to the periods presented in the table below, which shows the individual line items as originally reported, the adjustments that were made, and their revised amounts:

	Year Ended December 31, 2013
	First Quarter (as reported)	Adjustments	First Quarter (as adjusted)	Second Quarter (as reported)	Adjustments	Second Quarter (as adjusted)	Third Quarter	Fourth Quarter
Cost of revenues, software services	577,160	(293,120)	284,040	648,307	(336,771)	311,536	398,121	459,104
Compensation	2,087,456	(34,000)	2,053,456	6,851,735	(42,000)	6,809,735	6,065,772	3,956,455
Consulting fees	324,732	(503)	324,229	11,630,299	6,556	11,636,855	221,333	544,695
Computer related and software development	108,029	327,623	435,652	223,293	372,215	595,508	608,175	833,204

	Period from April 24, 2012 to December 31, 2012
	First Quarter	Second Quarter	Third Quarter (as reported)	Adjustments	Third Quarter (as adjusted)	Fourth Quarter (as reported)	Adjustments	Fourth Quarter (as adjusted)
Cost of revenues, software services	—	—	190,476	(75,182)	115,294	499,714	(226,148)	273,566
Compensation	—	8,262,374	352,665	(24,000)	328,665	19,718,381	(24,000)	19,694,381
Professional fees	—	1,127,876	218,185	—	218,185	298,422	6,749	305,171
Computer related and software development	—	47,914	25,408	99,182	124,590	(1,855)	243,399	241,544

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Supplementary Financial Information (Unaudited)  – (continued)

The following table sets forth certain unaudited financial data for the Company’s quarterly operations in 2013 and 2012. The following information has been prepared on the same basis as the annual information presented elsewhere in this report and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarterly periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	Year Ended December 31, 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Total revenues	$1,762,464	$1,393,954	$732,388	$909,491	$4,798,297
Cost of revenues	1,031,287	812,481	398,121	459,104	2,700,993
Gross profit	731,177	581,473	334,267	450,387	2,097,304
Total operating expenses	5,887,725	22,350,995	10,794,878	9,783,825	48,817,423
Loss from operations	(5,156,548)	(21,769,522)	(10,460,611)	(9,333,438)	(46,720,119)
Total non-operating income (expense)	(24,742)	(9,898)	(478,650)	(75,898)	(589,188)
Loss before income taxes	(5,181,290)	(21,779,420)	(10,939,261)	(9,409,336)	(47,309,307)
Income tax expense (benefit)	(71,975)	(112,231)	1,309,903	(1,822,957)	(697,260)
Net loss	$(5,109,315)	$(21,667,189)	$(12,249,164)	$(7,586,379)	$(46,612,047)
Basic and diluted loss per share(1)	$(0.26)	$(1.04)	$(0.52)	$(0.31)	$(2.10)

	Period from April 24, 2012 to December 31, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Total revenues	$—	$163,551	$675,946	$1,488,285	$2,327,782
Cost of revenues	—	82,887	267,283	856,249	1,206,419
Gross profit	—	80,664	408,663	632,036	1,121,363
Total operating expenses	—	12,786,951	3,537,042	22,840,211	39,164,204
Loss from operations	—	(12,706,287)	(3,128,379)	(22,208,175)	(38,042,841)
Total non-operating income (expense)	—	10,719	1,497,203	(1,815,285)	(307,363)
Loss before income taxes	—	(12,695,568)	(1,631,176)	(24,023,460)	(38,350,204)
Income tax expense (benefit)	—	(34,278)	(4,404)	(65,658)	(104,340)
Net loss	$—	$(12,661,290)	$(1,626,772)	$(23,957,802)	$(38,245,864)
Basic and diluted loss per share(1)		$(1.01)	$(0.11)	$(1.32)	$(2.46)

(1)	Basic and diluted loss per share are computed independently for each of the quarters presented, therefore, the sum of quarterly basic and diluted loss per share information may not equal annual basic and diluted loss per share.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Subsequent Events

The Company has evaluated subsequent events through the date the consolidated financial statements were issued and has determined that there are no subsequent events that require disclosure except for the following and those that have been disclosed elsewhere in these notes to the consolidated financial statements:

Merger of Liquid Prime Services, Inc. and Liquid Futures, LLC

On February 6, 2014, LPS and Futures entered into an Agreement and Plan of Merger to consolidate LPS and Futures into a single entity, with LPS remaining as the surviving entity. Regulatory approval was approved and the merger was effective February 12, 2014. This consolidation will enable LPS and Futures to streamline their regulatory costs and consolidate their net capital, permit its customers to sign a single account agreement to conduct both futures and securities trading and permit the consolidated entity to enter into a single clearing agreement to facilitate both futures and securities trades.

Revolving Promissory Notes

On February 26, 2014, the Company executed a Revolving Promissory Note with each of its two largest stockholders, Brian Ferdinand and Douglas J. Von Allmen (each, a “Note” and, collectively, the “Notes”). Under each Note, the Company is able to borrow, and the lender has committed to lend, up to a principal amount of $3,750,000 on a revolving basis ($7,500,000 in the aggregate under the Notes), with interest payable quarterly on any amounts borrowed at a rate of 4% per annum. Any amounts borrowed under the Notes are repayable at maturity on April 30, 2015 and are optionally repayable at any time without the payment of any premium or penalty. The Company will pay a commitment fee on any undrawn amounts at a rate per annum equal to 0.50%, payable quarterly. The Notes contain certain customary covenants, including covenants relating to the Company’s ability to incur indebtedness and make restricted payments, and provide for certain customary events of default. The Company may terminate the commitment under the Notes at any time.

Personal Guaranty Agreement

On March 6, 2014, Douglas J. Von Allmen executed a Personal Guaranty Agreement (the “Personal Guaranty”) with the Company whereby Mr. Von Allmen will guarantee the funding of loans pursuant to the $3,750,000 Note entered into between Brian Ferdinand and the Company (see above). If Mr. Ferdinand fails to pay any obligation when due, Mr. Von Allmen agrees to promptly pay the unpaid obligation to the Company based on the terms and conditions of the Note. In turn, Mr. Von Allmen shall take by subrogation all of Mr. Ferdinand’s rights under the Note with respect to any amounts funded by Mr. Von Allmen. As consideration for the Personal Guaranty, the Company agrees to pay Mr. Von Allmen a fee equal to 0.50% per annum on the guaranteed amount of $3,750,000.

Legal Matters

On March 11, 2014, the Company received a letter from counsel for a former employee claiming that the Company and certain other parties were responsible for paying the former employee stock compensation in the amount of $500,000 in consideration for services provided to one of the Company’s subsidiaries, Liquid Partners, LLC (then known as Centurion Capital Group, LLC). The time period when these purported services were provided is prior to both the Company’s acquisition of Liquid Partners, LLC as well as the actual period of the former employee’s employment by the Company. The Company believes that the claims alleged by this former employee are without merit and intends to defend such claims vigorously. In addition, the Company believes that it would be entitled to indemnification from the parties from whom the Company acquired its interests in Liquid Partners, LLC for any losses with respect to such former employee’s claims.

Report of Independent Registered Public Accounting Firm

The Member
Liquid Predecessor Companies:

We have audited the accompanying combined balance sheets of Liquid Predecessor Companies (the “Company”) (a development stage company) as of April 24, 2012 and December 31, 2011, and the related combined statements of operations, changes in owner’s equity (deficit), and cash flows for the periods ended April 24, 2012 and December 31, 2011. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Liquid Predecessor Companies as of April 24, 2012 and December 31, 2011, and the results of their operations and their cash flows for the periods ended April 24, 2012 and December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As more fully described in note 1, the accompanying financial statements have been presented on a combined basis as the entities are under common control.

/s/ KPMG LLP

New York, New York
April 10, 2013

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

COMBINED BALANCE SHEETS

	April 24, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$121,550	$428,257
Deposit with clearing organization	250,000	—
Due from related party	300,000	300,000
Total current assets	671,550	728,257
Property and equipment, net	234,324	—
Other assets:
Other intangible assets	2,108,000	2,581,000
Goodwill	8,392,402	11,219,402
Total other assets	10,500,402	13,800,402
TOTAL ASSETS	$11,406,276	$14,528,659
LIABILITIES AND OWNER’S EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$117,765	$32,774
Due to related parties	779,180	671,413
Total current liabilities	896,945	704,187
Long-term liabilities:
Loan payable to related party	300,000	300,000
Contingent consideration payable	1,973,000	5,268,904
Future obligation with IPO	8,327,000	8,331,498
Total long-term liabilities	10,600,000	13,900,402
Total liabilities	11,496,945	14,604,589
Commitments and contingencies (Note 9)
Owner’s deficit:
Capital contributed	970,100	620,100
Deficit accumulated during the development stage	(1,060,769)	(696,030)
Total owner’s deficit	(90,669)	(75,930)
TOTAL LIABILITIES AND OWNER’S EQUITY (DEFICIT)	$11,406,276	$14,528,659

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

COMBINED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED APRIL 24, 2012 AND DECEMBER 31, 2011

	Period from January 1, 2012 to April 24, 2012	Period ended December 31, 2011	Inception to April 24, 2012
Revenues from brokerage activities	$—	$63,950	$63,950
Cost of revenues from brokerage activities	—	47,810	47,810
Gross margin	—	16,140	16,140
Operating expenses:
Impairment of goodwill and intangibles	3,300,000	—	3,300,000
Professional fees	33,756	342,731	376,487
Rent	153,081	—	153,081
Offering expenses	—	137,642	137,642
Travel and entertainment	—	83,856	83,856
Depreciation and amortization	6,912	—	6,912
Outside services	—	67,516	67,516
Salaries and wages	73,494	39,647	113,141
Other expenses	97,496	40,778	138,274
Total operating expenses	3,664,739	712,170	4,376,909
Loss from operations	(3,664,739)	(696,030)	(4,360,769)
Non operating income:
Gain on settlement of contingent consideration payable	3,300,000	—	3,300,000
Loss before income taxes	(364,739)	(696,030)	(1,060,769)
Provision for income taxes	—	—	—
Net loss	$(364,739)	$(696,030)	$(1,060,769)

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

COMBINED STATEMENTS OF CHANGES IN OWNER’S EQUITY (DEFICIT)
FOR THE PERIODS ENDED APRIL 24, 2012 AND DECEMBER 2011

	Capital Contributed	Deficit Accumulated During the Development Stage	Total
Owner’s contributions	$620,100	—	$620,100
Net loss	—	(696,030)	(696,030)
Owner’s Equity (Deficit) – December 31, 2011	620,100	(696,030)	(75,930)
Owner’s contributions	350,000	—	350,000
Net loss	—	(364,739)	(364,739)
OWNER’S EQUITY (DEFICIT) – APRIL 24, 2012	$970,100	$(1,060,769)	$(90,669)

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

COMBINED STATEMENTS OF CASH FLOWS

	Period from January 1, 2012 to April 24, 2012	Period ended December 31, 2011	Inception to April 24, 2012
Operating activities:
Net loss	$(364,739)	$(696,030)	$(1,060,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,912	—	6,912
Impairment of goodwill and intangible assets	(3,300,000)	—	(3,300,000)
Gain on settlement of contingent consideration	3,300,000	—	3,300,000
Changes in assets and liabilities:
Deposit with clearing organization	(250,000)	—	(250,000)
Accounts payable and accrued expenses	84,590	32,474	117,064
Net cash used in operating activities	(523,237)	(663,556)	(1,186,793)
Investing activities:
Purchase of brokerage license	—	(115,000)	(115,000)
Purchase of fixed assets	(241,236)	—	(241,236)
Cash received with acquisitions	—	17,168	17,168
Payment of acquisition	—	(1,000)	(1,000)
Net cash used in investing activities	(241,236)	(98,832)	(340,068)
Financing activities:
Due to related parties	107,766	270,545	378,311
Loans payable	—	300,000	300,000
Owner’s capital contributions	350,000	620,100	970,100
Net cash provided by financing activities	457,766	1,190,645	1,648,411
Net increase (decrease) in cash and cash equivalents	(306,707)	428,257	121,550
Cash and cash equivalents – beginning	428,257	—	—
CASH AND CASH EQUIVALENTS – ENDING	$121,550	$428,257	$121,550
Supplemental disclosures of non cash investing activities:
Acquisition of Centurion	$—	$13,599,000	$13,599,000

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation

Liquid Predecessor Companies (collectively, the “Company”), which is not a legal entity but rather a combination of certain entities and operations as described below, was formed to continue and expand the Liquid organization, which consists of the Company and other acquisitions made during 2012 by its successor, in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial services community. The individual entities that comprise the Company are under the common control of Brian Ferdinand, and include: Liquid Prime Holdings LLC (“LPH”), Liquid Prime Services Inc., (“Prime”), Centurion Capital Group, LLC, (“Centurion”) and Liquid Trading Holdings Limited (“Guernsey”).

Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”). On December 30, 2011, Guernsey purchased all the membership interests of Centurion. This reorganization under Guernsey never took place and has since been abandoned in favor of the formation and reorganization under Liquid Holdings Group, LLC (“LHG”). As a result of Guernsey’s abandonment of its plan to list on AIM, $- and $137,642 in offering expenses have been recognized in the Statement of Operations for the periods ended April 24, 2012 and December 31, 2011, respectively.

LHG, a Delaware limited liability company, was formed on January 17, 2012. LHG is the entity that has been formed with the intention of being the holding company to own the Company and the Liquid Companies, and other entities through acquisitions and ultimately pursue an IPO in the US.

LPH, is a Delaware limited liability company formed in September 2011, to be a holding company for Prime. Formerly known as Taconic Capital Group Inc. (“Taconic”), Prime changed its name to Liquid Prime Services Inc. on November 17, 2011. Taconic was formed on May 16, 2003 as a New York Corporation. Prime is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority. On April 24, 2012, the members of LPH executed agreements with LHG agreeing to contribute all of the outstanding membership interests in LPH in exchange for membership interests in LHG. This contribution became effective on October 5, 2012 upon receipt of regulatory approval.

Centurion was formed on May 11, 2010 as a Florida limited liability company and was formerly known as Centurion Capital South LLC. Centurion is a provider of trade order management technology services for the financial community. On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG. On March 2, 2012, Centurion Capital Group, LLC changed its name to Liquid Partners, LLC.

The accompanying combined financial statements include the results of operations of the entities for their respective periods from inception to December 31, 2011 as follows:

Entity	Period included in the accompanying combined financial statements
LPH	September 22, 2011 through December 31, 2011
Guernsey	October 6, 2011 through December 31, 2011
Prime	November 17, 2011 through December 31, 2011
Centurion	December 30, 2011 through December 31, 2011

The combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). The combined financial statements reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of results. These entities that are under common control of Brian Ferdinand were deemed to be the predecessor entity of Liquid

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation  – (continued)

Holdings Group, LLC which was formed on January 17, 2012. The combined financial statements are presented through April 24, 2012, which is the date its successor commenced operations.

The Company is considered to be a development stage company and as such, the Company’s financial statements are presented in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company is subject to all of the risks associated with development stage companies.

Principles of Combination and Formation

The accompanying combined financial statements include the accounts of the Company and its affiliates, which are under the common control of Brian Ferdinand. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

The accompanying combined financial statements of the Company have been prepared to present the combined financial position of LPH, Prime, Centurion and Guernsey under the common control of Brian Ferdinand through April 24, 2012, the date LPH executed agreements with LHG agreeing to contribute all of the outstanding membership interests of LPH, Prime and Centurion in exchange for membership interests in LHG.

Organization of Limited Liability Companies

The limited liability companies (each an “LLC” and collectively the “LLCs”) included within the combined financial statements shall continue in existence until dissolved in accordance with the provisions of their operating agreements and are funded through the equity contributions of their owners. As LLCs, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the individual companies. The members are not obligated to restore capital deficits. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets, liabilities, revenues and expenses. Actual results could differ from those estimates. These significant estimates and assumptions include: estimated fair value of goodwill and intangibles with indefinite lives, for purposes of impairment testing; estimated valuation allowance related to deferred tax assets; and estimated liability related to contingent liability.

Revenue Recognition

Transactions in securities, commissions and fees and related expenses are recorded on a trade date basis.

Commissions and fees are derived primarily from (1) commissions charged for trade execution services and (2) income generated from net executions, whereby equity orders are filled at different prices within or at the National Best Bid and Offer.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Business Combinations, Goodwill and Other Intangibles

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets distributed and the fair values of liabilities assumed. Both direct (e.g., legal and

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation  – (continued)

professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The combined financial statements and results of operations reflect an acquired business from the date of acquisition.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e. capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged). Goodwill represents the excess of the cost of each acquired entity over the amounts assigned to the tangible and identifiable intangible assets acquired and liabilities assumed.

The judgments that are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. Traditional approaches used to determine fair value include the income, cost and market approaches. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach or combination of approaches ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill is assessed no less than annually for impairment. The fair values used in the Company’s impairment testing are determined by the discounted cash flow method (an income approach) and where appropriate, a combination of the discounted cash flow method and the guideline company method (a market approach). An impairment loss is indicated if the estimated fair value of a reporting unit is less than its net book value. In such a case, the impairment loss is calculated as the amount by which the carrying value of goodwill exceeds its implied fair value.

In determining the fair value of each of the Company’s reporting units, the discounted cash flow analyses employed require significant assumptions and estimates about the future operations of each reporting unit. Significant judgments inherent in these analyses include the determination of appropriate discount rates, the amount and timing of expected future cash flows and growth rates. The cash flows employed in the Company’s 2011 discounted cash flow analyses were based on financial budgets and forecasts developed internally by management. The Company’s discount rate assumptions are based on a determination of its required rate of return on equity capital.

Other intangibles with definite lives are amortized over their useful lives of approximately 2 to 3 years. All other intangibles are assessed at least annually for impairment. If impairment is indicated, an impairment loss is calculated as the amount by which the carrying value of an intangible asset exceeds its estimated fair value.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation  – (continued)

Income Taxes

The Company is a combination of single and multi-member limited liability companies and a corporation. The corporation is treated as an S-Corporation for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which developed common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs). This ASU clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risks and the concept of valuation premise and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures. For public entities, the ASU was effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of the ASU resulted in the Company presenting additional disclosures related to fair value measurements in note 2 to the combined financial statements.

(2) Fair Value Measurements

Fair Value Hierarchy

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the Company at the measurement date.
•	Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to the Company’s management’s perceived risk of that asset or liability. Moreover, the methods used by management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized below.

Contingent consideration payable

The Company’s contingent consideration is classified as a liability and is initially measured at fair value in accordance with ASC Paragraph 805-30-25-5, and is remeasured at fair value at the end of each reporting period until the contingency is resolved with changes in fair value recognized in earnings. The Company utilizes a market approach to determine fair value and relies on Level 3 inputs and fair value measurements are therefore considered Level 3 measurements. Unobservable inputs consist of the probability of the achievement of certain EBITDA thresholds, and estimates of the probability of an IPO occurring by a certain date.

Future obligation with IPO

Future obligation with IPO is measured at fair value in accordance with ASC Subtopic 805-30-35, Subsequent Measurement in ASC Topic 805 Business Combinations. In connection with Liquid Partners, LLC, there is a contingent portion of the purchase price based on the probability of an IPO occurring by or prior to January 1, 2014, which management estimated at 90%.

Intangible assets

Intangible assets and long-lived assets held and used are measured at fair value in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment — Overall, if a step 2 test is required. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach(es) is based on the specific attributes of the long-lived asset. Property, plant, and equipment is typically valued using a cost approach, while intangible assets are usually valued with an income approach. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. Unobservable inputs usually consist of discount rates, customer attrition rates, growth rates, royalty rates, contributory asset charges, and profitability assumptions.

Goodwill

Goodwill is tested annually for impairment in accordance with ASC Topic 350, Intangibles — Goodwill and Other. Step 1 entails a comparison of the fair value of the recoverable amount of each reporting unit to its carrying amount. An income approach is used to derive the fair value of each reporting unit’s fair value. Unobservable inputs include discount rates, growth rates, and prospective financial information.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

Recurring Fair Value Measurements

The following table presents for each level within the fair value hierarchy, the Company’s recurring fair value measurements for assets and liabilities as of April 24, 2012 and December 31, 2011:

April 24, 2012

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Contingent consideration payable	$1,973,000	$—	$—	$1,973,000
Future obligation with IPO	8,327,000	—	—	8,327,000

December 31, 2011

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Contingent consideration payable	$5,268,904	$—	$—	$5,268,904
Future obligation with IPO	8,331,498	—	—	8,331,498

Non-Recurring Fair Value Measurements

The following table presents for each level within the fair value hierarchy, the Company’s non-recurring fair value measurements as of April 24, 2012 and December 31, 2011:

April 24, 2012

		Fair Value Measurements Using			Total (Losses)
	Total	Level 1	Level 2	Level 3
Other intangible assets(1)	$2,108,000	$—	$—	$2,108,000	(473,000)
Goodwill(2)	8,392,402	—	—	8,392,402	(2,827,000)
	$10,500,402	$—	$—	$10,500,402	(3,300,000)

(1)	In accordance with ASC Subtopic 360-10, intangible assets were written down to their fair value, resulting in an impairment.
(2)	In accordance with ASC Subtopic 350-20, goodwill was written down to its implied fair value resulting in an impairment.

December 31, 2011

		Fair Value Measurements Using			Total (Losses)
	Total	Level 1	Level 2	Level 3
Other intangible assets	$2,581,000	$—	$—	$2,581,000	—
Goodwill	11,219,402	—	—	11,219,402	—
	$13,800,402	$—	$—	$13,800,402	—

Transfers between Level 1 and Level 2

There were no transfers of financial assets or liabilities between Level 1 or Level 2, or between Level 2 and Level 3 during the periods ended April 24, 2012 or December 31, 2011.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

Reconciliation of Recurring Fair Value Measurements within Level 3

The following table presents a summary of changes in the fair value of the Company’s Level 3 liabilities for the period ended December 31, 2012:

April 24, 2012

	Contingent Consideration Payable	Future Obligation with IPO
Opening balance	$5,268,904	8,331,498
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period included in earnings:
Realized gains (losses)	(3,300,000)	—
Unrealized gains (losses)	—	—
Purchases, issues, sales, and settlements:
Purchases	—	—
Issues	—	—
Sales	—	—
Settlements	4,096	(4,498)
Closing balance	$1,973,000	8,327,000
Change in unrealized gains and losses for the period included in earnings at period end	$—	—

December 31, 2011

	Contingent Consideration Payable	Future Obligation with IPO
Opening balance	$—	—
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period included in earnings:
Realized gains (losses)	—	—
Unrealized gains (losses)	—	—
Purchases, issues, sales, and settlements:
Purchases	—	—
Issues	5,268,904	8,331,498
Sales	—	—
Settlements	—	—
Closing balance	$5,268,904	8,331,498
Change in unrealized gains and losses for the period included in earnings at period end	$—	—

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

Description of Valuation Processes for Recurring and Nonrecurring Fair Value Measurements Categorized within Level 3

Contingent consideration payable

The Company measures contingent consideration payable at the end of each reporting period. The Company determines the fair value based on a market approach. Under the market approach fair value is determined by an analysis that utilized transactions in the Company’s common units and estimates of probability provided by the Company’s management related to the contingent transaction terms.

Future obligation with IPO

The Company measures future obligation with IPO at the end of each reporting period. The Company determines the fair value based on a market approach. Under the market approach fair value is determined by an analysis that utilized estimates of probability provided by the Company’s management related to the contingent transaction terms.

Intangible assets

The Company measures intangible assets upon a business combination or acquisition at fair value on the date of the transaction. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach is based on the specific attributes of the long-lived asset. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. The Company utilized the following valuation processes for the fair value of intangible assets as appropriate (1) the replacement cost method of the cost approach, (2) the relief from royalty method of the market approach, the (3) “with and without” method of the income approach, or (4) the excess earnings method of the income approach.

Goodwill

The Company tests goodwill for impairment annually and more frequently if circumstances warrant. The Company determines the fair value of its reporting units using an income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company estimates future cash flows using the reporting unit’s internally developed five-year forecast and includes a terminal value calculated using a long-term future growth rate based on current and expected future economic conditions. The discount rate is derived by using a capital asset pricing model and approximates the Company’s expected cost of equity financing.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

Level 3 Fair Value Measurements Using Significant Unobservable Inputs

The following table presents quantitative information about Level 3 fair value measurements at April 24, 2012 and December 31, 2011:

	Fair Value at April 24, 2012	Valuation Technique	Unobservable Inputs	Inputs
Recurring Fair Value Measurements
Contingent consideration payable	$1,973,000	Market approach	Probability of IPO	90 - 100%
			Probability of earnout provision	50 - 100%
Future obligation with IPO	$8,327,000	Market approach	Contract Price	$8,327,000
Non-recurring Fair Value Measurements
Amortizing intangible assets
Client relationships	$1,254,000	Income approach – excess earnings method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%
			Royalty rate to license technology	20%
Non-compete agreements	$739,000	Income approach – with-without method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%
Indefinite-lived intangible assets
Broker licenses	$115,000	Cost approach – replacement cost method	Regulatory fees to obtain broker-dealer license	$7,500
Goodwill	$8,392,402	Market approach – residual from purchase price method

	Fair Value at December 31, 2011	Valuation Technique	Unobservable Inputs	Inputs
Recurring Fair Value Measurements
Contingent consideration payable	$5,268,904	Market approach	Probability of IPO	90 – 100%
			Probability of earnout provision	50 – 100%
Future obligation with IPO	$8,331,495	Market approach	Probability of IPO	90 – 100%
			Probability of earnout provision	50 – 100%
Non-recurring Fair Value Measurements
Amortizing intangible assets
Client relationships	$1,572,000	Income approach – excess earnings method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%
			Royalty rate to license technology	20%
Non-compete agreements	$894,000	Income approach – with-and-without method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

	Fair Value at April 24, 2012	Valuation Technique	Unobservable Input	Inputs
Indefinite-lived intangible assets
Broker licenses	$115,000	Cost approach – replacement cost method	Transaction costs	$99,500 - $115,000
Goodwill	$11,219,402	Market approach – residual from purchase price method

Sensitivity to Unobservable Inputs and Relationships for Recurring Fair Value Measurements Categorized within Level 3

Internally developed valuation models or discounted cash flows are typically used to determine the fair value of Level 3 measurements. Significant unobservable inputs are identified to determine if changes could have a significant effect on fair value.

Sensitivity to Unobservable Inputs and Relationships for Recurring Fair Value Measurements Categorized within Level 3

Internally developed valuation models are typically used to determine the fair value of Level 3 measurements. Significant unobservable inputs are identified to determine if changes could have a significant effect on fair value. In general, the values of the intangible assets valued at replacement cost would change by a smaller percentage than the change in the unobservable inputs, as these assets incorporate fixed costs that would not be affected by variable changes in the unobservable inputs.

Contingent consideration payable

The contingent consideration for Liquid Partners is based on the probability of an IPO by January 1, 2014, which management considers to have a 90% probability. If the probability of an IPO were to change, the value of the contingent consideration could change materially.

Future obligation with IPO

In addition, a portion of the Liquid Partners contingent consideration is based on the probability of achieving the EBITDA performance goals for the earnout, which management currently estimates at 50%. As the Company advances on the timeline to achieve these EBITDA goals, the uncertainty regarding the achievement of these goals will be resolved. This will move the probability of achieving the EBITDA goals to either 0% or 100% at the conclusion of the earnout period, which will have a material effect on the value of the contingent consideration.

Financial Assets and Financial Liabilities Not Measured At Fair Value

The following table summarizes the carrying amounts and estimated fair values as of April 24, 2012 and December 31, 2011 of the Company’s financial assets that are not measured at fair value either on a recurring or nonrecurring basis:

April 24, 2012

	Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$121,550	121,550	—	—	121,550

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

December 31, 2011

	Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$428,257	428,257	—	—	428,257

The following is a description of the principal valuation methods used by the Company for those financial assets that are not measured at fair value either on a recurring or non-recurring basis:

Cash and cash equivalents

Fair value of cash and cash equivalents approximates the carrying amount.

(3) Business Combinations

Prime

Prime, formerly known as Taconic Capital Group Inc. (“Taconic”) changed its name to Liquid Prime Services, Inc. on November 17, 2011. Taconic was formed on May 16, 2003 as a New York corporation. Prime is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”).

LPH completed its acquisition of Prime on October 27, 2011.

As a result of the acquisition, the Company expects to utilize Prime to provide prime brokerage services to users of its trading platform to facilitate ancillary execution services as a result of the Company’s technology business, to leverage the institutional relationships to pass on savings for execution services to the Company’s customers and to enable the Company to provide the facilitation of broker assisted over-the-counter transactions on our customers’ behalf.

The assets and liabilities of Prime were recorded on the acquisition date, October 27, 2011, at their respective fair values, in accordance with ASC Topic 805. In connection with the acquisition, the Company also incurred $47,331 of acquisition-related costs, including legal and other professional fees. The following table summarizes the consideration paid for Prime and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Cash	$123,500
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$8,500
Identifiable intangible asset – broker license	115,000
$123,500

The U.S. broker license intangible asset was valued using a replacement cost methodology under the cost approach.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(3) Business Combinations  – (continued)

The amounts of Prime’s revenue and earnings included in the Company’s combined statement of operations for the period ended December 31, 2011 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2011 are as follows:

	Revenue	Earnings (loss)
Actual from October 27, 2011 to December 31, 2011	$63,950	$(104,721)
2011 supplemental pro forma (unaudited):
January 1, 2011 to December 31, 2011	$63,950	$(84,416)

Centurion

On December 30, 2011, Guernsey, pursuant to a Membership Interest Purchase Agreement (the “Centurion Agreement”), purchased all of the issued and outstanding membership interests in Centurion for a maximum purchase price of $13,600,000. The members of Centurion received $1,000 in cash and were to be paid the remainder of the purchase price in shares of Guernsey or another holding company to be formed upon the earlier to occur of (i) the initial public offering of an entity to be formed to hold, directly or indirectly, certain rights in International and other entities (the “Holding Company”) or (ii) January 1, 2014. The members of Centurion will receive the purchase price in shares broken down as follows: $8,331,096, with the remainder of $5,268,904 contingent upon certain EBITDA thresholds as defined in the agreement.

Centurion was acquired to be an early adopter and beta tester of technology developed by the Company. Centurion provided the Company with an established customer base and a select group of experienced traders and fund managers to generate valuable user feedback in the beta testing and development of the Company’s technology.

The assets and liabilities of Centurion were recorded on the acquisition date, December 30, 2011, at their respective fair values, in accordance with ASC Topic 805. The customer relationships were valued using the excess earnings method of the income approach. The non-compete agreement was valued using the “with and without” method of the income approach. The following table summarizes the consideration paid for Centurion and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Cash	$1,000
Contingent consideration payable	13,599,000
$13,600,000
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$8,668
Due from affiliates	300,000
Accrued expenses	(12,370)
Due to related parties	(300,000)
Loan payable	(81,700)
Identifiable intangible assets	2,466,000
Goodwill	11,219,402
$13,600,000

The goodwill of $11,219,402 arising from the acquisition consists of the value created by having Centurion’s base of traders to both test the Company’s trading platform as it developed and to provide the

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(3) Business Combinations  – (continued)

initial product customer base that would demonstrate that the product was accepted and being used by the trading community. The goodwill is not deductible for corporate income tax purposes as this was a tax free exchange.

On the acquisition date, the Company recorded an obligation to the members of Centurion totaling $8,331,000 for the future obligation payable upon IPO and $1,969,000 of contingent common units payable, resulting in an aggregate liability to the selling members of $10,300,000. The fair value of the contingent consideration payable of $10,300,000 was estimated by applying the market approach. That measure is based on significant inputs that are not observable in the market, which ASC Topic Paragraph 820-10-35 refers to as Level 3 inputs. Key assumptions included:

•	The seller received shares in the Company based on a scenario analysis where the probability of an IPO by January 1, 2014 was weighted at 90%, and 10% was the probability weighting for the IPO occuring after that date, and
•	The scenario analysis that assumed the probability of achieving the full contingent consideration payable of $13,600,000 at 50% for the company’s IPO occurring before January 1, 2014.

The scenario analysis that assumed the probability IPO after January 1, 2014 had two components: (1) shares equal to a 3.029% ownership interest in the Company, and (2) an earnout provision in which the sellers would receive an additional 1.916% ownership interest in the Company upon the achievement of certain targets. The Company determined the probability of achieving the earnout targets was 50%.

On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG. Upon this transfer, LHG performed a valuation of the assets received and liabilities assumed and recorded the obligation to the members of Centurion as $8,331,000 future obligation payable upon IPO and $1,969,000 of contingent common units payable, which is an aggregate liability due to the selling Centurion members of $10,300,000. As a result of the May 11, 2012 assignment, the Company eliminated prior liabilities due to the selling members and recorded a gain on settlement of contingent consideration payable of $3,300,000.

The Company determined it was necessary to evaluate the related goodwill and related intangible assets of Centurion upon the assignment date of May 11, 2012 for impairment as a result of the decrease in the consideration payable. Based on this analysis the respective goodwill the Company determined that goodwill was impaired and recognized an impairment charge of $2,827,000 in the consolidated statements of operations. In addition, the Company recognized an impairment of charge of $318,000 related to client relationships and $155,000 related to the non-compete agreement.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(4) Goodwill and Other Intangibles

Acquired Intangible Assets

April 24, 2012	Amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizing intangible assets:
Client relationships(1)	3 years	1,254,000	—	1,254,000
Non-compete agreements(2)	Life of agreement, 24 months	739,000	—	739,000
Total		$1,993,000	—	1,993,000
Indefinite-lived intangible assets:
Broker license	N/A	$115,000	—	115,000

(1)	Gross and net carrying amounts reduced by $318,000 in total due to impairment.
(2)	Gross and net carrying amounts reduced by $155,000 in total due to impairment.

December 31, 2011	Amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizing intangible assets:
Client relationships	3 years	1,572,000	—	1,572,000
Non-compete agreements	Life of agreement, 24 months	894,000	—	894,000
Total		$2,466,000	—	2,466,000
Indefinite-lived intangible assets:
Broker license	N/A	$115,000	—	115,000

The Company’s other intangible assets subject to amortization consist of customer relationships and non-compete agreements that will be amortized over their estimated useful lives using the straight-line method, when placed in service. The broker license is considered to be an indefinite-lived asset not subject to amortization.

Goodwill

The following table presents the changes in the carrying amount of goodwill for the periods ended April 24, 2012 and December 31, 2011:

Total
Acquisition:
Centurion	$11,219,402
Balance at December 31, 2011	11,219,402
Impairment for the period ended April 24, 2012	(2,827,000)
Balance at April 24, 2012	$8,392,402

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(4) Goodwill and Other Intangibles  – (continued)

Goodwill impairment

The Company tests the carrying value of goodwill for impairment in accordance with ASC Topic 350, Intangibles — Goodwill and Other, at least annually and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. (See Note 1, Organization and Basis for Presentation).

The Company performed its annual goodwill impairment testing using carrying values as of the acquisition date of Centurion on December 30, 2011. Based on the results of the annual testing, no impairment was indicated as the fair values were determined to be in excess of their respective carrying values at December 31, 2011.

As a result of the value determined in the assignment of Centurion interest to LHG, the Company recorded impairment to goodwill of $2,827,000 during the period ended April 24, 2012.

Although no further impairment of goodwill was indicated during the April 24, 2012 interim testing, the Company recognizes the reasonable possibility of goodwill impairment charges in future periods given the environment for the Company’s business. It is not possible at this time to determine if any such future impairment charges would result or, if they do, whether such charges would be material. The use of the term “reasonable possibility” refers to a potential occurrence that is more than remote, but less than probable in management’s judgment. The Company will continue to monitor economic trends related to its business as well as re-examine the key assumptions used in its annual and interim impairment testing.

Other intangible asset impairment

The Company performed its annual goodwill impairment testing using carrying values as of the acquisition date of Centurion on December 30, 2011. Based on the results of the annual testing, no impairment was indicated as the fair values were determined to be in excess of their respective carrying values at December 31, 2011. As a result of the value determined in the assignment of Centurion interest to LHG, the Company recorded an impairment to other intangible assets of $318,000 attributed to client relationships and $155,000 attributed to non-compete agreements during the period ended April 24, 2012.

(5) Premises and Equipment

The following is a summary of premises and equipment at April 24, 2012:

Computer equipment	$178,562
Leasehold improvements	62,674
Less: accumulated depreciation	(6,912)
Total	$234,324

Depreciation expense for the period ended April 24, 2012 totaled $6,912. Assets were put into service after December 31, 2011, therefore no depreciation expense for the period end December 31, 2011.

(6) Contingent Consideration Payable

A contingent consideration arrangement required the Company to pay the members of Centurion additional shares of the resulting holding company in connection with the IPO if Centurion achieves certain EBITDA thresholds as defined in the agreement. On April 23, 2012, the terms of the Centurion purchase were amended and the contingency based on EBITDA was removed and amended to provide for a fixed amount. The requirements to pay the selling members of Centurion meet the requirements for liability classification under ASC Topic 480, Distinguishing Liabilities from Equity.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(7) Commitments and Contingencies

During 2011, Centurion began subleasing office space in New York, on a month-to-month basis for $52,000 per month. A related party advanced the money on a monthly basis to fund this rent. This month-to-month arrangement ended on May 11, 2012 when the rights to Centurion were assigned to LHG. Rent expense incurred under these operating leases for the period ended April 24, 2012 amounted to $153,081.

The Company may periodically be involved in litigation and various legal matters that arise in the normal course of business, including proceedings relating to regulatory matters. Such matters are subject to many uncertainties and outcomes that are not predictable. The Company currently has no outstanding litigation.

(8) Certain Relationships and Related Party Transactions

QuantX Management, LLP (f/k/a Liquid Trading Int’l, LLP) (“QuantX”) was formed on February 18, 2008 and operates as a private trading firm and owns all of the Class A Units of LTI, LLC, (“LTI”), as the managing member. During 2011, QuantX facilitated the payment of expenses related to the operations of LTI, LLC and pursuit of the formation of an entity for the IPO process. Ferdinand Trading LLC (“FT”) is a private trading firm which is partially owned by Brian Ferdinand, an individual who is also the controlling owner of the Company. During 2011, FT facilitated the payment of expenses related to the potential IPO offering of Guernsey. In anticipation of these expenses LTI prepaid to QuantX and FT monies. The Company recognized $589,713 at April 24, 2012 and December 31, 2011, as Due to related parties on the combined balance sheet with respect to these transactions.

Centurion incurred expenses that were paid by two entities owned by Ferdinand. These payments totaled $189,466 and $81,700, and are included in Due to related parties in the combined balance sheet at April 24, 2012 and December 31, 2011, respectively.

(9) Net Capital Requirements

Prime is subject to the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital of $5,000 at April 24, 2012. This minimum net capital was increased on May 21, 2012 to $100,000. Dividends or withdrawals of capital cannot be made if capital is needed to comply with regulatory requirements. At April 24, 2012 and December 31, 2011, Prime’s net capital, as defined, was in excess of the minimum amount required pursuant to Rule 15c3-1.

(10) Income Taxes

One of the legal entities, Prime, within the combined Company group is treated as a S-Corporation for Federal, state and local income tax purposes. The other three entities: LPH, Centurion, and Guernsey are single and multi-member limited liability companies. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. Prime is however, subject to the New York City General Corporation Tax.

As of April 24, 2012 and December 31, 2011, Prime had $40,844 and $7,469 of deferred tax assets (DTAs) related to net operating losses and intangibles. Prime analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the NYC DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $40,844 and $7,469, respectively. The change in the valuation allowance is $33,375 and $7,469 for the periods ended April 24, 2012 and December 31, 2011, respectively.

The significant components of income taxes attributable to continuing operations are is a deferred tax benefit for state and local taxes of $40,844 and $7,469, respectively, which is offset by a 100% valuation allowance.

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(10) Income Taxes  – (continued)

The statutory tax rate, consisting of NYC General Corporation Tax, is 8.85%. This rate differs from the effective tax rate due to a full valuation allowance.

As of April 24, 2012 and December 31, 2011, Prime has a New York City net operating loss carryover (“NOL”) of $346,512 and $84,391, respectively. This NOL will expire in 2032 and 2031, respectively.

Prime does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2009
New York State	2009
New York City	2009
Florida	2010
Guernsey	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the periods ended April 24, 2012 and December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(11) Owner’s Equity

The Company presently does not pay cash distributions on common units as its policy is to retain earnings to finance the operations and expansion of its businesses.

LPH is a single member LLC owned by Brian Ferdinand. Prime is the wholly owned subsidiary of LPH. During 2011, LTI, LLC, an entity in which International is the managing member and which Brian Ferdinand partially owns, advanced $620,000 to Mr. Ferdinand for the capital that he initially invested.

Guernsey is a company incorporated under the laws of Guernsey. The sole member of Guernsey is LTIH, LLP which is controlled by Brian Ferdinand.

Guernsey was formed to be the ultimate holding company for a group of companies that would go public in the UK and listed on the AIM. This reorganization under Guernsey never took place and has since been abandoned in favor of the formation and reorganization under Liquid Holdings Group, LLC. As a result of Guernsey’s abandonment of its plan to list on AIM, $137,642 in offering expenses have been recognized in the Statement of Operations for the period ended December 31, 2011.

In January 2012, LTI and International entered in to a Use of Proceeds Agreement which was amended in the same month, which stated that International, the Class A and managing Member of LTI, and indirectly jointly controlled by Brian Ferdinand, Richard Schaeffer and Robert Keller agreed to procure the Class B Units in exchange for equal shares in a private entity if the IPO is not consummated as described in the Use of Proceeds Agreement.

On January 10, 2012, pursuant to the Use of Proceeds Agreement, between LTI and International as amended on January 19, 2012, the Class B Members are to exchange their Class B Units for shares in Guernsey or another entity to be formed to hold, directly or indirectly, certain rights of International, Green

LIQUID PREDECESSOR COMPANIES
(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(11) Owner’s Equity  – (continued)

Mountain Analytics, LLC and other entities (Liquid Holdings Group, LLC, “LHG”, or the “Holding Company”) upon the Holding Company’s admission to trading on AIM or any other stock exchange (“Admission”).

LHG, a Delaware limited liability company, was formed on January 17, 2012. LHG is the entity that has been formed with the intention of being the holding company to own the Company and the Liquid Companies, and other entities through acquisitions and ultimately pursue an IPO in the US.

(12) Subsequent Events

The Company evaluates events occurring after the date of the reporting period for potential recognition or disclosure in its financial statements. Subsequent events have been evaluated through April 10, 2013, the date these combined financial statements were available to be issued.

Were Admission to have taken place at any time on or prior to October 10, 2012, the Class B Members were to receive an aggregate of 3.4% of the issued share capital of the Holding Company, subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

If Admission takes place after October 10, 2012, the Class B Members will receive an aggregate of 3.51% of the issued share capital in the holding company that owns the Class A membership interests of International and 51% of the membership interests of Green Mountain Analytics, LLC. However, if these interests are held by two separate holding companies, the Class B Members will receive an aggregate of 3.51% of the issued share capital in each such holding company. In either case, the percentage interest to be received by the Class B Members is subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

On April 24, 2012 and June 5, 2012, the members of Futures, LPH and Liquid Trading Institutional LLP executed agreements with LHG agreeing to contribute all of the outstanding membership interests in the individual entities in exchange for membership interests in LHG.

On April 27, 2012, LHG acquired the software intellectual property of Tragara Alpha Partners LLC, (“Tragara”). In consideration of the contribution the sole member of Tragara received membership interest of 5% in LHG.

On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG.

On June 28, 2012, LHG entered in to a subscription agreement with an individual for membership interest in LHG and received $12.5 million.

On July 31, 2012, LHG completed its acquisition of Fundsolve Limited. Fundsolve is a portfolio risk reporting company which serves medium to large hedge funds with its own proprietary technology including a central database, and risk calculation engine.

Report of Independent Registered Public Accounting Firm

The Member
Liquid Prime Holdings, LLC:

We have audited the accompanying consolidated balance sheet of Liquid Prime Holdings, LLC and subsidiary as of October 4, 2012, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the period from April 25, 2012 to October 4, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liquid Prime Holdings, LLC and subsidiary as of October 4, 2012, and the results of their operations and their cash flows for the period from April 25, 2012 to October 4, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
April 10, 2013

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED BALANCE SHEET
OCTOBER 4, 2012

ASSETS
Current assets:
Cash	$936,230
Deposit with clearing broker	250,072
Receivables from clearing brokers	451,311
Prepaid expenses and other current assets	58,309
Total current assets	1,695,922
Property and equipment, net	258,588
Other assets:
Security deposit	150,000
Other intangible assets	115,000
TOTAL ASSETS	$2,219,510
LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$194,515
Due to other related parties	48,136
Deferred rent	12,194
Total current liabilities	254,845
Commitments and contingencies (Note 6)
Member’s equity:
Capital contributed	2,820,100
Accumulated deficit	(855,435)
Total member’s equity	1,964,665
TOTAL LIABILITIES AND MEMBER’S EQUITY	$2,219,510

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 25, 2012 TO OCTOBER 4, 2012

Revenues from brokerage activities	$464,002
Cost of revenues from brokerage activities	318,387
Gross margin	145,615
Operating expenses:
Computer and technology	180,452
Salaries and benefits	188,414
Rent	96,966
Professional fees	60,036
Depreciation and amortization	22,444
Communications	61,763
Other	25,150
Total operating expenses	635,225
Loss from operations	(489,610)
Non-operating income:
Interest income	127
Loss from operations	(489,483)
Provision for income taxes	—
Net loss	$(489,483)

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED STATEMENT OF CHANGES MEMBER’S EQUITY
FOR THE PERIOD FROM APRIL 25, 2012 TO OCTOBER 4, 2012

	Capital Contributed	Accumulated Deficit	Total
Beginning Balance – April 25, 2012	$970,100	(365,952)	$604,148
Member’s contributions	1,850,000	—	1,850,000
Net loss	—	(489,483)	(489,483)
MEMBER’S EQUITY – OCTOBER 4, 2012	$2,820,100	$(855,435)	$1,964,665

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 25, 2012 TO OCTOBER 4, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(489,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,444
Deferred rent	12,194
Changes in operating assets and liabilities:
Receivables from clearing brokers	(451,311)
Prepaid expenses and other current assets	(58,309)
Security deposit	(150,000)
Accounts payable and accrued expenses	78,199
NET CASH USED IN OPERATING ACTIVITIES	(1,036,266)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(46,708)
NET CASH USED IN INVESTING ACTIVITIES	(46,708)
CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from member	1,850,000
Advances from related party	48,136
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,898,136
NET INCREASE IN CASH	815,162
CASH – Beginning	121,068
CASH – Ending	$936,230

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

Liquid Prime Holdings, LLC, (“LPH” or the “Company”), is a Delaware limited liability company that was formed in September 2011, to be a holding company for Liquid Prime Services, Inc. (“Prime”). Prime formerly known as Taconic Capital Group Inc. (“Taconic”) changed its name to Liquid Prime Services, Inc. on November 17, 2011. Taconic was formed on May 16, 2003 as a New York Corporation. Prime is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority. LPH is wholly-owned by a single individual, Brian Ferdinand.

LPH shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses and distributions are generally allocated to the members in accordance with their ownership percentages.

The consolidated financial statements of the Company have been prepared to present the consolidated financial position of Liquid Prime Holdings, LLC and its wholly-owned subsidiary, Prime, as of October 4, 2012 (the date prior to Prime’s acquisition by Liquid Holdings Group, LLC (“LHG”)), and the results of Prime’s operations and Prime’s cash flows for the period from April 25, 2012 to October 4, 2012. The Company is included in the combined financial position and results of operations of Liquid Predecessor Companies as of April 24, 2012 and for the period from January 1, 2012 to April 24, 2012. The Company’s financial results for the period from date of formation to December 31, 2011 were prepared as an entity in the development stage pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company’s operating subsidiary, Prime, is no longer considered to be in the development stage as it has commenced its principal operations and is generating revenues there from.

Principles of Consolidation

The consolidated financial statements represent the consolidation of the accounts of the Company and its subsidiary in conformity with U.S. generally accepted accounting principles. All intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated companies (generally 20 to 50 percent ownership), in which the Company has the ability to exercise significant influence, but neither has a controlling interest nor is the primary beneficiary, are accounted for under the equity method. Investments in entities in which the Company does not have the ability to exercise significant influence are accounted for under the cost method. Under certain criteria indicated in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 — Consolidation, a partially-owned affiliate would be consolidated when it has less than a 50% ownership if the Company was the primary beneficiary of that entity. At the present time, the Company has no interests in variable interest entities.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Premises and Equipment

Furniture, fixtures and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (generally three to seven years). Leasehold improvements are carried at cost and are depreciated over the remaining term of the lease.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies  – (continued)

Revenue Recognition

Transactions in securities, commissions and fees and related expenses are recorded on a trade date basis.

Commissions and fees are derived primarily from (1) commissions charged for trade execution services and (2) income generated from net executions, whereby equity orders are filled at different prices within or at the National Best Bid and Offer.

Business Combinations, Goodwill and Other Intangibles

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets distributed and the fair values of liabilities assumed. Both direct (e.g., legal and professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The combined financial statements and results of operations reflect an acquired business from the date of acquisition.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e. capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged). Goodwill represents the excess of the cost of each acquired entity over the amounts assigned to the tangible and identifiable intangible assets acquired and liabilities assumed.

The judgments that are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. Traditional approaches used to determine fair value include the income, cost and market approaches. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach or combination of approaches ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill is assessed no less than annually for impairment. The fair values used in the Company’s impairment testing are determined by the discounted cash flow method (an income approach) and where appropriate, a combination of the discounted cash flow method and the guideline company method (a market approach). An impairment loss is indicated if the estimated fair value of a reporting unit is less than its net book value. In such a case, the impairment loss is calculated as the amount by which the carrying value of goodwill exceeds its implied fair value.

In determining the fair value of each of the Company’s reporting units, the discounted cash flow analyses employed require significant assumptions and estimates about the future operations of each reporting unit.

Significant judgments inherent in these analyses include the determination of appropriate discount rates, the amount and timing of expected future cash flows and growth rates. The cash flows employed in the Company’s 2011 discounted cash flow analyses were based on financial budgets and forecasts developed internally by management. The Company’s discount rate assumptions are based on a determination of its required rate of return on equity capital.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies  – (continued)

Other intangibles with definite lives are amortized over their useful lives of approximately 2 to 3 years. All other intangibles are assessed at least annually for impairment. If impairment is indicated, an impairment loss is calculated as the amount by which the carrying value of an intangible asset exceeds its estimated fair value.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

The Company is a single member limited liability company that wholly owns Prime, which is treated as an S-corporation for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which developed common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards (IFRSs). This ASU clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risks and the concept of valuation premise and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures. For public entities, the ASU was effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of the ASU resulted in the Company presenting additional disclosures related to fair value measurements in note 2 to the consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Fair Value Measurements

Fair Value Hierarchy

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the Company at the measurement date.
•	Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to the Company’s management’s perceived risk of that asset or liability. Moreover, the methods used by management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized below.

Intangible assets

Intangible assets and long-lived assets held and used are measured at fair value in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment — Overall, if a step 2 test is required. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach(es) is based on the specific attributes of the long-lived asset. Property, plant, and equipment is typically valued using a cost approach, while intangible assets are usually valued with an income approach. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. Unobservable inputs usually consist of discount rates, customer attrition rates, growth rates, royalty rates, contributory asset charges, and profitability assumptions.

Recurring Fair Value Measurements

The Company did not have any financial assets or liabilities that were measured at fair value on a recurring basis at October 4, 2012.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Fair Value Measurements  – (continued)

Non-Recurring Fair Value Measurements

The following table present for each level within the fair value hierarchy, the Company’s non-recurring fair value measurements as of October 4, 2012:

	Total	Fair Value Measurements Using			Total (Losses)
		Level 1	Level 2	Level 3
Other intangible assets – broker license	$115,000	$—	$—	$115,000	—

Transfers between Level 1 and Level 2

There were no transfer of financial assets or liabilities between Level 1 or Level 2, or between Level 2 and Level 3 during the periods ended October 4, 2012.

Description of Valuation Processes for Recurring and Nonrecurring Fair Value Measurements Categorized within Level 3

Intangible assets

The Company measures intangible assets upon a business combination or acquisition at fair value on the date of the transaction. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach is based on the specific attributes of the long-lived asset. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. The Company utilized the following valuation processes for the fair value of intangible assets as appropriate (1) the replacement cost method of the cost approach, (2) the relief from royalty method of the market approach, the (3) “with and without” method of the income approach, or (4) the excess earnings method of the income approach.

Level 3 Fair Value Measurements Using Significant Unobservable Inputs

The following table presents quantitative information about Level 3 fair value measurements at April 24, 2012:

	Fair Value at October 4, 2012	Valuation Technique	Unobservable Input	Range
Broker license	$115,000	Cost approach – replacement cost method	Transaction costs	$99,500 – $115,000

Financial Assets and Financial Liabilities Not Measured At Fair Value

The following table summarizes the carrying amounts and estimated fair values as of October 4, 2012 of the Company’s financial assets that are not measured at fair value either on a recurring or nonrecurring basis:

	Carrying Amount	Estimated Fair Value			Total
		Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$936,230	936,230	—	—	936,230

The following is a description of the principal valuation methods used by the Company for those financial assets that are not measured at fair value either on a recurring or non-recurring basis:

Cash and cash equivalents

Fair value of cash and cash equivalents approximates the carrying amount.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Receivables from Broker Dealers

Prime clears its transactions through another broker dealer on a fully disclosed basis.

(4) Other Intangible Asset

The Company performed an intangible impairment test on October 4, 2012 upon the completion of the assignment of membership interest to LHG. Based on the results of the test no impairment was indicated as the fair value exceeded its carrying amount.

(5) Premises and Equipment

The following is a summary of premises and equipment at October 4, 2012:

Computer equipment	$217,417
Leasehold improvements	70,528
Less: accumulated depreciation and amortization	(29,357)
Total	$258,588

Depreciation expense for the period from April 25, 2012 to October 4, 2012 totaled $22,444.

(6) Commitments and Contingencies

The Company has entered into a lease for certain offices and equipment, which expire September 30, 2018. The Company has also entered into a revenue sharing agreement with a related party for a portion of that rent. The net rent expense for the period ended October 4, 2012 was $96,966, and is recorded in rent expense in the Consolidated Statement of Operations.

The Company recognizes rent expense for escalation clauses, rent holidays, leasehold improvement incentives and other concessions using the straight-line method over the minimum lease term.

Minimum future rental commitments under non-cancelable operating leases follow:

Year Ending October 4,
2013	$314,445
2014	326,113
2015	334,266
2016	342,623
2017	351,188
2018 and thereafter	359,968
Total	$2,028,603

The Company may periodically be involved in litigation and various legal matters that arise in the normal course of business, including proceedings relating to regulatory matters. Such matters are subject to many uncertainties and outcomes that are not predictable. The Company currently has no outstanding litigation.

(7) Certain Relationships and Related Party Transactions

The Company has entered into a rent sharing agreement with an affiliated entity. The affiliated company pays a monthly amount to Prime for their allocable portion of the rent of approximately $13,000 per month. There were no amounts receivable at October 4, 2012 with respect to this rent sharing arrangement.

The Company uses computer technology provided by an affiliated entity, LHG. The amount of computer technology that was paid to LHG during the period ended October 4, 2012 amounted to $104,529 and is included on the consolidated statement of operations as computer and technology expense. There were no amounts due at October 4, 2012 for these services.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Certain Relationships and Related Party Transactions  – (continued)

During the period ended October 4, 2012, an entity related by Brian Ferdinand agreed to pay certain operating expenses of the Company. The total of these payments is $48,136 and is presented as a Due to other related party on the consolidated balance sheet.

(8) Net Capital Requirement

Prime is subject to the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital of $5,000 at April 24, 2012. This minimum net capital was increased as of May 21, 2012 to $100,000. Dividends or withdrawals of capital cannot be made if capital is needed to comply with regulatory requirements. At October 4, 2012, Prime’s net capital, as defined, was in excess of the minimum amount required pursuant to Rule 15c3-1.

(9) Income Taxes

Prime is treated as an S-Corp for Federal and state and local income tax purpose. LPH is a single-member limited liability company treated as a disregarded entity. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. Prime is however, subject to the New York City General Corporation Tax (“NYCGCT”).

As of October 4, 2012, the Company had $84,152 of deferred tax assets (“DTAs”) related to operating losses and intangible assets. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $84,152. The change in the valuation allowance is $43,309.

The significant components of income taxes attributable to continuing operations is a deferred state and local deferred tax benefit of $84,152, offset by a 100% valuation allowance.

The statutory tax rate, consisting of NYCGCT, is 8.85%. This rate differs from the effective tax rate due to a full valuation allowance established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the period ended October 4, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to members are in accordance with each member’s pro rata percentage interests.

The Company is a single member LLC owned by Brian Ferdinand. Prime is the wholly owned subsidiary of LPH. On April 24, 2012, Brian Ferdinand executed an agreement with LHG agreeing to contribute all of the outstanding membership interests in Prime in exchange for membership interests in LHG. This contribution became effective on October 5, 2012 upon receipt of regulatory approval from FINRA for the transfer of ownership.

(11) Subsequent Events

On April 24, 2012, Brian Ferdinand executed an agreement with LHG agreeing to contribute all of the outstanding membership interests in Prime in exchange for membership interests in LHG. This contribution became effective on October 5, 2012 upon receipt of regulatory approval from FINRA for the transfer of ownership.

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

Independent Auditors’ Report

The Members
Liquid Futures, LLC:

We have audited the accompanying balance sheet of Liquid Futures, LLC (a development stage company) (the “Company”) as of December 31, 2011, and the related statements of operations and changes in members’ equity, and cash flows for the period from August 25, 2011 (date of formation) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liquid Futures, LLC as of December 31, 2011, and the results of its operations and its cash flows for the period from August 25, 2011 (date of formation) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
December 10, 2012

LIQUID FUTURES, LLC
(A Development Stage Company)

BALANCE SHEET
DECEMBER 31, 2011

ASSETS
Current assets:
Cash	$1,339,160
Prepaid expenses and other assets	2,500
Total current assets	1,341,660
TOTAL ASSETS	$1,341,660
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,540
Members’ equity (inclusive of accumulated deficit during development stage of $11,880)	1,338,120
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,341,660

See accompanying notes to financial statements.

LIQUID FUTURES, LLC
(A Development Stage Company)

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM AUGUST 25, 2011 (DATE OF FORMATION)
TO DECEMBER 31, 2011

Revenues	$—
Costs and expenses:
Professional fees	5,540
General and administrative	6,340
Total costs and expenses	11,880
Net loss	(11,880)
Members’ equity – beginning of year	—
Members’ capital contribution	1,350,000
MEMBERS’ EQUITY – END OF YEAR	$1,338,120

See accompanying notes to financial statements.

LIQUID FUTURES, LLC
(A Development Stage Company)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 25, 2011 (DATE OF FORMATION)
TO DECEMBER 31, 2011

Cash flows from operating activities:
Net loss	$(11,880)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(2,500)
Accrued expenses	3,540
Net cash used in operating activities	(10,840)
Cash flows provided by financing activities:
Members’ capital contribution	1,350,000
Net increase in cash and cash equivalents	1,339,160
Cash – beginning	—
CASH – ENDING	$1,339,160

See accompanying notes to financial statements.

LIQUID FUTURES, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

Liquid Futures, LLC, (“Futures” or the “Company”), was formed as a limited liability company (“LLC”), on August 25, 2011 in the state of Delaware. Futures shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses and distributions are generally allocated to the members in accordance with their ownership percentages.

Futures is a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

As of December 31, 2011, the Company had $475 of deferred tax assets (DTAs) related to start-up expenditures. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $475. The change in the valuation allowance is $475.

LIQUID FUTURES, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

(2) Income Taxes  – (continued)

The significant components of income taxes attributable to continuing operations is a deferred state and local deferred tax benefit of $475, offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(3) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to members are in accordance with each member’s pro rata percentage interests.

The Company is owned by two individuals: 90% by Richard Schaeffer, and 10% by Brian Ferdinand (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Association (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI, LLC, an entity in which International is the managing member and which Brian Ferdinand partially owns, advanced $1,350,000 to the Individuals for the capital that they initially invested to form the Company.

(4) Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued.

On April 24, 2012, the members of the Company executed an agreement with Liquid Holdings Group, LLC (“LHG”) agreeing to contribute their membership interests in Futures in exchange for membership interests in LHG subject to the receipt of regulatory approval from the NFA, which was received on May 9, 2012.

LIQUID FUTURES, LLC

UNAUDITED CONDENSED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2012 TO MARCH 31, 2012

Revenues	$44,718
Costs and expenses:
Professional fees	33,123
General and administrative	28,851
Total operating expenses	61,974
Net (loss)	$(17,256)

See accompanying notes to unaudited condensed financial statements.

LIQUID FUTURES, LLC

UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM JANUARY 1, 2012 TO MARCH 31, 2012

Members’ equity – beginning of year	$1,338,120
Members’ capital contribution	175,000
Net (loss)	(17,256)
MEMBERS’ EQUITY – END OF PERIOD	$1,495,864

See accompanying notes to unaudited condensed financial statements.

LIQUID FUTURES, LLC

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2012 TO MARCH 31, 2012

Cash flows from operating activities:
Net loss	$(17,256)
Adjustments to reconcile net loss to net cash used in operating actives:
Changes in assets and liabilities:
Accounts receivable	(44,718)
Prepaid expenses	405
Advances to related parties	(200,000)
Accrued expenses and other current liabilities	1,192
Net cash used in operating activities	(260,377)
Cash flows provided by financing activities:
Members’ capital contribution	75,000
Net decrease in cash and cash equivalents	(185,377)
Cash and cash equivalents – beginning	1,339,160
CASH AND CASH EQUIVALENTS – ENDING	$1,153,783
NON-CASH FINANCING ACTIVITIES:
Member’s contribution related to other assets	$100,000

See accompanying notes to unaudited condensed financial statements.

LIQUID FUTURES, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

Liquid Futures, LLC, (“Futures” or the “Company”), was formed as a limited liability company (“LLC”), on August 25, 2011 in the state of Delaware. Futures shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses and distributions are generally allocated to the members in accordance with their ownership percentages.

Futures is a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended March 31, 2012 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting period has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, Liquid Holdings Group, LLC, is after the consummation date of the Company’s acquisition. Unaudited condensed financial statements for the comparable period ended March 31, 2011 have not been presented as the Company was not formed until August 25, 2011.

The Company’s financial statements for the period from August 25, 2011 (date of formation) to December 31, 2011 were prepared as an entity in the development stage pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company is no longer considered to be in the development stage as it has commenced its principal operations and is generating revenues there from.

Revenue recognition

The Company generates revenue through commissions and fees derived from facilitating securities transactions on behalf of the clients. Such commissions and fees are recorded on a trade basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax

LIQUID FUTURES, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies  – (continued)

rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2) Other Assets

On March 9, 2012 the Company advanced $200,000 to a non-affiliated entity, which remained receivable as of March, 31 2012. The balance was repaid back to the Company on July 20, 2012.

In addition, the Company received a non-cash capital contribution from one of the members in the amount of $100,000. The contribution was advanced to a non-affiliated entity, which remained receivable as of March 31, 2012. The balance was repaid back to the member on July 20, 2012.

(3) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

As of December 31, 2011, the Company had $475 of deferred tax assets (DTAs) related to start-up expenditures. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $475. The change in the valuation allowance is $475.

The significant components of income taxes attributable to continuing operations is a deferred state and local deferred tax benefit of $475, offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

LIQUID FUTURES, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(3) Income Taxes  – (continued)

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(4) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to Members are in accordance with each member’s pro rata percentage interests.

The Company is owned by two individuals: 90% by Richard Schaeffer, and 10% by Brian Ferdinand (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Association (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI, LLC, an entity in which International is the managing member and which Brian Ferdinand partially owns, advanced $1,350,000 to the Individuals for the capital that they initially invested to form the Company.

During the three month period ended March 31, 2012 the Company received $75,000 in additional cash contributions which were advanced to the Individuals from LTI, LLC, and a $100,000 non-cash contribution. The non-cash contribution is reflected in other assets on the Company’s balance sheet.

(5) Related Party Transactions

During the three month period ended March 31, 2012 a member of the Company paid expenses on behalf of the Company. The balance of $4,732 is payable to the member at March 31, 2012.

(6) Net Capital Requirements

As a registered broker-dealer, the Company is subject to CFTC Rule 1.17, which requires the maintenance of minimum net capital. Net capital and aggregate indebtedness change from day to day. As of March 31, 2012, the Company had net capital of $1,195,864 which exceeded the net capital requirement of $1,018,000.

(7) Subsequent Events

On April 24, 2012, the members of the Company executed an agreement with Liquid Holdings Group, LLC (“LHG”) agreeing to contribute their membership interests in Futures in exchange for membership interests in LHG subject to the receipt of regulatory approval from the NFA, which was received on May 9, 2012.

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

Independent Auditors’ Report

The Members
LTI, LLC:

We have audited the accompanying balance sheet of LTI, LLC (a development stage company) (the “Company”), as of December 31, 2011, and the related statements of operations, changes in members’ equity, and cash flows for the period from August 22, 2011 (date of formation) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LTI, LLC (a company in the development stage) as of December 31, 2011, and the results of its operations and its cash flows for the period from August 22, 2011 (date of formation) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
December 10, 2012

LTI, LLC
(A Development Stage Company)

BALANCE SHEET
DECEMBER 31, 2011

ASSETS
Current assets:
Cash	$695,870
Due from related parties	3,235,901
Prepaid expenses	14,000
Total current assets	3,945,771
TOTAL ASSETS	$3,945,771
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Due to related parties	$125,000
Total current liabilities	125,000
Members’ equity (inclusive of accumulated deficit during development stage of $4,230)	3,820,771
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$3,945,771

See accompanying notes to financial statements.

LTI, LLC
(A Development Stage Company)

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)
TO DECEMBER 31, 2011

Revenues	$—
Costs and expenses:
Professional fees	4,000
General and administrative	230
Total costs and expenses	4,230
Net loss	$(4,230)

See accompanying notes to financial statements.

LTI, LLC
(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)
TO DECEMBER 31, 2011

	Class A Unit	Class B Units	Accumulated Deficit	Total
Balance – August 22, 2011 (inception)	$—	$—	$—	$—
Issuance of 1 Class A Unit on September 20, 2011	1	—	—	1
Issuance of 4,250 Class B Units on September 20, 2011, net of fees	—	3,825,000	—	3,825,000
Net loss	—	—	(4,230)	(4,230)
MEMBERS’ EQUITY – ENDING	$1	$3,825,000	$(4,230)	$3,820,771

See accompanying notes to financial statements.

LTI, LLC
(A Development Stage Company)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)
TO DECEMBER 31, 2011

Cash flows from operating activities:
Net loss	$(4,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(14,000)
Net cash used in operating activities	(18,230)
Cash flows from financing activities:
Members’ capital contribution	4,250,001
Finders fee on capital raise	(300,000)
Due from related parties	(3,235,901)
Net cash provided by financing activities	714,100
Net increase in cash	695,870
Cash – beginning	—
CASH – ENDING	$695,870
Supplemental disclosure of non cash item:
Finders fee netted against capital not yet paid	$125,000

See accompanying notes to financial statements.

LTI, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

LTI, LLC (a development stage company) (“LTI” or the “Company”) is a Delaware limited liability company formed on August 22, 2011.

The Company was formed to invest in a future Initial Public Offering (“IPO”) which was to be Liquid Trading Holdings Limited (“Guernsey”). Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”).

The Company is considered to be a development stage company and as such, the Company’s financial statements are presented in accordance with FASB Accounting Standards Codification (“ASC”) Topic 915 Development Stage Entities. The Company is subject to all of the risks associated with development stage companies.

Organization of LTI, LLC

LTI, LLC shall continue in existence until dissolved in accordance with provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

LTI, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

(2) Income Taxes  – (continued)

As of December 31, 2011, the Company had $169 of deferred tax assets (DTAs) related to net operating losses and start-up costs. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the UBT DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $169. The change in the valuation allowance is $169.

The significant components of income taxes attributable to continuing operations are a deferred state and local tax benefit of $169 offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(3) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to Members are in accordance with each member’s pro rata percentage interests.

The Company’s members’ equity is comprised of Class A and Class B Units. Class A Units shall be voting units with each Class A Unit having one vote per Class A Unit. The Class B Units shall be non-voting Units and the Class B members shall have no voting rights or any rights to manage or control the Company.

The sole Class A managing member as of July 31, 2012 is Liquid Trading Int’l LLP (“International”), who contributed $1 for its units and is controlled by entities owned by Brian Ferdinand, Richard Schaeffer and Robert Keller. International is a limited liability partnership formed in England and Wales. The Class B members include individuals and entities that contributed $4,250,000 for Units through an equity raise in September 2011. In addition, the Company incurred aggregate finder’s fees of $425,000 in connection with this raise.

LTI, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

(4) Related Party Transactions

International owns all of the Class A Units of LTI, as the managing member. During 2011, International facilitated the payment of expenses related to the operations of LTI and pursuit of the formation of Guernsey for the IPO process. International is a private trading firm which is partially owned by Brian Ferdinand, an individual who is also an owner of LTI. During 2011, International facilitated the payment of expenses related to the potential IPO offering of Guernsey. In anticipation of these expenses LTI advanced funds to International. At December 31, 2011 the Company has a Due from affiliate of $1,146,801, related to these transactions.

Liquid Futures, LLC (“Futures”), is a Delaware limited liability company formed on August 25, 2011 and owned by two individuals: Richard Schaeffer 90% and Brian Ferdinand 10%, (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI advanced funds to the Individuals for the capital that they initially invested. At December 31, 2011 the Company has a Due from affiliate of $1,350,000, related to these transactions.

Liquid Prime Services, Inc. (“Prime”) was formed on May 16, 2003 in the State of New York as a broker-dealer in securities transactions under the Securities Exchange Act of 1934 and is owned by Brian Ferdinand. Prime, formerly known as Taconic Capital Group Inc., changed its name to Liquid Prime Services Inc. on November 17, 2011. Prime is registered with the Securities and Exchange Commission (“SEC”) and is member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation (“SIPC”). During 2011, LTI advanced funds to Brian Ferdinand for the capital that he initially invested. At December 31, 2011 the Company has a Due from affiliate $620,000, related to these transactions.

During 2012, the membership interest of International, Futures and Prime were exchanged for membership interests in Liquid Holdings Group, LLC (“LHG”). Upon the membership interest exchanges, LHG assumed all the advances due to LTI.

Centurion Capital Group, LLC (“Centurion”), was formed as a Florida limited liability company on May 11, 2010. The Company advanced funds to Centurion prior to the acquisition of Centurion by a related entity, Guernsey. At December 31, 2011, the Company has a Due from affiliate of $119,100, related to these transactions.

The Company entered into an agreement with an affiliate of Centurion for a finder fee of $425,000 related to a capital raise. During the period ended December 31, 2011, the Company paid $300,000. At December 31, 2011, the Company has a Due to affiliate of $125,000 related to this transaction.

(5) Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued.

In January 2012, LTI and International entered in to a Use of Proceeds Agreement which was amended in the same month, which stated that International, the Class A and managing Member of LTI, which is indirectly and jointly controlled by Brian Ferdinand, Richard Schaeffer and Robert Keller agreed to procure the Class B Units in exchange for equal shares in a private entity if the IPO is not consummated as described in the Use of Proceeds Agreement.

On January 10, 2012, pursuant to the Use of Proceeds Agreement, between LTI and International as amended on January 19, 2012, the Class B Members exchanged their Class B Units for shares in Guernsey or another entity to be formed to hold, directly or indirectly, certain rights of International, Green Mountain

LTI, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

(5) Subsequent Events  – (continued)

Analytics, LLC and other entities (Liquid Holdings Group, LLC, “LHG”, or the “Holding Company”) upon the Holding Company’s admission to trading on AIM or any other stock exchange (“Admission”).

Were Admission to have taken place at any time on or prior to October 10, 2012, the Class B Members were to have received an aggregate of 3.4% of the issued share capital of the Holding Company, subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

If Admission takes place after October 10, 2012, the Class B Members will receive an aggregate of 3.51% of the issued share capital in the holding company that owns the Class A membership interests of International and 51% of the membership interests of Green Mountain Analytics, LLC. However, if these interests are held by two separate holding companies, the Class B Members will receive an aggregate of 3.51% of the issued share capital in each such holding company. In either case, the percentage interest to be received by the Class B Members is subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

LHG, a Delaware limited liability company, was formed on January 17, 2012 and commenced operations on April 24, 2012. LHG is the entity that has been formed with the intention of being the holding company to own the Company and other entities through acquisitions and ultimately pursue an IPO in the US.

On April 24, 2012, the members of Futures and Prime executed agreements with LHG agreeing to contribute their membership interests in the individual entities in exchange for membership interests in LHG.

On September 30, 2012, the Company’s members exchanged their membership interests for membership interests in LHG. The exchange was accounted for as a business combination by LHG. The fair value of the units acquired by the Company’s members was estimated to be $5.1 million.

LTI, LLC
(A Development Stage Company)

UNAUDITED CONDENSED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)
TO SEPTEMBER 30, 2012

	For the nine months ended September 30, 2012	For the period from August 22, 2011 (Date of Formation) to September 30, 2011	For the period from August 22, 2011 (Date of Formation) to September 30, 2012
Revenues	$—	$—	$—
Costs and expenses:
Professional fees	264,000	—	268,000
General and administrative	50	80	280
Total costs and expenses	264,050	80	268,280
Net loss	$(264,050)	$(80)	(268,280)

See accompanying notes to unaudited condensed financial statements.

LTI, LLC
(A Development Stage Company)

UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)
TO SEPTEMBER 30, 2012

	Class A Unit	Class B Units	Accumulated Deficit	Total
Balance – August 22, 2011 (inception)	$—	$—	$—	$—
Issuance of 1 Class A Unit on September 20, 2011	1	—	—	1
Issuance of 4,250 Class B units on September 20, 2011, net of fees	—	3,825,000	—	3,825,000
Net loss	—	—	(4,230)	(4,230)
Balance – December 31, 2011	$1	$3,825,000	$(4,230)	$3,820,771
Deemed distribution to the member	—	(119,100)	—	(119,100)
Net loss	—	—	(264,050)	(264,050)
MEMBERS’ EQUITY – ENDING	$1	$3,705,900	$(268,280)	$3,437,621

See accompanying notes to unaudited condensed financial statements.

LTI, LLC
(A Development Stage Company)

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)
TO SEPTEMBER 30, 2012

	For the nine months ended September 30, 2012	For the period from August 22, 2011 (Date of Formation) to September 30, 2011	For the period from August 22, 2011 (Date of Formation) to September 30, 2012
Cash flows from operating activities:
Net loss	$(264,050)	$(80)	$(268,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	14,000	—	—
Net cash used in operating activities	(250,050)	(80)	(268,280)
Cash flows from financing activities:
Members’ capital contribution	—	4,150,001	4,250,001
Finder’s fee on capital raise	—	—	(300,000)
Advances to affiliates	(425,000)	99	(3,660,901)
Net cash (used in) provided by financing activities	(425,000)	4,150,100	289,100
Net (decrease) increase in cash	(675,050)	4,150,020	20,820
Cash – beginning	695,870	—	—
CASH – ENDING	$20,820	$4,150,020	$20,820

See accompanying notes to unaudited condensed financial statements.

LTI, LLC
(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies, Organization and Nature of Operations

LTI, LLC (a development stage company) (“LTI” or the “Company”) is a Delaware limited liability company formed on August 22, 2011.

The Company was formed to invest in a future Initial Public Offering (“IPO”) which was to be Liquid Trading Holdings Limited (“Guernsey”). Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”). This plan was abandoned and on January 17, 2012, Liquid Holdings Group, LLC (“LHG”), a Delaware limited liability company, was formed with the intention of being the holding company and would ultimately pursue an IPO in the United States.

On September 30, 2012, the Company’s members exchanged their membership interests for membership interests in LHG. The exchange was accounted for as a business combination by LHG. The fair value of the units acquired by the Company’s members was estimated to be $5.1 million.

The Company is considered to be a development stage company and as such, the Company’s financial statements are presented in accordance with FASB Accounting Standards Codification (“ASC”) Topic 915 Development Stage Entities. The Company is subject to all of the risks associated with development stage companies.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods ended September 30, 2012 and 2011 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting period has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, LHG, is after the consummation date of the Company’s acquisition.

Organization of LTI, LLC

LTI, LLC shall continue in existence until dissolved in accordance with provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax

LTI, LLC
(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies, Organization and Nature of Operations  – (continued)

rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

As of September 30, 2012, the Company had $731 of deferred tax assets (DTAs) related to net operating losses and start-up costs. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the UBT DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $731. The change in the valuation allowance is $562.

The significant components of income taxes attributable to continuing operations are a deferred state and local tax benefit of $731 offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the period ended September 30, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

LTI, LLC
(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(3) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to members are in accordance with each member’s pro rata percentage interests.

The Company’s members’ equity is comprised of Class A and Class B Units. Class A Units shall be voting units with each Class A Unit having one vote per Class A Unit. The Class B Units shall be non-voting Units and the Class B members shall have no voting rights or any rights to manage or control the Company.

The sole Class A managing member as of September 30, 2012 is Liquid Trading Int’l LLP (“International”), who contributed $1 for its units and is controlled by entities owned by Brian Ferdinand, Richard Schaeffer and Robert Keller. International is a limited liability partnership formed in England and Wales. The Class B members include individuals and entities that contributed $4,250,000 for Units through an equity raise in September 2011. In addition, the Company incurred aggregate finder’s fees of $425,000 in connection with this raise. On September 30, 2012, The Company’s members exchanged their membership interests for membership interests in LHG. The exchange was accounted for as a business combination by LHG. The fair value of the units acquired by the Company’s members was estimated to be $5.1 million.

(4) Related Party Transactions

International owns all of the Class A Units of LTI, as the managing member. International is a private trading firm which is partially owned by Brian Ferdinand, an individual who is also an owner of LTI. During 2011, International facilitated the payment of expenses related to the operations of LTI and pursuit of the formation of Guernsey for the IPO process. In anticipation of these expenses LTI advanced funds to International. As of September 30, 2012 of the funds advanced $589,713 is due from Guernsey and $441,087 is due from International.

In October, 2011 the Company advanced $116,000 to Ferdinand Trading, LLC, for various working capital needs. Ferdinand Trading LLC is controlled by Brian Ferdinand. The advance of $116,000 remained due at September 30, 2012

Centurion Capital Group, LLC (“Centurion”), was formed as a Florida limited liability company on May 11, 2010. In 2011 the Company advanced $119,100 to Centurion prior to the acquisition of Centurion by a related entity, Guernsey. During the period ended September 30, 2012 the advance was deemed a distribution to the members of the Company.

Liquid Futures, LLC (“Futures”), is a Delaware limited liability company formed on August 25, 2011 and owned by two individuals: Richard Schaeffer 90% and Brian Ferdinand 10%, (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI advanced funds to the Individuals for the capital that they initially invested. At September 30, 2012 the Company has an advance due from these Individuals in the amount of $1,425,000, related to these transactions. The balance is included in “Due from Affiliates” line on the Company’s balance sheet.

Liquid Prime Services, Inc. (“Prime”) was formed on May 16, 2003 in the State of New York as a broker-dealer in securities transactions under the Securities Exchange Act of 1934 and is owned by Brian Ferdinand. Prime, formerly known as Taconic Capital Group Inc., changed its name to Liquid Prime Services Inc. on November 17, 2011. Prime is registered with the Securities and Exchange Commission (“SEC”) and is member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation (“SIPC”). During 2011, LTI advanced funds to Brian Ferdinand for the capital that he initially invested. At

LTI, LLC
(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(4) Related Party Transactions  – (continued)

September 30, 2012 the Company has an advance due from Brian Ferdinand in the amount of $970,000, related to these transactions. The balance is included in “Due from Affiliates” line on the Company’s balance sheet.

During 2012, the membership interest of International, Futures and Prime were exchanged for membership interests in Liquid Holdings Group, LLC (“LHG”). Upon the membership interest exchanges, LHG assumed all the advances due to LTI.

On January 2, 2012, the Company entered into an agreement with Liquid Trading Management LLC (“Management”), an entity controlled by Brian Ferdinand, for consultation services. During the period ended September 30, 2012, the Company paid $250,000 to Management.

In 2011 the Company entered into an agreement with an affiliate of Centurion for a finder fee of $425,000 related to a capital raise. During the period ended December 31, 2011, the Company paid $300,000 and LHG paid the remaining $125,000 on the Company’s behalf. The balance due to LHG is $125,000 as of September 30, 2012.

(5) Non-cash Financing Activities

During the period ended December 31, 2011, the Company incurred $425,000 in finders’ fees on its capital raise of which $300,000 was paid in cash and LHG paid the remaining $125,000 on the Company’s behalf The Company recorded a due LHG for the amount.

During the nine month period ended September 30, 2012 the Company concluded that the $119,000 advanced to an affiliate Centurion during 2011 was deemed distribution during the period ended September 30, 2012.

(6) Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

Independent Auditors’ Report

The Members
Centurion Capital Group, LLC:

We have audited the accompanying consolidated balance sheets of Centurion Capital Group, LLC and subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations and changes in members’ equity (deficit), and cash flows for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centurion Capital Group, LLC and subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
December 10, 2012

CENTURION CAPITAL GROUP, LLC

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Current assets:
Cash	$8,668	$8,765
Receivables from brokers, dealers, others	—	7,238,659
Due from related party	300,000	—
TOTAL ASSETS	$308,668	$7,247,424
LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$12,370	$—
Due to member	300,000	7,028,000
Notes payable	81,700	81,700
Total current liabilities	394,070	7,109,700
Commitments and contingencies (Notes 4)
Members’ equity (deficit)	(85,402)	137,724
TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$308,668	$7,247,424

See accompanying notes to consolidated financial statements.

CENTURION CAPITAL GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
AND CHANGES IN MEMBERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIOD
FROM MAY 11, 2010 (DATE OF FORMATION) TO DECEMBER 31, 2010

	2011	2010
Revenue:
Interest	$60,000	$—
Trading gains	—	238,659
Total revenue	60,000	238,659
Operating expenses:
General and administrative	$336,056	$31,471
Salaries and wages	483,551	—
Professional fees	144,076	33,564
Trading losses	3,061,799	—
Rent	585,749	80,039
Total operating expenses	4,611,231	145,074
Net (loss) income	(4,551,231)	93,585
Members’ equity – beginning of year	137,724	—
Members’ capital contribution	2,256,409	52,000
Conversion of debt to equity	4,224,362	—
Members’ capital distribution	(2,152,666)	(7,861)
MEMBERS’ (DEFICIT) EQUITY – END OF YEAR	$(85,402)	$137,724

See accompanying notes to consolidated financial statements.

CENTURION CAPITAL GROUP, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIOD
FROM MAY 11, 2010 (DATE OF FORMATION) TO DECEMBER 31, 2010

	2011	2010
Cash flows from operating activities:
Net (loss) income	$(4,551,231)	$93,585
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Trading income gain (loss)	3,061,799	(238,659)
Changes in assets and liabilities:
Receivables from brokers and dealers	4,176,860	(7,000,000)
Accrued expenses	12,370	—
Net cash used in operating activities	2,699,798	(7,145,074)
Cash flows from financing activities:
(Repayment to) proceeds from member	(2,503,638)	7,028,000
(Repayment to) proceeds from related party	—	81,700
Loan to affiliate	(300,000)	—
Members’ capital contributions	2,256,409	52,000
Members’ capital distributions	(2,152,666)	(7,861)
Net cash (used in) provided by financing activities	(2,699,895)	7,153,839
Net (decrease) increase in cash	(97)	8,765
Cash – beginning	8,765	—
CASH – ENDING	$8,668	$8,765
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of promissory note to 37.5% equity	$4,224,362	$—

See accompanying notes to consolidated financial statements.

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

The accompanying consolidated financial statements of Centurion Capital Group, LLC (“Centurion” or the “Company”) include: Centurion Capital Group LLC, formerly known as Centurion South LLC (“South”) and its subsidiary, Centurion Trading Partners, LLC (“Trading”). The Company provides proprietary trading services to customers who contribute capital to be traded by Centurion traders across a mix of strategies.

South was originally formed as a Florida limited liability company on May 11, 2010 under the name of Centurion South LLC to provide proprietary trading services. On July 26, 2011 Centurion South LLC changed its name to Centurion Capital Group, LLC.

Trading was formed as a Delaware limited liability company on April 8, 2010 with the intention for the entity to become a registered broker-dealer. This plan was subsequently abandoned. On May 11, 2010 the sole member of Trading, John Allen, transferred his membership interest to South.

On December 30, 2011, Liquid Trading Holdings Limited (“Guernsey”) pursuant to a Membership Interest Purchase Agreement purchased all of the issued and outstanding membership interest in Centurion.

Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011 and it was wholly owned by Liquid Trading International Holdings, LLP, which is owned by Brian Ferdinand. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”).

Principles of consolidation

The consolidated financial statements represent the consolidation of the accounts of South and Trading in conformity with U.S. generally accepted accounting principles (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation. Under certain criteria indicated in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 — Consolidation, a partially-owned affiliate would be consolidated when it has less than a 50% ownership if the Company was the primary beneficiary of that entity. At the present time, there are no interests in variable interest entities.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, at December 31, 2011, the Company had negative membership interests of $85,402 and a net loss of $4,551,231.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities should the Company be unable to continue as a going concern.

The Company has principally financed its operations for the last two years through related party transactions. Management believes the Company’s ability to continue its operations is dependent upon the ability to raise capital through an acquisition. Management agreed to sell all of the issued and outstanding membership interest in Centurion to Guernsey on December 30, 2011 in anticipation of being consolidated with a group of companies associated with Guernsey, which would pursue an IPO. The ability of the Company to continue as a going concern is dependent on the success of this IPO. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Organization of Limited Liability Companies

The limited liabilities companies (the LLCs) included within the consolidated statements shall continue in existence until dissolved in accordance with provisions of their operating agreements and are funded through the equity contributions of their owners. As LLCs, except as many otherwise be provided under applicable

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies  – (continued)

law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the individual companies. The members are not obligated to restore capital deficits. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes from May 11, 2010 through May 31, 2010; a single-member limited liability company (“SMLLC”) owned by an individual, Joseph Gamberele from June 1, 2010 through September 14, 2011; a partnership from September 15, 2011 through December 30, 2011; and a SMLLC owned by Guernsey, on December 31, 2011. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Securities Transactions

Receivables from brokers include amounts receivable for fails to deliver, cash deposits for securities borrowed, amounts receivable on open transactions from clearing organizations and non U.S. broker-dealers.

(2) Receivables from Brokers, Dealers, Others

At December 31, 2010, the Company has $7,238,659 in receivables from two entities, representing cash balances on deposit in trading accounts. This receivable balance consisted of $5,130,331 in receivables from ECHOtrade, LLC (“ECHOtrade”), a broker-dealer, and $2,108,328 in receivables from Liquid Trading Int’l LLP (“International”).

Both ECHOtrade and International are entities partially owned by Brian Ferdinand and Robert Keller. Brian Ferdinand owns and controls Guernsey, the entity which acquired Centurion on December 30, 2011.

In May 2010, Douglas Von Allmen created South as a vehicle to provide capital to proprietary traders of ECHOtrade and International and to share in the revenue generated from their trading activities. Centurion deposited funds with ECHOtrade and International as “at-risk” capital to be allocated among these proprietary traders.

During 2011, Centurion’s trading activity with ECHOtrade and International was wound down and the receivable balances were paid off net of any trading gains or losses.

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Receivables from Brokers, Dealers, Others  – (continued)

The following is summary of the Company’s receivables:

	2011		2010
ECHOtrade, LLC		$—	$5,130,331
Liquid International, LLP		—	2,108,328
Total	$		$7,238,659

(3) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of the business.

On May 11, 2010, John Allen as sole member of Trading transferred his membership interest to Centurion South, LLC. Pursuant to the Assignment of Interest Agreement between John Allen and Centurion Capital Group, LLC, John Allen contributed his 100% membership interest to Centurion South, LLC for $10 in consideration.

On May 27, 2010, Douglas Von Allmen and Joseph Gamberele each contributed $1,000 to establish their membership interest in the Company. On June 10, 2010, Douglas Von Allmen sold 100% of his membership interest to Joseph Gamberele in a private transaction outside of the Company.

Joseph Gamberele executed two private transactions of his membership interest during 2011. On September 15, 2011 Joseph Gamberele sold 15% of his interest to Edward Feigeles and 10% of his interest to John Allen. Both transactions were private transactions that took place outside of the Company. In addition, on December 13, 2011, Douglas Von Allmen converted an outstanding promissory note into capital as discussed further in Note 5.

On December 30, 2011, Guernsey became the sole member of the Company.

(4) Commitments

During January 2011, the Company began subleasing office space in New York, on a month-to-month basis for $52,000 per month with a company affiliated by common ownership. The Company made the last payment in January 2012.

During April 2011, The Company informally entered into a sublease for office space in Boca Raton, FL., on a month-to-month basis for approximately $5,800 per month. The sublease expired in October 2011.

Rent expense incurred under these operating leases for the years ended December 31, 2011 and 2010 and for the period from May 10, 2010 (inception) through December 31, 2010, amounted to $585,749 and $80,039, respectively.

(5) Related Party Transactions

The Company trades through an account at ECHOtrade (an entity which is partially owned by Brian Ferdinand). During 2011, this account was closed. The balances in this account at December 31, 2011 and December 31, 2010 were $0 and $5,130,331, respectively.

The Company trades through an account at Liquid International, LLP an entity in which Brian Ferdinand and Robert Keller are partners. During 2011, this account was closed. The balances in this account at December 31, 2011 and December 31, 2010 were $0 and $2,108,328, respectively.

During 2010, the Company received $7,028,000 for an unsecured non-interest-bearing promissory note from an entity in which one of the members of the Company was the general partner. On June 6, 2011 this

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Related Party Transactions  – (continued)

loan was converted into an unsecured non-interest bearing promissory note. On December 13, 2011, the remaining balance of this note was converted into capital as a capital contribution in the amount of $4,224,362.

On December 30, 2011, pursuant to a Membership Interest Purchase Agreement (the “Agreement”), Guernsey (an entity controlled by Brian Ferdinand) purchased all of the issued and outstanding membership interests in Centurion for a maximum purchase price of $13,600,000. The Members of Company received $1,000 in cash and were to be paid the remainder of the purchase price in shares of Guernsey or another holding company to be formed upon the earlier to occur of (i) the initial public offering of such a holding company and (ii) January 1, 2014. The Members of the Company will receive the purchase price in shares equal to $8,331,096, with the remainder of $5,268,904 contingent upon certain EBITDA thresholds as defined in the Agreement.

At December 31, 2011, the Company was owed $300,000 from companies related through common ownership to one of the prior original members of the Company. This advance is due on demand. Also at December 31, 2011, the Company owed $81,700 to Ferdinand Capital (an entity owned by Brian Ferdinand).

During January 2011, the Company began subleasing office space from a company related through common ownership, see Note 4.

(6) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes from May 11, 2010 through May 31, 2010; a SMLLC owned by an individual from June 1, 2010 through September 14, 2011; a partnership from September 15, 2011 through December 30, 2011; and a SMLLC owned by a Guernsey company on December 31, 2011. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon.

As of December 31, 2011, the Company had no deferred tax assets or (liabilities) and no valuation allowance.

The statutory tax rate is 0%. This rate is the same as the effective tax rate of 0.00%. There are no reconciling items.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

As of December 31, 2010 and 2011, the Company has no net operating losses that can be carried back.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2010
Florida	2010
Guernsey	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2010 and 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these consolidated financial statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.

On March 1, 2012, Centurion changed its name to Liquid Partners, LLC.

The Agreement was amended on July 21, 2012 to reflect that: (a) Guernsey’s rights and obligations had been assigned to Liquid Holdings Group, LLC (“LHG”) on May 11, 2012, (b) the holding company shares to be issued thereunder shall be Class A Common Units of LHG, (c) the aggregate number of Class A Common Units to be issued thereunder shall be increased to 7.60% of the issued and outstanding equity securities of LHG as of the date of issuance and (d) such Class A Common Units shall be issued upon the date of signing of such amendment to the Agreement.

On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG.

On July 21, 2012, the Agreement was amended to accelerate the share issuance contemplated in the original agreement and called for LHG to issue an aggregate number of Class A Common Units equal to 7.60% of the aggregate issued and outstanding equity securities (totaling 90 Class A Common Units) of LHG at such date to the selling members of Centurion for the purchase price and eliminated all prior purchase price measurements and the contingent consideration. The fair value of the 90 Class A Common Units was estimated to be $8,755,000.

Independent Auditors’ Report

The Members
Green Mountain Analytics, LLC:

We have audited the accompanying balance sheets of Green Mountain Analytics, LLC (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, changes in members’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Mountain Analytics, LLC as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
December 10, 2012

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$4,431	$17,478
Accounts receivables, net	—	750
Total current assets	4,431	18,228
Property and equipment, net	813	1,036
Capitalized software costs, net	7,339	29,356
TOTAL ASSETS	$12,583	$48,620
LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses and other liabilities	$51,791	$96,384
Class B incentive payable	222,552	—
Due to members	—	241,300
Due to related parties	—	20,866
Total current liabilities	274,343	358,550
Members’ equity (deficit)	(261,760)	(309,930)
TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$12,583	$48,620

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
Revenues from related parties:
Consulting revenue	$170,000	$30,038
Service revenue	308,167	110,157
Total revenues	478,167	140,195
Operating expenses:
Consulting fees, including $96,693 and $21,134, respectively, to related parties	172,573	21,134
Software development expenses, including $250,445 and $172,166, respectively, to related parties	325,575	417,506
Incentive awards	222,552	—
Depreciation and amortization	22,240	22,095
Commission expense	26,400	59,400
General and administrative	30,209	39,085
Professional fees	5,510	6,404
Total operating expenses	805,059	565,624
Loss from operations	(326,892)	(425,429)
Other non-operating income (expense):
Interest expense	(15,900)	(18,053)
Total non-operating expenses	(15,900)	(18,053)
Net loss	$(342,792)	$(443,482)

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Members’ Equity	Accumulated Deficit	Total
Members’ equity – January 1, 2010	$2,702,481	$(2,825,329)	$(122,848)
Issuance of Class A units	197,000	—	197,000
Issuance of Class B units	59,400	—	59,400
Net loss	—	(443,482)	(443,482)
Members’ (deficit), December 31, 2010	2,958,881	(3,268,811)	(309,930)
Issuance of Class A units	292,000	—	292,000
Issuance of Class A units for commission fees	26,400	—	26,400
Forgiveness of debt by members	72,562	—	72,562
Net loss	—	(342,792)	(342,792)
MEMBERS’ (DEFICIT), DECEMBER 31, 2011	$3,349,843	$(3,611,603)	$(261,760)

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
Cash flows from operating activities:
Net loss	$(342,792)	$(443,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	223	78
Amortization expense	22,017	22,017
Compensation expense – Class B incentive	222,552	—
Bad debt expense	750	—
Commission fee	26,400	79,200
Changes in assets and liabilities:
Accounts receivable	—	40,300
Accrued expenses and other liabilities	(7,028)	11,619
Net cash used in operating activities	(77,878)	(290,268)
Cash used in investing activities:
Property and equipment acquisitions	—	(1,114)
Cash flows from financing activities:
Repayment of due to members	(208,216)	—
Loans received from members	—	110,300
Repayment of due to related parties	(18,953)	—
Loans received from related parties	—	20,500
Members’ capital contribution	292,000	177,200
Net cash provided by financing activities	64,831	308,000
Net (decrease) increase in cash and cash equivalents	(13,047)	16,618
Cash and cash equivalents – beginning	17,478	860
CASH AND CASH EQUIVALENTS – ENDING	$4,431	$17,478
NON-CASH FINANCING ACTIVITIES:
Forgiveness of debt by members	$72,562	$—
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid by cash	—	—

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

Green Mountain Analytics, LLC was incorporated on April 29, 2002 in the state of Vermont.

The Company is a software development company that provides a trading platform servicing the securities trading industry, using its own proprietary software. In addition the Company, provides software development on a consulting basis.

Organization of Limited Liability Company

A limited liability company (“LLC”) shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Going Concern

The Company incurred a net loss $342,792 and $443,482 for the years ended December 31, 2011 and 2010, respectively. At December 31, 2011, the Company had cash of $4,431 and accumulated deficit of $3,611,603.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities should the Company be unable to continue as a going concern.

The Company has principally financed its operations for the last two years through related party transactions. Management believes the Company’s ability to continue its operations is dependent upon the ability to raise capital through an acquisition. The Company was acquired on August 27, 2012 (see Note 8).

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These significant estimates and assumptions include estimating the useful life of capitalized software.

Revenue Recognition

Consulting

The Company derives revenue from providing software development to related parties on a consulting basis. Revenues for consulting services are generally recognized as the services are performed.

Software as a Service

The Company also derives revenue from providing software licenses for an online trading platform. There is no downloadable software, distribution or technology delivered to consumers. Software is provided under a hosting arrangement, revenue is accounted for as software as a service arrangement since the

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

(1) Summary of Significant Accounting Policies  – (continued)

customer does not have the contractual right to take possession of the software at any time during the hosting period. The Company recognizes revenue for these software licenses when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

Software Development Costs

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC 985-20, Software — Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	3 years
Computers	5 years
Furniture and fixtures	5 years
Capitalized software costs	3 years

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Fair Value Measurements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements. This update amends FASB ASC Topic 820, Fair Value Measurements and Disclosures, to require new disclosures for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the rollforward

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

(1) Summary of Significant Accounting Policies  – (continued)

of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010. The Company adopted certain of the relevant disclosure provisions of ASU 2010-06 on January 1, 2010 and other provisions on January 1, 2011.

FASB ASC Topic 820 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Under the new standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

The three levels of the fair value hierarchy under FASB ASC Topic 820 are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and, inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

(2) Concentration of Credit Risk

The Company has generated all of its revenues for the years ended December 31, 2011 and 2010 from ECHOtrade, LLC (“ECHOtrade”), Tower Research LLC and Liquid Trading Int’l, which are related parties. These entities are owned by members of the Company.

During 2010, one vendor comprises approximately 50% of the total paid for consulting and services fees.

(3) Property and Equipment

Property and equipment consisted of the following at December 31, 2011 and 2010:

	2011	2010
Computer equipment	$1,114	$1,114
Less: accumulated depreciation	301	78
Property and equipment, net	$813	$1,036

Depreciation expense for the years ended December 31, 2011 and 2010 totaled $223 and $78, respectively.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

(4) Capitalized Software Costs

Capitalized software costs consisted of the following at December 31, 2011 and 2010:

	2011	2010
Website and internally developed software costs	$66,051	$66,051
Less: accumulated amortization	58,712	36,695
Capitalized software costs, net	$7,339	$29,356

Amortization expense for the years ended December 31, 2011 and 2010 totaled $22,017 and $22,017, respectively.

(5) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. The Company files income tax returns in the U.S. federal jurisdiction and in Vermont. Accordingly, no income tax provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon.

As of December 31, 2010 and 2011, the Company did not have any deferred tax assets and liabilities or valuation allowance.

For tax years 2010 and 2011, the statutory tax rate is 0%. This rate is the same as the effective tax rate of 0.00%. There are no reconciling items.

The Company does not have any current incomes payable or receivable and there have been no cash payments for income taxes.

As of December 31, 2010 and 2011, the Company has no net operating losses that can be carried back.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes effective January 1, 2008. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2008
Vermont	2008

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ended December 31, 2011 and 2010, respectively. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(6) Incentive Awards

On October 5, 2011, the Company’s members with a super majority approved various Incentive Award Agreements. At that time, the Company granted fully vested Class B Membership to nine individuals valued at $222,552 in the aggregate. During 2011, the Company recognized incentive expense in the Statement of Operations for the year ended December 31, 2011 of $222,552.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

(7) Related Party Transactions

Due to shareholder

In 2010, the Company had outstanding loans due to members in the amount of $262,346 in principal and accrued interest which is included in the caption of Due to members and accrued expenses and other liabilities on the balance sheets. These loans were used to pay operating expenses. During 2011, the Company repaid $208,216 of the loans through the indirect capital contribution from two members which are entities owned by Brian Ferdinand and Robert Keller, which resulted in the Company recording $72,562 as capital contribution due to forgiveness of debt.

Service arrangement

On April 1, 2009 the Company entered into service arrangements with ECHOtrade and on August 1, 2008 with Liquid Trading Int’l LLP. These entities are related through common ownership with two of the members of the Company; Brian Ferdinand and Robert Keller. The Company provides services for software development to the related entities. The Company recorded revenues for these services which are included in the Statement of Operations totaling $444,067 and $102,995 for the years ended December 31, 2011 and 2010, respectively.

During 2010 and 2011, the Company entered into an arrangement with one of the members of the Company, Tower Research, LLC, to provide both consulting and software as a service. The Company recorded revenues for these services which are included in the Statement of Operations totaling $34,100 and $37,200 for the years ended December 31, 2011 and 2010, respectively.

During 2010 and 2011, the Company paid fees for both consulting and software development. The individuals who provided these services were Class A and Class B members of the Company. The Company recorded expenses for these services which are included in the Statement of Operations totaling $347,138 and $193,300 for the years ended December 31, 2011 and 2010, respectively

(8) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of the business.

The Company’s members’ equity is comprised of Class A and Class B membership interests. Class A members have voting rights; the Class B members have no voting rights and do not participate in distributions from capital transactions, as defined in the operating agreement.

There are provisions in the operating agreement requiring that a super majority of the members is required for certain decisions regarding the Company. A super majority is deemed to be more than 80% of the voting membership interests.

On September 1, 2010, the Company and each of the existing Class A Members entered into a letter agreement (“Letter Agreement”), pursuant to which Ferdinand Trading II LLC (controlled by Brian Ferdinand) (“FT”), Ferris Ventures, LLC (controlled by Robert Keller) (“FV”) and Bruce Cooper would be able to acquire up to 55% of the Class A membership interest of the Company over an eleven month period. This letter contemplated FT and FV receiving the additional Class A membership interests in consideration for cash infusions, revenue derived from contracts originated by FT and FV and the repayment of member loans. In addition, this Letter Agreement included a provision that required a revision to the definition of super majority to mean the consent of at least 80 percent of the Board of Managers.

Pursuant to an Agreement dated September 10, 2011, FT and FV acquired the remaining Class A membership interests on such date to bring their aggregate total interest in the Company to 55% of the Class A membership interests. The agreement stated that FT and FV had satisfied most of the conditions set

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

(8) Members’ Equity  – (continued)

forth in the Letter Agreement, but had not repaid the member loans. As a result, FT and FV were required to make an additional $250,000 contribution to repay the member loans.

Pursuant to a Amended and Restated Agreement, dated January 9, 2012, the Class A Members agreed to exchange their membership interests in the Company for shares in Liquid Trading Holdings Limited (or another holding company which became Liquid Holdings Group, LLC (“LHG”), (see note 5) upon the admission of such entity to trading on the AIM or any other stock exchange. The shares to be issued to the Members will have a fair market aggregate value of at least $10,000,000 and constitute a minimum of 10% of the equity interests in the public company following its admission.

On October 5, 2011, the Company agreed to grant Management Incentive Awards (“Incentives”) to consultants. The Incentives granted were Class B membership interests (see Note 5).

(9) Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued.

On February 23, 2012, the Company entered into a system integration agreement, (“Integration Agreement”) with Fundsolve Limited, (“Fundsolve”). The purpose of this Integration Agreement was to merge the technologies of the Company and Fundsolve in anticipation of both companies being acquired by LHG. The integration was completed on July 31, 2012.

The Company was acquired by LHG on August 27, 2012 pursuant to a Contribution and Exchange Agreement entered into with the members of the Company (including entities controlled by Brian Ferdinand and Robert Keller) by which the members of the Company contributed all of their outstanding equity interests for an 11.75% interest in LHG with an estimated fair value of $19,973,000.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For six months ended June 30, 2012	For six months ended June 30, 2011
Revenues from related parties:
Consulting revenue	$307,100	$90,000
Service revenue	235,000	134,669
Total revenues	542,100	224,669
Operating expenses:
Consulting fees, including $111,696 and $46,266, respectively, to related parties	231,174	110,112
Software development expenses, including $51,652 and $121,850, respectively, to related parties	214,424	121,850
Depreciation and amortization	7,517	11,120
Commission expense	—	26,400
Professional fees	25,258	2,400
General, administrative and other	17,185	3,354
Total operating expenses	495,558	275,236
Loss from operations	46,542	(50,567)
Other non-operating income (expense):
Interest expense	—	(10,320)
Total non-operating expenses	—	(10,320)
Net income (loss)	$46,542	$(60,887)

See accompanying notes to unaudited condensed financial statements.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
FOR THE PERIOD ENDED JUNE 30, 2012

	Members’ Equity	Accumulated Deficit	Total
Balance – January 1, 2011	$2,958,881	$(3,268,811)	$(309,930)
Issuance of Class A units for commission fees	26,400		26,400
Net income (loss)		(60,887)	(60,887)
Balance – June 30, 2011 (unaudited)	2,985,281	(3,329,698)	(344,417)
Issuance of Class A units	292,000	—	292,000
Forgiveness of debt	72,562	—	72,562
Net income (loss)	—	(281,905)	(281,905)
Balance – December 31, 2011	3,349,843	(3,611,603)	(261,760)
Net income (loss)	—	46,542	46,542
Balance – June 30 2012 (unaudited)	$3,349,843	$(3,565,061)	$(215,218)

See accompanying notes to unaudited condensed financial statements.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For six months ended June 30, 2012	For six months ended June 30, 2011
Cash flows from operating activities:
Net income (loss)	$46,542	$(60,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	7,517	11,120
Commission fee		26,400
Changes in assets and liabilities:
Accounts receivable	—	(28,000)
Deposits and other assets	(77,000)
Accrued expenses and other liabilities	53,879	(4,012)
Net cash used in operating activities	30,938	(55,379)
Cash used in investing activities:
Property and equipment acquisitions	(645)	—
Cash flows from financing activities:
Repayment of loans received to affiliates	—	(2,050)
Members’ capital contribution	—	50,000
Net cash provided by financing activities	—	47,950
Net (decrease) increase in cash and cash equivalents	30,293	(7,429)
Cash and cash equivalents – beginning	4,431	17,478
CASH AND CASH EQUIVALENTS – ENDING	$34,724	$10,049
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid by cash	—	—

See accompanying notes to unaudited condensed financial statements.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies Organization and Nature of Operations

Green Mountain Analytics, LLC was incorporated on April 29, 2002 in the state of Vermont.

The Company is a software development company that provides a trading platform servicing the securities trading industry, using its own proprietary software. In addition the Company, provides software development on a consulting basis.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods ended June 30, 2012 and 2011 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting periods has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, Liquid Holdings Group, LLC, is after the consummation date of the Company’s acquisition.

Organization of Limited Liability Company

A limited liability company (“LLC”) shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Going Concern

The Company had net income of $46,542 and incurred a net loss of $60,887 respectively for the six month periods ended June 30, 2012 and 2011, respectively. At June 30, 2012, the Company had cash of $34,724 and accumulated deficit of $3,565,061.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities should the Company be unable to continue as a going concern.

The Company has principally financed its operations for the last two years through related party transactions. Management believes the Company’s ability to continue its operations is dependent upon the ability to raise capital through an acquisition. The Company was acquired on August 27, 2012 (see Note 8).

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These significant estimates and assumptions include estimating the useful life of capitalized software.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies Organization and Nature of Operations  – (continued)

Revenue Recognition

Consulting

The Company derives revenue from providing software development to outside parties on a consulting basis. Revenues for consulting services are generally recognized as the services are performed.

Software as a Service

The Company also derives revenue from providing software licenses for an online trading platform. There is no downloadable software, distribution or technology delivered to consumers. Software is provided under a hosting arrangement, revenue is accounted for as software as a service arrangement since the customer does not have the contractual right to take possession of the software at any time during the hosting period. The Company recognizes revenue for these software licenses when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

Software Development Costs

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC 985-20, Software — Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	3 years
Computers	5 years
Furniture and fixtures	5 years
Capitalized software costs	3 years

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(2) Concentration of Credit Risk

The Company has generated all of its revenues for the years ended December 31, 2011 and 2010 from ECHOtrade, LLC (“ECHOtrade”), Tower Research LLC and Liquid Trading Int’l, which are related parties. These entities are owned by members of the Company.

During six months period ended June 30, 2012 and 2011 four vendors accounted for 82% and 72% of the total operating expenses.

(3) Property and Equipment

Property and equipment consisted of the following at June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
Computer equipment	$1,114	$1,114
Furniture and fixtures	645	—
Less: accumulated depreciation	479	301
Property and equipment, net	$1,280	$813

Depreciation expense for the six month periods ended June 30, 2012 and 2011 totaled $178 and $111, respectively.

(4) Capitalized Software Costs

Capitalized software costs consisted of the following at June 30, 2012 and December 31, 2011:

	2011	December 31, 2011
Website and internally developed software costs	$66,051	$66,051
Less: accumulated amortization	66,051	58,712
Capitalized software costs, net	$—	$7,339

Amortization expense for the six month periods ended June 30, 2012 and 2011 totaled $7,339 and $11,009, respectively.

(5) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. The Company files income tax returns in the U.S. federal jurisdiction and in Vermont. Accordingly, no income tax provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon.

As of December 31, 2011, the Company did not have any deferred tax assets and liabilities or valuation allowance.

For tax year 2011, the statutory tax rate is 0%. This rate is the same as the effective tax rate of 0.00%. There are no reconciling items.

As of December 31, 2011 Company did not have any current incomes payable or receivable and there have been no cash payments for income taxes.

As of December 31, 2011, the Company had no net operating losses that could be carried back.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes effective January 1, 2008. Management believes there are no tax positions requiring recognition or disclosure.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(5) Income Taxes  – (continued)

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S Federal	2008
Vermont	2008

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ended December 31, 2011 and 2010, respectively. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(6) Incentive Awards

On October 5, 2011, the Company’s members with a super majority approved various Incentive Award Agreements. At that time, the Company granted fully vested Class B Membership to nine individuals valued at $222,552 in the aggregate. The awards are reflected in current liabilities on the Company’s balance sheet.

(7) Related Party Transactions

Due to shareholder

In 2010, the Company had outstanding loans due to members in the amount of $262,346 in principal and accrued interest which is included in the caption of Due to members and accrued expenses and other liabilities on the balance sheets. These loans were used to pay operating expenses. During 2011, the Company repaid $208,216 of the loans through the indirect capital contribution from two members which are entities owned by Brian Ferdinand and Robert Keller, which resulted in the Company recording $72,562 as capital contribution due to forgiveness of debt.

Service arrangement

On April 1, 2009 the Company entered into service arrangements with ECHOtrade and on August 1, 2008 with QuantX. These entities are related through common ownership with two of the members of the Company; Brian Ferdinand and Robert Keller. The Company provides services for software development to the related entities. The Company recorded revenues for these services which are included in the Statement of Operations totaling $542,100 and $206,069 for the six months periods ended June 30, 2012 and 2011, respectively.

During 2011, the Company entered into an arrangement with one of the members of the Company, Tower Research, LLC, to provide both consulting and software as a service. The Company recorded revenues for these services which are included in the Statement of Operations totaling $18,600 for the six month period ended June 30, 2011. Revenues from agreement with Tower Research LCC were zero in the six month period ended June 30, 2012.

During 2010 and 2011, the Company paid fees for both consulting and software development. The individuals who provided these services were Class A and Class B members of the Company. The Company recorded expenses for these services which are included in the Statement of Operations totaling $163,348 and $168,116 for the six month periods ended June 30, 2012 and 2011, respectively.

GREEN MOUNTAIN ANALYTICS, LLC
(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(8) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of the business.

The Company’s members’ equity is comprised of Class A and Class B membership interests. Class A members have voting rights; the Class B members have no voting rights and do not participate in distributions from capital transactions, as defined in the operating agreement.

There are provisions in the operating agreement requiring that a super majority of the members is required for certain decisions regarding the Company. A super majority is deemed to be more than 80% of the voting membership interests.

On September 1, 2010, the Company and each of the existing Class A Members entered into a letter agreement (“Letter Agreement”), pursuant to which Ferdinand Trading II LLC (controlled by Brian Ferdinand) (“FT”), Ferris Ventures, LLC (controlled by Robert Keller) (“FV”) and Bruce Cooper would be able to acquire up to 55% of the Class A membership interest of the Company over an eleven month period. This letter contemplated FT and FV receiving the additional Class A membership interests in consideration for cash infusions, revenue derived from contracts originated by FT and FV and the repayment of member loans. In addition, this Letter Agreement included a provision that required a revision to the definition of super majority to mean the consent of at least 80 percent of the Board of Managers.

Pursuant to an Agreement dated September 10, 2011, FT and FV acquired the remaining Class A membership interests on such date to bring their aggregate total interest in the Company to 55% of the Class A membership interests. The agreement stated that FT and FV had satisfied most of the conditions set forth in the Letter Agreement, but had not repaid the member loans. As a result, FT and FV were required to make an additional $250,000 contribution to repay the member loans.

Pursuant to an Amended and Restated Agreement, dated January 9, 2012, the Class A Members agreed to exchange their membership interests in the Company for shares in Liquid Trading Holdings Limited (or another holding company which became Liquid Holdings Group, LLC (“LHG”), (see note 5) upon the admission of such entity to trading on the AIM or any other stock exchange. The shares to be issued to the Members will have a fair market aggregate value of at least $10,000,000 and constitute a minimum of 10% of the equity interests in the public company following its admission.

On October 5, 2011, the Company agreed to grant Management Incentive Awards (“Incentives”) to consultants. The Incentives granted were Class B membership interests (see Note 6).

(9) Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

On February 23, 2012, the Company entered into a system integration agreement, (“Integration Agreement”) with Fundsolve Limited, (“Fundsolve”). The purpose of this Integration Agreement was to merge the technologies of the Company and Fundsolve in anticipation of both companies being acquired by LHG. The integration was completed on July 31, 2012.

The Company was acquired by LHG on August 27, 2012 pursuant to a Contribution and Exchange Agreement entered into with the members of the Company (including entities controlled by Brian Ferdinand and Robert Keller) by which the members of the Company contributed all of their outstanding equity interests for an 11.75% interest in LHG with an estimated fair value of $19,973,000.

Independent Auditors’ Report

The Board of Directors
Fundsolve Limited:

We have audited the accompanying balance sheets of Fundsolve Limited (the “Company”) as of March 31, 2012 and 2011, and the related statements of operations and changes in shareholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fundsolve Limited as of March 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
December 10, 2012

FUNDSOLVE LIMITED
(A United Kingdom Company)

BALANCE SHEETS
MARCH 31, 2012 AND 2011

	2012	2011
ASSETS
Current assets:
Cash	£1,368	£12,698
Prepaid expenses and other assets	10,486	7,381
Total current assets	11,854	20,079
Furniture and computer equipment, net	6,604	7,167
TOTAL ASSETS	£18,458	£27,246
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	£17,954	£19,511
Other liabilities	2,661	5,967
Total current liabilities	20,615	25,478
Shareholders’ equity (deficit):
Capital stock (100 ordinary shares, issued and outstanding, par £1)	100	100
Accumulated equity (deficit)	(2,257)	1,668
Total shareholders’ equity (deficit)	(2,157)	1,768
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	£18,458	£27,246

See accompanying notes to financial statements.

FUNDSOLVE LIMITED
(A United Kingdom Company)

STATEMENTS OF OPERATIONS AND CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

	2012	2011
Revenues	£60,359	£64,623
Cost of sales	10,484	10,865
Gross margin	49,875	53,758
Expenses
Office salaries	7,072	5,715
Accounting fees	3,270	3,775
Computer-related expenses	2,204	2,394
Utilities	2,126	2,140
Depreciation and amortization	2,490	4,364
Other	1,396	1,627
Total expenses	18,558	20,015
Income before income taxes	31,317	33,743
Income tax expense	(6,242)	(7,081)
Net income	£25,075	£26,662
Shareholders’ equity – beginning of year	1,768	6
Capital contributed	—	100
Shareholders’ capital distribution	(29,000)	(25,000)
SHAREHOLDERS’ EQUITY (DEFICIT) – END OF YEAR	£(2,157)	£1,768

See accompanying notes to financial statements.

FUNDSOLVE LIMITED
(A United Kingdom Company)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

	2012	2011
Cash flows from operating activities:
Net income	£25,075	£26,662
Adjustments to reconcile excess of net income to net cash provided by operating activities:
Depreciation and amortization	2,490	4,364
Changes in assets and liabilities:
Prepaid expenses and other assets	(3,105)	(4,243)
Accrued expenses	(1,557)	2,763
Other liabilities	(3,306)	5,967
Net cash provided by operating activities	19,597	35,513
Cash flows from investing activities:
Property and equipment acquisitions	(1,927)	(796)
Net cash used in investing activities	(1,927)	(796)
Cash flows from financing activities:
Capital distribution	(29,000)	(25,000)
Net cash used in financing activities	(29,000)	(25,000)
Net increase (decrease) in cash	(11,330)	9,717
Cash – beginning	12,698	2,981
CASH – ENDING	£1,368	£12,698
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	£7,405	£13,577

See accompanying notes to financial statements.

FUNDSOLVE LIMITED
(A United Kingdom Company)

NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

Fundsolve Limited (the “Company”) was incorporated on February 9, 2006 in the United Kingdom.

The Company provides software services to the financial services industry.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United Stated requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenue from providing online trading capabilities. Revenue is recognized when earned.

Functional Currency

The Company’s reporting currency is British Pounds.

Software Development Costs

Costs for software developed for internal use are accounted for in accordance with FASB ASC Topic 350, Intangibles — Goodwill and Other — Internal-Use Software. ASC Topic 350 requires the capitalization of certain costs incurred in connection with developing or obtaining internal-use software. Such capitalized costs are included in “Capitalized software costs” in the balance sheets. The Company amortizes the costs of internal-use software over three years.

Costs that are incurred in the preliminary project stage are expensed as incurred and are included in “Computer-related expenses” in the accompanying statements of operations. Once the capitalization criteria of ASC Topic 350 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with, and who devote time to the project (to the extent their time is spent directly on the project) and interest costs incurred in connection with developing the software, are capitalized.

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC Subtopic 985-20, Software — Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

FUNDSOLVE LIMITED
(A United Kingdom Company)

NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

(1) Summary of Significant Accounting Policies  – (continued)

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	5 years
Computers	5 years
Furniture and fixtures	7 years

Long-lived Assets and Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, capitalized software costs, and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. When it is determined that impairment has occurred, a charge to operations will be recorded to reduce the asset to its fair value.

Income Taxes

The Company is a private limited company and treated as a corporation for tax purposes in the United Kingdom. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2) Furniture and Computer Equipment

Furniture and computer equipment, net consisted of the following at March 31, 2012 and 2011:

	2012	2011
Machinery and equipment	£17,936	£16,009
Furniture and fixtures	7,529	7,529
	25,465	23,538
Less: accumulated depreciation	18,861	16,371
Furniture and computer equipment, net	£6,604	£7,167

Depreciation expense for the years ended March 31, 2012 and 2011 totaled £2,490 and £4,364, respectively.

(3) Income Taxes

As a private limited company, the Company is treated as a corporation for income tax purposes and files income tax returns in the United Kingdom. A current income tax provision has been established for foreign income taxes.

The significant components of income taxes attributable to continuing operations are foreign current tax expense of £6,242 and £7,081 for the years ended March 31, 2011 and 2010, respectively.

FUNDSOLVE LIMITED
(A United Kingdom Company)

NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

(3) Income Taxes  – (continued)

As of March 31, 2012 and 2011, the Company had £528 and £498, respectively of deferred tax assets (DTAs) related to depreciation on fixed assets. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of £528 and £498. The change in the valuation allowance for the years ended March 31, 2012 and March 31, 2011 is £30.

The foreign statutory tax rate, consisting of the UK corporate income tax rate, is 20%, which is the same as the effective tax rate.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

United Kingdom	2006

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended March 31, 2012 or March 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(4) Capital Stock

At March 31, 2012 and 2011, The Company had 100 shares of issued and outstanding shares of the Company. For the year ended March 31, 2012, the Company declared and paid £29,000 of dividends on September 30, 2011. During the year ended March 31, 2011, the Company declared £2,000 of dividends on April 8, 2010 which were paid on April 9, 2010. In addition, for the year ended March 31, 2011, the Company declared £23,000 of dividends on June 29, 2010 which was paid on June 30, 2010.

(5) Subsequent Events

In accordance with FASB ASC 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued. The Company was acquired pursuant to a Share Purchase Agreement, dated April 23, 2012, by and among Darren Davy and Nicholas Bell (the “Sellers”) and with Liquid Holdings Group, LLC (“LHG”), the Sellers agreed to sell all of the issued share capital of the Company (the “Shares”) to LHG.

The sale of the Shares were conditioned upon the successful integration of the Fundsolve Limited and Green Mountain Analytics, LLC software pursuant to the Systems Integration Agreement, dated February 23, 2012, by and among Fundsolve Limited, the Sellers and Green Mountain Analytics, LLC. The integration was completed on July 31, 2012 and the shares were transferred to LHG on such date. The Sellers exchanged their shares for membership interests in LHG, which were estimated to have a fair value of $1.69 million at July 31, 2012.

FUNDSOLVE LIMITED
(A United Kingdom Company)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND CHANGES
IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

	2012	2011
Revenues	£7,822	£16,045
Cost of sales	2,685	2,685
Gross margin	5,137	13,360
Expenses
Accounting fees	—	25
Computer-related expenses	480	606
Utilities	344	301
Depreciation and amortization	413	537
Other	236	296
Total expenses	1,473	1,765
Income before income taxes	3,664	11,595
Income tax expense	—	—
Net income	£3,664	£11,595
Shareholders’ equity – beginning of year	(2,157)	1,768
SHAREHOLDERS’ EQUITY (DEFICIT) – END OF THE PERIOD	£1,507	£13,363

See accompanying notes to unaudited condensed financial statements.

FUNDSOLVE LIMITED
(A United Kingdom Company)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

	2012	2011
Cash flows from operating activities:
Net income	£3,664	£11,595
Adjustments to reconcile excess of net income to net cash provided by operating activities:
Depreciation and amortization	413	537
Changes in assets and liabilities:
Prepaid expenses and other assets	7,617	3,033
Accrued expenses	(9,198)	(10,294)
Other liabilities	(83)	(853)
Net cash provided by (used in) operating activities	2,413	4,018
Cash flows from investing activities:
Property and equipment acquisitions	—	(693)
Net cash used in investing activities	—	(693)
Net increase in cash	2,413	3,325
Cash – beginning	1,368	12,698
CASH – ENDING	£3,781	£16,023

See accompanying notes to unaudited condensed financial statements.

FUNDSOLVE LIMITED
(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

Fundsolve Limited (the “Company”) was incorporated on February 9, 2006 in the United Kingdom. The Company provides software services to the financial services industry.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods ended June 30, 2012 and 2011 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting periods has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, Liquid Holdings Group, LLC, is after the consummation date of the Company’s acquisition.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United Stated requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenue from providing online trading capabilities. Revenue is recognized when earned.

Functional Currency

The Company’s reporting currency is British Pounds.

Software Development Costs

Costs for software developed for internal use are accounted for in accordance with FASB ASC Topic 350, Intangibles — Goodwill and Other — Internal-Use Software. ASC Topic 350 requires the capitalization of certain costs incurred in connection with developing or obtaining internal-use software. Such capitalized costs are included in “Capitalized software costs” in the balance sheets. The Company amortizes the costs of internal-use software over three years.

Costs that are incurred in the preliminary project stage are expensed as incurred and are included in “Computer-related expenses” in the accompanying statements of operations. Once the capitalization criteria of ASC Topic 350 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with, and who devote time to the project (to the extent their time is spent directly on the project) and interest costs incurred in connection with developing the software, are capitalized.

FUNDSOLVE LIMITED
(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies  – (continued)

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC Subtopic 985-20, Software — Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	5 years
Computers	5 years
Furniture and fixtures	7 years

Long-lived Assets and Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, capitalized software costs, and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. When it is determined that impairment has occurred, a charge to operations will be recorded to reduce the asset to its fair value.

Income Taxes

The Company is a private limited company and treated as a C corporation for tax purposes in the United Kingdom. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

FUNDSOLVE LIMITED
(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(2) Furniture and Computer Equipment

Furniture and computer equipment, net consisted of the following at June 30, 2012 and 2011:

	2012	2011
Machinery and equipment	£17,936	£16,702
Furniture and fixtures	7,529	7,529
	25,465	24,231
Less: accumulated depreciation	19,274	16,908
Furniture and computer equipment, net	£6,191	£7,323

Depreciation expense for the three months ended June 30, 2012 and 2011 totaled £413 and £537, respectively.

(3) Income Taxes

As a private limited company, the Company is treated as a C-Corporation for income tax purposes and files income tax returns in the United Kingdom. A current income tax provision has been established for foreign income taxes.

The significant components of income taxes attributable to continuing operations are foreign current tax expense of £6,242 for the fiscal year ended March 31, 2012.

As of March 31, 2012 the Company had £528 of deferred tax assets (DTAs) related to depreciation on fixed assets. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of £528. The change in the valuation allowance for the fiscal year ended March 31, 2012 was £30.

The foreign statutory tax rate, consisting of the UK corporate income tax rate, is 20%, which is the same as the effective tax rate.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

United Kingdom	2006

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended March 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

FUNDSOLVE LIMITED
(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(4) Capital Stock

At June 30, 2012, the Company had 100 shares of issued and outstanding shares of the Company.

(5) Subsequent Events

In accordance with FASB ASC 855, the Company has evaluated subsequent events through the date these condensed financial statements were available to be issued on April 10, 2013. The Company was acquired pursuant to a Share Purchase Agreement, dated April 23, 2012, by and among Darren Davy and Nicholas Bell (the “Sellers”) and with Liquid Holdings Group, LLC (“LHG”), the Sellers agreed to sell all of the issued share capital of the Company (the “Shares”) to LHG.

The sale of the Shares were conditioned upon the successful integration of the Fundsolve Limited and Green Mountain Analytics, LLC software pursuant to the Systems Integration Agreement, dated February 23, 2012, by and among Fundsolve Limited, the Sellers and Green Mountain Anayltics, LLC. The integration was completed on July 31, 2012 and the shares were transferred to LHG on such date. The Sellers exchanged their shares for membership interests in LHG, which were estimated to have a fair value of $1.69 million at July 31, 2012.

10,000,000 Shares

Liquid Holdings Group, Inc.

COMMON STOCK

PROSPECTUS

JMP Securities
Craig-Hallum Capital Group	Sandler O’Neill + Partners, L.P.

Prospectus dated            , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NASDAQ Global Market listing fee.

Amount to be Paid
Registration Fee	$5,881
FINRA filing fee	7,349
NASDAQ Global Market listing fee	65,000
Printing and engraving	75,000
Legal fees and expenses	375,000
Accounting fees and expenses	275,000
Transfer agent and registrar fees	3,500
Miscellaneous expenses	393,270
Total:	$1,200,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant provide that:

•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
•	The registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s Board of Directors or brought to enforce a right to indemnification.
•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant also maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since January 17, 2012, we have made the following sales of unregistered securities:

Acquisition-Related Issuances

On April 24, 2012, we issued 2,984,229 common shares to SHAF Holdings LLC and Schaeffer Holdings LLC, entities controlled by Richard Schaeffer, as consideration for our acquisition of 90% of the outstanding shares of Liquid Futures, LLC.

On April 24, 2012, we issued 3,714,450 common shares to Ferdinand Holdings, LLC, an entity controlled by Brian Ferdinand, as consideration for our acquisition of 10% of the outstanding shares of Liquid Futures, LLC, all of the outstanding shares of LPH and 48.75% of the outstanding shares of Liquid Trading Institutional LLP.

On April 24, 2012, we issued 3,280,645 common shares to CMK Keller Holdings, LLC, an entity controlled by Robert Keller, as consideration for our acquisition of 48.75% of the outstanding shares of Liquid Trading Institutional LLP.

On April 27, 2012, we issued 868,338 common shares to Samuel Gaer as consideration for our acquisition of the Tragara Alpha Partners LLC intellectual property assets.

On June 5, 2012, we issued 169,453 common shares to an accredited investor as consideration for our acquisition of all the remaining outstanding shares of Liquid Trading Institutional LLP.

On July 21, 2012, we issued 951,432 common shares to a total of four accredited investors as consideration for our acquisition of all the outstanding shares of Liquid Partners.

On August 27, 2012, we issued 2,038,857 common shares to a total of nineteen accredited investors as consideration for our acquisition of all of the outstanding shares of Green Mountain Analytics, LLC.

On September 30, 2012, we issued 495,821 common shares to a total of eight accredited investors as consideration for our acquisition of all the outstanding shares of LTI, LLC. In connection with this acquisition, we paid a finder’s fee of $425,000 to Centurion Consulting Partners, Inc.

On July 31, 2013, we issued 245,632 shares of common stock to former equity holders of Fundsolve pursuant to our share purchase agreement in respect of our acquisition of Fundsolve, equivalent to 1% of the number of our common shares to be outstanding upon completion of our initial public offering.

Capital Awards-Related Issuances

On April 25, 2012, we granted to our directors, officers, employees, consultants and other service providers an aggregate of 1,623,546 common shares pursuant to the terms of our Amended and Restated 2012 Equity Plan in exchange for services rendered by such directors, officers, employees or consultants.

On September 30, 2012, the board authorized the grant of units to Brian Ferdinand, one of our founders, a beneficial owner of more than 10% of our common stock and formerly our Vice Chairman of the Board and Head of Corporate Strategy, representing 2% of the aggregate issued and outstanding common units of the Company, upon the initial confidential submission of this registration statement with the SEC. On

December 18, 2012, the Board authorized the grant of incentive units to Brian Ferdinand representing 4% of the aggregate issued and outstanding units of the Company, after such grant, as of the date of grant.

On December 10, 2012, we granted to Richard Schaeffer, one of our founders and a member of our Board of Directors, incentive units representing 3.4% of the aggregate issued and outstanding units of the Company, after such grant, as of the date of grant pursuant to the terms of our Amended and Restated 2012 Equity Plan.

On December 10, 2012, we granted to Brian Storms, our Chairman of the Board and Chief Executive Officer, RSUs equal to 4% of the outstanding common units of the Company, after such grant, as of December 1, 2012, pursuant to an employment agreement and the terms of our 2012 Stock Incentive Plan. Approximately one-third of these units vested January 1, 2013, approximately one-third vested December 1, 2013 and approximately one-third will vest December 1, 2014. Upon termination, Mr. Storms will retain all unvested RSUs unless terminated for cause (as defined in the agreement) in which case all unvested RSUs will be forfeited.

On March 1, 2013, we granted to Robert O’Boyle, our Executive Vice President, Director of Sales and Marketing, restricted stock units equal to 0.25% of the outstanding common units of the Company as of the date of the grant. One-third of these RSUs vested on March 1, 2014, one-third will vest on March 1, 2015 and one-third will vest on March 1, 2016. Upon termination, all unvested RSUs will immediately and automatically be terminated and forfeited back to the Company, unless Mr. O’Boyle is terminated without cause, in which case all unvested RSUs scheduled to vest through the end of the year of termination will automatically vest.

On March 13, 2013, we granted to Jose Ibietatorremendia, our General Counsel, restricted stock units equal to 0.25% of the outstanding common units of the Company as of the date of the grant. One-third of these RSUs vest on March 13, 2014, one-third will vest on March 13, 2015 and one-third will vest on March 13, 2016. Upon termination, all unvested RSUs will immediately and automatically be terminated and forfeited back to the Company, unless Mr. Ibietatorremendia is terminated without cause, in which case all unvested RSUs scheduled to vest through the end of the year of termination will automatically vest.

On May 3, 2013, we granted to Kenneth Shifrin, our Chief Financial Officer, 96,288 RSUs. One-third of these RSUs vested on September 18, 2013, one-third will vest on September 18, 2014 and one-third will vest on September 18, 2015. Upon termination, all unvested RSUs will immediately and automatically be terminated and forfeited back to the Company, unless Mr. Shifrin is terminated without cause or resigns for good reason, in which case all unvested RSUs will automatically vest.

On May 15, 2013, we granted to Mr. Ferdinand 341,274 RSUs. One-half of these RSUs will vest on May 15, 2014 and one-half will vest on May 15, 2015. Mr. Ferdinand was entitled to retain all of his unvested RSUs following his resignation.

In addition to the grants set forth above, from January 9, 2013 to May 3, 2013, we granted to our employees an aggregate of 179,626 RSUs under our 2012 Amended and Restated Stock Incentive Plan.

Other Issuances

On July 21, 2012, we sold 1,239,986 common shares to an entity controlled by Douglas J. Von Allmen, a holder of more than 5% of our common stock, and we have issued an additional 242,020 common shares issued prior to December 25, 2012, for a purchase price of $12,500,000 pursuant to a cash subscription agreement. In connection with this sale, we paid a finder’s fee of $1,250,000 to Centurion Consulting Partners, Inc.

On January 18, 2013, we sold 52,655 common shares to an accredited investor for an aggregate purchase price of $500,000.

On January 18, 2013, we sold 59,918 common shares to Victor R. Simone, Jr., one of our directors, for an aggregate purchase price of $500,000.

On February 8, 2013, we sold 36,387 common shares to an accredited investor for an aggregate purchase price of $300,000.

On March 5, 2013, we sold 183,773 common shares to Jay Bernstein, one of our directors, for an aggregate purchase price of $1,500,000.

On March 12, 2013, we sold 46,096 common shares to an accredited investor for an aggregate purchase price of $250,000. The holder of these shares is entitled to anti-dilution protection for the period beginning March 23, 2013 and ending on the earlier of the consummation of this offering or May 15, 2013.

On March 12, 2013, we sold 15,265 common shares to an accredited investor for an aggregate purchase price of $125,000. The holder of these shares is entitled to anti-dilution protection for the period beginning March 23, 2013 and ending on the earlier of the consummation of this offering or May 15, 2013.

On April 5, 2013, we issued 720,498 common shares to an entity controlled by Mr. Von Allmen.

On July 31, 2013, contemporaneously with our initial public offering, entities controlled by Mr. Von Allmen purchased 1,722,100 shares of our common stock from us directly at $9.00 per share. No underwriting discount was paid on such shares; however, we paid a fee of $0.585 per share to the underwriters of our initial public offering, which fee was equal to the underwriting discount for our initial public offering.

On July 31, 2013, contemporaneously with our initial public offering, an entity controlled by Mr. Ferdinand purchased 80,079 shares of our common stock from us directly at $9.00 per share. No underwriting discount was paid on such shares; however, we paid a fee of $0.585 per share to the underwriters of our initial public offering, which fee was equal to the underwriting discount for our initial public offering.

On July 31, 2013, we issued 142,524 shares of common stock to Mr. Ferdinand pursuant to the anti-dilution terms of the incentive units granted to him on December 18, 2012, representing 4% of the aggregate issued and outstanding units of the Company as of the date of such grant, after giving effect to such grant, which specified that Mr. Ferdinand was entitled to an additional grant of common equity interests immediately following the consummation of our initial public offering in order to preclude the dilution of the 4% grant.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with us, to information about our company.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein. Financial statement schedules have been omitted as none are applicable to the Company.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Liquid Holdings Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York on April 30, 2014.

LIQUID HOLDINGS GROUP, INC.

By:	/s/ Brian Storms Name: Brian Storms Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 30, 2014.

Signature	Title	Date
/s/ Brian Storms Brian Storms	Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2014
/s/ Kenneth Shifrin Kenneth Shifrin	Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2014
* Victor Simone, Jr.	Chairman of the Board	April 30, 2014
* Jay Bernstein	Director	April 30, 2014
* Darren Davy	Director	April 30, 2014
* David Francescani	Director	April 30, 2014

Signature	Title	Date
* Walter Raquet	Director	April 30, 2014
* Thomas Ross	Director	April 30, 2014
* Dennis Suskind	Director	April 30, 2014
* Allan Zavarro	Director	April 30, 2014

*By: /s/ Brian Storms Brian Storms Attorney-in-fact

EXHIBIT INDEX

Item 16. Exhibits

Exhibit Number	Document
1.1	Form of Underwriting Agreement
2.1	Contribution Agreement of Liquid Prime Holdings LLC, dated April 24, 2012, among Liquid Holdings Group, LLC, Ferdinand Holdings, LLC and Brian Ferdinand (previously filed as Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.2	Contribution Agreement, dated April 24, 2012, among Liquid Holdings Group, LLC, SHAF Holdings LLC and Richard Schaeffer (previously filed as Exhibit 2.2 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.3	Stock Purchase Agreement, dated October 27, 2011, between Liquid Prime Holdings LLC and Edward Davis (previously filed as Exhibit 2.3 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.4	Contribution Agreement of Liquid Futures, LLC, dated April 24, 2012, among Liquid Holdings Group, LLC, Ferdinand Holdings, LLC and Brian Ferdinand (previously filed as Exhibit 2.4 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.5	Membership Interest Purchase Agreement dated December 30, 2011, between Liquid Holdings Group, LLC and the members thereto (previously filed as Exhibit 2.5 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.6	Transfer Agreement dated May 11, 2012, between Liquid Holdings Group, LLC and Liquid Trading Holdings Limited (previously filed as Exhibit 2.6 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.7	First Amendment to Membership Interest Purchase Agreement, dated July 21, 2012 between Liquid Holdings Group, LLC and the members thereto (previously filed as Exhibit 2.7 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.8	Contribution Agreement, dated April 24, 2012, among Liquid Holdings Group, LLC, CMK Keller Holdings, LLC and Liquid Trading Holdings, LLC (previously filed as Exhibit 2.8 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.9	Contribution Agreement, dated April 24, 2012, among Liquid Holdings Group, LLC, Ferdinand Holdings, LLC and LT World Limited LLC (previously filed as Exhibit 2.9 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.10	Contribution Agreement, dated June 5, 2012, among Liquid Holdings Group, LLC, Solomon Yakoby and Liquid Trading Holdings II, LLC (previously filed as Exhibit 2.10 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.11	Share Purchase Agreement, dated April 23, 2012, among Darren Davy and Nicholas Bell, Bellsolve Limited and Liquid Holdings Group, LLC (previously filed as Exhibit 2.11 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.12	Contribution Agreement, dated April 27, 2012, between Tragara Alpha Partners LLC and Liquid Holdings Group, LLC (previously filed as Exhibit 2.12 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).

Exhibit Number	Document
2.13	Amendment No. 1 to the Contribution Agreement, dated as of April 27, 2012, between Tragara Alpha Partners LLC and Liquid Holdings Group, LLC (previously filed as Exhibit 2.13 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.14	Assignment Agreement, dated July 30, 2012, among Ferdinand Trading, LLC, Brian Ferdinand, Ferris Ventures, LLC, Robert Keller and Liquid Holdings Group, LLC (previously filed as Exhibit 2.14 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.15	Contribution and Exchange Agreement, dated as of August 27, 2012, among Liquid Holdings Group, LLC, Green Mountain Analytics, LLC, and the members thereto (previously filed as Exhibit 2.15 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
2.16	Contribution Agreement, dated as of September 30, 2012, among Liquid Holdings Group, LLC, LTI, LLC, QuantX Management, LLP (f/k/a Liquid Trading International LLP), and the other members thereto (previously filed as Exhibit 2.16 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
3.1	Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A filed on July 24, 2013 and incorporated herein by reference).
3.2	Bylaws (previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A filed on July 24, 2013 and incorporated herein by reference).
4.1	Specimen Common Stock Certificate of the Registrant (previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed on July 24, 2013 and incorporated herein by reference).
5.1	Opinion of Gibson, Dunn & Crutcher LLP.
10.1	Subscription Agreement dated June 28, 2012, between HA Investment III, L.L.C. and Liquid Holdings Group, LLC (previously filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.2	Amended and Restated 2012 Equity Plan (previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.3	Employment Agreement between Liquid Holdings Group, LLC and Richard Schaeffer dated as of November 27, 2012 (previously filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.4	Employment Agreement between Liquid Holdings Group, LLC and Brian Ferdinand dated as of November 27, 2012 (previously filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.5	Employment Agreement between Liquid Holdings Group, LLC and Brian Storms dated as of December 6, 2012 (previously filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.6	Employment Offer Letter between Liquid Holdings Group, LLC and Kenneth Shifrin dated as of August 23, 2012 (previously filed as Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.7	Lease between Green Mountain Analytics, LLC and ACC/GP Development LLC, dated September 5, 2012 (previously filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.8	Lease between Liquid Holdings Group, LLC and 800 Third Avenue Associates, LLC, dated May 1, 2012 (previously filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).

Exhibit Number	Document
10.9	Lease between Liquid Holdings Group, LLC and 800 Third Avenue Associates, LLC, dated July 24th, 2012 (previously filed as Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.10	Lease between Liquid Prime Services Inc. and 800 Third Avenue Associates, LLC, dated May 1, 2012 (previously filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.11	Employment Offer Letter between Liquid Holdings Group, LLC and Robert O’Boyle dated as of February 26, 2013 (previously filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.12	Employment Offer Letter between Liquid Holdings Group, LLC and Jose Ibietatorremendia dated as of March 13, 2013 (previously filed as Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.13	Share Issuance Agreement dated April 5, 2013 between D&L Partners, L.P. and Liquid Holdings Group, LLC (previously filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.14	Promissory Note dated June 11, 2012, by and between Liquid Holdings Group, LLC and QuantX Management, LLP (f/k/a Liquid Trading Int’l, LLP) (previously filed as Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 filed on April 11, 2013 and incorporated herein by reference).
10.15	Consultation Services Agreement, dated January 2, 2012, between LTI, LLC and Liquid Trading Management LLC (previously filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1/A filed on May 10, 2013 and incorporated herein by reference).
10.16	Term Note dated June 13, 2013, between Liquid Holdings Group, LLC and Richard Schaeffer (previously filed as Exhibit 10.19 to the Registrant’s Form S-1/A filed on June 19, 2013 and incorporated herein by reference).
10.17	Amendment to Employment Offer Letter between Liquid Holdings Group, LLC and Robert O’Boyle dated as of June 17, 2013 (previously filed as Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1/A filed on June 19, 2013 and incorporated herein by reference).
10.18	Amended and Restated Executive Employment Agreement between Brian Storms and Liquid Holdings Group, LLC. (previously filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2013 and incorporated herein by reference).
10.19	Amended and Restated Executive Employment Agreement between Brian Ferdinand and Liquid Holdings Group, LLC. (previously filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2013 and incorporated herein by reference).
10.20	Termination of Employment Agreement and Confirmation of Additional One-Time Bonus, dated June 3, 2013, between Liquid Holdings Group, LLC and Richard Schaeffer (previously filed as Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A filed on June 19, 2013 and incorporated herein by reference).
10.21	Consulting Agreement, dated June 3, 2013, between Liquid Holdings Group, LLC and Richard Schaeffer (previously filed as Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1/A filed on June 19, 2013 and incorporated herein by reference).
10.22	Registration Rights Agreement (previously filed as Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2013 and incorporated herein by reference).
10.23	Use of Proceeds Agreement dated January 10, 2012, between LTI, LLC and Liquid Trading International, LLP (previously filed as Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1/A filed on July 5, 2013 and incorporated herein by reference).

Exhibit Number	Document
10.24	Amended and Restated Limited Liability Company Operating Agreement of LTI, LLC, dated as of September 20, 2011 (previously filed as Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1/A filed on July 5, 2013 and incorporated herein by reference).
10.25	Employment Offer Letter between Liquid Holdings Group, LLC and James Lee dated as of April 9, 2013 (previously filed as Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A filed on July 5, 2013 and incorporated herein by reference).
10.26	Term Note dated July 1, 2013, between Liquid Holdings Group, LLC and Ferdinand Holdings, LLC (previously filed as Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1/A filed on July 5, 2013 and incorporated herein by reference).
10.27	Term Note dated July 11, 2013, between Liquid Holdings Group, LLC and Thomas Ross (previously filed as Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A filed on July 24, 2013 and incorporated herein by reference).
10.28	Lease agreement, dated August 12, 2013, between Liquid Holdings Group, Inc. and 800 Third Avenue Associates, LLC (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on September 9, 2013 and incorporated herein by reference).
10.29	2012 Amended and Restated Stock Incentive Plan (previously filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on September 9, 2013 and incorporated herein by reference).
10.30	Lease, dated February 1, 2014, between Liquid Holdings Group, Inc. and HUB Properties Trust (previously filed as Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2013 and incorporated herein by reference).
10.31	Revolving Promissory Note, dated February 26, 2014, between Liquid Holdings Group, Inc. and Brian Ferdinand (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 27, 2014 and incorporated herein by reference).
10.32	Revolving Promissory Note, dated February 26, 2014, between Liquid Holdings Group, Inc. and Douglas J. Von Allmen (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 27, 2014 and incorporated herein by reference).
10.33	Personal Guaranty, dated as of March 6, 2014, between Liquid Holdings Group, Inc. and Douglas J. Von Allmen (previously filed as Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2014 and incorporated herein by reference).
10.34	Consulting Agreement, dated as of April 21, 2014, between Ferdinand Trading, LLC and Liquid Holdings Group, Inc.
10.35	Lock-up Agreement, dated April 18, 2014, of Brian Ferdinand, Ferdinand Holdings, LLC, Ferdinand Trading II LLC, LT World Limited LLC and LT World Partners LLC in favor of Liquid Holdings Group, Inc. (previously filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on April 22, 2014 and incorporated herein by reference).
21.1	List of Subsidiaries of the Registrant (previously filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2014 and incorporated herein by reference).
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of KPMG LLP, independent registered public accounting firm.
23.3	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page to the Registrant’s previously filed Registration Statement on Form S-1 filed on April 9, 2014).